Exhibit 4.1

EXECUTION COPY

$25,000,000

REVOLVING CREDIT AGREEMENT

dated as of April 8, 2010

among

STRATUS TECHNOLOGIES, INC.,

as Borrower

STRATUS TECHNOLOGIES BERMUDA LTD.,

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

JEFFERIES FINANCE LLC,

as Administrative Agent, Sole Lead Arranger and Sole Bookrunner,

and

JEFFERIES FINANCE LLC,

as Syndication Agent

i

4.6	No Legal Bar	40
4.7	No Material Litigation	40
4.8	Investment Company Act	40
4.9	Use of Proceeds; Federal Regulation	40
4.10	No Default	40
4.11	Taxes	41
4.12	Subsidiaries	41
4.13	Ownership of Property; Liens	41
4.14	ERISA	41
4.15	Collateral Agreements	42
4.16	Copyrights, Patents, Permits, Trademarks and Licenses	42
4.17	Environmental Matters	43
4.18	Accuracy and Completeness of Information	43
4.19	Anti-Terrorism Law; Foreign Corrupt Practices Act	44

SECTION 5. CONDITIONS PRECEDENT		45

5.1	Conditions to Initial Loans and Letters of Credit	45
5.2	Conditions to All Loans and Letters of Credit	47
5.3	Post-Closing Actions	48

SECTION 6. AFFIRMATIVE COVENANTS		48

6.1	Financial Statements	49
6.2	Certificates; Other Information	50
6.3	Payment of Obligations	51
6.4	Conduct of Business and Maintenance of Existence; Tax Returns	51
6.5	Maintenance of Property; Insurance	51
6.6	Inspection of Property; Books and Records; Discussions	52
6.7	Notices	52
6.8	Environmental Laws	53
6.9	Additional Collateral	54
6.10	Holding Company	55

SECTION 7. NEGATIVE COVENANTS		56

7.1	Indebtedness	56
7.2	Limitation on Liens	57
7.3	Limitation on Contingent Obligations	59
7.4	Prohibition of Fundamental Changes	60
7.5	Prohibition on Sale of Assets	60
7.6	Limitation on Investments, Loans and Advances	62
7.7	Capital Expenditures	64
7.8	Swap Agreements	64
7.9	Interest Coverage	64
7.10	Limitation on Dividends	65
7.11	Transactions with Affiliates	66
7.12	Limitation on Changes in Fiscal Year	66
7.13	Limitation on Lines of Business	66
7.14	Amendments or Waivers to Certain Documents	66
7.15	Limitation on Certain Restrictions on Subsidiaries	67

7.16	Prepayments of Other Indebtedness	68
7.17	Anti-Terrorism Law; Anti-Money Laundering	69
7.18	Embargoed Person	69

SECTION 8. EVENTS OF DEFAULT		69

SECTION 9. THE ADMINISTRATIVE AGENT; THE SYNDICATION AGENT AND THE ISSUING LENDER		72
9.1	Appointment	72
9.2	Delegation of Duties	72
9.3	Exculpatory Provisions	72
9.4	Reliance by the Administrative Agent	72
9.5	Notice of Default	73
9.6	Non-Reliance on Administrative Agent, Syndication Agent and Other Lenders	73
9.7	Indemnification	73
9.8	The Administrative Agent in its Individual Capacity	74
9.9	Successor Administrative Agent	74
9.10	Agents under Security Documents and Guaranties	74
9.11	Right to Realize on Collateral and Enforce Guaranties	75
9.12	Issuing Lender as Issuer of Letters of Credit	75
9.13	Withholding Taxes	75

SECTION 10. MISCELLANEOUS		75

10.1	Amendments and Waivers	75
10.2	Notices	77
10.3	No Waiver; Cumulative Remedies	78
10.4	Survival of Representations and Warranties	79
10.5	Payment of Expenses and Taxes	79
10.6	Successors and Assigns; Participations and Assignments	80
10.7	Adjustments; Set-off	83
10.8	Counterparts	84
10.9	Governing Law; No Third Party Rights	84
10.10	Submission to Jurisdiction; Waivers	85
10.11	Releases	85
10.12	Interest	85
10.13	Permitted Payments and Transactions	86
10.14	PATRIOT Act	86

SECTION 11. BERMUDA HOLDINGS AND STRATUS BERMUDA GUARANTY		86

11.1	Guaranty	86
11.2	Right of Set-off	87
11.3	No Subrogation	88
11.4	Amendments, etc. with respect to the Guaranteed Obligations; Waiver of Rights	88
11.5	Guarantee Absolute and Unconditional	89
11.6	Reinstatement	89
11.7	Payments	90

SCHEDULES

Schedule I	List of Addresses for Notices; Lending Offices; Revolving Credit Commitment Amounts
Schedule 4.7	Litigation
Schedule 4.12	Subsidiaries
Schedule 4.13	Fee and Leased Properties
Schedule 4.15(b)	UCC Filing Offices
Schedule 4.16	Trademarks and Copyrights
Schedule 5.3	Post-Closing Actions
Schedule 7.1(a)	Existing Indebtedness
Schedule 7.2(q)	Existing Liens
Schedule 7.3(d)	Existing Contingent Obligations

EXHIBITS*

EXHIBIT A	Form of Note
EXHIBIT B	Form of Assignment and Assumption
EXHIBIT C-1	Form of Collateral Agreement
EXHIBIT C-2	Form of Subsidiary Guaranty
EXHIBIT C-3	Form of Bermuda Holdings Pledge Agreement
EXHIBIT C-4	Form of Stratus Bermuda Cyprus Law Pledge Agreement
EXHIBIT C-5	Form of Stratus Bermuda Irish Law Pledge Agreement
EXHIBIT C-6	Form of Intercreditor Agreement
EXHIBIT D	Form of L/C Participation Certificate
EXHIBIT E	Form of Subsection 3.11(B)(d)(2) Certificate
EXHIBIT F	Form of Opinion of Gibson, Dunn & Crutcher LLP
EXHIBIT G-1	Form of Opinion of Cyprus Counsel
EXHIBIT G-2	Form of Opinion of Ireland Counsel
EXHIBIT G-3	Form of Opinion of Bermuda Counsel
EXHIBIT H-1	Form of Borrower Closing Certificate
EXHIBIT H-2	Form of Credit Parties Closing Certificate
EXHIBIT H-3	Form of Bermuda Holdings Closing Certificate
EXHIBIT H-4	Form of Stratus Bermuda Closing Certificate
EXHIBIT I	Form of Notice of Borrowing
EXHIBIT J	Form of L/C Application

REVOLVING CREDIT AGREEMENT, dated as of April 8, 2010, among STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD., an exempted limited liability company under the laws of Bermuda (“Bermuda Holdings”), STRATUS TECHNOLOGIES BERMUDA LTD., an exempted limited liability company under the laws of Bermuda (“Stratus Bermuda”), STRATUS TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), the several lenders from time to time parties hereto (the “Lenders”), JEFFERIES FINANCE LLC, as syndication agent (in such capacity, the “Syndication Agent”), JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and JEFFERIES FINANCE LLC, as sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”).

W I T N E S S E T H :

WHEREAS, the Borrower, Stratus Bermuda, the several lenders from time to time party thereto, and the other agents party thereto, are party to that certain $230,000,000 First Amended and Restated First Lien Credit Agreement, dated as of August 28, 2006 and as further amended on June 5, 2007 (the “Original First Lien Credit Agreement”). The Original First Lien Credit Agreement provides for the making of revolving credit loans and term loans (the “Original First Lien Term and Revolving Facilities”) by the lenders party thereto.

WHEREAS, the Borrower and Stratus Bermuda propose to issue senior secured notes, due 2015 in the aggregate amount of $215,000,000 pursuant to the Indenture (as hereinafter defined) (the “Senior Secured Notes”).

WHEREAS, the Borrower and Stratus Bermuda intend to use the gross cash proceeds received from the issuance and sale of the Senior Secured Notes to refinance the Original First Lien Term and Revolving Facilities, with all commitments relating thereto being terminated, and all liens and security interests related thereto being terminated or released, in each case on terms reasonably satisfactory to the Lead Arranger (the “Refinancing”).

WHEREAS, simultaneously with the consummation of the Transactions (as hereinafter defined), the Lenders have agreed on the terms and subject to the conditions set forth herein, to extend credit to the Borrower in the form of Loans and Letters of Credit (each as hereinafter defined) from time to time;

WHEREAS, the proceeds of the Loans will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries. Letters of Credit will be used for general corporate purposes by Bermuda Holdings and its subsidiaries, as permitted under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

“Administrative Agent”: as defined in the Preamble hereto.

“Advisors”: legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors (including financial advisors).

“Affiliate”: of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, whether by ownership of securities, contract, proxy or otherwise, or (y) to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.

“Agents”: the collective reference to the Syndication Agent and the Administrative Agent.

“Agreement”: this Revolving Credit Agreement, as amended, supplemented or modified from time to time.

“Alternate Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate for an Interest Period of one month determined on a daily basis plus 1.00%. For purposes hereof: “Prime Rate” shall mean the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Alternate Base Rate Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Anti-Terrorism Laws” as defined in subsection 4.19.

“Applicable Margin”: 3.75% in the case of any Alternate Base Rate Loan and 4.75% in the case of any Eurodollar Loan.

“Approved Fund”: as defined in subsection 10.6(b)(ii).

“Asset Sale Offer”: as defined in the Indenture as in effect on the Closing Date.

“Assignee”: as defined in subsection 10.6(b)(i).

“Assignment and Assumption”: an assignment and assumption substantially in the form of Exhibit B.

“Available Revolving Credit Commitment”: as to any Lender, at a particular time, an amount equal to (a) the amount of such Lender’s Revolving Credit Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Loans made by such Lender pursuant to subsection 2.1, (ii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit issued by the Issuing Lender and (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of L/C Obligations; collectively, as to all the Lenders, the “Available Revolving Credit Commitments.”

“Bankruptcy Code”: Title I of the Bankruptcy Reform Act of 1978, as amended and codified at Title 11 of the United States Code.

“Base Amount”: as defined in subsection 7.7 hereof.

“Bermuda Holdings”: as defined in the Preamble hereto.

“Bermuda Holdings and Stratus Bermuda Guaranty”: the guaranty of Bermuda Holdings and Stratus Bermuda pursuant to Section 11.

“Bermuda Holdings Pledge Agreement”: the Legal Mortgage of Shares to be executed and delivered by Bermuda Holdings, substantially in the form of Exhibit C-3.

“Board”: the Board of Governors of the Federal Reserve System, together with any successor.

“Borrower”: as defined in the Preamble hereto.

“Borrowing”: a group of Loans of a single Type and made on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified in a notice pursuant to (a) subsection 3.1 as a date on which the Borrower requests the Lenders to make Loans hereunder or (b) subsection 2.4 as a date on which the Borrower requests the Issuing Lender to issue a Letter of Credit hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments or principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, the sum of:

(a) the aggregate amount of all expenditures of Bermuda Holdings and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

(b) the aggregate amount of all Financing Leases of Bermuda Holdings and its Subsidiaries incurred during such period.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements to acquire any of the foregoing.

“Cash Collateralize”: with respect to a Letter of Credit, the deposit of immediately available cash into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms reasonably satisfactory to the Administrative Agent in an amount equal to 105% of the maximum amount available to be drawn thereunder (in each case determined without regard to any conditions to drawing could then be met).

“Cash Equivalents”: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any Lender or with any domestic (in the case of any investments, acquisitions or holdings by the Borrower or its Domestic Subsidiaries) commercial bank or trust company having capital and surplus in excess of $300,000,000, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having the highest rating obtainable from S&P or Moody’s and in each case maturing within one year after date of acquisition; (e) investment funds investing 95% of their assets in securities of the type described in clauses (a) through (d) above, (f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s and (g) indebtedness with a rating of “A” or higher from S&P or “A2” or higher from Moody’s.

“Cash Management Obligations”: with respect to any Person, all obligations of such Person in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions, that are secured by any Collateral under the Security Documents.

“Change in Law”: with respect to any Lender, the adoption of, or change in, any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, in each case after the Closing Date.

“Change of Control”: shall be considered to have occurred if:

(i) at any time prior to an IPO: Permitted Holders shall cease to own, directly or indirectly, in the aggregate, more than 50% of the issued and outstanding voting stock of Bermuda Holdings, free and clear of all Liens, other than Liens in favor of the Administrative Agent and the Lenders pursuant to the Credit Documents and Liens in favor of the administrative agent and lenders under the Second Lien Facility;

(ii) at any time after an IPO: if any Person, whether singly or in concert with one or more Persons (excluding Permitted Holders (or, for purposes of clause (y) below, their designated board members)), shall, directly or indirectly, have acquired, or acquire the power (x)(A) to vote or direct the voting of 40% or more, on a fully diluted basis, of the outstanding common stock of Bermuda Holdings and (B) the Permitted Holders have the power, directly or indirectly, to vote or direct the voting of a lesser percentage, on a fully diluted basis, of the outstanding common stock of Bermuda Holdings, than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Bermuda Holdings or (y) to elect or designate for election a majority of the Board of Directors of Bermuda Holdings by voting power, contract or otherwise;

(iii) Bermuda Holdings shall cease to own all of the outstanding Capital Stock of Stratus Bermuda;

(iv) Stratus Bermuda shall cease to own all of the outstanding Capital Stock of the Borrower; or

(v) any “change of control” or similar event shall occur under the Second Lien Credit Agreement or the Indenture.

“Closing Date”: the date on which all conditions set forth in subsection 5.1 have been satisfied and the initial Loans have been made.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agreement”: the Collateral Agreement executed and delivered by Bermuda Holdings, Stratus Bermuda, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit C-1.

“Commercial L/C”: a commercial documentary Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Borrower, on behalf of the Borrower or a Subsidiary of the Borrower, in respect of obligations of the Borrower or such Subsidiary in connection with the purchase of goods or services in the ordinary course of business.

“Commitment”: as to any Lender at any time, such Lender’s Revolving Credit Commitment; collectively, as to all the Lenders, the “Commitments.”

“Commitment Fee Rate”: 0.75% per annum.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with Bermuda Holdings or the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes Bermuda Holdings or the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to subsections 3.11, 3.12 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated EBITDA”: for any period, the Consolidated Net Income of Bermuda Holdings and its Subsidiaries for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense, (b) interest expense, amortization or write-off of debt discount, debt issuance, warrant and other equity issuance costs and commissions, discounts, redemption premium and other fees and charges associated with the Loans (and the Loans, as defined in the Second Lien Credit Agreement), letters of credit permitted hereunder, Financing Leases or the acquisition or repayment of any debt securities of Bermuda Holdings and its Subsidiaries permitted hereunder, and net costs associated with Swap Agreements to which any of Bermuda Holdings or any of its Subsidiaries is a party in respect of the Loans and the Loans (as defined in the Second Lien Credit Agreement) (including commitment fees and other periodic bank charges), (c) costs of surety bonds not to exceed $250,000 per year, (d) depreciation and amortization expense, (e) amortization of inventory write up, deferred revenue adjustment or other non cash adjustments required under Statement of Financial Accounting Standards No. 141 – Business Combinations, amortization of intangibles (including, but not limited to, goodwill and costs of interest rate caps and the cost of non-competition agreements) and organization costs including any non cash charges associated with any impairment analysis required under Statement of Financial Accounting Standards No. 142 – Goodwill and other Intangible Assets, (f) non-cash amortization of management fees, (g) non cash amortization of Financing Leases, (h) franchise taxes, (i) management fees paid as contemplated by subsections 7.11 and 10.13 in an amount not to exceed $2,000,000 per year, (j) any expenses incurred in connection with the Transactions, any merger, any acquisition or joint venture or any disposition permitted herein, (including any usual and customary earn-out or similar payments in connection with such permitted transactions, payments of success/transition bonuses to employees and directors of any Credit Party in connection therewith and the payment of options to employees in connection therewith), (k) any other write downs, write offs, minority interests and other non cash charges or expenses reducing Consolidated Net Income or amortization, (l) any non-cash restructuring or other type of non-cash special charge or reserve, (m) expenses and charges related to any equity offering, (n) to the extent permitted under the Agreement, dividends paid in respect of any Capital Stock of Stratus Bermuda (including, but not limited to, all cash dividend payments on any series of preferred stock), in an amount not to exceed $5,000,000 per year, (o) research and development expenses related to co-development projects funded in advance by third parties and scheduled in reasonable detail acceptable to the Administrative Agent in the compliance certificates required by subsection 6.1(d) and (p) non cash compensation charges associated with any stock options, restricted stock or other equity instruments; provided that (i) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded, (ii) the impact of foreign currency and hedging translations and transactions shall be excluded and (iii) all other extraordinary or non-recurring gains, losses, charges or reserves in accordance with GAAP shall be excluded, provided that to the extent that any such reserve is reversed in any future period, Consolidated EBITDA for such period shall be reduced by the amount of such reversal (if increasing Consolidated Net Income in such period) to the extent previously added thereto.

“Consolidated Indebtedness”: at a particular date, all Indebtedness (other than Indebtedness described in clauses (b) or (c) of the definition of “Indebtedness” included in this subsection 1.1) of Bermuda Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.

“Consolidated Liquidity”: at any particular date, the sum of (x) the Revolving Credit Commitments less the amount of the Loans, L/C Obligations then outstanding and outstanding Letters of Credit and (y) unrestricted cash and Cash Equivalents of Bermuda Holdings and its Subsidiaries on such date.

“Consolidated Net Income”: for any period, net income of Bermuda Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that: (i) the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to Bermuda Holdings or a wholly owned Subsidiary and (ii) the net income of any Subsidiary of Stratus Bermuda (other than a Credit Party) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is prohibited or not permitted at the date of determination.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Borrower in good faith.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Covenant Compliance Period”: each period (x) commencing on the date (no earlier than the thirtieth calendar day after the Closing Date) on which the daily average of the sum of the amount of Loans and L/C Obligations then outstanding (the “Average Outstanding Utilization”) for the previous 30 calendar days (not including any days prior to the Closing Date) exceeds $15,000,000 and (y) ending on the date on which the Average Outstanding Utilization for three consecutive Business Days is $15,000,000 or less.

“Credit Documents”: the collective reference to this Agreement, the Notes, the Subsidiary Guaranty and the Security Documents.

“Credit Parties”: the collective reference to Bermuda Holdings, Stratus Bermuda, the Borrower and each Subsidiary Guarantor.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Dollars” and “$”: refers to lawful money of the United States.

“Domestic Entity”: each Domestic Subsidiary directly or indirectly wholly-owned by Bermuda Holdings, including, without limitation, the Borrower.

“Domestic Subsidiary”: as to any Person, any Subsidiary of such Person other than a Foreign Subsidiary of such Person.

“Eligible Assignee”: means any Lender, any Affiliate of any Lender and any Approved Fund (any two or more affiliated Approved Funds being treated as a single Eligible Assignee for all purposes hereof).

“Embargoed Person”: as defined in subsection 7.18.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or requirements of law (including, without limitation, common law) regulating or imposing liability or standards of conduct concerning environmental or public health protection matters, including, without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

“Environmental Permits”: any and all permits, licenses, registrations, approvals, notifications, exemptions and any other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirement”: means, at any time, for any Eurodollar Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. A Eurodollar Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Loans shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

“Eurodollar Lending Office”: as to any Lender the office of such Lender which shall be making or maintaining Eurodollar Loans.

“Eurodollar Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

“Eurodollar Rate”: with respect to any Eurodollar Loan for any Interest Period therefor, the greater of (I) (a) the rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the Eurodollar Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 (or any replacement page) shall at any time no longer exist, “Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Loans comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Loan to be outstanding during such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Loan for such Interest Period, and (II) 1.50% per annum.

“Excess Cash Flow Offer”: as defined in the Indenture as in effect on the Closing Date.

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Executive Order”: as defined in subsection 4.19.

“Fee Property”: as defined in subsection 4.13.

“Financing Lease”: (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of Bermuda Holdings and its consolidated Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“Foreign Entity”: Bermuda Holdings and each Foreign Subsidiary of Bermuda Holdings.

“Foreign Lender”: any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary”: as to any Person, any Subsidiary of such Person which is not organized under the laws of the United States or any state thereof or the District of Columbia.

“GAAP”: generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorization”: any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Creditors”: each of the Administrative Agent, the Issuing Lender, the Lenders and each party (other than a Credit Party) party to a Swap Agreement to the extent such party constitutes a Secured Party under the Security Documents.

“Guaranteed Obligations”: (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans made to, the Borrower under this Agreement and all reimbursement obligations with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrower to the Lenders, the Issuing Lender, the Administrative Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which the Borrower is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in the Credit Agreement and in each such other Credit Document, (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of Bermuda Holdings or any of its Subsidiaries owing under any Swap Agreement entered into by Bermuda Holdings or such Subsidiary, as applicable, with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Swap Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein and (iii) all Cash Management Obligations of the Borrower or Bermuda Holdings or any Subsidiary of Bermuda Holdings.

“Guarantors”: Bermuda Holdings, Stratus Bermuda and each Subsidiary Guarantor.

“Guaranties”: collectively, the Subsidiary Guaranty and the Bermuda Holdings and Stratus Bermuda Guaranty.

“Hazardous Materials”: any hazardous materials, hazardous wastes, hazardous pesticides or hazardous or toxic substances, and any other material that is regulated pursuant to or could give rise to liability under any Environmental Law, including, without limitation, asbestos, radioactivity, molds, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.

“Indebtedness”: of a Person, at a particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the undrawn face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations with respect thereto, (c) all liabilities (other than Lease Obligations and liabilities in connection with reserves established in accordance with GAAP) secured by any Lien on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof or is nonrecourse to the credit of that Person, (d) Financing Leases, and (e) all indebtedness of such Person arising under acceptance facilities, but excluding (i) trade and other accounts payable and accrued expenses payable in the ordinary course of business and (ii) letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance; provided that obligations in respect of Swap Agreements shall not constitute Indebtedness under this definition.

“Indenture”: that certain indenture dated as of April 8, 2010 providing for the purchase of Senior Secured Notes issued by the Borrower and Stratus Bermuda (as amended, restated, supplemented, modified, replaced or refinanced from time to time.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intercompany Note”: a promissory note evidencing Indebtedness of Bermuda Holdings or any of its Subsidiaries to Bermuda Holdings or any of its Subsidiaries.

“Intercreditor Agreement”: that certain Amended and Restated Intercreditor Agreement dated as of April 8, 2010 among the Administrative Agent, the Borrower, Stratus Bermuda, the administrative agent under the Second Lien Facility and the collateral agent and trustee under the Indenture governing the Senior Secured Notes (as amended, modified, restated and/or supplemented from time to time), substantially in the form of Exhibit C-6.

“Interest Coverage Ratio”: on the last day of any fiscal quarter of Bermuda Holdings, the ratio of (a) Consolidated EBITDA for the period of twelve months ending on such day to (b) cash interest expense (excluding (i) fees payable on account of letters of credit, (ii) to the extent included in interest expense in accordance with GAAP, net costs associated with Swap Agreements to which Bermuda Holdings or any of its Subsidiaries is a party in respect of the Loans and other periodic bank charges and amortization of debt discount (including discount of liabilities and reserves established under APB 16) and (iii) interest expense in respect of costs of debt issuance and interest expense on customer deposits) for such period net of interest income, in each case, for or during such period on a consolidated basis for Bermuda Holdings and its Subsidiaries in accordance with GAAP; provided that for the periods ending on May 30, 2010, August 29, 2010 and November 28, 2010, cash interest expense for the relevant period shall be deemed to equal actual cash interest expense for the one, two and three quarters, respectively, then ended multiplied by 4, 2 and 4/3, respectively. For clarification, cash interest expense does not include the accretion of interest expense.

“Interest Payment Date”: (a) as to Alternate Base Rate Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any Alternate Base Rate Loans are made or any Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which the Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which the Borrower has selected a longer Interest Period than the periods described in clause (b), the last day of each three calendar month interval during such Interest Period and, in addition, the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter as selected by the Borrower in its Notice of Borrowing as provided in subsection 3.1 or its notice of conversion as provided in subsection 3.2; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(B) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, or if the Revolving Credit Termination Date shall not be a Business Day, on the next preceding Business Day;

(C) if the Borrower shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an Alternate Base Rate Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 3.2);

(D) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(E) the Borrower shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Investcorp”: Investcorp S.A., a Luxembourg corporation.

“Investment Grade Securities”: (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P’s or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Bermuda Holdings and its Subsidiaries and (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“IPO”: as to any Person, any sale by such Person through a public offering of its common (or other voting) stock pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act of 1933, as amended. When used in this Agreement, “IPO” shall refer to any IPO by Bermuda Holdings or any of its Subsidiaries.

“IRS”: the Internal Revenue Service.

“Issuing Lender”: in respect of Standby L/Cs, Jefferies Group, Inc. (an affiliate of Jefferies Finance LLC) (through the Bank of New York Mellon or one of its Affiliates) (“Jefferies Group, Inc.”) and, in respect of Standby L/Cs or Commercial L/Cs any Lender reasonably acceptable to the Administrative Agent and the Borrower which agrees to issue Letters of Credit hereunder, provided that Jefferies Group, Inc. shall not be obligated to issue Commercial L/Cs hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).

“L/C Application”: as defined in subsection 2.4(a).

“L/C Obligations”: the obligations of the Borrower to reimburse the Issuing Lender for any payments made by the Issuing Lender under any Letter of Credit that have not been reimbursed by the Borrower pursuant to subsection 2.7(a).

“L/C Participating Interest”: an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

“L/C Participation Certificate”: a certificate in substantially the form of Exhibit D.

“L/C Usage”: as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed by or on behalf of the Borrower.

“Lead Arranger”: as defined in the Preamble hereto.

“Lease Obligations”: of Bermuda Holdings and its Subsidiaries, as of the date of any determination thereof, the rental commitments of Bermuda Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding however, obligations under Financing Leases.

“Leased Properties”: as defined in subsection 4.13.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Swap Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Swap Agreement, ceases to be a Lender), including, without limitation, each such Affiliate that enters into a joinder agreement with the Administrative Agent.

“Lenders”: as defined in the Preamble hereto.

“Letters of Credit”: the collective reference to the Standby L/Cs and the Commercial L/Cs, individually, a “Letter of Credit.”

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by Bermuda Holdings or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).

“Loans”: as defined in subsection 2.1(a).

“Marketing Services Agreements”: (a) the Marketing and Support Services Agreement, dated as of February 25, 2002, entered into by and between the Borrower and Stratus Technologies Ireland Limited and (b) the Management and Administrative Services Agreement dated as of February 11, 2003 by and between Cemprus, LLC and the Borrower, as each may be amended, modified or supplemented from time to time.

“Material Adverse Effect”: a material adverse effect on (i) the business, assets, financial condition or results of operations of Bermuda Holdings and its Subsidiaries taken as a whole, (ii) the ability of Bermuda Holdings and its Subsidiaries to perform their material obligations under the Credit Documents and with respect to the other financings contemplated hereby or (C) the material rights and remedies of the Agents and the Lenders hereunder.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgages”: each of the mortgages and deeds of trust made by any Credit Party pursuant to subsection 6.9 in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in a form reasonably acceptable to the Administrative Agent and the Borrower, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender”: as defined in subsection 3.14(y).

“Non-Funding Lender”: as defined in subsection 3.9(c).

“Note”: as defined in subsection 3.13(e).

“Notice of Borrowing”: as defined in subsection 3.1(a).

“Obligations”: as defined in the Collateral Agreement.

“OFAC”: as defined in subsection 4.19.

“Original First Lien Credit Agreement”: as defined in the Recitals hereto.

“Original First Lien Term and Revolving Facilities”: as defined in the Recitals hereto.

“Other List”: as defined in subsection 7.18.

“Other Taxes”: as defined in subsection 3.11(B)(b).

“Participant”: as defined in subsection 10.6(c)(i).

“Participating Lender”: any Revolving Credit Lender (other than the Issuing Lender) with respect to its L/C Participating Interest in each Letter of Credit.

“Payment Sharing Notice”: a written notice from the Borrower or any Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to allocate payments thereafter received from or on behalf of the Borrower in accordance with the provisions of subsection 3.9.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Permitted Holders”: Investcorp or MidOcean Partners LP or any of their respective Affiliates, provided that, solely for the purposes of the definition of “Change of Control”, the term “Permitted Holders” shall also include each Lender (under and as defined in the Second Lien Credit Agreement) (and its applicable successors, transferees and assignees) to the extent of its ownership of Capital Stock of Bermuda Holdings as a result of the issuances contemplated by the Subscription and Stockholders Agreement.

“Permitted Liens”: Liens permitted to exist under subsection 7.2.

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Note”: as defined in the Collateral Agreement.

“Pledged Stock”: as defined in the Collateral Agreement.

“Post-Closing Actions”: as defined in subsection 5.3.

“Pro Forma Balance Sheet”: as defined in subsection 4.1(c).

“Projections” shall mean the business plan for Bermuda Holdings and its Subsidiaries for fiscal year ending 2010 through and including fiscal year ending 2015, and projections (including the assumptions on which such projections are based) for Bermuda Holdings and its Subsidiaries for fiscal year ending 2010 through and including fiscal year ending 2015, that were prepared by or on behalf of Bermuda Holdings and its Subsidiaries in connection with the Transactions and delivered to the Administrative Agent and the Lenders prior to the Closing Date.

“R&D Services Agreements”: (a) the Research and Development Services Agreement entered into (i) by and between the Borrower and Stratus Bermuda dated as of February 25, 2002, (ii) by and between Stratus Technologies Ireland Limited and Stratus Bermuda, dated as of February 25, 2002, (iii) by and between Stratus Technologies Systems Limited and Stratus Bermuda dated as of February 25, 2002, and (b) the Agreement for Sharing Research and Development Costs, dated as of February 11, 2003 between Cemprus, LLC and Stratus Bermuda, as each may be amended, modified or supplemented from time to time.

“Refinancing”: as defined in the Recitals hereto.

“Register”: as defined in subsection 10.6(b)(iv).

“Related Person”: with respect to any Person, (a) each Affiliate of such Person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing, and (b) if such Person is the Administrative Agent, each other Person designated, nominated or otherwise mandated by or assisting the Administrative Agent pursuant to subsection 9.1 or any comparable provision of any Credit Document.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice is waived under subpart B of PBGC Reg. § 4043.

“Required Lenders”: at a particular time, the holders of more than 50% of the sum of the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the aggregate unpaid principal amount of the Loans, and the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and L/C Obligations. The Revolving Credit Commitments of any Non-Funding Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law”: as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order, or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Person, the president, treasurer, chief executive officer, the chief operating officer, the chief financial officer, assistant treasurer, corporate controller or any vice president of such Person.

“Revolving Credit Commitment”: as to any Lender, its obligations (a) to make Loans to the Borrower pursuant to subsection 2.1, and (b) to purchase its L/C Participating Interest in any Letter of Credit, in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I opposite the caption “Revolving Credit Commitment” or in Schedule 1 to the Assignment and Assumption by which such Lender acquired its Revolving Credit Commitment, as the same may be reduced from time to time pursuant to subsection 3.3 or adjusted pursuant to subsection 10.6(b); collectively, as to all the Lenders, the “Revolving Credit Commitments”. The original aggregate principal amount of the Revolving Credit Commitments is $25,000,000.

“Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments then constituted by such Lender’s Revolving Credit Commitment.

“Revolving Credit Commitment Period”: the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Lender”: any Lender with a Revolving Credit Commitment.

“Revolving Credit Termination Date”: the earlier of (a) September 29, 2014 and (b) such other earlier date as the Revolving Credit Commitments shall terminate hereunder.

“SDN List”: as defined in subsection 7.18.

“Second Lien Credit Agreement”: that certain First Amended and Restated Second Lien Credit Agreement among the Borrower, Stratus Bermuda, the several lenders from time to time parties thereto (the “Second Lien Lenders”), and the other agents party thereto, dated as of August 28, 2006 as amended by (a) an amendment dated as of June 5, 2007 and (b) the Second Lien Facility Amendment, and as further amended, supplemented or modified from time to time in accordance with the terms and conditions thereof and of the Intercreditor Agreement.

“Second Lien Facility”: the term facility under the Second Lien Credit Agreement.

“Second Lien Facility Amendment”: that certain Second Amendment to First Amended and Restated Second Lien Credit Agreement dated as of March 22, 2010 among the Borrower, Stratus Bermuda, Deutsche Bank Trust Company Americas, as administrative agent and GSCP as syndication agent.

“Security Documents”: the collective reference to the Collateral Agreement, the Bermuda Holdings Pledge Agreement, the Stratus Bermuda Cyprus Law Share Pledge, the Stratus Bermuda Irish Law Share Pledge, the Intercreditor Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Credit Document.

“Senior Secured Notes”: as defined in the Recitals hereto.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“S&P”: Standard and Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.

“Standby L/C”: an irrevocable letter of credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Borrower, on behalf of the Borrower or any Subsidiary of the Borrower in respect of obligations of the Borrower or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which the Borrower or such Subsidiary is or proposes to become a party in the ordinary course of the Borrower’s or such Subsidiary’s business, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might customarily be issued.

“Stratus Bermuda”: as defined in the Preamble hereto.

“Stratus Bermuda Cyprus Law Share Pledge”: the Deed of Pledge of Shares to be executed and delivered by Stratus Bermuda, substantially in the form of Exhibit C-4.

“Stratus Bermuda Irish Law Share Pledge”: the Charge over Shares Re: Stratus Technologies Ireland Limited to be executed and delivered by Stratus Bermuda, substantially in the form of Exhibit C-5.

“Subscription and Stockholders Agreement”: as defined in the Second Lien Credit Agreement as in effect on the Closing Date.

“Subsection 3.11(B)(d)(2) Certificate”: as defined in subsection 3.11(B)(d).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly-owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for (i) directors’ qualifying shares, (ii) shares owned by multiple shareholders to comply with local laws and (iii) shares owned by employees. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Bermuda Holdings; provided that any joint venture or Person in which an investment is existing on the Closing Date (as defined in the Original First Lien Credit Agreement) or is made pursuant to subsection 7.6(h) or subsection 8.6(h) of the Original First Lien Credit Agreement shall, so long as such investment is maintained in reliance on such subsections, not be a “Subsidiary” of Bermuda Holdings for any purpose of this Agreement.

“Subsidiary Guarantor”: (i) each direct and indirect Subsidiary of Bermuda Holdings (other than the Borrower) that is a party to the Subsidiary Guaranty as of the Closing Date and (ii) each Subsidiary of Bermuda Holdings that becomes a party to the Subsidiary Guaranty or comparable documentation in favor of the Administrative Agent after the Closing Date as required by subsection 6.9(b) or otherwise.

“Subsidiary Guaranty”: the guaranty executed and delivered by the Subsidiary Guarantors, substantially in the form of Exhibit C-2.

“Supermajority Lenders”: at a particular time, the holders of more than 66 2/3% of the sum of the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the aggregate unpaid principal amount of the Loans, and the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and L/C Obligations. The Revolving Credit Commitments of any Non-Funding Lender shall be disregarded in determining Supermajority Lenders at any time.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Syndication Agent”: as defined in the Preamble hereto.

“Tax and Taxes”: mean all present or future taxes, levies, imposts, duties, withholdings, assessments, fees or other similar charges of whatever nature imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tier 1 Foreign Entity”: any Foreign Entity that is not a Subsidiary of a Domestic Entity and that is organized under the laws of Bermuda, Cyprus or Ireland or such other jurisdiction as may be approved by the Administrative Agent from time to time.

“Tier 2 Foreign Entity”: any Foreign Entity that is not a Tier 1 Foreign Entity.

“Transactions”: collectively; (i) the execution, delivery and performance by each applicable Credit Party of the Indenture and all documents governing the Senior Secured Notes to which it is a party and the issuance and sale of the Senior Secured Notes, (ii) the consummation of the Refinancing, (iii) the execution, delivery and performance by each applicable Credit Party of the Second Lien Facility Amendment to which it is a party, (iv) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on each Borrowing Date and the use of proceeds thereof and (v) the payment of all related fees, commission and expenses in connection with the foregoing.

“Transferee”: any Participant or Assignee.

“Type”: as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof.

“United States”: the United States of America.

“United States Person”: any Person organized under the laws of the United States or any state thereof or the District of Columbia.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Credit Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in the Notes, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to Bermuda Holdings and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent there are any changes in GAAP from the date of this Agreement, the financial covenants set forth herein at the option of the Borrower will either (i) continue to be determined in accordance with GAAP in effect on the Closing Date, as applicable, or (ii) be adjusted or reset to reflect such changes in GAAP, such adjustments or resets to be mutually agreed to by the Borrower and the Administrative Agent.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to the extent of its Revolving Credit Commitment to extend credit to the Borrower from time to time on any Borrowing Date during the Revolving Credit Commitment Period (i) by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and (ii) by making loans in Dollars (individually, a “Loan,” and collectively, the “Loans”) to the Borrower from time to time. Notwithstanding the above, (x) in no event shall more than $10,000,000 in the aggregate of Loans be made on the Closing Date (plus amounts utilized for the issuance of Letters of Credit), (y) in no event shall any Loans be made, or Letter of Credit be issued, if the aggregate amount of the Loans to be made or the Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the aggregate Available Revolving Credit Commitments and (z) in no event shall any Letter of Credit be issued if, after giving effect to the issuance thereof, the sum of the amount of the L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit, would exceed $6,000,000.

(b) During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit.

(c) Each borrowing of Loans pursuant to the Revolving Credit Commitments except pursuant to subsection 2.7(b) shall be in an aggregate principal amount of the lesser of (i) $500,000 or a whole multiple of $100,000 in excess thereof in the case of Alternate Base Rate Loans, and $1,000,000 or a whole multiple of $500,000 in excess thereof, in the case of Eurodollar Loans, and (ii) the Available Revolving Credit Commitments.

2.2 Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender (other than any Non-Funding Lender) a commitment fee from and including the Closing Date to and including the Revolving Credit Termination Date computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made (whether or not the Borrower shall have satisfied the applicable conditions to borrow or for the issuance of a Letter of Credit set forth in Section

5). Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on June 30, 2010 (or, if earlier, the Revolving Credit Termination Date).

2.3 Proceeds of Loans. The Borrower and its Subsidiaries shall use the proceeds of Loans for working capital and general corporate purposes, including Capital Expenditures.

2.4 Issuance of Letters of Credit. (a) During the Revolving Credit Commitment Period, the Borrower may from time to time request the Issuing Lender to issue a Standby L/C or a Commercial L/C by delivering to the Administrative Agent at its address specified in subsection 10.2 (or such other location as the Issuing Lender may direct) no later than 12:00 p.m. (New York time) at least four Business Days in advance of the proposed date of such issuance a letter of credit application in the Issuing Lender’s then customary form and, in respect of Standby L/Cs issued by Jefferies Group, Inc., in the form of Exhibit J (the “L/C Application”) (provided, that in the case of any Standby L/C proposed to be issued on the Closing Date, the Borrower may deliver the applicable L/C Application by no later than 4:00 P.M. (New York time) one Business Day prior to the Closing Date) completed to the satisfaction of the Issuing Lender, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Borrower that it is for any reason unable to open such Letter of Credit, the Borrower may request any Lender to open such Letter of Credit upon the same terms offered to the Issuing Lender and each reference to the Issuing Lender for purposes of subsections 2.4 through 2.13, 5.1 and 5.2 shall be deemed to be a reference to such Issuing Lender. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Application or other document submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Each Standby L/C and Commercial L/C issued hereunder shall be issued for the account of the Borrower and shall, among other things, (i) be denominated in Dollars and be in such form requested by the Borrower as shall be acceptable to the Issuing Lender in its sole discretion, (ii) provide for payments on a sight basis except that Commercial L/Cs having a tenor shorter than 180 days may provide for payment on a sight or time basis if the drafts are drawn on the Issuing Lender and (iii) have an expiry date occurring not later one year (or such longer duration as may be agreed by the Issuing Lender in its sole discretion) after the date of issuance of such Letter of Credit and, in the case of Standby L/Cs, may be automatically renewed on its expiry date for an additional period equal to the initial term, but in no case shall any Letter of Credit have an expiry date occurring later than five business days prior to the Revolving Credit Termination Date. Each L/C Application and each Letter of Credit shall be subject to the International Standby Practices (ISP 98) or the Uniform Customs and Practice for Documentary Credits (UCP 500) of the International Chamber of Commerce, as elected by the Issuing Lender, and, to the extent not inconsistent therewith, the laws of the State of New York; provided, the Issuing Lender shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Lender must elect to allow such extension; provided, further, in the event that the condition described in subsection 3.9(c) below exists, Issuing Lender shall not be required to issue any Letter of Credit unless, at the Borrower’s option (x) Issuing Lender has entered into arrangements reasonably satisfactory to it and to the Borrower to eliminate Issuing Lender’s risk with respect to the participation in Letters of Credit of the Non-Funding Lender, including by cash collateralizing such Non-Funding Lender’s pro rata share (based on its Revolving Credit Commitment) of the L/C Usage; or (y) the aggregate Revolving Credit Commitments hereunder shall be deemed and treated for all purposes hereof as reduced in an amount equal to the Revolving Credit Commitment of each Non-Funding Lender for so long as such respective Non-Funding Lender has not been replaced with a Replacement Lender in accordance with subsection 3.14 or otherwise ceased to be a Revolving Lender or ceased to be a Non-Funding Lender.

2.5 Participating Interests. Effective in the case of each Standby L/C and Commercial L/C (if applicable) as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each such Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application (if applicable), an L/C Participating Interest in a percentage equal to such Lender’s Revolving Credit Commitment Percentage.

2.6 Procedure for Opening Letters of Credit. The Issuing Lender will notify the Administrative Agent (and, upon receipt of such notification, the Administrative Agent will notify each Lender) after the end of each calendar month of any L/C Applications received by the Issuing Lender from the Borrower during such month. Upon receipt of any L/C Application from the Borrower, the Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Borrower and, after the end of the calendar month in which such Letter of Credit was opened, to the other Lenders; provided that no such Letter of Credit shall be issued if subsection 2.1 would be violated thereby.

2.7 Payments in Respect of Letters of Credit. (a) The Borrower agrees forthwith upon demand by the Issuing Lender and otherwise in accordance with the terms of the L/C Application relating thereto, (i) to reimburse the Issuing Lender for any payment made by the Issuing Lender under any Letter of Credit issued for the account of the Borrower and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) on or prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from the Borrower for such payment, the Alternate Base Rate plus the Applicable Margin for the Loans and (B) thereafter, the Alternate Base Rate plus the Applicable Margin for the Loans plus 2%.

(b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent and, promptly upon receipt of such notification, the Administrative Agent will notify each other Revolving Credit Lender. Forthwith upon its receipt of any such notice, each such other Lender will transfer to the Issuing Lender, in immediately available funds, an amount equal to such other Lender’s pro rata share (based on its Revolving Credit Commitment) of the L/C Obligation arising from such unreimbursed payment. Promptly, upon its receipt from such other Lender of such amount, the Issuing Lender will complete, execute and deliver to such other Lender an L/C Participation Certificate dated the date of such receipt and in such amount. If and to the extent such other Lender does not so transfer such amount to the Issuing Lender, such other Lender will pay to the Issuing Lender forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Effective Rate for the first three days and at the interest rate applicable to Loans that are Alternate Base Rate Loans for each day thereafter. The failure of such Revolving Credit Lender to so transfer such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Issuing Lender its pro rata share of the L/C Obligation arising from any such unreimbursed payment on the date required as specified above, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to so transfer such amount to the Issuing Lender.

(c) Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolving Credit Lender such other Lender’s pro rata share of the L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, the Issuing Lender will promptly distribute to the Administrative Agent such reimbursement or payment of interest and the Administrative Agent, promptly upon receipt thereof will distribute such reimbursement or payment to such other Lender its pro rata share thereof in like funds as received; provided that in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

(d) In determining whether to pay under any Letter of Credit, the Issuing Lender shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for the Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of the Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2.8 Letter of Credit Fees. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Standby or Commercial L/Cs (other than standard issuance, amendment and payment and discrepancy fees, if any) the Borrower agrees to pay the Administrative Agent, for the account of the Issuing Lender and the Participating Lenders letter of credit fees equal to (x) the Applicable Margin for Loans that are Eurodollar Rate Loans, times (y) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination), payable, in arrears, on the last day of each fiscal quarter of the Borrower. From such fees, the Issuing Lender shall retain for its own account a fronting fee of 0.60% per annum on the undrawn and unexpired amount of each Letter of Credit. The Administrative Agent will disburse any Letter of Credit fees received pursuant to this subsection 2.8(a) to the respective Lenders promptly following the receipt of any such fees. Notwithstanding the foregoing, the Borrower agrees to pay standard issuance, amendment and payment and discrepancy fees, if any, to the Issuing Lender.

(b) For purposes of any payment of fees required pursuant to this subsection 2.8, the Administrative Agent agrees to provide to the Borrower a statement of any such fees to be so paid; provided that the failure by the Administrative Agent to provide the Borrower with any such invoice shall not relieve the Borrower of its obligation to pay such fees.

2.9 Letter of Credit Reserves. (a) If any Change in Law shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement (with respect to Letters of Credit) or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost of the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Borrower shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the rate applicable to Alternate Base Rate Loans pursuant to subsection 3.5(b). The Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 2.9(a) unless the Issuing Lender has given written notice to the Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, setting forth in reasonable detail the calculation of the amounts involved, submitted by the Issuing Lender to the Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(b) In the event that any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Borrower of such Change in Law, within 15 days after demand by the Issuing Lender, the Borrower shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. The Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (b) of this subsection 2.9 with respect to the Issuing Lender, it will, if requested by the Borrower and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event; provided that such avoidance or minimization can be made in such a manner that the Issuing Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. The Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 2.9(b) unless the Issuing Lender has given written notice to the Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by the Issuing Lender to the Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(c) The Borrower and each Participating Lender agree that the provisions of the foregoing paragraphs (a) and (b) shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or, in the case of paragraph (b), any corporation controlling such Participating Lender.

2.10 Further Assurances. The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender more fully to effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.

2.11 Obligations Absolute. The payment obligations of the Borrower under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(a) the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, any Credit Document, the transactions contemplated herein, or any unrelated transaction;

(b) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect;

(c) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate or other document which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction; or

(d) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction.

2.12 Assignments. No Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender’s Revolving Credit Commitment in accordance with subsection 10.6(b)) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other Participating Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior written consent of the Issuing Lender.

2.13 Participations. The obligation of each Revolving Credit Lender to purchase participating interests pursuant to subsection 2.5 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS

3.1 Procedure for Borrowing. (a) The Borrower may borrow under the Commitments on any Business Day occurring prior to the Revolving Credit Commitment Termination Date; provided that, with respect to any borrowing, the Borrower shall give the Administrative Agent irrevocable notice, (such notice to be contained in a “Notice of Borrowing” in the form of Exhibit I) (which notice must be received by the Administrative Agent (i) before 12:00 noon, New York City time, three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) before 2:00 P.M., New York City time, one Business Day prior to the requested Borrowing Date if the borrowing is to be solely of Alternate Base Rate Loans; provided that any such notice in respect of Loans to be made on the Closing Date may be given at any time before 4:00 P.M. New York City time, one Business Day prior to the Closing Date) specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or Alternate Base Rate Loans or a combination thereof and (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each affected Lender thereof. Not later than 12:00 noon, New York City time, on the Borrowing Date specified in such notice, each affected Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 10.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender. Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Borrower by the Administrative Agent’s crediting the account of the Borrower, at the office of the Administrative Agent specified in subsection 10.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent. The Loans made on the Closing Date shall be Alternate Base Rate Loans.

(b) Any borrowing of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof and (ii) no more than ten Interest Periods shall be in effect at any one time.

3.2 Conversion and Continuation Options. (a) Subject to subsection 3.12, the Borrower may elect from time to time to convert Eurodollar Loans into Alternate Base Rate Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date. The Borrower may elect from time to time to convert all or a portion of the Alternate Base Rate Loans then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Upon receipt of any notice pursuant to this subsection 3.2, the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of the outstanding Loans may be converted as provided herein; provided that partial conversions of Alternate Base Loans shall be in the aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have, by written notice to the Borrower, determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 3.1(b) would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date (in the case of continuations of Loans).

3.3 Changes of Commitment Amounts. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate or from time to time to permanently reduce the Revolving Credit Commitments, subject to the provisions of this subsection 3.3. Any such termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Loans and L/C Obligations then outstanding and by Cash Collateralization of any outstanding

Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Credit Commitments, any Letter of Credit then outstanding that has been so Cash Collateralized shall no longer be considered a “Letter of Credit” as defined in subsection 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such L/C Obligations) but the Letter of Credit fees payable under subsection 2.8 shall continue to accrue to the Issuing Lender and the Participating Lenders (or, in the event of any such automatic reinstatement, as provided in subsection 2.8) with respect to such Letter of Credit until the expiry thereof (provided that in lieu of paying a Letter of Credit fee pursuant to subsection 2.8 the Borrower shall pay to the Administrative Agent an amount equal to 0.60% per annum).

(b) On any day on which an Asset Sale Offer or Excess Cash Flow Offer is consummated pursuant to the Indenture, the Revolving Credit Commitments shall be permanently reduced by an amount, if any, equal to the amount by which the Loans are repaid on such date in order that the aggregate amount of Loans and L/C Obligations then outstanding equals $15,000,000.

(c) In the case of termination of the Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments pursuant to subsection 3.3(a) above shall be in an amount of $500,000 or a whole multiple of $100,000 in excess thereof and shall, in each case, reduce permanently the amount of the Revolving Credit Commitments then in effect.

3.4 Optional and Mandatory Prepayments; Repayments of Loans. Subject to subsection 3.12, the Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, by irrevocable notice to the Administrative Agent by 10:00 A.M., New York City time, on the same Business Day in the case of Alternate Base Rate Loans, and three Business Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, specifying the date and amount of prepayment. Upon receipt of such notice (which may be conditioned upon consummation of a refinancing, change of control or other event) the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Partial prepayments of Loans shall be in an aggregate principal amount equal to the lesser of (A) $1,000,000, or a whole multiple of $500,000 in excess thereof with respect to Eurodollar Loans or (II) $500,000, or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (B) the aggregate unpaid principal amount of the Loans, as the case may be.

(b) (i) To the extent, if any, that the sum of the amount of the Loans and L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments as then in effect, the Borrower shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied, first, to payment of the Loans then outstanding, second, to payment of any L/C Obligations then outstanding, and third, to Cash Collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent.

(ii) Except as otherwise may be agreed by the Borrower, as agent for the Required Lenders, any prepayment of Loans pursuant to this subsection 3.4 shall be applied, first, to any Alternate Base Rate Loans then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans then outstanding (including to Cash Collateralize outstanding Letters of Credit).

3.5 Interest Rates and Payment Dates. (a) Eurodollar Loans shall bear interest for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Alternate Base Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) Except to the extent provided in clause (ii) below, (x) upon the occurrence and during the continuance of any Default or Event of Default under subsections 8(a) or 8(f) or (y) upon the occurrence and during the continuance of any Event of Default (if the Required Lenders so elect in the case of (y) only), the unpaid principal amount of each outstanding Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans, (ii) to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans and (iii) all other overdue amounts (other than principal) payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Loans that are maintained as Alternate Base Rate Loans from time to time. Interest that accrues under this subsection 3.5(c) shall be payable on demand.

(d) Except as otherwise expressly provided for in this subsection 3.5 or subsections 3.3(b) or 3.4(b), interest shall be payable in arrears on each Interest Payment Date.

3.6 Computation of Interest and Fees. (a) Interest in respect of Alternate Base Rate Loans, at any time that the Alternate Base Rate is determined by reference to the Prime Rate, and all fees hereunder shall be calculated on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed. Interest in respect of Eurodollar Loans and in respect of Alternate Base Rate Loans at any time that the Alternate Base Rate is determined by reference to the Federal Funds Effective Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

3.7 Certain Fees

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, a non-refundable agent’s fee in an amount previously agreed to with the Administrative Agent, payable in advance on the Closing Date and on the first day of each fiscal year of the Borrower thereafter.

(b) The Borrower agrees to pay to each Lender an upfront fee in an amount equal to 2.00% of each Lender’s Revolving Credit Commitment, such fee to be due and payable on the Closing Date.

3.8 Inability to Determine Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Borrower has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of the Alternate Base Rate Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, or (b) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not generally available to the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar markets, the Administrative Agent shall forthwith give telecopy or e-mail notice of such determination, confirmed in writing, to the Borrower and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given (i) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (ii) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans, and (iii) any outstanding Eurodollar Loans shall be converted on the last day of the then current Interest Period applicable thereto into Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no Alternate Base Rate Loans shall be converted to Eurodollar Loans.

3.9 Pro Rata Treatment and Payments. (a) Except to the extent otherwise provided herein, each borrowing of Loans by the Borrower from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the Revolving Credit Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced.

(b) Whenever any payment received by the Administrative Agent under this Agreement or the Notes or any other Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement:

(i) If the Administrative Agent has not received a Payment Sharing Notice (or, if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement and the other Credit Documents; second, to the payment of all expenses due and payable under subsection 10.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable under subsections 2.2 and 2.8, ratably among the Lenders in accordance with the Revolving Credit Commitment Percentage of each Lender of the Commitment for which such payment is owed and, in the case of the Issuing Lender, the amount retained by the Issuing Lender for its own account pursuant to subsection 2.8; fourth, to the payment of interest then due and payable on the Loans and the L/C Obligations ratably in accordance with the aggregate amount of interest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans and the L/C Obligations which is then due and payable ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender; or

(ii) If the Administrative Agent has received a Payment Sharing Notice which remains in effect, all payments received by the Administrative Agent under this Agreement or the Notes shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of all amounts described in clauses “first” through “third” of the foregoing clause (i) in the order set forth therein; second, to the payment of the interest accrued on all Loans and L/C Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount of all Loans and L/C Obligations then due and payable and owed to such Lender; and third, to the payment of the principal amount of all Loans and L/C Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to such Lender.

(c) If any Lender (a “Non-Funding Lender”) has (x) failed to make a Loan required to be made by it hereunder, and the Administrative Agent has determined that such Lender is not likely to make such Loan or (y) given notice to the Borrower or the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Loan, in each case whether by reason of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, or otherwise, (i) any payment made on account of the principal of the Loans outstanding shall be made as follows:

(A) in the case of any such payment made on any date when and to the extent that in the determination of the Administrative Agent the Borrower would be able under the terms and conditions hereof to reborrow the amount of such payment under the Commitments and to satisfy any applicable conditions precedent set forth in Section 5 to such reborrowing, such payment shall be made on account of the outstanding Loans held by the Lenders other than the Non-Funding Lender pro rata according to the respective outstanding principal amounts of the Loans of such Lenders; and

(B) otherwise, such payment shall be made on account of the outstanding Loans held by the Lenders pro rata according to the respective outstanding principal amounts of such Loans; and

(ii) any payment made on account of interest on the Loans shall be made pro rata according to the respective amounts of accrued and unpaid interest due and payable on the Loans with respect to which such payment is being made. The Borrower agrees to give the Administrative Agent such assistance in making any determination pursuant to subparagraph (i)(A) of this paragraph as the Administrative Agent may reasonably request. Any such determination by the Administrative Agent shall be conclusive and binding on the Lenders.

(d) All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders not later than 2:00 p.m. (New York time) on the date due at the office designated by the Administrative Agent in lawful money of the United States and in immediately available funds; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by on the next succeeding Business Day. The Administrative Agent shall promptly distribute such payments in accordance with the provisions of subsection 3.9(b) upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Revolving Credit Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with subsection 3.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 3.9(e) shall be conclusive absent manifest error. If such Lender’s Revolving Credit Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder (in lieu of any otherwise applicable interest), on demand, from the Borrower, without prejudice to any rights which the Borrower or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 3.9 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(f) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(g) All payments and optional prepayments (other than prepayments as set forth in subsection 3.11(A) with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations shall be applied in accordance with the application arrangements described in the Intercreditor Agreement.

3.10 Illegality. Notwithstanding any other provision herein, if any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement shall (a) make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement or (b) make it impracticable for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of Alternate Base Rate Loans into Eurodollar Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans for the duration of the respective Interest Periods (or, if permitted by applicable law, at the end of such Interest Periods) and all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s Alternate Base Rate Loans. The Borrower hereby agrees to pay any Lender, promptly upon its demand, any amounts payable pursuant to subsection 3.12 in connection with any conversion in accordance with this subsection 3.10 (such Lender’s notice of such costs, as certified in reasonable detail as to such amounts to the Borrower through the Administrative Agent, to be conclusive absent manifest error).

3.11 Requirements of Law; Taxes (A) (a) In the event that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date that any lender becomes a Lender party to this Agreement:

(i) does or shall subject any such Lender or its Eurodollar Lending Office to any Tax with respect to this Agreement, the Notes or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender or its Eurodollar Lending Office of principal, the commitment fee, interest or any other amount payable hereunder (except for (x) net income and franchise taxes imposed on the net income of such Lender or its Eurodollar Lending Office by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s Eurodollar Lending Office is located or any political subdivision or taxing authority thereof or therein, including changes in the rate of tax on the overall net income of such Lender or such Eurodollar Lending Office, (y) taxes resulting from the substitution of any such system by another system of taxation; provided that the taxes payable by Lenders subject to such other system of taxation are not generally charged to borrowers from such Lenders having loans or advances bearing interest at a rate similar to the Eurodollar Rate) and (z) Taxes addressed by subsection 3.11(B);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender or its Eurodollar Lending Office any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or its Eurodollar Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Alternate Base Rate plus 1%.

(b) In the event that any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement with respect to any such Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such

Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Borrower of such Change in Law as provided in paragraph (c) of this subsection 3.11(A), within 15 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis, as the case may be, for such reduction.

(c) The Borrower shall not be required to make any payments to any Lender for any additional amounts pursuant to this subsection 3.11(A) unless such Lender has given written notice to the Borrower, through the Administrative Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified the Borrower through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 3.11(A), the Borrower at any time thereafter may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 3.12, prepay (or convert into Alternate Base Rate Loans) all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 3.11(A) with respect to such Lender, it will, if requested by the Borrower to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); provided, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender requests compensation from the Borrower under this subsection 3.11(A), the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the Requirement of Law giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

3.11(B) (a) Any and all payments made by the Borrower or any Guarantor hereunder or under any Credit Document shall be made free and clear of and without deduction or withholding for any and all Taxes, but excluding Taxes imposed on or measured by the recipient’s net income and franchise taxes imposed in lieu of net income taxes, by a jurisdiction (or political subdivision or taxing authority thereof or therein) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or, in the case of a Lender, has its applicable lending office and (Y) Taxes imposed under Sections 1471 through 1474 of the Code (“FATCA”) with respect to payments made to a Lender or the Administrative Agent pursuant to the Credit Documents (such non-excluded Taxes being called “Indemnified Taxes”). For purposes of this Agreement, the future effective date of FATCA shall not be considered a Change in Law. In the event that any withholding or deduction from or in respect of any payment under any Credit Document is required in respect of any Taxes pursuant to any applicable law then the Borrower will, or will cause each relevant Guarantor to, (i) make such required withholding or deduction and pay directly to the relevant authority the full amount required to be so withheld or deducted in accordance with applicable law, (ii) promptly forward to the Administrative Agent documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority and (iii) in the case of any deduction or withholding for or on account of any Indemnified Taxes, pay to the Administrative Agent for the account of the Lenders and the Administrative Agent such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or the Administrative Agent (as the case may be), after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this subsection3.11(B)), will equal the full amount such Lender or the Administrative Agent (as the case may be) would have received had no such withholding or deduction been required.

(b) In addition, Borrower or the relevant Guarantor (as applicable) will pay any present or future stamp or documentary taxes or any other excise, property, intangible, mortgage, recording or similar taxes, charges or similar levies of any jurisdiction, and all liabilities (including for penalties and interest) arising therefrom or with respect thereto, in each case arising from any payment made under any Credit Document or from the execution, delivery or registration of, or otherwise with respect to, any Credit Document (collectively, “Other Taxes”).

(c) The Borrower or the relevant Guarantor (as applicable) will indemnify each Lender and the Administrative Agent, as the case may be, for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this subsection 3.11(B)) paid by such Lender or Administrative Agent (as the case may be), whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 20 days after the date such Lender or Administrative Agent (as the case may be) makes written demand therefor. Such written demand shall set forth the amount of such indemnification, and shall be presumed to be correct in the absence of manifest error. Neither the Borrower nor any relevant Guarantor shall be obliged to make a payment to any Lender or the Administrative Agent pursuant to subsection 3.11(B)(a) or (b) in respect of any penalties or interest attributable to any Indemnified Taxes and Other Taxes if such penalties or interest are attributable to the gross negligence or willful misconduct of such Lender or Administrative Agent. After a Lender or the Administrative Agent receives notice of the imposition of the Indemnified Taxes or Other Taxes that are subject to this subsection 3.11(B), such Lender or Agent will act in good faith to promptly notify the Borrower of its obligations thereunder; provided, that the failure to provide such notice shall not relieve the Borrower of the Borrower’s obligation to indemnify such Lender or Administrative Agent pursuant to this subsection 3.11(B). For purposes of this subsection 3.11, a distribution hereunder by the Administrative Agent to or for the account of any Lender or the Administrative Agent shall be deemed a payment by the Borrower.

As soon as practical after the date of any payment of Indemnified Taxes or Other Taxes by the Borrower or any Guarantor, as applicable, pursuant to this subsection 3.11(B), the Borrower or the Guarantors (as applicable) will furnish to the Administrative Agent, evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower or the relevant Guarantor (as applicable) fails to remit to the Administrative Agent, for the account of the respective Lenders and the Administrative Agent, such documentary evidence, the Borrower shall indemnify the Lenders and the Administrative Agent for any incremental taxes, interest, penalties or other costs (including reasonable attorneys’ fees and expenses) that may become payable by any Lender or the Administrative Agent as a result of any such failure.

(d) Each Lender (and in case of an Assignee on the date it becomes a Lender) that is a United States Person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower, with a copy to the Administrative Agent, U.S. Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender (and in case of an Assignee on the date it becomes a Lender) that is not a United States Person (as defined in Section 7701(a)(30) of the Code) for federal income tax purposes either (1) in the case of a Lender that is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represents to Borrower (for the benefit of the Borrower and the Administrative Agent) that under applicable law and treaties no taxes are required to be withheld by the Borrower or the Administrative

Agent with respect to any payments to be made to such Lender in respect of the Loans or the L/C Participating Interests, (ii) agrees to furnish to the Borrower, with a copy to the Administrative Agent, either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (wherein such Lender claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) agrees (for the benefit of the Borrower and the Administrative Agent), to the extent it may lawfully do so at such times, to provide the Borrower, with a copy to the Administrative Agent, a new Form W-8ECI or Form W-8BEN upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Lender, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption or (2) in the case of a Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees to furnish to the Borrower, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit E (any such certificate, a “Subsection 3.11(B)(d)(2) Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, certifying to such Lender’s legal entitlement at the Closing Date (or, in the case of an Assignee, on the date it becomes a Lender) to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to all payments to be made under this Agreement, and (ii) agrees, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement. Notwithstanding any provision of this subsection 3.11(B) to the contrary, the Borrower shall have no obligation to pay any amount to or for the account of any Lender (or the Eurodollar Lending Office of any Lender) on account of any Indemnified Taxes pursuant to this subsection 3.11(B), to the extent that such amount results from (i) the failure of any Lender to comply with its obligations pursuant to this subsection 3.11(B)(d) or (ii) any representation made or deemed to be made by any Lender pursuant to this subsection 3.11(B)(d) proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made, except where such Lender’s failure to comply with its obligations pursuant to subsection 3.11B(d) or any such incorrect, false or misleading representation made or deemed to have been made by such Lender results from a Change of Law after the Closing Date. Notwithstanding anything to the contrary contained elsewhere in this Agreement, but subject to the immediately preceding sentence, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in subsection 3.11(B)(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as a result of any Change in Law after the Closing Date relating to the deducting or withholding of income or similar Taxes. The Borrower shall not be required to increase any amounts payable to any Lender or Assignee with respect to any Indemnified Taxes that are United States withholding taxes imposed on amounts payable to such Lender or Assignee at the time such Lender or its Assignee becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Indemnified Taxes pursuant to this subsection 3.11(B).

(e) A certificate in reasonable detail as to any amounts submitted by such Lender, through the Administrative Agent, to the Borrower, shall be conclusive in the absence of manifest error. The covenants contained in this subsection 3.11 shall survive the termination of this Agreement and repayment of the Loans.

3.12 Indemnity. The Borrower agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense (but without duplication of any amounts payable as default interest) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any the loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Borrower in making a borrowing after the Borrower has given a notice in accordance with subsection 3.1 or in making a conversion of Alternate Base Rate Loans to Eurodollar Loans or in continuing Eurodollar Loans as such, in either case, after the Borrower has given notice in accordance with subsection 3.2, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with subsection 3.4 or (d) a payment or prepayment of a Eurodollar Loan or conversion (including without limitation, as a result of subsection 3.4 and/or a conversion pursuant to subsection 3.10) of any Eurodollar Loan into an Alternate Base Rate Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder (but excluding loss of profit). This covenant shall survive termination of this Agreement and repayment of the Loans.

3.13 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Revolving Credit Termination Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and on the dates set forth in subsection 3.5.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and the Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 3.13(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender or to repay any other obligations in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, it will execute and deliver to such Lender a promissory note evidencing the Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Note”).

3.14 Replacement of Lenders. In the event that any Lender or the Issuing Lender (w) is a Non-Funding Lender, (x) exercises its rights pursuant to subsection 3.10 or requests payments pursuant to subsections 2.9 or 3.11 or (y) refuses to consent to any amendment or waiver under any Credit Document which pursuant to the terms of subsection 10.1 requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent (a “Non-Consenting Lender”), the Borrower may require, at its own expense (including payment of any processing fees under subsection 10.6(b)) and subject to subsection 3.12, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with subsection 10.6) all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and under its Note and its interest in the Letters of Credit) to a bank, financial institution or other entity specified by the Borrower (a “Replacement Lender”); provided that (i) such assignment shall be made in accordance with subsection 10.6(b) (except as otherwise provided in this subsection) and shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not unreasonably be withheld, to such assignment (provided that no such consent shall be required for any such assignment to a Lender, an Affiliate of a Lender or an Approved Fund), (iii) the Borrower shall have paid to the assigning Lender or the Issuing Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to subsections 2.9, 3.10, 3.11 and 3.12) and (iv) in the case of a required assignment by the Issuing Lender, the Letters of Credit shall be canceled and returned to the Issuing Lender.

3.15 Reliance on Representation of the Borrower. The Borrower hereby agrees that the Administrative Agent and the Lenders may rely on any representation, warranty, certificate, notice, document or telephone request which purports to be executed or made, and which the Administrative Agent or the Lenders in good faith believe to have been executed or made, by the Borrower or any of its authorized officers, and the Borrower further agrees to indemnify and hold the Administrative Agent and the Lenders harmless for any action, including the making of the borrowings hereunder, and any loss or expense, taken or incurred by any of them as a result of their good faith reliance upon any such representation, warranty, certificate, notice, document or telephone request.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lender to issue, and the Participating Lenders to participate in, the Letters of Credit, each Borrower hereby represents and warrants to each Lender and the Administrative Agent as of the Closing Date and as of the making of any extension of credit hereunder:

4.1 Financial Condition

(a) The audited consolidated balance sheet of Bermuda Holdings and its consolidated Subsidiaries as at February 22, 2009, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly, in all material respects, the consolidated financial condition of Bermuda Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as approved by such accountants and disclosed therein).

(b) The unaudited consolidated balance sheet of Bermuda Holdings and its consolidated Subsidiaries as at November 22, 2009, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, copies of which have heretofore been furnished to each Lender, present fairly, in all material respects, the consolidated financial condition of Bermuda Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended, subject to normal year-end adjustments. All such financial statements, including the related schedules thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Bermuda Holdings and its

Subsidiaries as of November 22, 2009 did not have, and since such date and prior to the Closing Date did not incur, assume or create, any material Contingent Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or in the financial statements referred to in paragraph (a) of this subsection (other than foreign exchange transactions in the ordinary course of business as permitted by subsection 7.8).

(c) The unaudited consolidated pro forma balance sheet of Bermuda Holdings and its consolidated Subsidiaries, as of November 22, 2009, certified by a Responsible Officer of Bermuda Holdings (the “Pro Forma Balance Sheet”), copies of which have been furnished to each Lender, is the unaudited balance sheet of Bermuda Holdings and its consolidated Subsidiaries adjusted to give effect (as if such events had occurred on such date) to (i) the Refinancing, (ii) the incurrence of the Loans and the issuance of the Letters of Credit to be incurred or issued, as the case may be, on the Closing Date, (iii) the issuance of the Senior Secured Notes on the Closing Date and (iv) the incurrence of all other Indebtedness that Bermuda Holdings and its consolidated Subsidiaries expect to incur, and the payment of all amounts Bermuda Holdings and its consolidated Subsidiaries expect to pay, in connection with the Transactions. The Pro Forma Balance Sheet was prepared based on good faith assumptions in accordance with GAAP and is based on information believed by Bermuda Holdings to be reasonable and correct as of the date of delivery thereof and presents fairly, in all material respects, on a pro forma basis the financial position of Bermuda Holdings and its consolidated Subsidiaries as of November 22, 2009, as adjusted, as described above, assuming that the events specified in the preceding sentence had actually occurred as of such date.

(d) The Projections delivered to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on assumptions believed to be reasonable when such Projections were prepared, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.

(e) On and as of the Closing Date and each Borrowing Date and after giving effect to the Transactions and to all Indebtedness (including the Loans and the Senior Secured Notes) being incurred or assumed and Liens created by the Credit Parties in connection therewith on such date, (i) the sum of the fair value of the assets, at a fair valuation, of each Credit Party and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the sum of the present fair salable value of the assets of each Credit Party and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (iii) each Credit Party and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iv) each Credit Party and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this subsection 4.1(e), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

4.2 No Change. (a) Since February 22, 2009, no event, change or effect has occurred and is continuing (other than, in each case, as described in (x) the default letter delivered by the Borrower to the administrative agent under the Original First Lien Credit Agreement on March 9, 2010, or (y) the

default letter delivered by the Borrower to the administrative agent under the Second Lien Credit Agreement on March 9, 2010) which has had, or would reasonably be expected to have, a Material Adverse Effect and (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of Bermuda Holdings or Stratus Bermuda nor has any of the Capital Stock of Bermuda Holdings or Stratus Bermuda been redeemed, retired, repurchased or otherwise acquired for value by Bermuda Holdings, Stratus Bermuda or any of their Subsidiaries, except as permitted under this Agreement.

4.3 Existence; Compliance with Law. Bermuda Holdings and each of its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation except to the extent the failure of any Tier 2 Foreign Entity or immaterial Tier 1 Foreign Entity or Domestic Entity to be duly authorized and validly existing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all applicable statutes, laws, ordinances, rules, orders, permits and regulations of any governmental authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance would not reasonably be expected to have a Material Adverse Effect. Neither Bermuda Holdings nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that any such Person is not in compliance with federal, state, local or foreign laws, ordinances, rules and regulations except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization. Each Credit Party has the power and authority to make, deliver and perform each of the Credit Documents to which it is a party, and the Borrower has the power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and the Borrower has taken all necessary action to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or for the validity or enforceability in accordance with its terms against any Credit Party, of any Credit Document except for consents, authorizations and filings which have been obtained or made and are in full force and effect and except (i) such consents, authorizations and filings, the failure to obtain or perform (x) which would not reasonably be expected to have a Material Adverse Effect and (y) which would not adversely affect the validity or enforceability of any of the Credit Documents, and (ii) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents.

4.5 Enforceable Obligations. This Agreement has been, and each of the other Credit Documents has been or will be, duly executed and delivered on behalf of each Credit Party that is party thereto. This Agreement and each of the other Credit Documents constitute the legal, valid and binding obligation of each Credit Party that is party thereto, and is enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.6 No Legal Bar. The execution, delivery and performance of each Credit Document, the incurrence or issuance of and use of the proceeds of the Loans and of drawings under the Letters of Credit and the transactions contemplated by the Credit Documents, (a) will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon Bermuda Holdings or any of its Subsidiaries or any of their respective properties or assets, in any manner which, individually or in the aggregate, (i) would give rise to any liability on the part of the Administrative Agent or any Lender or (ii) would have a Material Adverse Effect, and (b) will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and other Permitted Liens.

4.7 No Material Litigation. Other than as set forth on Schedule 4.7, (i) no litigation by, investigation known to the Borrower by, or proceeding of, any Governmental Authority is pending against Bermuda Holdings or any of its Subsidiaries with respect to the validity, binding effect or enforceability of any Credit Document, the Loans made hereunder, the use of proceeds thereof, or of any drawings under a Letter of Credit and the other transactions contemplated hereby and (ii) no lawsuits, claims, proceedings or investigations are pending or, to the best knowledge of the Borrower, threatened against or affecting Bermuda Holdings or any of its Subsidiaries or any of their respective properties, assets, operations or businesses (including after giving effect to the Transactions), in which there is a probability of an adverse determination, and is reasonably likely, if adversely decided, to have a Material Adverse Effect.

4.8 Investment Company Act. Neither Bermuda Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

4.9 Use of Proceeds; Federal Regulation

(a) All proceeds of the Loans and the Letters of Credit will be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries.

(b) No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used for any purpose which violates the provisions of Regulation T, U or X of the Board. Neither Bermuda Holdings nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

4.10 No Default. Bermuda Holdings and each of its Subsidiaries (a) have performed all material obligations required to be performed by them under their respective Contractual Obligations and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default would not reasonably be expected to have a Material Adverse Effect and (b) are not in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11 Taxes. Bermuda Holdings and each of its Subsidiaries has filed or caused to be filed all material tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of Bermuda Holdings or its Subsidiaries, as the case may be); and, to the knowledge of the Borrower, no tax Lien has been filed, and, no written claim is being asserted, with respect to any such tax, fee or other charges.

4.12 Subsidiaries. The Subsidiaries of Bermuda Holdings as of the Closing Date and their jurisdictions of incorporation are as set forth on Schedule 4.12.

4.13 Ownership of Property; Liens. As of the Closing Date and as of the making of any extension of credit hereunder (subject to transfers and dispositions of property permitted under subsection 7.5), Bermuda Holdings and each of its Subsidiaries has good and valid title to all of its respective material assets (other than real property or interests in real property) in each case free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever except Permitted Liens. With respect to real property or interests in real property, as of the Closing Date, Bermuda Holdings and each of its Subsidiaries has (i) fee title to all of the real property listed on Schedule 4.13 under the heading “Fee Properties” (each, a “Fee Property”), and (ii) good and valid title to the leasehold estates in all of the real property leased by it and, in the case of any such leasehold estates located in the United States with a base aggregate annual rent in excess of $100,000, listed on Schedule 4.13 under the heading “Leased Properties” (each, a “Leased Property”), in each case, free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) Permitted Liens and (B) as to Leased Property, the terms and provisions of the respective lease therefor, including, without limitation, the matters set forth on Schedule 4.13, and any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Fee Properties and the Leased Properties constitute, as of the Closing Date, all of the real property owned in fee or leased by Bermuda Holdings and its Subsidiaries in the United States (other than leased Real Property the combined base aggregate annual rent of which does not exceed $100,000).

4.14 ERISA. Neither a Reportable Event nor a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied during such period in all respects with its terms and he applicable provisions of ERISA and the Code except for any noncompliance that would not result in a material liability to Bermuda Holdings or any of its Subsidiaries. None of Bermuda Holdings, any of its Subsidiaries or any Commonly Controlled Entity has been involved in any transaction, and no condition exists, that would cause Bermuda Holdings or any of its Subsidiaries to be subject to material liability with respect to a Plan to which Bermuda Holdings or any of its Subsidiaries or any Commonly Controlled Entity contributed or was obligated to contribute during the six-year period ending on the date this representation is made or deemed made; or incurred any material liability under Title IV of ERISA which would become or remain a material liability of Bermuda Holdings or any of its Subsidiaries after the Closing Date. No termination of a Single Employer Plan has occurred, and no Lien with respect to a Plan has arisen, during such five-year period that has not been satisfied in full. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, if it became a liability of Bermuda Holdings or any of its Subsidiaries, would be a material liability. Neither Bermuda Holdings, nor any of its Subsidiaries nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that resulted in a liability that has not been satisfied in full, and neither Bermuda Holdings, nor any of its Subsidiaries nor any Commonly

Controlled Entity would become subject to any liability under ERISA if Bermuda Holdings or any of its Subsidiaries or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in either case that would result in a material liability to Bermuda Holdings or any of its Subsidiaries. To the knowledge of Bermuda Holdings, no such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of Bermuda Holdings, its Subsidiaries and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount which, if it became a liability of Bermuda Holdings or any of its Subsidiaries, would be a material liability except to the extent that such liability is properly reflected on Bermuda Holdings’ financial statements. For purposes of this subsection 4.14, a material liability shall mean a liability exceeding $5,000,000. No Plan has applied for or received a waiver of the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) or an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. No proceedings have been instituted to terminate or appoint a trustee to administer any Single Employer Plan.

4.15 Collateral Agreements. (a) Upon execution and delivery thereof by the parties thereto, the Collateral Agreement will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties (as defined in the Collateral Agreement), a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of Pledged Stock described in the Collateral Agreement, when stock certificates representing or constituting such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified on Schedule 4.15(b) in appropriate form are filed in the offices specified on Schedule 4.15(b), the Collateral Agreement shall, subject to the existence of Permitted Liens, constitute first liens on, and perfected security interests in, all rights, title and interest of the Credit Parties in such Collateral (except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the Uniform Commercial Code of the relevant jurisdiction), as security for the Obligations.

(b) Upon execution and delivery thereof by the relevant Credit Party, each Mortgage delivered pursuant to subsection 6.9 will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein, and upon recording the Mortgages in the jurisdictions in which the property covered by such Mortgage is located (and/or such other actions as may be required under the relevant local law in respect of foreign mortgages and which are to be performed pursuant to subsection 6.9(d)), such security interests will, subject to the existence of Permitted Liens, constitute first liens on, and perfected security interests in, all rights, title and interest of the debtor party thereto in the collateral described therein.

4.16 Copyrights, Patents, Permits, Trademarks and Licenses. Schedule 4.16 sets forth a true and complete list as of the Closing Date of all material registered trademarks, trade names, service marks, patents, pending patent applications and registered copyrights and applications therefor owned, used or filed by or licensed to Bermuda Holdings and its Subsidiaries and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth on Schedule 4.16, Bermuda Holdings or one of its Subsidiaries owns or has the right to use, registered trademarks, trade names, service marks, patents, pending patent applications and copyrights and applications therefor referred to in such Schedule. Except as set forth on Schedule 4.16, to the best knowledge of Borrower, no claims are pending by any Person with respect to the ownership, validity, enforceability of Bermuda Holdings’ or any Subsidiary’s use of any such registered trademarks, trade names, service marks, patents, pending patent applications and copyrights, or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims would not reasonably be expected to have a Material Adverse Effect.

4.17 Environmental Matters. Except insofar as any exceptions to the following, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a) to the best knowledge of the Borrower, the properties owned, leased, or otherwise operated by Bermuda Holdings or any of its Subsidiaries do not contain, and have not previously contained, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts, concentrations or conditions that constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws or otherwise result in costs to Bermuda Holdings or any of its Subsidiaries;

(b) to the best knowledge of the Borrower, the properties owned or leased, or otherwise operated by Bermuda Holdings or any of its Subsidiaries and all operations and facilities at such properties are in compliance with all Environmental Laws, and there is no contamination or violation of any Environmental Law which could interfere with the continued operation of, or impair the fair saleable value of, such property;

(c) neither Bermuda Holdings nor any of its Subsidiaries has received or is aware of any written complaint, notice of violation, alleged violation, or notice of investigation or of potential liability (including, without limitation, as relates to any potentially responsible party status) under Environmental Laws or with respect to any Hazardous Materials with regard to Bermuda Holdings or its Subsidiaries, nor does Bermuda Holdings or any of its Subsidiaries have knowledge that any such action is being contemplated, considered or threatened;

(d) to the best knowledge of the Borrower, Hazardous Materials have not been generated, treated, stored or disposed of at, on or under any properties presently or formerly owned, leased, or otherwise operated by Bermuda Holdings or any of its Subsidiaries, nor have any Hazardous Materials been transported from any such property, or come to be located at any other property, in violation of or in a manner that could reasonably give rise to liability under any Environmental Laws; and

(e) there are no governmental, administrative, or judicial actions or proceedings pending or, to the best knowledge of the Borrower, threatened under any Environmental Law to which Bermuda Holdings or any of its Subsidiaries is a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, other than permits authorizing operations by Bermuda Holdings or any of its Subsidiaries, outstanding relating to compliance with or liability under any Environmental Law.

4.18 Accuracy and Completeness of Information. The factual statements contained in the financial statements referred to in subsection 4.1, the Credit Documents (including the schedules thereto) and any other certificates or documents furnished or to be furnished to the Administrative Agent or the Lenders from time to time in connection with this Agreement, taken as a whole, do not and will not, to the best knowledge of the Borrower, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein or therein, such knowledge qualification being given only with respect to factual statements made by Persons other than the Borrower or any of its Subsidiaries; provided that with respect to projected financial information, the Borrower represents only that such information has been and will be prepared in good faith based upon assumptions (in accordance with GAAP) believed by the Borrower to be reasonable at the time.

4.19 Anti-Terrorism Law; Foreign Corrupt Practices Act. (a) Neither Bermuda Holdings nor any of its Subsidiaries is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107- 56 (the “Patriot Act”).

(b) Neither Bermuda Holdings nor any of its Subsidiaries is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) Neither Bermuda Holdings nor any of its Subsidiaries (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in subsection 4.19(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) Neither Bermuda Holdings nor any of its Subsidiaries, nor any director or officer thereof, has, in the course of its actions for, or on behalf of, Bermuda Holdings or its Subsidiaries, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Loans and Letters of Credit. The obligation of each Lender to make its Loans, and the obligation of the Issuing Lender to issue any Letter of Credit, on the Closing Date are subject to the satisfaction, or waiver by such Lender, immediately prior to or concurrently with the making of such Loans or the issuance of such Letters of Credit, as the case may be, of the following conditions:

(a) Agreement; Notes. The Administrative Agent shall have received (i) a counterpart of this Agreement for each Lender, duly executed and delivered by a duly authorized officer of each of the Administrative Agent, the Syndication Agent, each Lender and the Borrower and (ii) for the account of each Revolving Credit Lender requesting the same pursuant to subsection 4.13, a Note of the Borrower conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

(b) PATRIOT Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, and under or in respect of applicable Anti-Terrorism Laws including the Executive Order and the Patriot Act.

(c) Senior Secured Notes. (i) The Borrower and Stratus Bermuda shall have received gross cash proceeds of not less than $207,281,500 from the issuance of the Senior Subordinated Notes in a public offering or in a Rule 144A or other private placement to one or more holders. (ii) The Administrative Agent shall have received an executed copy of the Indenture and all other documentation governing the Senior Secured Notes which shall be reasonably satisfactory to it (provided that the terms and conditions of the Senior Secured Notes contained in the preliminary offering memorandum dated March 23, 2010 in respect of such Senior Secured Notes are satisfactory to the Administrative Agent).

(d) Second Lien Facility Amendment. The Administrative Agent shall have received executed copies of the Second Lien Facility Amendment and all documentation relating thereto, in form and substance reasonably satisfactory to it, and all conditions precedent to the effectiveness of the Second Lien Facility Amendment shall have been satisfied such that the Second Lien Facility Amendment shall have become effective in accordance with its terms.

(e) Intercreditor Agreement. The Administrative Agent shall have received the Intercreditor Agreement executed and delivered by the parties thereto.

(f) Consummation of the Refinancing.

(i) On or prior to the Closing Date, the commitments under the Original First Lien Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated, or supported hereunder by Letters of Credit, and all other amounts owing pursuant to the Original First Lien Credit Agreement shall have been repaid in full, in each case using the gross cash proceeds received from the issuance and sale of the Senior Secured Notes, and the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this subsection have been satisfied at such time.

(ii) On or prior to the Closing Date, the creditors under the Original First Lien Credit Agreement shall have terminated and released all Liens on the Capital Stock of and assets owned by Bermuda Holdings and its Subsidiaries, and the Administrative Agent shall have received all such releases as may have been requested by it, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g) Financial Statements. The Administrative Agent shall have received the Pro Forma Balance Sheet, together with a certificate of the Borrower to the effect that such Pro Forma Balance Sheet fairly presents in all material respects the pro forma financial position of Bermuda Holdings and its consolidated Subsidiaries and was prepared in good faith, and the financial statements described in subsection 4.1.

(h) Fees. The Agents, the Lead Arranger and the Lenders shall have received all fees, expenses and other consideration presented for payment required to be paid or delivered on or before the Closing Date.

(i) Lien Searches; Lien Perfection. (i) The Administrative Agent shall have received substantially all of the results of a search of Uniform Commercial Code, tax and judgment filings made with respect to Bermuda Holdings and its Subsidiaries in the jurisdictions set forth on Schedule 4.15(b) with respect to which it has requested such search, together with copies of financing statements disclosed by such searches and such searches shall disclose no Liens on any assets encumbered by any Security Document, except for Liens permitted hereunder or, if unpermitted Liens are disclosed, the Administrative Agent shall have received reasonably satisfactory evidence of the release of such Liens and (ii) the Administrative Agent shall have received each document (including any Uniform Commercial Code financing statements), necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents, in proper form for filing; provided that the Administrative Agent may, in the reasonable exercise of its discretion, consent to an extension of time with respect to any such document or action relating to the perfection of Liens in Collateral located in or governed by the laws of a jurisdiction other than the United States or a political subdivision thereof.

(j) Subsidiary Guaranty, Collateral Agreement; Pledged Stock; Pledged Notes. The Administrative Agent shall have received (i) the Subsidiary Guaranty, (ii) the Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, (iii) the Bermuda Holdings Pledge Agreement executed and delivered by Bermuda Holdings, (iv) the Stratus Bermuda Cyprus Pledge Agreement and the Stratus Bermuda Irish Law Pledge Agreement executed and delivered by Stratus Bermuda, (v) an Acknowledgement and Consent in the form attached to the Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Credit Party, (vi) the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Collateral Agreement, the Bermuda Holdings Pledge Agreement, the Stratus Bermuda Cyprus Law Pledge Agreement and the Stratus Bermuda Irish Law Pledge Agreement, respectively, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (vii) the Pledged Notes, together with an undated allonge for each such Pledged Note executed in blank by a duly authorized officer of the pledgor thereof.

(k) Indebtedness. After giving pro forma effect to the Transactions, Bermuda Holdings and its Subsidiaries shall have no (i) outstanding preferred stock and (ii) Indebtedness other than any Indebtedness permitted under subsection 7.1 hereof.

(l) Legal Opinions. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, an opinion of (i) Gibson, Dunn & Crutcher LLP, counsel to the Credit Parties, in substantially the form of Exhibit F, (ii) Mouaimis & Mouaimis, special Cyprus counsel to SRA Technologies Cyprus Limited, in substantially the form of Exhibit G-1, (iii) A&L Goodbody, special Ireland counsel to Stratus Technologies Ireland Limited, in substantially the form of Exhibit G-2, and (iv) Cox Hallett Wilkinson, special Bermuda Counsel to Bermuda Holdings and Stratus Bermuda, in substantially the form of Exhibit G-3, in each case, with such changes thereto as may be approved by the Administrative Agent and its counsel.

(m) Closing Certificate. The Administrative Agent shall have received a closing certificate of the Borrower, each other Credit Party, Bermuda Holdings and Stratus Bermuda, dated the Closing Date, in substantially the form of Exhibits H-1, H-2, H-3 and H-4, respectively, with appropriate insertions and attachments, in form and substance satisfactory to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or other appropriate officers or representatives) of the Borrower, each other Credit Party, Bermuda Holdings and Stratus Bermuda, respectively.

(n) Solvency Certificate. The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower in form and substance reasonably satisfactory to it which shall document the solvency of Bermuda Holdings and its Subsidiaries taken as a whole, after giving pro forma effect to the consummation of the Transactions and the other transactions and related financings contemplated hereby.

(o) Insurance. The Administrative Agent shall have received (i) a schedule describing all insurance maintained by Bermuda Holdings and its respective Subsidiaries pursuant to subsection 6.5 and (ii) binders or certificates of insurance (or other customary evidence as to the obtaining and maintenance by Bermuda Holdings of such insurance) for each policy set forth on such schedule insuring against casualty and other usual and customary risks.

(p) Maximum Leverage Ratio. As of the Closing Date and after giving pro forma effect to the Transactions, the ratio of (i) all Consolidated Indebtedness (net of unrestricted cash and Cash Equivalents) of Bermuda Holdings and its Subsidiaries to (ii) Consolidated EBITDA for each of the (x) twelve-month period ended November 22, 2009 and (y) twelve-month period ended February 28, 2010, shall be no greater than 5.40: 1:00.

(q) Consents and Approvals. All necessary governmental and other third party authorizations, consents, approvals or waivers required in connection with the execution, delivery and performance by the Credit Parties, and the validity and enforceability against the Credit Parties, of the Credit Documents to which any of them is a party, or otherwise in connection with the transactions contemplated by the Credit Documents, shall have been obtained or made and remain in full force and effect, and Bermuda Holdings and its Subsidiaries shall not be subject to any contractual or other restrictions that would be violated by the transactions contemplated hereby, including the granting of security interests and guarantees required by this Agreement (except where the failure to do so would not reasonably be expected to have a Material Adverse Effect).

5.2 Conditions to All Loans and Letters of Credit. The obligation of each Lender to make any Loan and the obligation of the Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing as required by subsection 3.1(a) (or such notice shall have been deemed given in accordance with subsection 3.1(a)) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by subsection 2.4(a).

(b) Representations and Warranties. Each of the representations and warranties made in or pursuant to Section 4 or which are contained in any other Credit Document shall be true and correct in all material respects on and as of the date of such Loan or of the issuance of such Letter of Credit as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Loan to be made or such Letter of Credit to be issued on such Borrowing Date.

Each borrowing hereunder and the issuance of each Letter of Credit by the Issuing Lender hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing or issuance that the conditions in clauses (a), (b) and (c) of this subsection 5.2 have been satisfied.

5.3 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the actions set forth in Schedule 5.3 (the “Post-Closing Actions”) shall have been taken within the time periods prescribed therein.

(b) All conditions precedent, covenants and representations contained in this Agreement and the other Credit Documents shall be deemed modified (and, in the case of conditions precedent, waived) to the extent necessary to effect the foregoing (and to permit the taking of the actions described in Schedule 5.3 within the time periods required therein, rather than as elsewhere provided in the Credit Documents), provided that to the extent any representation and warranty in this Agreement or any other Credit Document would not be true because such actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this subsection 5.3 and Schedule 5.3 (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects at such time as of such earlier date). The acceptance of the benefits of each Borrowing Date shall constitute a representation, warranty and covenant by the Borrower to the Administrative Agent and each of the Lenders that the actions required pursuant to Schedule 5.3 will be, or have been, taken within the relevant time periods referred to therein and that, at such time as such actions will be, or have been taken, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct in all material respects without any modification pursuant to this subsection 5.3 (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects at such time as of such earlier date), and the parties hereto acknowledge and agree that the failure to take any of the actions required under Schedule 5.3, within the relevant time periods required therein, shall give rise to an immediate Event of Default pursuant to this Agreement.

SECTION 6. AFFIRMATIVE COVENANTS

Bermuda Holdings hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Credit Documents, it shall, and, in the case of the agreements contained in subsections 6.3 through 6.6, and 6.8 through 6.9, Bermuda Holdings and the Borrower shall cause each of their Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (which furnishing may be made to the Administrative Agent via a secured internet web page or via delivery of a hard copy to the Administrative Agent with sufficient copies for each Lender which the Administrative Agent shall promptly furnish to each Lender):

(a) as soon as available, but in any event within 95 days after the end of each fiscal year of Bermuda Holdings, a copy of the audited consolidated balance sheet of Bermuda Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of stockholders’ equity and cash flows and the audited consolidated statements of income of Bermuda Holdings and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year and, in the case of the consolidated balance sheet referred to above, reported on, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, by independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of Bermuda Holdings, the unaudited consolidated balance sheet of Bermuda Holdings and its Subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of Bermuda Holdings and its Subsidiaries for such quarterly period and the portion of the fiscal year of Bermuda Holdings through such date, setting forth in each case in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by the Borrower and furnished to the Administrative Agent, certified by the chief financial officer, controller or treasurer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(c) as soon as available, but in any event not later than 45 days after the beginning of each fiscal year of Bermuda Holdings after the Closing Date, a preliminary consolidated operating budget for Bermuda Holdings and its Subsidiaries taken as a whole; and as soon as available, any material revision to or any final revision of any such preliminary annual operating budget or any such consolidated operating budget;

(d) concurrently with the delivery of financial statements pursuant to subsection 6.1(a) or (b), a certificate of the chief financial officer or treasurer of the Borrower setting forth, in reasonable detail, the computations of Capital Expenditures as of the last day of the fiscal period covered by such financial statements, and the Interest Coverage Ratio as of such last day (whether or not a Covenant Compliance Period is then in effect);

(e) all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and (except in the case of the statements referred to in paragraphs (c) and (d) of this subsection 6.1) in accordance with GAAP;

(f) as soon as available, but in any event not later than 35 days after the end of the first and second month of each quarter following the Closing Date, an unaudited summary financial report of Bermuda Holdings and its Subsidiaries as at the end of each such period providing key metrics of the business; and

(g) no later than ten (10) Business Days following delivery of the Borrower’s annual financial statements pursuant to clause (a) above or delivery of the Borrower’s quarterly financial statements pursuant to clause (b) above, as the case may be, participate in a telephonic meeting with the Administrative Agent and Lenders at such time as may be agreed to by the Borrower and the Administrative Agent in order to provide a business update to Lenders.

6.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender, which the Administrative Agent shall promptly deliver to each Lender):

(a) concurrently with the delivery of the consolidated financial statements referred to in subsection 6.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under subsections 3.3(b), 3.4(b), 7.1, 7.3 and 7.5 through 7.10, insofar as such subsections relate to accounting matters, except as specified in such letter;

(b) within 15 days of the delivery of the financial statements referred to in subsections 6.1(a) and (b) (except that the certificate referred to in clause (iii) below shall be delivered concurrently with such financial statements), a certificate of the chief financial officer or treasurer of the Borrower (A) stating that, to the best of such officer’s knowledge upon due inquiry, during such period (i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the relevant entity has complied with the requirements of subsection 6.9 with respect thereto), (ii) neither Bermuda Holdings nor any of its Subsidiaries has changed its name or its jurisdiction of organization without complying with the requirements of this Agreement and the Security Documents with respect thereto, (iii) each of Bermuda Holdings and its Subsidiaries has observed or performed all of its respective covenants and other agreements, and satisfied every material condition, contained in this Agreement, the Notes and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (B) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of clause (e) of subsection 7.1, clauses (b) and (e) of subsection 7.3 and subsections 7.6 through 7.10 and any other calculations reasonably requested by the Administrative Agent with respect to the quantitative aspects of the other covenants contained herein, (C) if not specified in the financial statements delivered pursuant to subsection 6.1, specifying the aggregate amount of interest paid or accrued by Bermuda Holdings and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of Bermuda Holdings and its Subsidiaries, during such accounting period, and (D) identifying any owned Real Property of Bermuda Holdings or a Subsidiary of Bermuda Holdings acquired during such accounting period that, together with any improvements thereon, has a value of (x) in the case of Real Property of Bermuda Holdings or any Domestic Subsidiary of Bermuda Holdings, at least $2,500,000 and (y) in the case of Real Property of any Foreign Subsidiary of Bermuda Holdings, at least $5,000,000; and

(c) promptly upon receipt thereof, copies of all final reports submitted to Bermuda Holdings or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of each of Bermuda Holdings or any of its Subsidiaries made by such accountants, and, upon the request of any Lender (through the Administrative Agent), any final comment letter submitted by such accountants to management in connection with their annual audit;

(d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by Bermuda Holdings or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Bermuda Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

(e) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a management summary describing and analyzing the performance of Bermuda Holdings and its Subsidiaries during the periods covered by such financial statements; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request (through the Administrative Agent).

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Bermuda Holdings or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect and (c) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of Bermuda Holdings or any of its Subsidiaries, as the case may be.

6.4 Conduct of Business and Maintenance of Existence; Tax Returns. Continue to engage in businesses of the same general type as now conducted by it, and preserve, renew, and keep in full force and effect its corporate existence except to the extent that the failure of any Tier 2 Foreign Entity or immaterial Tier 1 Foreign Entity or Domestic Entity to do so could not have a Material Adverse Effect and take all reasonable action to maintain all material rights, material privileges, franchises, and intellectual property rights, including copyrights, patents, trademarks, service marks, and trade names necessary or desirable in the normal conduct of its business, except for rights, privileges, franchises, copyrights, patents, trademarks, service marks, and trade names the loss of which would not in the aggregate reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted by subsections 7.4 and 7.5; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Bermuda Holdings will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Bermuda Holdings or any of its Subsidiaries).

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and

(b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks (but including, in any event, public liability and business interruption insurance) as are usually insured against in the same general area by, companies engaged in the same or a similar business, and furnish to the Administrative Agent (which furnishing may be made to the Administrative Agent via a secured internet web page or via electronic mail), (i) annually, a schedule disclosing (in a manner substantially similar to that used in the schedule provided pursuant to subsection 5.1(o) all insurance against products liability risk maintained by Bermuda Holdings and its Subsidiaries pursuant to this subsection 6.5(b) or otherwise and (ii) upon written request of any Lender, full information as to the insurance carried; provided that Bermuda Holdings and its Subsidiaries may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of any Lender upon reasonable notice (made through the Administrative Agent and no more frequently than quarterly unless a Default or Event of Default shall have occurred and be continuing) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of Bermuda Holdings and its Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer or the treasurer of Bermuda Holdings.

6.7 Notices. Promptly give notice to the Administrative Agent (to be distributed by the Administrative Agent to the Lenders):

(a) of the occurrence of any Default or Event of Default;

(b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of Bermuda Holdings or any of its Subsidiaries which default or event of default has not been waived and would have a Material Adverse Effect, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which would have constituted a Default or Event of Default under this Agreement, (ii) litigation, investigation or proceeding which may exist at any time between Bermuda Holdings or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against Bermuda Holdings or any of its Subsidiaries by any Governmental Authority, which in any such case could reasonably be expected to have a Material Adverse Effect, (iii) written notice from any Governmental Authority identifying Bermuda Holdings or any of its Subsidiaries as a potentially responsible party under any Environmental Law for the cleanup of Hazardous Materials at any location, whether or not owned, leased, or operated by such Person, which could reasonably be expected to have a Material Adverse Effect, or (iv) written notice that any property owned, leased, or operated by Bermuda Holdings or any of its Subsidiaries is being listed on, or proposed for listing on, any list maintained by any Governmental Authority, including without limitation the National Priorities List (“NPL”) and the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) maintained by the U.S. Environmental Protection Agency and any similar list maintained by any other federal, state, local, or other authority;

(c) of any litigation or proceeding against Bermuda Holdings or any of its Subsidiaries (i) in which more than $3,500,000 of the amount claimed is not covered by insurance, or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;

(d) of the following events, as soon as practicable after, and in any event within 30 days after, Bermuda Holdings or any of its Subsidiaries knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan which Reportable Event could reasonably result in material liability to Bermuda Holdings and its Subsidiaries taken as a whole or (ii) the institution of proceedings or the taking of any other action by PBGC, Bermuda Holdings or any Commonly Controlled Entity or any Multiemployer Plan to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan, in each of the foregoing cases which could reasonably result in material liability to Bermuda Holdings and its Subsidiaries taken as a whole, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of a Responsible Officer of Bermuda Holdings setting forth details as to such Reportable Event and the action that Bermuda Holdings or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

(e) any notices delivered pursuant to the Second Lien Credit Agreement or the Indenture;

(f) of the commencement of a Covenant Compliance Period by no later than the second Business Day following the day on which such period commences and, within 3 Business Days after the beginning of a Covenant Compliance Period, deliver a certificate of the chief financial officer or treasurer of the Borrower showing in detail as of the end of the fiscal quarter most recently ended for which financial information is available, figures and calculations demonstrating the calculation of the Interest Coverage Ratio as of the last day of the last fiscal quarter; and

(g) of any development or event that has had a Material Adverse Effect.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (d)) stating what action Bermuda Holdings and its Subsidiaries propose to take with respect thereto.

6.8 Environmental Laws. (a) (i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain as set forth in (i) and (ii) above could reasonably be expected to result in a Material Adverse Effect. Noncompliance by Bermuda Holdings or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this subsection 6.8(a); provided that, upon learning of any such noncompliance, Bermuda Holdings and its Subsidiaries shall promptly undertake reasonable efforts to achieve compliance or to contest by appropriate proceedings any alleged noncompliance and; provided, further, that, in any case, such noncompliance, and any other noncompliance with Environmental Law and any contesting of allegations of noncompliance with Environmental Laws, individually or in the aggregate, after giving effect to any compliance efforts undertaken, would not reasonably be expected to give rise to a Material Adverse Effect.

(b) Comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to Bermuda Holdings or any of its Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith and the pendency of any and all such appeals and other challenges could not reasonably be expected to give rise to a Material Adverse Effect.

(c) Maintain, update as appropriate, and implement in all material respects an environmental program reasonably designed to (i) ensure that Bermuda Holdings and its Subsidiaries, their respective operations (including, without limitation, disposal), and any properties owned, leased or operated by any of them, attain and remain in substantial compliance with all applicable Environmental Laws; (ii) reasonably and prudently manage any liabilities or potential liabilities that Bermuda Holdings, any of its Subsidiaries, any of their respective operations (including, without limitation, disposal), and any properties owned or leased by any of them, may have under all applicable Environmental Laws; and (iii) ensure that Bermuda Holdings and its Subsidiaries undertake reasonable efforts to identify, and reasonably evaluate, issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that could give rise to Bermuda Holdings or any of its Subsidiaries being subjected to liability under any Environmental Law as a result of such acquisition.

6.9 Additional Collateral. (a) Subject to subsection 6.9(d), with respect to any assets acquired, created, or developed after the Closing Date by any Credit Party (including, without limitation, the filing of any applications for the registration or issuance of any item of material intellectual property) that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (but, in any event, excluding (i) any assets described in paragraph (b) or (c) of this subsection, (ii) assets acquired or owned pursuant to subsection 7.6(g)(i) and (iii) immaterial assets), promptly (and in any event within 30 days after the acquisition thereof or after reasonable request in accordance with clause (i) below): (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets, and (ii) take all actions necessary or advisable to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and the filing, not more often than quarterly, of any security agreements or other documents with the United States Patent and Trademark Office or the United States Copyright Office or the office of any similar foreign registry as may be reasonably requested by the Administrative Agent.

(b) With respect to any Person that is or becomes a Subsidiary (other than any Foreign Subsidiary of the Borrower or of any other U.S. Person) that has material assets or that guarantees Borrower’s obligations under the Senior Secured Notes or the Second Lien Facility, promptly (and in any event within 30 days after such Person becomes a Subsidiary): (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a new pledge agreement or such amendments to the Collateral Agreement as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by Bermuda Holdings or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of Bermuda Holdings or such Subsidiary, as the case may be, and (iii) cause such new Subsidiary (A) to become a party to the Subsidiary Guaranty, (B) to become a party to the Collateral Agreement or such comparable documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (C) to take all actions necessary or advisable to cause the Lien created by the Collateral Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c) With respect to any Person that is or becomes a Foreign Subsidiary of the Borrower or any other U.S. Person that has material assets, promptly (and in any event within 90 days after such Person becomes a Subsidiary): (i) execute and deliver to the Administrative Agent a new pledge agreement or such amendments to the Collateral Agreement as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any other U.S. Person (provided that, to the extent that any such pledge of the Capital Stock of Foreign Subsidiary of the Borrower is made to support the obligations of the Borrower it shall be limited to no more than 65% of the Capital Stock of such Foreign Subsidiary in respect of the Borrower’s Obligations), and (ii) if such Capital Stock is issued in certificated form, deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be necessary or advisable to perfect such Lien on such Capital Stock, and if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) Upon the request of the Administrative Agent, Bermuda Holdings will, and will cause its Subsidiaries to, promptly grant to the Administrative Agent, within 120 days of such request, security interests and mortgages (a “Mortgage”) in such owned Real Property of Bermuda Holdings and its Subsidiaries as is acquired after the Closing Date by Bermuda Holdings or any of its Subsidiaries and that, together with any improvements thereon, individually has a value of (x) in the case of a Domestic Subsidiary, at least $2,500,000 and (y) in the case of a Foreign Subsidiary, at least $5,000,000 (and the Administrative Agent has reasonably determined that the cost of perfecting a security interest in such foreign asset is reasonable in relation to the benefits to the Lenders of the security afforded thereby), as additional security for the obligations of the Credit Parties under any Credit Document (unless the subject property is already mortgaged to a third party to the extent permitted by subsection 7.2) provided that any such Mortgage in property of a Foreign Subsidiary of the Borrower shall not secure the obligations of the Borrower. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens and such other Liens reasonably acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. If requested by the Administrative Agent or the Required Lenders, the Borrower shall provide a lender’s title policy with respect to each such Mortgage paid for by the Borrower, issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, insuring each Mortgage as a first lien on the relevant Real Property and subject only to Permitted Liens and other Liens expressly agreed to by the Administrative Agent.

6.10 Holding Company

Bermuda Holdings shall engage only in activities incidental to its ownership of the Capital Stock of the Credit Parties that are directly owned by it and the activities contemplated by the Transactions, and shall not incur, create or assume any Indebtedness other than (i) the obligations pursuant to the Credit Documents to which it is a party, (ii) the other obligations contemplated by the Transactions, (iii) nonconsensual obligations imposed by operation of law and (iv) any other Indebtedness incidental to its ownership of the Capital Stock of the Credit Parties.

SECTION 7. NEGATIVE COVENANTS

Bermuda Holdings and the Borrower each hereby agrees that it shall not, and it shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Section 7 is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):

7.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Indebtedness outstanding on the Closing Date and reflected on Schedule 7.1(a), including the refinancing of any such Indebtedness on terms and conditions taken as a whole no less favorable to Bermuda Holdings and its Subsidiaries or the Lenders;

(b) Indebtedness consisting of the Loans and in connection with the Letters of Credit and this Agreement;

(c) Indebtedness of the Credit Parties incurred under the Second Lien Facility in an aggregate principal amount (not including interest capitalized as principal on or after March 30, 2010) not to exceed $77,100,000 less the aggregate principal amount of all prepayments thereunder made after the Closing Date and Indebtedness incurred to refinance, renew or replace such Indebtedness and capitalized interest thereon (plus amounts for prepayment penalties and premiums and reasonable fees and expenses in connection with such refinancing) in whole or in part; provided that any refinancing thereof shall be in accordance with the terms of the Intercreditor Agreement;

(d) unsecured Indebtedness of Bermuda Holdings or any Subsidiary of Bermuda Holdings owed to Bermuda Holdings or any Subsidiary of Bermuda Holdings; provided, that the aggregate amount of such Indebtedness at any time outstanding (excluding Indebtedness otherwise permitted under this subsection 7.1) that is not evidenced by Intercompany Notes subject to a first priority Lien in favor of the Administrative Agent pursuant to the Collateral Agreement shall not exceed $20,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Credit Party (not retransferred to a Tier 2 Foreign Entity) less the sum of (A) the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Bermuda Holdings or any Credit Party pursuant to subsection 7.3(c) and (B) the aggregate amount of any investments made in Tier 2 Foreign Entities by Bermuda Holdings or any Credit Party pursuant to subsection 7.6(b), and provided further that Indebtedness of any Subsidiary of Bermuda Holdings to Bermuda Holdings or any Subsidiary of Bermuda Holdings financed with contributions of equity after the Closing Date to the payee of such indebtedness directly or indirectly from or any of the Permitted Holders, shall be permitted hereunder, to the extent such equity proceeds are not used to finance acquisitions pursuant to subsection 7.6. For purposes of this subsection 7.1(d), the payment, or intercompany loans or advances for such purpose, by Bermuda Holdings or any Subsidiary of Bermuda Holdings of expenses and operating costs of Bermuda Holdings or any Subsidiary of Bermuda Holdings incurred in the ordinary course of business, provided that any such payment by Bermuda Holdings or any Subsidiary of Bermuda Holdings of expenses and operating costs of Tier 2 Foreign Entities pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment and any such repayment shall not increase the amount of loans which may be made to such Foreign Subsidiaries pursuant to the first proviso to this paragraph, shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein;

(e) other unsecured Indebtedness of Bermuda Holdings and its Subsidiaries in an aggregate principal amount at any one time outstanding not in excess of $10,000,000;

(f) Indebtedness in respect of letters of credit (other than Letters of Credit issued hereunder) in an aggregate principal amount equal to $5,000,000 at any one time outstanding;

(g) Indebtedness in connection with worker’s compensation obligations and general liability exposure of Bermuda Holdings and its Subsidiaries;

(h) other Indebtedness of Foreign Subsidiaries of Bermuda Holdings in an aggregate principal amount at any time outstanding not in excess of the equivalent at the date of each incurrence thereof of $5,000,000;

(i) Indebtedness of Bermuda Holdings and its Subsidiaries in respect of Financing Leases and for industrial revenue bonds or other similar governmental and municipal bonds, for the deferred purchase price or cost of newly acquired, improved or constructed property and to finance equipment of Bermuda Holdings and its Subsidiaries (pursuant to purchase money mortgages or otherwise and whether owed to the seller or a third party) used in the ordinary course of business (provided such financing is entered into within 180 days of the acquisition of such property) of Bermuda Holdings and its Subsidiaries in an amount (based on the remaining balance of the obligations therefor on the books of Bermuda Holdings and its Subsidiaries) which shall not exceed $5,000,000 in the aggregate at any one time outstanding; and

(j) Indebtedness of the Credit Parties incurred under the Senior Secured Notes in an aggregate principal amount not to exceed $215,000,000 less the aggregate principal amount of all payments thereunder made after the Closing Date and Indebtedness incurred to refinance, renew or replace such Indebtedness (plus amounts for prepayment penalties and premiums and reasonable fees and expenses in connection with such refinancing) in whole or in part; provided that any refinancing thereof shall be in accordance with the terms of the Intercreditor Agreement.

7.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Bermuda Holdings or the relevant Subsidiary, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Bermuda Holdings or the relevant Subsidiary, as the case may be, in accordance with GAAP;

(c) pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially detract from the aggregate value of the properties of Bermuda Holdings and its Subsidiaries, taken as a whole, or in the aggregate materially interfere with or adversely affect in any material respect the ordinary conduct of the business of Bermuda Holdings and its Subsidiaries on the properties subject thereto, taken as a whole;

(f) Liens in favor of the Administrative Agent, the Lenders and the Lender Counterparties pursuant to the Credit Documents, including Liens pursuant to the Credit Documents in respect of Swap Agreements and cash management or similar arrangements, and bankers’ liens arising by operation of law;

(g) Liens on property of Bermuda Holdings or any of its Subsidiaries created solely for the purpose of securing (i) Indebtedness not exceeding $15,000,000 in aggregate amount at any time outstanding permitted by subsection 7.1(h) (so long as such Lien applies only to the property of the relevant Foreign Subsidiaries) or (ii) Indebtedness permitted by subsection 7.1(i) representing or incurred to finance, refinance or refund the purchase price of property; provided that no such Lien incurred in connection with Indebtedness pursuant to subsection 7.1(a) or 7.1(h) shall extend to or cover other property of Bermuda Holdings or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property;

(h) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matter of record that have been placed by any developer, landlord or other third party on property over which Bermuda Holdings or any of its Subsidiaries has easement rights or on any real property leased by Bermuda Holdings or any of its Subsidiaries and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(i) Liens in connection with worker’s compensation obligations and general liability exposure of Bermuda Holdings and its Subsidiaries;

(j) Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit issued in accordance with the terms of this Agreement;

(k) Liens incurred in the ordinary course of business of Bermuda Holdings or any of its Subsidiaries with respect to obligations (other than Indebtedness) not exceeding $5,000,000 at any one time outstanding and that do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Bermuda Holdings or such Subsidiary;

(l) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by Bermuda Holdings or any of its Subsidiaries in a transaction entered into in the ordinary course of business of Bermuda Holdings or such Subsidiary;

(m) judgment Liens arising as a result of any litigation or legal proceeding; provided that such Lien is released on or prior to the earlier of (i) 90 days following the date on which such Lien arises and (ii) the date such judgment shall have been vacated, discharged, stayed or bonded pending appeal;

(n) Liens on the Collateral securing Indebtedness permitted by subsection 7.1(c) and subsection 7.1(j); provided that such Liens are subordinated to the Liens securing the Obligations in accordance with the terms of the Intercreditor Agreement or any replacement therefor;

(o) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Commercial L/Cs;

(p) Liens on cash securing Indebtedness of the type described in subsection 7.1(f); and

(q) Liens existing on the Closing Date and described in Schedule 7.2(q) (including the extension of any Liens listed on such Schedule relating to any Indebtedness permitted under subsection 7.1(a) in connection with any refinancing of such Indebtedness permitted by such subsection), provided that no such Lien shall extend to or cover other property of Bermuda Holdings or any of its Subsidiaries other than the respective property so encumbered and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original principal amount of the Indebtedness so secured.

7.3 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:

(a) Contingent Obligations pursuant to this Agreement, the Subsidiary Guaranty or to the Collateral Agreement;

(b) other guarantees by Bermuda Holdings or any of its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $2,500,000 at any one time;

(c) guarantees of Bermuda Holdings or any Subsidiary of Bermuda Holdings of the obligations of Bermuda Holdings or any of its Subsidiaries; provided, that the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Credit Parties (except for guarantees otherwise permitted under this subsection 7.3) shall not exceed $20,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Credit Party (and not retransferred to a Tier 2 Foreign Entity) less the sum of (A) the aggregate amount of any Indebtedness of Tier 2 Foreign Entities owed to Credit Parties pursuant to subsection 7.1(d) and (B) the aggregate amount of any investments made in Tier 2 Foreign Entities by Credit Parties pursuant to subsection 7.6(b). For purposes of this subsection 7.3(c), the payment, or intercompany loans or advances for such purpose, by Bermuda Holdings or any Subsidiary of Bermuda Holdings of expenses and operating costs of Bermuda Holdings or any Subsidiary of Bermuda Holdings incurred in the ordinary course of business, provided that any such payment by Bermuda Holdings or any Subsidiary of Bermuda Holdings of expenses and operating costs of Tier 2 Foreign Entities pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment and any such repayment shall not increase the amount of guarantees which may be made to such Foreign

Subsidiaries pursuant to the first proviso to this paragraph, shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein;

(d) Contingent Obligations existing on the Closing Date and described in Schedule 7.3(d);

(e) guarantees of obligations to third parties in connection with relocation of employees of Bermuda Holdings and its Subsidiaries, in an amount which, together with all loans and advances made pursuant to subsection 7.6(f), shall not exceed $5,000,000 at any time outstanding;

(f) Contingent Obligations in connection with workmen’s compensation obligations and general liability exposure of Bermuda Holdings and its Subsidiaries; and

(g) Contingent Obligations of the Guarantors in respect of Indebtedness permitted by subsection 7.1(c) and subsection 7.1 (j).

7.4 Prohibition of Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it, except (a) for the transactions otherwise permitted pursuant to clause (b) of subsection 7.5, (b) any Domestic Subsidiary of Bermuda Holdings may be merged with and into the Borrower or another wholly owned Domestic Subsidiary of Bermuda Holdings, (c) any Tier 1 Foreign Entity may be merged with and into the Borrower, Stratus Bermuda or a wholly owned Subsidiary Guarantor, (d) Subsidiaries with a net book value not greater than $100,000 may be dissolved, (e) any Subsidiary may otherwise be dissolved, provided that upon dissolution, the assets of such Subsidiary are transferred to a Credit Party (or, in the case of a dissolution of a Tier 2 Foreign Entity, such assets are transferred to Bermuda Holdings or one of its wholly owned Subsidiaries) on the terms and subject to the conditions set forth in subsection 7.5(b), (f) any entity acquired in an acquisition permitted pursuant to subsection 7.6(b) may be merged with or into the Borrower or any Guarantor so long as the resulting entity is the Borrower or a Guarantor and (g) any Tier 2 Foreign Entity may be merged with and into Bermuda Holdings or a wholly-owned Subsidiary of Bermuda Holdings.

7.5 Prohibition on Sale of Assets

Convey, sell, lease (other than a sublease of real property), assign, transfer, abandon, cancel, or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether now owned or hereafter acquired, except:

(a) sales or other dispositions of inventory in the ordinary course of business;

(b) that Bermuda Holdings or any Subsidiary of Bermuda Holdings may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and any Subsidiary of Bermuda Holdings (other than the Borrower) may merge with and into, Bermuda Holdings or any of its Subsidiaries; provided that (i) no such transaction may be effected if it would result in the transfer of (x) any assets or Capital Stock of the Borrower or any other Credit Party to, or the merger with and into, another Subsidiary that is not a Subsidiary Guarantor or (y) any assets or Capital Stock of a Domestic Entity to a Foreign Entity and (ii) the Borrower shall not transfer all or substantially all of its assets pursuant to this paragraph;

(c) leases or subleases of Fee Properties and other real property owned in fee or leased;

(d) any condemnation or eminent domain proceedings affecting any real property;

(e) substantially like-kind exchanges of real property or equipment;

(f) the sale or other disposition of any property that, in the reasonable judgment of the Borrower has become uneconomic, obsolete or worn out, and which is sold or disposed of in the ordinary course of business;

(g) the sale of assets by Bermuda Holdings or any Subsidiary of Bermuda Holdings (other than the Capital Stock of any Subsidiary), so long as (x) Bermuda Holdings or the respective Subsidiary receives at least fair market value, (y) the consideration received by Bermuda Holdings or such Subsidiary consists of at least 75% cash or Cash Equivalents and (z) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause 7.5(g) shall not exceed $20,000,000 since the Closing Date (for this purpose, using the fair market value of property other than cash); provided that the amount of: (A) any liabilities (as shown on Bermuda Holdings’ or such Subsidiary’s most recent balance sheet) of Bermuda Holdings or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations or any guarantee thereof ) that are assumed by the transferee of any such assets pursuant to a customary novation agreement releasing Bermuda Holdings or such Subsidiary from further liability; and (B) any securities, notes or other obligations received by Bermuda Holdings or any such Subsidiary from such transferee that are converted by Bermuda Holdings or such Subsidiary into cash or Cash Equivalents within 120 days of their receipt (to the extent of the cash or Cash Equivalents received in that conversion), will be deemed to be cash for purposes of this provision;

(h) any sale or disposition of any interest in property; provided that (i) if the property so sold constituted Collateral under the Security Documents then any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, for the benefit of the Lenders if required by subsection 6.9 and in accordance therewith and (ii) the aggregate outstanding amount of net proceeds held by the Borrower and its Subsidiaries at any time for reinvestment (such reinvestment to be in new or existing properties useful in the business of the Borrower and its Subsidiaries, and consummated within 12 months from the date of the applicable sale) in respect of any property sold pursuant to this paragraph shall not exceed $12,000,000;

(i) for the disposition of Cash Equivalents, Investment Grade Securities or cash in the ordinary course of business;

(j) any Foreign Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and may merge with and into, any Credit Party; and

(k) any sale or other disposition of any minority interests in a joint venture or other Person.

7.6 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies, other than the acquisition of inventory in the ordinary course of business), any Person, except:

(a) loans or advances, to the extent, in each case, the Indebtedness created thereby is permitted by subsection 7.1(b);

(b) Bermuda Holdings or any Subsidiary of Bermuda Holdings may make investments in, or create, any other Subsidiary of Bermuda Holdings (by way of capital contribution or otherwise) provided that (i) the requirements of subsection 6.9 are satisfied and (ii) the aggregate amount of investments made by Credit Parties in Tier 2 Foreign Entities (except for investments otherwise permitted under this subsection 7.6) shall not exceed $20,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Credit Party (not retransferred to a Tier 2 Foreign Entity) less the sum of (A) the aggregate outstanding amount of any Indebtedness of Tier 2 Foreign Entities owed to Credit Parties pursuant to subsection 7.1(d) and (B) the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Credit Parties pursuant to subsection 7.3(c) and, provided further that Bermuda Holdings and its Subsidiaries may make investments in Bermuda Holdings and its Subsidiaries financed with contributions of equity after the Closing Date directly or indirectly from Bermuda Holdings or the other Permitted Holders and such investments shall be permitted hereunder, to the extent such equity proceeds are not used to finance acquisitions pursuant to this subsection 7.6;

(c) Bermuda Holdings and its Subsidiaries may (i) invest in, acquire and hold Cash Equivalents and Investment Grade Securities and (ii) make loans in an aggregate amount at any time outstanding not to exceed $2,000,000 in connection with a sale of assets permitted by subsection 7.5;

(d) Bermuda Holdings and its Subsidiaries may make payroll advances in the ordinary course of business (including advances against commissions) not to exceed $500,000;

(e) Bermuda Holdings and its Subsidiaries may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (e) shall prevent Bermuda Holdings or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(f) Bermuda Holdings and its Subsidiaries may make travel and entertainment advances and relocation and other loans to officers and employees of Bermuda Holdings or any such Subsidiary; provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to subsection 7.3(e), shall not exceed $2,000,000 at any one time outstanding;

(g) Bermuda Holdings and its Subsidiaries may (i) make investments in, or loans or investments to, joint ventures or other Persons engaged primarily in one or more businesses in which Bermuda Holdings and its Subsidiaries are engaged or generally related thereto or (ii) make expenditures in connection with the development and integration of technology of Bermuda Holdings and its Subsidiaries in connection with an agreement or other arrangement with a third party (any such expenditures shall be deemed not to be operating expenses for all purposes under this Agreement), in an aggregate amount in respect of clauses (i) and (ii) not to exceed $25,000,000), (plus the sum of (x) any amounts dividended or distributed to the Borrower or any

Subsidiary Guarantor (whichever party is making such investment, loan or expenditure) by such joint venture or other Person, (y) the net cash proceeds of any issuance of Capital Stock by Bermuda Holdings after the Closing Date (except to the extent such net cash proceeds have been or are being applied for another purpose expressly provided for, and described in, subsections 7.6(i), 7.7 (to the extent funded with net cash proceeds described in clause (ii) of the proviso thereto), 7.10(c) (to the extent funded with net cash proceeds described in clause (b) of the parenthetical at the end of such subsection), or 7.10(e)), and (z) any amounts from sales or dispositions permitted by subsection 7.5(k)); provided that at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(h) Bermuda Holdings and its Subsidiaries may make investments in the form of stock, obligations or securities received by such Person in satisfaction of judgments, foreclosure of liens or settlement of debts in favor of Bermuda Holdings or such Subsidiary (whether pursuant to a plan of reorganization or similar arrangement);

(i) Bermuda Holdings and its Subsidiaries may make investments and acquisitions in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Capital Stock of Bermuda Holdings (other than Capital Stock issued or sold to a Subsidiary of Bermuda Holdings) or a substantially concurrent cash capital contribution received by Bermuda Holdings from its shareholders (except to the extent such net cash proceeds have been or are being applied for another purpose expressly provided for, and described in, subsections 7.6(g) (to the extent funded with net cash proceeds described in clause (y) of the parenthetical therein), 7.7 (to the extent funded with net cash proceeds described in clause (ii) of the proviso thereto), 7.10(c) (to the extent funded with net cash proceeds described in clause (b) of the parenthetical at the end of such subsection), or 7.10(e));

(j) Capital Expenditures as permitted under subsection 7.7, payments of dividends or distributions, and purchases, redemptions, retirements or other acquisitions as permitted under subsection 7.10, and payments or prepayments on or redemption, retirement, defeasance, repurchases or acquisitions for value of other Indebtedness as permitted under subsection 7.16; and

(k) any securities or assets received or other investments made as a result of the receipt of non-cash consideration from any disposition of assets permitted by subsection 7.5.

For purposes of this subsection 7.6, the payment, or intercompany loans or advances for such purpose, by Bermuda Holdings or any Subsidiary of expenses and operating costs of Bermuda Holdings or any Subsidiary (x) incurred in the ordinary course of business (provided that, any such payment by Bermuda Holdings or any Subsidiary of expenses and operating costs of Foreign Subsidiaries of the Borrower pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment) or (y) incurred in association with the initial establishment, start up and capitalization of Subsidiaries of Bermuda Holdings shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein.

7.7 Capital Expenditures. Make or commit to make any Capital Expenditures (excluding expenditures made with insurance or condemnation proceeds or the proceeds of sales or other dispositions of assets (other than current assets) or the proceeds of the issuances of Capital Stock of any Subsidiary of Bermuda Holdings), except that Bermuda Holdings and its Subsidiaries may make or commit to make Capital Expenditures not exceeding, in the aggregate, the amount set forth below (the “Base Amount”) for each of the fiscal years or periods of Bermuda Holdings (or other period) set forth below:

Fiscal Year ending	Base Amount

February 28, 2010	$12,000,000
February 27, 2011	$12,000,000
February 26, 2012	$12,000,000
February 24, 2013	$12,000,000
February 23, 2014	$12,000,000
February 22, 2015	$12,000,000

provided that (i) for any period set forth above, the Base Amount set forth above may be increased by a maximum of 50% of the Base Amount for any such period by carrying over to any such period any portion of the Base Amount (as increased) not spent in the immediately preceding period and (ii) for each period, the Base Amount for such period set forth above shall be increased by the amount of any net cash proceeds from the issuance of Capital Stock of Bermuda Holdings after the Closing Date (except to the extent such net cash proceeds have been or are being applied for another purpose expressly provided for, and described in, subsections 7.6(g) (to the extent funded with net cash proceeds described in clause (y) of the parenthetical therein), 7.6(i), 7.10(c) (to the extent funded with net cash proceeds described in clause (b) of the parenthetical at the end of such subsection), or 7.10(e)).

7.8 Swap Agreements. Enter into, create, incur, assume or suffer to exist any Swap Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes.

7.9 Interest Coverage. During each Covenant Compliance Period, permit the Interest Coverage Ratio determined as of the last day of the fiscal quarter ended prior to the beginning of such Covenant Compliance Period for which financial information is available (for each Covenant Compliance Period, the initial fiscal quarter) and as of the last day of each fiscal quarter ending after the initial fiscal quarter, so long as such Covenant Compliance Period continues, to be less than the ratio set forth below for such fiscal quarter under the column heading Ratio:

Fiscal Quarter ending	Ratio

May 30, 2010	1.15:1.00
August 29, 2010	1.15:1.00
November 28, 2010	1.15:1.00
February 27, 2011	1.15:1.00
May 29, 2011	1.15:1.00
August 28, 2011	1.15:1.00
November 27, 2011	1.15:1.00
February 26, 2012	1.15:1.00
May 27, 2012	1.15:1.00
August 26, 2012	1.15:1.00
November 25, 2012	1.15:1.00
February 24, 2013	1.15:1.00
May 26, 2013	1.20:1.00
August 25, 2013	1.20:1.00
November 24, 2013	1.20:1.00
February 23, 2014	1.25:1.00
May 25, 2014	1.25:1.00
August 24, 2014	1.25:1.00

7.10 Limitation on Dividends. Declare any dividends on any shares of any class of Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock, or any warrants or options to purchase such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Bermuda Holdings or any of its Subsidiaries; except that:

(a) Subsidiaries may pay dividends or make similar distributions to Stratus Bermuda, the Borrower or to Subsidiary Guarantors that are directly or indirectly wholly owned by Stratus Bermuda or the Borrower (or, in case of Foreign Subsidiaries, to the Borrower or Subsidiaries that are directly or indirectly wholly owned by the Borrower) or to employees of such Subsidiaries as compensation in accordance with customary practice in the relevant foreign jurisdiction;

(b) Bermuda Holdings and its Subsidiaries may pay or make dividends or distributions to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and type;

(c) Bermuda Holdings and its Subsidiaries may repurchase or provide the funds to Bermuda Holdings to repurchase shares of Capital Stock of such Person owned by former, present or future employees of Bermuda Holdings and its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount expended by Bermuda Holdings and its Subsidiaries pursuant to this clause (c) shall not in the aggregate exceed (i) $3,000,000 in any fiscal year (provided, however, that any unused amounts in any fiscal year may be carried forward to one or more future periods) or (ii) $7,000,000 during the term of this Agreement after the Closing Date (in each case plus the amount of net cash and proceeds received by Bermuda Holdings and its Subsidiaries (a) in respect of “key-man” life insurance, (b) from the issuance of Capital Stock by Bermuda Holdings to members of management of Bermuda Holdings and its Subsidiaries (except to the extent such net cash proceeds have been or are being applied for another purpose expressly provided for, and described in subsections 7.6(g) (to the extent funded with net cash proceeds described in clause (y) of the parenthetical therein), 7.6(i), 7.7 (to the extent funded with net cash proceeds described in clause (ii) of the proviso thereto), or 7.10(e)), and (c) any amounts contributed to Bermuda Holdings and its Subsidiaries as a result of resales of such repurchased shares of Capital Stock);

(d) (i) Stratus Bermuda and its Subsidiaries may make distributions to Bermuda Holdings or Stratus Bermuda to allow such Person to pay its operating and administrative expenses and other corporate overhead costs and expenses (including, without limitation, legal and accounting expenses and similar expenses) in an aggregate amount not to exceed $2,000,000 per fiscal year (except that the amount of distributions for such actual costs and expenses shall not be limited after the occurrence of an IPO by Bermuda Holdings) and (ii) Stratus Bermuda and its Subsidiaries may make distributions directly or indirectly to Bermuda Holdings in amounts equal to amounts required for Bermuda Holdings to pay taxes to the extent Bermuda Holdings is liable for such taxes and such taxes are attributable to the operations of Stratus Bermuda or Bermuda Holdings and its Subsidiaries; and

(e) Bermuda Holdings may pay or make dividends or distributions to any holder of its Capital Stock, or purchase, redeem, retire or otherwise acquire Capital Stock in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Capital Stock of Bermuda

Holdings (other than Capital Stock issued or sold to a Subsidiary of Bermuda Holdings) or a substantially concurrent cash capital contribution received by Bermuda Holdings from its shareholders (except to the extent such net cash proceeds have been or are being applied for another purpose expressly provided for, and described in subsections 7.6(g) (to the extent funded with net cash proceeds described in clause (y) of the parenthetical therein), 7.6(i), 7.7 (to the extent funded with net cash proceeds described in clause (ii) of the proviso thereto), or 7.10(c) (to the extent funded with net cash proceeds described in clause (b) of the parenthetical at the end of such subsection)); and

(f) non-cash repurchases of equity interests of Bermuda Holdings deemed to occur as a result of the surrender of such equity interests for cancellation in connection with the exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants shall not be prohibited by this subsection 7.10.

7.11 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are in the ordinary course of business of Bermuda Holdings and its Subsidiaries and which are upon fair and reasonable terms no less favorable to Bermuda Holdings or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this subsection 7.11 shall prohibit Bermuda Holdings or its Subsidiaries from engaging in the following transactions: (a) the performance of Bermuda Holdings’ or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (b) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business, (c) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business, or (d) in the case of Bermuda Holdings, (x) the payment or making of dividends or distributions to any holder of its Capital Stock, or purchase, redemption, retirement or other acquisition of Capital Stock by it, that is not prohibited by subsection 7.10, (y) the issuance or sale of any Capital Stock of, or any contribution to capital to, Bermuda Holdings, or (z) investments, loans and advances of the types described in subsections 7.6(f), (g) and (i).

7.12 Limitation on Changes in Fiscal Year. Permit the fiscal year of Bermuda Holdings and its Subsidiaries to end on a day other than a date occurring on or about the last Sunday in February.

7.13 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Bermuda Holdings and its Subsidiaries are engaged on the date of this Agreement (or which are directly related thereto or generally related thereto).

7.14 Amendments or Waivers to Certain Documents. Amend or otherwise change the terms of the Second Lien Credit Agreement, or any other Second Lien Loan Documents (as defined in the Intercreditor Agreement) or the Senior Secured Notes or any Senior Secured Note Documents (as defined in the Intercreditor Agreement), or make any payment consistent with an amendment thereof or change thereto, except such amendments, payments or changes as would not be prohibited by the terms of the Intercreditor Agreement.

7.15 Limitation on Certain Restrictions on Subsidiaries.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary of Stratus Bermuda to (1) pay dividends or make any other distributions on its equity interests or any other interest or participation in its profits owned by Bermuda Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Bermuda Holdings or any of its Subsidiaries, (2) make loans or advances to Bermuda Holdings or any of its Subsidiaries or (3) transfer any of its properties to Bermuda Holdings or any of its Subsidiaries, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a) applicable mandatory Requirements of Law;

(b) this Agreement and the other Credit Documents;

(c) any restrictions set forth in the Second Lien Credit Agreement, the Indenture, or other agreements in effect or entered into on the Closing Date, including agreements governing existing Indebtedness, in each case as in effect on the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the Closing Date (as determined in good faith by the Borrower);

(d) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Bermuda Holdings or any of its Subsidiaries;

(e) purchase money obligations that impose transfer restrictions on the property so acquired;

(f) customary provisions restricting assignment of any agreement entered into by Bermuda Holdings or any of its Subsidiaries in the ordinary course of business;

(g) any agreement or other instrument of a Person acquired by Bermuda Holdings or any Subsidiary, in existence at the time of such acquisition (but not created in contemplation thereof ), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(h) Liens that limit the right of Bermuda Holdings or any of its Subsidiaries to dispose of the asset or assets subject to such Lien;

(i) customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(j) any such encumbrance or restriction (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive to the Lenders than the encumbrances and restrictions contained in the agreements described in clauses (b) and (c) above (as determined in good faith by the Borrower), or (ii) if such encumbrance or restriction is not materially more restrictive to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and either (x) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to make the principal or interest payments on the Obligations or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(k) restrictions on cash or other deposits or net worth imposed under leases or by customers under contracts entered into in the ordinary course of business;

(l) customary restrictions on the transfer of copyrighted or patented material;

(m) any agreement that restricts the ability of the Borrower to pay dividends or make any other distributions, pay any Indebtedness owed, make any loans or advances or sell, lease or transfer any of its properties or assets to Bermuda Holdings or Stratus Bermuda; or

(n) customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale; provided that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale or other disposition is permitted hereunder.

7.16 Prepayments of Other Indebtedness

Directly or indirectly, make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Senior Secured Notes or the Second Lien Facility; provided that the Borrower or Stratus Bermuda may repurchase or repay Senior Secured Notes or loans under the Second Lien Facility (i) pursuant to an optional redemption of the Senior Secured Notes pursuant to Section 3.07(c) or 3.10 of the Indenture to the extent that such redemption results in a reduction of “Excess Cash Flow” (as defined in the Indenture) for the applicable period in which such redemption is effected, and would not result in such Excess Cash Flow for such period to be less than zero, in an aggregate principal amount not to exceed (when added to the aggregate principal amount repurchased or repaid pursuant to an Excess Cash Flow Offer pursuant to clause (ii) below) $75,000,000, or (ii) pursuant to an Excess Cash Flow Offer in an aggregate principal amount not to exceed (when added to the aggregate principal amount of Senior Secured Notes redeemed pursuant to clause (i)) $75,000,000 or an Asset Sale Offer in an aggregate principal amount not to exceed $20,000,000, provided that in each case:

(a) on the day such optional redemption, Excess Cash Flow Offer or Asset Sale Offer is consummated, immediately following such consummation, no Default or Event of Default has occurred and is continuing;

(b) on the day such optional redemption, Excess Cash Flow Offer or Asset Sale Offer is consummated, immediately following such consummation, Consolidated Liquidity is not less than $15,000,000; and

(c) the outstanding principal amount of Loans and L/C Obligations then outstanding do not exceed $15,000,000 immediately following the consummation of such optional redemption, Excess Cash Flow Offer or Asset Sale Offer.

7.17 Anti-Terrorism Law; Anti-Money Laundering

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in subsection 4.19, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Bermuda Holdings or the Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming Bermuda Holdings’ and its Subsidiaries’ compliance with this subsection 7.17).

(b) Cause or knowingly permit any of the funds of Bermuda Holdings or any of its Subsidiaries that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of Requirements of Law.

7.18 Embargoed Person. Cause or knowingly permit (a) any of the funds or properties of Bermuda Holdings or any of its Subsidiaries that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Bermuda Holdings or any of its Subsidiaries (whether directly or indirectly) is prohibited by applicable Requirements of Law, or the Loans made by the Lenders and the Issuing Lender would be in violation of Requirements of Law, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in Bermuda Holdings or any of its Subsidiaries, with the result that the investment in Bermuda Holdings or any of its Subsidiaries (whether directly or indirectly) is prohibited by applicable Requirements of Law or the Loans are in violation of applicable Requirements of Law.

SECTION 8. EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following events:

(a) The Borrower shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with subsection 2.7 or (ii) pay any interest on any Loan or Note or any fee or other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) The Borrower shall default in the observance or performance of any agreement contained in subsection 6.7(a), 6.9 or Section 7 of this Agreement; or

(d) Bermuda Holdings, Stratus Bermuda, the Borrower or any of its Subsidiaries shall default in the observance or performance of any other covenant or agreement contained in any Credit Document and such default shall continue unremedied for a period of 30 days; or

(e) Bermuda Holdings or any of its Subsidiaries shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans, the L/C Obligations and any inter-company debt) or Swap Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Swap Agreement or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Swap Agreement or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness, the party or parties to such Swap Agreements or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, such Swap Agreement to be terminated, any applicable grace period having expired or such Contingent Obligation to become payable, any applicable grace period having expired; in each case; provided that the aggregate principal amount of all such Indebtedness, Swap Agreements and Contingent Obligations under which a default exists or which would then become due or payable equals or exceeds $10,000,000; or

(f) (i) Bermuda Holdings or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Bermuda Holdings or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Bermuda Holdings or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Bermuda Holdings or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Bermuda Holdings or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Bermuda Holdings or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan shall fail to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or any Lien with respect to any Plan shall arise on the assets of Bermuda Holdings or any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Bermuda Holdings or any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other events or conditions shall occur or exist with respect to a Plan; and such event or condition, together with all other such events or conditions set forth in clauses (i) through (vi) above, relating to a Plan, if any, would be reasonably likely to subject Bermuda Holdings or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate resulting in a Material Adverse Effect to Bermuda Holdings and its Subsidiaries taken as a whole; or

(h) One or more judgments or decrees shall be entered against Bermuda Holdings or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or reserved for or to the extent not covered by insurance or indemnities to the extent the Borrower, in its reasonable good faith judgment, believes that such judgment or decree will be paid when due by the parties providing such indemnities) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, paid, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i) Any Credit Document shall cease, for any reason, to be in full force and effect or any Credit Party or any of its Subsidiaries shall so assert in writing, or any Security Document shall cease to be effective to grant a perfected Lien on the collateral described therein with the priority purported to be created thereby (other than as a result of any action or inaction on the part of the Administrative Agent or the Lenders), subject to such exceptions as may be permitted therein or herein, and in the case of any Security Document, such condition shall continue unremedied for 30 days after notice thereof to the Borrower by the Administrative Agent or any Lender; or

(j) There shall have occurred a Change of Control;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (ii) all obligations of the Borrower in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligations to issue the Letters of Credit shall immediately terminate and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments and the Issuing Lender’s obligations to issue the Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrower, (A) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Borrower in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Borrower discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 8 on account of undrawn Letters of Credit shall be made by the Borrower directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Borrower’s reimbursement obligations under subsection 2.7 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Borrower’s obligations under this Agreement and the Notes as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 9. THE ADMINISTRATIVE AGENT; THE SYNDICATION AGENT AND THE ISSUING LENDER

9.1 Appointment. Each Lender hereby irrevocably designates and appoints Jefferies Finance LLC as the Administrative Agent under this Agreement and irrevocably authorizes Jefferies Finance LLC as Administrative Agent for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Administrative Agent. The Syndication Agent and the Lead Arrangers shall not have any duties or responsibilities hereunder in their capacity as such.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 9.3.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, partners, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

9.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, entries maintained in the Register, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders (unless a higher percentage of Lenders is expressly required), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent, Syndication Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent, the Syndication Agent, the Lead Arrangers or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Lead Arrangers or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Bermuda Holdings and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Lead Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Bermuda Holdings and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and the L/C Obligations and the respective obligations, whether as Issuing

Lender or a Participating Lender, under the Letter of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this subsection 9.7 shall survive the repayment of the Loans and all other amounts payable hereunder.

9.8 The Administrative Agent in its Individual Capacity. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. The Administrative Agent and its Affiliates may make loans to, accept deposits, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Bermuda Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from and generally engage in any kind of business with Bermuda Holdings or any of its Affiliates as though the Administrative Agent were not the Administrative Agent hereunder. The terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall, so long as no Event of Default has occurred and is continuing, be approved by the Borrower, which shall not unreasonably withhold their approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Credit Documents.

9.10 Agents under Security Documents and Guaranties. Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of Lenders with respect to the Guaranties, the Collateral and the Security Documents. Subject to subsection 10.1, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release or subordinate any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under subsection 10.1) have otherwise consented or (ii) release any Guarantor from the guaranty pursuant to the Guaranties, in connection with the sale or disposition of such Guarantor or all or substantially all of its assets permitted by this Agreement or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under subsection 10.1) have otherwise consented.

9.11 Right to Realize on Collateral and Enforce Guaranties. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

9.12 Issuing Lender as Issuer of Letters of Credit. Each Revolving Credit Lender hereby acknowledges that the provisions of this Section 9 shall apply to the Issuing Lender, in its capacity as issuer of the Letters of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent, except that obligations to indemnify the Issuing Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the outstanding principal amount of their respective Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit).

9.13 Withholding Taxes. To the extent required by applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 10.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided that:

(a) no such waiver and no such amendment, supplement or modification shall (i) release all or substantially all of the collateral without the written consent of each Lender or (ii) release all or substantially all of the Guarantors on such date without the written consent of each Lender; provided that, notwithstanding the foregoing, this clause (a) shall not be applicable to and no consent shall be required for (x) releases of collateral in connection with any dispositions permitted by subsection 7.5, (y) releases of collateral in accordance with subsection 9.10 or 10.11 or (z) upon the reincorporation of Bermuda Holdings or any of its Subsidiaries in a new jurisdiction or the creation of a new Subsidiary of Bermuda Holdings or the Borrower, any release of collateral in connection with the transfer of such released collateral to such reincorporated entity or new Subsidiary in compliance with subsection 7.4; provided that the Administrative Agent, in its sole discretion, determines that such release and transfer, together with any grant and perfection of a new Lien therein in favor of the Administrative Agent, will cause no material impairment of the value of the collateral taken as a whole, after giving effect to such release and transfer;

(b) no such waiver and no such amendment, supplement or modification shall extend the final maturity date or termination date of any Loan or Commitment or the scheduled payment date of any installment of any Loan, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce or extend the time of payment of any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or change the amount of any Lender’s Commitment or Revolving Credit Commitment Percentage, in each case, without the prior written consent of each Lender directly affected thereby;

(c) no such waiver and no such amendment, supplement or modification affecting the then Administrative Agent or Issuing Lender shall amend, modify or waive any provision of subsections 2.4 through 2.13 or Section 9 or alter the Issuing Lender’s rights or obligations with respect to Letters of Credit without the written consent of such Administrative Agent or Issuing Lender, as the case may be;

(d) no such waiver and no such amendment, supplement or modification shall waive, amend, supplement or modify the provisions of the Intercreditor Agreement, without the written consent of the Supermajority Lenders;

(e) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of subsection 3.9(b) or this subsection 10.1 or reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders, or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, in each case, without the prior written consent of each Lender;

(f) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of 10.6(b) in a manner which further restricts assignments thereunder, in each case, without the prior written consent of each Lender directly affected thereby;

(g) anything to the contrary contained in this Agreement or any of the other Credit Documents notwithstanding, any Lender that is a Permitted Holder shall not be entitled to vote on any amendment, modification, waiver, consent or other matter with respect to any of the terms of this Agreement or any other Credit Document if the outcome of such vote could reasonably be expected, in the judgment of the Administrative Agent, to have the result that either (i) in their capacity as such equity holders, holders of Capital Stock of Bermuda Holdings would be advantaged thereby to the detriment of the Lenders or relative to the claims or interests of the Lenders or (ii) the rights and remedies of the Lenders would be impaired, and the Loans and Revolving Credit Commitments of any Lender that is a Permitted Holder shall be disregarded in determining Required Lenders in connection with any such vote;

(h) any Lender who is or becomes a Permitted Holder shall not be entitled to vote on any amendment, modification, waiver, consent or other matter with respect to any of the terms of this Agreement or any other Credit Document, and the Loans and Revolving Credit Commitments of any such Lender shall be disregarded in determining Required Lenders in all circumstances; and

any such waiver and any such amendment, supplement or modification described in this subsection 10.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party and its Subsidiaries, the Lenders, the Administrative Agent and the Issuing Lender and all future holders of the Notes and the Loans. Any extension of a Letter of Credit by the Issuing Lender shall be treated hereunder as a new Letter of Credit. In the case of any waiver, the Credit Parties, the Lenders, the Administrative Agent and Issuing Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2 Notices. Any notices, requests, demands or other communication herein required or permitted to be given to a Credit Party, the Administrative Agent or Issuing Lender, shall be in writing (including by telecopy, if one is listed), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows in the case of the Borrower, the Administrative Agent, and as set forth in Schedule I in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower:	Stratus Technologies, Inc.
111 Powdermill Road
Maynard, Massachusetts 01754-3409
Attention: Robert Laufer
Telecopy: (978) 461-3750

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

Stratus Bermuda:	Stratus Technologies Bermuda Ltd.
c/o Coson Corporate Services Ltd
Milner House
18 Parliament Street
Hamilton HM12, Bermuda
Tel: 011-441-295-4630
Fax: 011-441-292-7880
Attention: Ernest Morrison

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

Bermuda Holdings:	Stratus Technologies Stratus Bermuda Ltd.
c/o Coson Corporate Services Ltd
Milner House
18 Parliament Street
Hamilton HM12, Bermuda
Tel: 011-441-295-4630
Fax: 011-441-292-7880
Attention: Ernest Morrison

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

The Administrative Agent:	Jefferies Finance LLC
520 Madison Avenue
18th Floor
New York, New York 10022
Attention: E. Joseph Hess
Telephone: (212) 284-8168
Telecopier No.: (212) 284-3444

The Issuing Lender
(for Standby L/Cs):	Jefferies Group, Inc.
Harborside Financial Center
Plaza 3, Suite 705
Jersey City, New Jersey 07311
Attention: Mark Sahler

With a copy to:	Jefferies Finance LLC
520 Madison Avenue
New York, New York 10022
Attention: General Counsel

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 2.4, 3.1, 3.2, 3.3 and 3.4 shall not be effective until received and; provided, further, that the failure to provide the copies of notices to the Borrower or any other Credit Party provided for in this subsection 10.2 shall not result in any liability to the Administrative Agent.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under any Credit Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or in any other Credit Document.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Notes. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in subsections 10.5 and 10.7 and the agreements of Lenders set forth in subsections 3.9, 9.3 and 9.7 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Syndication Agent and the Lead Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation, execution and syndication of the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one firm of counsel (and such other counsel in foreign jurisdictions as may be agreed by the Administrative Agent and the Borrower) to the Administrative Agent, the Syndication Agent and the Lead Arranger, (b) to pay or reimburse all of the reasonable expenses, including without limitation, reasonable fees and expenses of counsel, incurred by the Administrative Agent in connection with the administration of the facilities provided for herein or in connection with any amendments, waivers, work-outs or restructurings in respect thereof, (c) to pay or reimburse the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender and each Lender for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent, the Lead Arranger and each Lender and the charges of IntraLinks, SyndTrak or a similar service, incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto, (d) to pay, indemnify, and to hold the Administrative Agent, the Syndication Agent, the Lead Arranger and each Lender harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents, and (e) to pay, indemnify, and hold the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender and each Lender and each of their Related Persons harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender or the Lenders or such Affiliates, officers, directors or trustees (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loans and the transactions contemplated by or in respect of such use of proceeds, or any of the other transactions contemplated hereby, whether or not the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender or any of the Lenders or such Affiliates, officers, directors or trustees is a party thereto, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the Bermuda Holdings, any of its Subsidiaries or any of the facilities and properties owned, leased or operated by the Bermuda Holdings or any of its Subsidiaries, or (y) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this subsection 10.5(e)(y) is intended to limit the Borrower’s obligations pursuant to subsection 2.7) (all the foregoing, collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder with respect to indemnified liabilities of the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender or any Lender or any of their respective Affiliates, officers, directors and trustees to the extent, as determined by the final and nonappealable decision of a court of competent jurisdiction, resulting from (i) the gross negligence or willful misconduct of the person seeking indemnification or (ii) legal proceedings commenced against the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender or Lender not arising from (A) violation of any law by Bermuda Holdings or any of its Subsidiaries or (B) breach by Bermuda Holdings, Stratus Bermuda or the Borrower of its obligations owed to the Administrative Agent or the Lenders under the Credit Documents (not including obligations with respect to financial performance or payment) or any misrepresentation made by Bermuda Holdings, Bermuda Holding or the Borrower under the Credit Documents, by (x) a security holder or creditor of the indemnified person arising out of and based upon the rights afforded such security holder or creditor solely in its capacity as such or (y) arising out of disputes, claims or proceedings among the Agents, the Lenders and/or the Transferees. Without limiting the foregoing, and to the extent permitted by applicable law, the Bermuda Holdings agrees not to assert, and hereby waives (and shall cause its Subsidiaries not to assert and to waive) all rights for contribution or any other rights of recovery with respect to all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, under or related to Environmental Laws, that any of them might have by statute or otherwise against the Administrative Agent, the Syndication Agent, the Lead Arranger, the Issuing Lender or any Lender. The agreements in this subsection 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) Bermuda Holdings, Stratus Bermuda and the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Bermuda Holdings, Stratus Bermuda and the Borrower without such consent shall be null and void), (ii) whether or not such provisions shall be binding upon the successors of Bermuda Holdings shall be subject to the terms of clause (ii) of subsection 6.10, if applicable, and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it; provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to (I) any Eligible Assignee, other than in the case of any assignment of a Revolving Credit Commitment to an Assignee that is not already a Revolving Lender, or (II) if an Event of Default has occurred and is continuing, any other Person;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment to an Eligible Assignee; and

(C) the Issuing Lender (such consent not to be unreasonably withheld or delayed), provided that no consent of the Issuing Lender shall be required for an assignment to any Eligible Assignee, other than in the case of any assignment of a Revolving Credit Commitment to an Assignee that is not already a Revolving Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans or an assignment to any Eligible Assignee, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consent provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the context of multiple simultaneous assignments in respect of each Lender and its affiliates or Approved Funds);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire, and

(D) in no event shall any Assignment be made to a natural Person, Bermuda Holdings or any of its Subsidiaries.

For the purposes of this subsection 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 3.11, 3.12 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each

Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. On or prior to such effective date, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent (in exchange for any or all of the Notes of the assigning Lender, if any) new Notes to the order of such Assignee (if requested) in an amount equal to the Revolving Credit Commitment, assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained a Commitment or Notes, as the case may be, to the order of the assigning Lender in an amount equal to the Commitment, retained by it hereunder (if requested). Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

(c) (i) Any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no such participations may be sold to a natural Person. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of subsections 3.11 and 3.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.7(b) as though it were a Lender, provided such Participant shall be subject to subsection 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under subsection 3.11 or 3.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Foreign Lender shall not be entitled to the benefits of subsection 4.11 unless such Participant complies with subsection 3.11(B)(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(f) The Administrative Agent, the Syndication Agent, the Lead Arranger and the Lenders agree that they will use reasonable efforts to protect the confidentiality of non-public information concerning Bermuda Holdings and its Subsidiaries in accordance with such Lender’s customary procedures for handling confidential information of such nature. Notwithstanding the foregoing, the Borrower authorizes each Lender to disclose (i) to its employees, officers, affiliates and advisors, who shall be bound by the confidentiality provisions hereof, (ii) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iii) to any regulatory authority as required by law, (iv) in connection with any enforcement or other legal action and (v) to any Transferee and any prospective Transferee any and all information in such Lender’s possession concerning Bermuda Holdings and its Subsidiaries which has been delivered to such Lender by or on behalf of Bermuda Holdings or any of its Subsidiaries pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s credit evaluation of the Borrower prior to becoming a party to this Agreement; provided that each Lender shall cause its respective prospective Transferees to agree in writing to protect the confidentiality of any confidential information concerning Bermuda Holdings and its Subsidiaries and Affiliates.

(g) If, pursuant to this subsection 10.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the terms of this Agreement including without limitation subsection 3.11(B)(d).

10.7 Adjustments; Set-off. (a) If any relevant Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of any of its Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 8, or otherwise) in a greater proportion than any such payment to and collateral received by any other relevant Lender, if any, in respect of such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or interest thereon, such benefitted Lender shall purchase for cash from the other relevant Lenders such portion of each such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or shall provide such other relevant Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the relevant Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Borrower notice of any set-off; provided that the failure to give such notice shall not affect the validity of such set-off.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the filing of a petition under any of the provisions of the federal bankruptcy code or amendments thereto, by or against; the making of an assignment for the benefit of creditors by; the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; the issuance of any execution against any substantial portion of the property of; the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or the issuance of a warrant of attachment against any substantial portion of the property of; the Borrower to set off and apply against any indebtedness, whether matured or unmatured, of the Borrower to such Lender, any amount owing from such Lender to the Borrower, at or at any time after, the happening of any of the above mentioned events, and as security for such indebtedness, the Borrower hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of Borrower then or thereafter maintained with such Lender, subject in each case to subsection 10.7(a) of this Agreement. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Agreement shall become effective with respect to the Borrower, the Administrative Agent, the Syndication Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Borrower, the Administrative Agent, the Syndication Agent and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent. Delivery of an executed signature page of this Agreement by telecopy transmission shall be as effective as delivery of a manually executed counterpart hereof.

10.9 Governing Law; No Third Party Rights. This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in subsection 10.6, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

10.10 Submission to Jurisdiction; Waivers. (a) Each party to this Agreement hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in subsection 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b) Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.

10.11 Releases. The Administrative Agent and the Lenders agree to cooperate with Bermuda Holdings and its Subsidiaries with respect to any sale or other disposition permitted by subsection 7.5 and promptly take such action and execute and deliver such instruments and documents necessary to release the liens and security interests created by the Security Documents relating to any of the assets or property affected by any such sale permitted by subsection 7.5, including, without limitation, any Uniform Commercial Code amendment, release or termination or partial release or termination statements.

10.12 Interest. Each provision in this Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Borrower for the use, forbearance or detention of the money to be loaned under this Agreement or any other Credit Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the “Highest Lawful Rate”), and all amounts owed under this Agreement and each other Credit Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Credit Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwithstanding any provision in this Agreement or any other Credit Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Credit Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Credit Documents by the Borrower or in any other event, earned interest on the Loans and such other obligations of the Borrower may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Credit Documents that is in excess of the Highest Lawful Rate shall be canceled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to the Borrower or credited on the principal of the Loans. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrower and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.

10.13 Permitted Payments and Transactions. Notwithstanding any provision to the contrary contained in this Agreement, the Borrower and its Subsidiaries shall be permitted to make payments (including fees and expenses) pursuant to or in respect of, the following agreements, and, in the case of clauses (a), (d), (e) and (f) below, to engage in the following transactions: (a) (i) the Marketing Services Agreement, (ii) the R&D Services Agreements, (iii) the Agreement for Management Advisory, Strategic Planning and Consulting Services between Investcorp International, Inc. and the Borrower dated as of October 1, 2005, and (iv) the Agreement for Management Advisory, Strategic Planning and Consulting Services between MidOcean US Advisor, LP and the Borrower dated as of October 1, 2005; (b) agreements with any Person or Persons providing for the payment of customary fees in connection with serving as a director of the Borrower or any of its Subsidiaries; (c) agreements providing for the payment of commercially reasonable fees in connection with any permitted financing, refinancing, sale, transfer, sale and leaseback or other permitted disposition of any assets of the Borrower or any of its Subsidiaries; (d) the borrowing of any Indebtedness to the extent, and upon the terms and conditions, the same is expressly permitted under subsection 7.1; (e) agreements providing for commercially reasonable fees in connection with any permitted purchase or acquisition of stock or assets by the Borrower or any of its Subsidiaries and (f) the Transactions.

10.14 PATRIOT Act. Each Lender subject to the Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is hereby required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 11. BERMUDA HOLDINGS AND STRATUS BERMUDA GUARANTY

11.1 Guaranty

(a) In order to induce the Administrative Agent, the Issuing Lender and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Swap Agreements and in recognition of the direct benefits to be received by Bermuda Holdings and Stratus Bermuda from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Swap Agreements, Bermuda Holdings and Stratus Bermuda hereby agree with the Guaranteed Creditors as follows: (i) each of Bermuda Holdings and Stratus Bermuda hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the benefit of the Guaranteed Creditors and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations, and each of Bermuda Holdings and Stratus Bermuda further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Guaranteed Creditors in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, Bermuda Holdings and/or Stratus Bermuda under this Bermuda Holdings and Stratus Bermuda Guaranty.

(b) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of Bermuda Holdings and Stratus Bermuda hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by Bermuda Holdings and/or Stratus Bermuda under applicable federal and state laws relating to the insolvency of debtors.

(c) Each of Bermuda Holdings and Stratus Bermuda agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of Bermuda Holdings and/or Stratus Bermuda hereunder without impairing this Bermuda Holdings and Stratus Bermuda Guaranty or affecting the rights of any Guaranteed Creditor hereunder.

(d) No payment or payments made by the Borrower, any Subsidiary Guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any Subsidiary Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any of Bermuda Holdings and Stratus Bermuda hereunder which shall, notwithstanding any such payment or payments other than payments made by any of Bermuda Holdings and Stratus Bermuda in respect of the Guaranteed Obligations or payments received or collected from Bermuda Holdings and Stratus Bermuda in respect of the Guaranteed Obligations, remain liable for the Guaranteed Obligations up to the maximum liability of Bermuda Holdings and/or Stratus Bermuda hereunder until the Guaranteed Obligations are paid in full, the Revolving Credit Commitments are terminated and either no Letters of Credit are outstanding or each outstanding Letter of Credit has been Cash Collateralized so that it is fully secured to the satisfaction of the Administrative Agent.

(e) Each of Bermuda Holdings and Stratus Bermuda agrees that whenever, at any time, or from time to time, it shall make any payment to a Guaranteed Creditor on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Bermuda Holdings and Stratus Bermuda Guaranty for such purpose.

11.2 Right of Set-off.

Upon: (i) the filing of a petition under any of the provisions of the Bankruptcy Code or amendments thereto, by or against; (ii) the making of an assignment for the benefit of creditors by; (iii) the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; (iv) the issuance of any execution against any substantial portion of the property of; (v) the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or (vi) the issuance of a warrant of attachment against any substantial portion of the property of, the Borrower, each of Bermuda Holdings and Stratus Bermuda hereby irrevocably authorizes each Lender at any time and from time to time without notice to Bermuda Holdings or Stratus Bermuda or any Subsidiary Guarantor, any such notice being expressly waived by Bermuda Holdings and Stratus Bermuda, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of Bermuda Holdings and/or Stratus Bermuda , or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of Bermuda Holdings and Stratus Bermuda to such Lender hereunder, the Notes, or the other Credit Documents, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Lender agrees to notify Bermuda Holdings and/or Stratus Bermuda (as the case may be) promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

11.3 No Subrogation.

Notwithstanding any payment or payments made by any of Bermuda Holdings or Stratus Bermuda hereunder or any set-off or application of funds of any of Bermuda Holdings or Stratus Bermuda by any Lender, any of Bermuda Holdings or Stratus Bermuda shall not be entitled to be subrogated to any of the rights of the Guaranteed Creditors against the Borrower or any Subsidiary Guarantor or any collateral security or guarantee or right of offset held by any Lender for the payment of the Guaranteed Obligations, nor shall Bermuda Holdings or Stratus Bermuda seek or be entitled to seek any contribution or reimbursement from any Subsidiary Guarantor in respect of payments made by Bermuda Holdings or Stratus Bermuda hereunder, and any such rights of subrogation and reimbursement of Bermuda Holdings or Stratus Bermuda are hereby waived until all amounts owing to the Guaranteed Creditors by the Borrower on account of the Guaranteed Obligations are paid in full, the Revolving Credit Commitments are terminated and either no Letters of Credit are outstanding or each outstanding Letter of Credit has been Cash Collateralized so that it is fully secured to the satisfaction of the Administrative Agent.

11.4 Amendments, etc. with respect to the Guaranteed Obligations; Waiver of Rights.

Each of Bermuda Holdings and Stratus Bermuda shall remain obligated hereunder notwithstanding that, without any reservation of rights against any of Bermuda Holdings or Stratus Bermuda and without notice to or further assent by Bermuda Holdings or Stratus Bermuda, any demand for payment of any of the Guaranteed Obligations made by the Guaranteed Creditors may be rescinded by such party and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Guaranteed Creditors and this Agreement, the Notes, the other Credit Documents, any Letter of Credit, any Swap Agreement and any other collateral security document or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Guaranteed Creditors may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. No Guaranteed Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Bermuda Holdings and Stratus Bermuda Guaranty or any property subject thereto. When making any demand hereunder against any of Bermuda Holdings or Stratus Bermuda, the Guaranteed Creditors may, but shall be under no obligation to, make a similar demand on any Subsidiary Guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any such Subsidiary Guarantor or any release of any such Subsidiary Guarantor shall not relieve any of Bermuda Holdings or Stratus Bermuda of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Guaranteed Creditors against Bermuda Holdings or Stratus Bermuda. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

11.5 Guarantee Absolute and Unconditional.

Each of Bermuda Holdings and Stratus Bermuda waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations guaranteed by Bermuda Holdings and Stratus Bermuda, and notice of or proof of reliance by the Guaranteed Creditors upon this Bermuda Holdings and Stratus Bermuda Guaranty or acceptance of this Bermuda Holdings and Stratus Bermuda Guaranty; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Bermuda Holdings and Stratus Bermuda Guaranty; and all dealings between the Borrower or any of the Subsidiary Guarantors and the Guaranteed Creditors shall likewise be conclusively presumed to have been had or consummated in reliance upon this Bermuda Holdings and Stratus Bermuda Guaranty. Each of Bermuda Holdings and Stratus Bermuda waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Subsidiary Guarantors with respect to the Guaranteed Obligations guaranteed by Bermuda Holdings and Stratus Bermuda. Each of Bermuda Holdings and Stratus Bermuda understands and agrees that this Bermuda Holdings and Stratus Bermuda Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, the Notes, any other Credit Document, the Letters of Credit, any Swap Agreements, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Guaranteed Creditors, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower, any of the Subsidiary Guarantors or any other Person against the Guaranteed Creditors, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Guaranteed Obligations, or of Bermuda Holdings or Stratus Bermuda , in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any of Bermuda Holdings or Stratus Bermuda , the Guaranteed Creditors may, but shall be under no obligation to, pursue such rights and remedies as they may have against the Borrower or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Creditors to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Bermuda Holdings and/or Stratus Bermuda of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Creditors against Bermuda Holdings and Stratus Bermuda . This Bermuda Holdings and Stratus Bermuda Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each of Bermuda Holdings and Stratus Bermuda and the successors and assigns thereof, and shall inure to the benefit of the Guaranteed Creditors, and their respective successors, indorsees, transferees and assigns, until all the Guaranteed Obligations and the obligations of each of Bermuda Holdings and Stratus Bermuda under this Bermuda Holdings and Stratus Bermuda Guaranty shall have been satisfied by payment in full, either no Letters of Credit are outstanding or each outstanding Letter of Credit has been Cash Collateralized so that it is fully secured to the satisfaction of the Administrative Agent and the Revolving Credit Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Guaranteed Obligations.

11.6 Reinstatement.

This Bermuda Holdings and Stratus Bermuda Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Guaranteed Creditors upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, Bermuda Holdings, Stratus Bermuda or of any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, Bermuda Holdings, Stratus Bermuda or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

11.7 Payments.

Each of Bermuda Holdings and Stratus Bermuda hereby guarantees that payments hereunder will be paid in Dollars to the Administrative Agent without set-off or counterclaim at the office of the Administrative Agent located at 520 Madison Avenue, 18th Floor, New York, New York, 10022 or at such other office as the Administrative Agent may notify to Bermuda Holdings and Stratus Bermuda in accordance with subsection 10.2.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

STRATUS TECHNOLOGIES. INC., as Borrower

By:	/s/ Frederick S. Prifty
Name:
Title:

Signature Page to Revolving Credit Agreement

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD., as Guarantor

By:	/s/ Frederick S. Prifty
Name:
Title:

Signature Page to Revolving Credit Agreement

STRATUS TECHNOLOGIES BERMUDA LTD., as Guarantor

By:	/s/ Frederick S. Prifty
Name:
Title:

Signature Page to Revolving Credit Agreement

JEFFERIES FINANCE LLC,
as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent

By:	/s/ Carl A. Toriello
Name:	Carl A. Toriello
Title:	Executive Vice President

Signature Page to Revolving Credit Agreement

JEFFERIES FINANCE LLC,
as Lender

By:	/s/ Carl A. Toriello
Name:	Carl A. Toriello
Title:	Chief Operating Officer

Signature Page to Revolving Credit Agreement

EXHIBIT A

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF NOTE

$[            ]

April 8, 2010

FOR VALUE RECEIVED, Stratus Technologies, Inc., a Delaware corporation (the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before September 29, 2014, the lesser of (a) [DOLLARS] ($[            ,            ,            ]) and (b) the unpaid principal amount of all advances made by Payee to the Borrower as Loans under the Credit Agreement as defined below.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the revolving credit agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among the Borrower, Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

This Note is one of the Notes and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the principal office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

STRATUS TECHNOLOGIES, INC.

By:
Name:
Title:

3

TRANSACTIONS ON

REVOLVING CREDIT NOTE

Date	Amount of Loan	Amount of Principal	Outstanding Principal	Notation
	Made This Date	Paid This Date	Balance This Date	Made By

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EXHIBIT B

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Stratus Technologies, Inc. (the “Borrower”), Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC, as administrative agent (in such capacity the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.

                     (the “Assignor”) and                      (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the revolving credit facility contained therein as are set forth on Schedule 1 hereto (the “Assigned Facility”), in a principal amount for the Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of Bermuda Holdings’ Subsidiaries or any other obligor or the performance or observance by the Borrower, any of Bermuda Holdings’ Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; (iii) attaches the Note, if any, held by it evidencing the Assigned Facility and requests that the Administrative Agent exchange such Note for a new Note payable to the Assignee (if requested by the Assignee) and (if the Assignor has retained any interest in the Assigned Facility) a new Note payable to the Assignor (if requested by the Assignor) in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date); and (iv) represents and warrants that it is legally authorized to enter into this Assignment and Assumption.

3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (iii) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Sections 3.11(B)(d) and 10.6(g) of the Credit Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4. The effective date of this Assignment and Assumption shall be [            ], (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 10.6(b)(iv) of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6. From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

[ASSIGNEE]		[ASSIGNOR]

By:	By:
Name:	Name:
Title:	Title:

Accepted [and Consented to]:

[STRATUS TECHNOLOGIES, INC., as Borrower]1

By:
Name:
Title:

[Jefferies Finance LLC, as Administrative Agent]2

By:
Name:
Title:

[1]

Consent of the Borrower shall not be required (i) for an assignment to any Eligible Assignee (ii) if an Event of Default under Section 8(a) or 8(f) of the Credit Agreement has occurred and is continuing.

[2]	No consent of the Administrative Agent shall be required for an assignment to an Eligible Assignee.

Schedule 1 to Assignment and Assumption relating to the Revolving Credit Agreement,

dated as of April 8, 2010

among Stratus Technologies, Inc.,

Stratus Technologies Bermuda Holdings Ltd.,

Stratus Technologies Bermuda Ltd., the Lenders,

Jefferies Finance LLC, as syndication agent, administrative agent,

sole lead arranger and sole bookrunner

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentages Assigned (to at least fifteen decimals) (shown as a percentage of aggregate principal amount of all Lenders)

EXHIBIT C-1

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF

SUPER PRIORITY FIRST LIEN COLLATERAL AGREEMENT

SUPER PRIORITY FIRST LIEN COLLATERAL AGREEMENT, dated as of April 8, 2010, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JEFFERIES FINANCE LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the several lenders (the “Lenders”) from time to time party to the Credit Agreement (as defined below):

W I T N E S S E T H:

WHEREAS, pursuant to the Revolving Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”), Stratus Technologies, Inc., a Delaware corporation (the “Borrower”), the Lenders and the Administrative Agent, the Lenders have severally agreed to make loans to, and the Issuing Lender has agreed to issue and certain of the other Lenders have agreed to participate in Letters of Credit for the account of, the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to, and the obligation of the Issuing Lender to issue and the Lenders to participate in Letters of Credit for the account of the Borrower under the Credit Agreement, that the Grantors shall have executed and delivered this Collateral Agreement to the Administrative Agent for the ratable benefit of the Lenders;

WHEREAS, pursuant to the Subsidiary Guaranty, each Subsidiary Guarantor has guaranteed to the Secured Parties the full and prompt payment when due of the Borrower Obligations;

WHEREAS, pursuant to the Bermuda Holdings and Stratus Bermuda Guaranty, Bermuda Holdings and Stratus Bermuda have guaranteed to the Secured Parties the full and prompt payment when due of the Borrower Obligations; and

WHEREAS, it is a further condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Collateral Agreement to secure payment and performance of such Grantor’s obligations under the Subsidiary Guaranty, the Bermuda Holdings and Stratus Bermuda Guaranty and, in the case of Bermuda Holdings, Stratus Bermuda and the Borrower, the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to make their respective Loans to, and to issue or participate in Letters of Credit for the account of, the Borrowers under the Credit Agreement, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

1. Defined Terms. Capitalized terms used herein, including the preamble and introductory paragraphs hereto, and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement; the following terms which are defined in Article 8 or Article 9, as applicable, of the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Documents, Farm Products, Goods, Instruments, Inventory, Letter of Credit Rights, Money, Securities Account and Supporting Obligation; and the following terms shall have the following meanings:

“Accounts” means all accounts as defined in the Code and, regardless of whether constituting accounts as defined in the Code, all accounts receivable, book debts, notes, drafts, instruments, documents, acceptances and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to any Grantor (including under any trade names, styles or divisions thereof) whether arising out of personal property owned or leased by it, Goods sold by it or services rendered by it or from any other transaction, whether or not the same involves the lease of personal property, sale of Goods or performance of services by such Grantor (including, without limitation, any such obligation which would be characterized as an account, general intangible or chattel paper under the Code) and all of such Grantor’s rights in, to and under all purchase orders now owned or hereafter received or acquired by it for Goods or services, and all of such Grantor’s rights to any Goods represented by any of the foregoing (including returned or repossessed Goods and unpaid seller’s rights) and all moneys due or to become due to such Grantor under all contracts for the sale of Goods and/or the performance of services by it (whether or not yet earned by performance), under any lease of real or personal property (to the extent the grant of such a security interest is permitted by applicable law and is not prohibited by such lease), or under any franchise agreement, or in connection with any other transaction, now in existence or hereafter arising, including without limitation the right to receive the proceeds of said purchase orders and contracts and rents under such leases, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Agreement” means this Super Priority First Lien Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations” means (a) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans made to, the Borrower under the Credit Agreement and all reimbursement obligations with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrower to the Lenders, the Issuing Lender and the Administrative Agent now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement and each other Credit Document to which the Borrower is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in the Credit Agreement and in each such other Credit Document, (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any

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interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of each Grantor owing under any Swap Agreement entered into by such Grantor with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Swap Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein and (iii) all Cash Management Obligations of any Grantor.

“Code” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Collateral” means, collectively, the General Collateral and the Non-U.S. Collateral.

“Contract” means, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof, including, without limitation, (a) all rights of each Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of each Grantor to damages arising out of, or for, breach or default in respect thereof and (c) all rights of each Grantor to perform and to exercise all remedies thereunder.

“Copyright License” means any agreement, whether written, oral or electronic naming any Grantor, as licensor or licensee, granting any right to use any Copyright including, without limitation, any referred to in Schedule I hereto.

“Copyrights” means all of the following to the extent any Grantor now or hereafter has any right, title or interest therein: (a) all domestic and foreign copyrights including but not limited to copyright in software and database, and all Mask Works (as defined in 17 USC 101) whether registered or unregistered and all registrations and applications therefor, including, without limitation, any referred to in Schedule I hereto, (b) all renewals and extensions of such copyrights, and (c) the right to sue for infringement of any of the foregoing

“Enforcement Action” means any foreclosure or other enforcement of any of the Intellectual Property Security Interest in Intellectual Property Rights or other transfer of any of the Intellectual Property Rights in connection with the enforcement of the Intellectual Property Security Interest.

“Equipment” means all machinery, equipment and furniture except Vehicles, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter may acquire any right, title or interest and any and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed therein or affixed thereto, including, but not limited to, all equipment as defined in Section 9-102(a)(33) of the Code.

“Foreign Subsidiary Voting Stock” means the voting Capital Stock of any Foreign Subsidiary.

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“General Collateral” has the meaning provided to such term in Section 2(a) hereof.

“General Intangibles” has the meaning given to it in the Code and includes, whether or not so included in such meaning, any franchise agreements or rights in favor of or granted by any Grantor to know-how, trade secrets, product or service development ideas and designs, advertising commercials, renderings, strategies and plans, blueprints, architectural drawings, site location, personnel and franchisee information, proprietary information, computer and software technology and programs, contracts with distributors, and any similar items, all interest rate, foreign currency or similar agreements and general intangibles attributable to the Capital Stock of each Subsidiary.

“Guarantor Obligations” means all obligations and liabilities of each Grantor which may arise under, out of, or in connection with the Credit Agreement (to the extent not constituting Borrower Obligations), this Agreement, the Bermuda Holdings and Stratus Bermuda Guaranty, the Subsidiary Guaranty or any other Credit Document to which such Grantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Issuing Lender or the Lenders that are required to be paid by such Grantor pursuant to the terms of any of the foregoing agreements, to the extent not constituting Borrower Obligations).

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to any intellectual property, whether arising under United States or foreign laws or otherwise, including, (a) all Patents, Copyrights, and Trademarks, (b) all inventions, improvements thereto, domain names, trade secrets, know how, show how, confidential business information (including all ideas, research and development, formulas, compositions, manufacturers and product processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and monetary plans and proposals, (c) all rights to sue at law or in equity for any past, present, and future infringement, misappropriation, dilution, or other violation thereof, (d) all Licenses, (e) all Proceeds of the foregoing, including royalties, income, payments, claims, damages, and Proceeds of suit, and (f) all other rights accruing thereunder or pertaining thereto.

“Intellectual Property Rights” means certain intellectual property rights of the Grantors, as expressly licensed to Licensee by Stratus Bermuda pursuant to the NEC License.

“Intellectual Property Security Interest” means the pledge by the Credit Parties pursuant to the Credit Documents of their right, title, and interest in the intellectual property rights of such Credit Parties, including the Intellectual Property Rights.

“Investment Property” means (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the Code and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers” means (a) the companies identified on Schedule IV hereto as the issuers of the Pledged Notes and any successors to any such companies, (b) the companies identified on Schedule V hereto as the issuers of the Pledged Stock, (c) any other Subsidiaries of Bermuda Holdings created or acquired after the date hereof the equity of which is required to be pledged by this Agreement or Section 6.9(b) or 6.9(c) of the Credit Agreement and (d) any other issuer of any Investment Property; individually, each an “Issuer”.

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“License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right in, to or under any Intellectual Property, including any Copyright License, Patent License or Trademark License.

“Licensee” means the NEC Corporation.

“NEC License” means the Collaboration and Licensing Agreement, dated November 25, 2005, between Stratus Bermuda and Licensee (as amended, modified, restated and/or supplemented from time to time) pursuant to which Stratus Bermuda licensed the Intellectual Property Rights to Licensee.

“Non-U.S. Collateral” has the meaning provided to such term in Section 2(b) hereof.

“Non-U.S. Obligations” means the Obligations, other than the Obligations of any Domestic Entity and Guarantor Obligations under the Subsidiary Guaranty and the Bermuda Holdings and Stratus Bermuda Guaranty, directly or indirectly, in respect thereof.

“Obligations” means the Borrower Obligations and the Guarantor Obligations. For the avoidance of doubt, the term Obligations shall include Non-U.S. Obligations.

“Patent License” means any agreement, whether written, oral or electronic, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention or any other right covered in whole or in part by a Patent, including, without limitation, any Patent referred to in Schedule II hereto.

“Patents” means all United States and foreign registered patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (a) each patent and patent application referred to on Schedule II hereto (as such schedule may be amended or supplemented from time to time), (b) all reissues, divisions, continuations-in-part, extensions, renewals, and reexaminations thereof, (c) all rights corresponding thereto throughout the world, (d) all inventions and improvements described therein, (e) all rights to sue for past, present and future infringements thereof, (f) all licenses, claims, damages, and proceeds of suit arising therefrom, and (g) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit;.

“Pledged Notes” means all promissory notes listed on Schedule IV hereto, and, if requested by the Administrative Agent, any other promissory note issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by such Grantor (other than to a Subsidiary of such Grantor) in the ordinary course of business and Undelivered Notes).

“Pledged Stock” means the shares of Capital Stock listed on Schedule V hereto, together with all stock certificates, options or rights of any nature whatsoever that may be issued or granted by any Issuer to any Grantor and that are required by this Agreement or the Credit Agreement to be pledged hereunder while this Agreement is in effect; provided that, to the extent that any pledge of Foreign Subsidiary Voting Stock of any Foreign Subsidiary of a Domestic Entity is made hereunder to support the U.S. Obligations it shall be limited to no more than 65% of such Foreign Subsidiary Voting Stock.

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“Proceeds” means “proceeds”, as such term is defined in Section 9-102(a)(64) of the Code and, to the extent not included in such definition, shall include, without limitation, (a) any and all proceeds of any insurance, indemnity, warranty, guaranty or letter of credit payable to any Grantor, from time to time with respect to any of the Collateral, (b) all payments (in any form whatsoever) paid or payable to any Grantor from time to time in connection with any taking of all or any part of the Collateral by any Governmental Authority or any Person acting under color of Governmental Authority, (c) all judgments in favor of any Grantor in respect of the Collateral, (d) all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto and (e) all other amounts from time to time paid or payable or received or receivable under or in connection with any of the Collateral.

“Secured Parties” shall mean the Agents, Lenders and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Stock Issuer” means each Issuer of Pledge Stock.

“Trademark License” means any agreement, whether written, oral or electronic, providing for the grant by or to any Grantor of any right in or under any registered Trademark, including, without limitation, those referred to in Schedule III hereto.

“Trademarks” means (a) all domestic and foreign registered trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, service marks, internet domain names, designs, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications and renewals in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule III hereto, (b) all renewals and extensions thereof, (c) any and all claims by Grantors against third parties for any past, present or future infringement or dilution of any of the foregoing and (d) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income payments, claims, damages and proceeds of suit.

“Undelivered Notes” means any promissory notes issued to any Grantor and not delivered to the Administrative Agent so long as the aggregate principal amount of all Undelivered Notes shall not exceed, at any time, $1,000,000.

“U.S. Obligations” means the Obligations, other than the Non-U.S. Obligations.

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“Vehicles” means all cars, trucks, trailers and other vehicles covered by a certificate of title law of any state.

2. Grant of Security Interest.

(a) As security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, excluding, however, (x) Vehicles and (y) any assets acquired or owned pursuant to Section 7.6(g)(i) of the Credit Agreement that are not equity interests in or assets of wholly-owned Subsidiaries (collectively, the “General Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) the Commercial Tort Claims listed on Schedule VIII hereto;

(iv) all Contracts;

(v) all Documents;

(vi) all Equipment;

(vii) all General Intangibles;

(viii) all Instruments;

(ix) all Intellectual Property;

(x) all Inventory;

(xi) all Investment Property;

(xii) all Letter of Credit Rights;

(xiii) all Money;

(xiv) all books and records pertaining to the Collateral;

(xv) all other Goods and personal property of such Grantor, whether tangible or intangible and whether now or hereafter owned by such Grantor, and wherever located; and

(xvi) to the extent not otherwise included, all Supporting Obligations with respect to all of the foregoing, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

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provided that (i) in no event shall the General Collateral include more than 65% of the total outstanding Foreign Subsidiary Voting Stock of a Foreign Subsidiary of a Domestic Entity and (ii) notwithstanding any of the other provisions set forth in this Section 2(a) this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law including, without limitation, Sections 9-406, 9-407, 9-408 or 9-409 of the Code. For avoidance of doubt, the General Collateral shall secure all Obligations including, without limitation, the Non-U.S. Obligations.

(b) As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Non-U.S. Obligations, each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, excluding, however, any assets acquired or owned pursuant to Section 7.6(g)(i) of the Credit Agreement that are not equity interests in or assets of wholly-owned Subsidiaries (collectively, the “Non-U.S. Collateral”):

Any Investment Property not pledged under Section 2(a) hereof pursuant to clause (i) of the proviso immediately following such subsection.

3. Rights of Administrative Agent and Limitations on Administrative Agent’s and Lenders’ Obligations.

(a) Each Grantor Remains Liable under Accounts, Licenses, Contracts, Etc. Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts, Licenses and Contracts to observe and perform all the material conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account, License or Contract. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Account, License or Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating to such Account, License or Contract pursuant hereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account, License or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account, License or Contract, or, with respect to any Collateral, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

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(b) Notice to Account Debtors and Contracting Parties. At any time after an Event of Default has occurred and so long as such Event of Default shall be continuing, upon the request of the Administrative Agent such Grantor shall, and the Administrative Agent may (with concurrent notice to such Grantor thereof), notify account debtors on the Accounts and parties to the Contracts and Licenses that the Accounts, Contracts and Licenses have been assigned to the Administrative Agent for the ratable benefit of the Lenders and that payments in respect thereof shall be made directly to the Administrative Agent. At any time after an Event of Default shall have occurred and be continuing, the Administrative Agent may in its own name or in the name of others communicate with account debtors on the Accounts and parties to the Contracts and Licenses to verify with them to its satisfaction the existence, amount and terms thereof.

(c) Verification of Accounts and Inventory. The Administrative Agent shall have the right to make test verifications of the Accounts and Inventory in any reasonable manner and through any medium that it considers advisable, and each Grantor agrees to furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith, provided that, so long as no Event of Default shall have occurred and be continuing, (i) any such verification shall be conducted in the name of the relevant Grantor or in such other manner as shall not disclose the Administrative Agent’s identity or interest in the Collateral and (ii) the Administrative Agent shall conduct such verification with respect to any Grantor no more frequently than once per year and shall give the Borrower reasonable advance notice thereof. The Administrative Agent may after the occurrence and during the continuance of an Event of Default in its own name or in the name of others communicate with account debtors in order to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Accounts and/or Inventory.

4. Representations and Warranties. Each Grantor hereby represents and warrants that:

(a) Power and Authority. Each Grantor has the corporate or limited liability company power and authority and the legal right to execute and deliver, to perform its obligations under, and to grant the Lien on the Collateral pursuant to, this Agreement and has taken all necessary corporate or limited liability company actions to authorize its execution, delivery and performance of, and grant of the Lien on the Collateral pursuant to, this Agreement.

(b) Title; No Other Liens. Except for the Lien granted to the Administrative Agent for the ratable benefit of the Lenders pursuant to this Agreement and the other Liens permitted to exist on the Collateral pursuant to the Credit Agreement, each Grantor owns each item of the Collateral free and clear of any and all Liens except Liens permitted under Section 7.2 of the Credit Agreement. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except (i) such as may have been filed in favor of the Administrative Agent, for the ratable benefit of the Lenders, pursuant to this Agreement, or (ii) as may be permitted pursuant to the Credit Agreement.

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(c) Perfected Liens. With respect to assets located in the United States or subject to United States law, the Liens granted pursuant to this Agreement will (upon taking of the applicable actions with respect thereto described in subclauses (i), (ii) and/or (iii) below) constitute perfected Liens on the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, to the extent that (i) such Liens can be perfected by filing a financing statement under the Uniform Commercial Code, as in effect in the relevant jurisdiction (ii) such Liens can be perfected by recording a security agreement with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) any Grantor is required to deliver such Collateral to the Administrative Agent pursuant to Section 5(a) hereof, which are prior to all other Liens on the Collateral created by such Grantor and in existence on the date hereof, except for Liens permitted to exist on the Collateral pursuant to the Credit Agreement, and which are enforceable as such against all creditors of and purchasers from such Grantor.

(d) Accounts and Records. The amount represented by each Grantor to the Administrative Agent from time to time as owing by each account debtor or by all account debtors in respect of the Accounts will at such time be the correct amount actually owing by such account debtor or debtors thereunder in all material respects, subject to adjustments in the ordinary course of business. No amount payable to such Grantor under or in connection with any Account, Contract or License in excess of $1,000,000 is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent except for notes receivable from officers pursuant to executive stock purchase plans. The place where each Grantor keeps its records concerning the Accounts and the other Collateral is located at an address listed on Schedule VII hereto.

(e) Consents. Each Contract and License is in full force and effect and, to the best knowledge of each Grantor, constitutes a valid and legally enforceable obligation of the other obligor in respect thereof or parties thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except to the extent that the failure of such Contract or License to be in full force and effect or enforceable shall not have, and would not reasonably be expected to result in, a material adverse effect on the business, assets or financial condition of Bermuda Holdings and its Subsidiaries taken as a whole. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Accounts, Licenses or Contracts by any party thereto other than those which have been duly obtained, made or performed, are in full force and effect and do not subject the scope of any such Account, License or Contract to any material adverse limitation, either specific or general in nature. No Grantor and (to the best of such Grantor’s knowledge) no other party to any Account, License or Contract is in default in the performance or observance of any of the material terms thereof. Each Grantor has fully performed all its material obligations under each License and Contract to the extent such obligations are required to be performed on or prior to the date hereof. The right, title and interest of such Grantor in, to and under each Account, License and Contract are not subject to any defense, offset, counterclaim or claim which would materially adversely affect the value of such Account, License or Contract as Collateral, nor have any of the foregoing been asserted or alleged against such Grantor as to any of the foregoing.

(f) Inventory. The Inventory located in the United States is kept at the locations listed on Schedule VI hereto, as amended or supplemented from time to time

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pursuant to Section 5(p) hereof, and any Inventory now or hereafter produced by any Grantor has been and will be produced in compliance in all material respects with the requirements of the Fair Labor Standards Act, as amended, and the rules and regulations thereunder.

(g) Equipment. The Equipment located in the United States is kept at the locations listed on Schedule VI hereto, as amended or supplemented from time to time pursuant to Section 5(p) hereof.

(h) Chief Executive Office. Each Domestic Grantor’s chief executive office and chief place of business is located at the address listed on Schedule VII hereto, as amended or supplemented from time to time pursuant to Section 5(p) hereof.

(i) Farm Products. None of the Collateral constitutes, or constitutes Proceeds of, Farm Products.

(j) Investment Property. The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares or interests of all classes of the Capital Stock of each Stock Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock pledged by a Grantor that is a Domestic Entity in support of the U.S. Obligations, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of the relevant Stock Issuer. All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable. To the best knowledge of such Grantor, each of the Pledged Notes pledged by such Grantor hereunder constitutes a valid and legally enforceable obligation of the other obligor in respect thereof or parties thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, in each case, except for and subject to the Lien created by this Agreement and Liens permitted under Section 7.2 of the Credit Agreement.

(k) Patents, Trademarks and Copyrights.

(i) Schedule II hereto includes all material Patents and Patent Licenses owned or held by each Grantor in its own name as of the date hereof. Schedule III hereto includes all material registered Trademarks and Trademark Licenses owned or held by each Grantor in its own name as of the date hereof. Schedule I hereto includes all material registered Copyrights and Copyright Licenses owned or held by each Grantor in its own name as of the date hereof. Except as set forth on Schedule II or Schedule III, to the best knowledge of each Grantor, each material Patent and material registered Trademark is valid, subsisting, unexpired and enforceable and has not been abandoned, cancelled or dedicated to the public.

(ii) Each Grantor owns, or has been granted the right to use, pursuant to a valid and enforceable License, all Intellectual Property necessary for and actually used in the conduct of its business.

(iii) All licenses of each Grantor’s Trademarks are in force and, to the best knowledge of such Grantor, not in default. No holding, decision or judgment has been rendered by any Governmental Authority with respect to

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any Patent or Trademark which would limit, cancel or question the validity of any Patent or Trademark. Except as set forth on Schedule II or Schedule III, no action or proceeding is pending or, to the knowledge of such Grantor, threatened (A) seeking to limit, cancel or question the validity of any material Patent or Trademark or such Grantor’s ownership thereof, or (B) which, if adversely determined, would have a material adverse effect on the value of any material Patent or Trademark.

(l) No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Grantor, threatened by or against such Grantor or against any of its properties or revenues with respect to this Agreement or any of the transactions contemplated hereby which would have a material adverse effect upon any material portion of the Collateral or the granting of the security interests hereby.

(i) Each Grantor hereby represents and warrants that Schedule VIII hereto sets forth all Commercial Tort Claims of such Grantor with a reasonably anticipated value in excess of $500,000 individually or $2,500,000 in the aggregate;

(m) Deposit Accounts and Securities Accounts. The Deposit Account and Securities Accounts of each Grantor are set out on Schedule IX hereto.

5. Covenants. Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations are paid in full, the Commitments are terminated and either no Letters of Credit are outstanding or each outstanding Letter of Credit has been Cash Collateralized so that it is fully secured to the satisfaction of the Administrative Agent:

(a) Further Documentation; Pledge of Instruments and Chattel Paper.

(i) At any time and from time to time, upon the written request of theAdministrative Agent, and at the sole expense of such Grantor, any Grantor will promptly and duly execute and deliver such further instruments and documents and take such further action as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (A) the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby, (B) in the case of Investment Property and any other relevant Collateral, taking actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto, (C) upon the reasonable request of the Administrative Agent, notification to the account debtor or other actions reasonably advisable pursuant to Section 9-301 of the Code or any other applicable Requirement of Law in respect of the assets and rights pledged by Bermuda Holdings or any other Foreign Entity to the Administrative Agent and the Lenders and (D), in the case of Intellectual Property, the filing of security agreements or such other documents as may be reasonably requested by the Administrative Agent not more often than quarterly with respect to such

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property acquired or arising after the Closing Date with the United States Copyright Office or the United States Patent and Trademark Office or the office of any similar foreign registry. Each Grantor also hereby authorizes the Administrative Agent to file (after written notice to the Borrower) any such financing or continuation statement without the signature of such Grantor to the extent permitted by applicable law, provided that any failure to give any such notice shall not affect the validity or effectiveness of any such filing. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent herein, including, without limitation, describing such property as “all assets whether now owned or hereafter acquired.” A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

(ii) If any amounts payable under or in connection with any of the Collateral having a face value in excess of $1,000,000 in the aggregate at any one time outstanding shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent and, in the case of Pledged Notes, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated allonge covering such Pledged Note duly executed in blank by such Grantor, to be held by the Administrative Agent, subject to the terms hereof, in each case to be held as Collateral pursuant to this Agreement. So long as no Default or Event of Default has occurred and is continuing, upon request by any Grantor, the Administrative Agent shall make available any such pledged Collateral to such Grantor, or its designee, that such Grantor specifies is required for the purpose of ultimate sale, exchange, presentation, collection, renewal, registration or transfer thereof, provided that in each case arrangements reasonably satisfactory to the Administrative Agent shall be made for the return of such pledged Collateral within 21 days from the time of delivery by the Administrative Agent, except for pledged Collateral that has been fully repaid, satisfied, or transferred as permitted hereunder.

(iii) Notwithstanding anything set forth in this Agreement to the contrary, (x) so long as no Default or Event of Default has occurred and is continuing, no Grantor shall be required to deliver to the Administrative Agent any Instrument, Certificated Security or Chattel Paper to be held by the Administrative Agent as Collateral pursuant to this Agreement so long as the aggregate amount evidenced by all such Instruments, Certificated Securities and Chattel Paper does not exceed $1,000,000 at any one time outstanding and (y) the Administrative Agent may, in the reasonable exercise of its discretion, consent to an extension of time with respect to any such document or action relating to the perfection of Liens in the Non-U.S. Collateral, including the delivery of any certificates evidencing such Non-U.S. Collateral.

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(b) Indemnification. Each Grantor agrees to pay, and to save the Administrative Agent, the Issuing Lender and the Lenders harmless from, any and all liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) (i) with respect to, or resulting from, any delay in paying, any and all excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral, (ii) with respect to, or resulting from, any delay by such Grantor in complying with any Requirement of Law applicable to any of the Collateral or (iii) in connection with any of the transactions contemplated by this Agreement; provided that no Grantor shall be liable for the payment of any portion of such liabilities, costs or expenses resulting from the gross negligence or willful misconduct of the Administrative Agent or any of the Lenders. Without limiting the preceding sentence, each Grantor will indemnify and save and keep harmless the Administrative Agent and each Lender from and against all expense, loss or damage suffered by reason of any counterclaim of the account debtor or obligor thereunder, arising out of a breach by such Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from such Grantor.

(c) Maintenance of Records. Each Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Accounts, Contracts and Licenses. Each Grantor will mark its internal books and records pertaining to the Collateral to evidence this Agreement and the security interests granted hereby. For the Administrative Agent’s and the Lenders’ further security, the Administrative Agent, for the ratable benefit of the Lenders, shall have a security interest in each Grantor’s books and records pertaining to the Collateral, and each Grantor shall make available for review any such books and records to the Administrative Agent or to its representatives during normal business hours at the reasonable request of the Administrative Agent. Each Grantor shall permit representatives of the Administrative Agent, upon reasonable notice to the Borrower (but no more frequently than monthly unless a Default or Event of Default shall have occurred and be continuing), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of such Grantor with officers and employees thereof and with their independent certified public accountants.

(d) Right of Inspection. The Administrative Agent and the representatives of any Lender shall upon reasonable notice (made through the Administrative Agent and no more frequently than quarterly unless a Default or Event of Default shall have occurred and be continuing) have full and free reasonable access to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of Bermuda Holdings, Stratus Bermuda and the Borrower and their respective Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer or the treasurer of the Borrower, and the Borrower agrees to render to the Administrative Agent at the Borrower’s cost and expense, and to the Lenders, such clerical and other assistance as may be reasonably requested with regard thereto. The Administrative Agent and the Lenders shall keep such information thereby obtained confidential to the extent set forth in Section 10.6(f) of the Credit Agreement.

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(e) Compliance with Laws, etc. Each Grantor will comply in all material respects with all Requirements of Law applicable to the Collateral or any part thereof or to the operation of such Grantor’s business except where failure to so comply could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of Bermuda Holdings and its Subsidiaries taken as a whole; provided that such Grantor may contest any Requirement of Law in any reasonable manner which shall not, in the reasonable opinion of the Administrative Agent, adversely affect the Administrative Agent’s or the Lenders’ rights or the priority of their Liens on the Collateral.

(f) Compliance with Terms of Contracts, etc. Each Grantor will perform and comply in all material respects with all its obligations under the Contracts and all its other Contractual Obligations relating to the Collateral except where failure to so perform or comply could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of Bermuda Holdings and its Subsidiaries taken as a whole.

(g) Payment of Obligations. Each Grantor will pay promptly when due all material taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of its income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except (i) that no such charge need be paid if (x) the validity thereof is being contested in good faith by appropriate proceedings, (y) such proceedings do not involve any material danger of the sale, forfeiture or loss of any of the Collateral or any interest therein and (z) such charge is adequately reserved against on such Grantor’s books in accordance with GAAP and (ii) where failure to make such payment could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of Bermuda Holdings and its Subsidiaries taken as a whole.

(h) Maintenance of Insurance. All insurance maintained by such Grantor pursuant to Section 6.5(b) of the Credit Agreement shall (i) provide that the insurance provider shall endeavor to provide 30 days written notice to the Administrative Agent or any cancellation, material reduction in amount or material change in coverage thereof, (ii) name the Administrative Agent as insured party or loss payee and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

(i) Limitation on Liens on Collateral. No Grantor will create, incur or permit to exist, and each Grantor will take all commercially reasonable actions to defend the Collateral against, and will take such other commercially reasonable action as is necessary to remove, any Lien or claim on or to the Collateral, other than the Liens created hereby and other than as permitted pursuant to the Credit Agreement, and will take all commercially reasonable actions to defend the right, title and interest of the Administrative Agent and the Lenders in and to any of the Collateral against the claims and demands of all Persons whomsoever.

(j) Limitations on Dispositions of Collateral. No Grantor will sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so except as permitted by the Credit Agreement. Concurrently with any such permitted disposition, the property acquired by a transferee in such disposition shall automatically be released from the security interest created by this Agreement (the “Security Interest”). It is acknowledged and agreed that notwithstanding any release of property from the Security Interest in accordance with the foregoing provisions of this Section, the Security Interest shall

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in any event continue in the Proceeds of Collateral. The Administrative Agent shall promptly execute and deliver (and, when appropriate, shall cause any separate agent, co-agent or trustee to execute and deliver) any releases, instruments or documents reasonably requested by any Grantor to accomplish or confirm the release of Collateral provided by this Section. Any such release of Collateral provided by the Administrative Agent shall specifically describe that portion of the Collateral to be released, shall be expressed to be unconditional and shall be without recourse or warranty (other than a warranty that the Administrative Agent has not assigned its rights and interests to any other Person). Such Grantor shall pay all of the Administrative Agent’s reasonable expenses in connection with any release of Collateral.

(k) Limitations on Modifications, Waivers, Extensions of Agreements Giving Rise to Accounts. No Grantor will (i) amend, modify, terminate or waive any provision of any Contract, agreement or lease giving rise to an Account or License in any manner which could reasonably be expected to materially adversely affect the value of such Contract, Account or License as Collateral, except in a manner consistent with the ordinary and customary conduct of its business, (ii) fail to exercise promptly and diligently each and every material right which it may have under each material Contract, agreement or lease giving rise to an Account or License (other than any right of termination), except in a manner consistent with the ordinary and customary conduct of its business or (iii) fail to deliver to the Administrative Agent upon its reasonable request a copy of each material demand, notice or document received by it relating in any way to any material Contract, agreement or lease giving rise to an Account or License except, with respect to clauses (i) and (ii) to the extent that such amendment, modification, termination, waiver or failure would not reasonably be expected to have a material adverse effect on the business, assets or financial condition of Bermuda Holdings and its Subsidiaries taken as a whole.

(l) Limitations on Discounts, Compromises, Extensions of Accounts. Other than in the ordinary course of business as generally conducted by each Grantor over a period of time, no Grantor will grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partially, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon.

(m) Maintenance of Equipment. Each Grantor will maintain each item of Equipment in good operating condition, ordinary wear and tear and immaterial impairments of value and damage by the elements excepted, and will provide all maintenance, service and repairs necessary for such purpose.

(n) Further Identification of Collateral. Each Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

(o) Notices. Each Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, at their respective addresses set forth in the Credit Agreement, (i) of any Lien (other than Liens created hereby or permitted under the Credit Agreement) on, or claim asserted against, any of the Collateral and (ii) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereunder.

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(p) Changes in Locations, Name, etc. No Grantor will (i) change its jurisdiction of organization or (ii) change its name, chief executive office, chief place of business or corporate structure, in each case to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become seriously misleading, unless it shall have provided at least 15 days’ prior written notice to the Administrative Agent of any such event and provide the Administrative Agent with its new jurisdiction of organization or the change in such Grantor’s name, chief executive office, chief place of business or corporate structure, as the case may be. In connection with any actions permitted pursuant to clause (i) or (ii) of this Section 5(p), the Administrative Agent shall be entitled to receive any legal opinions it reasonably requests as to the continued perfection of the security interest granted hereby in the Collateral, which opinions shall be deemed satisfactory to the Administrative Agent if substantially similar to the perfection opinions given by Gibson, Dunn & Crutcher LLP on the Closing Date.

(q) Copyrights. Each Grantor (i) will employ the Copyright for each material published work with such notice of copyright as may be required by law to secure copyright protection and (ii) will not do any act or knowingly omit to do any act whereby any material Copyright may become invalidated and:

(A)	will not do any act, or omit to do any act, whereby any material Copyright may become injected into the public domain;

(B)	shall notify the Administrative Agent immediately if it knows, or has reason to know, that any material Copyright may become injected into the public domain or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any court or tribunal in the United States or any other country) regarding such Grantor’s ownership of any such Copyright or its validity;

(C)	will take all necessary steps as it shall deem appropriate under the circumstances in its reasonable discretion, to maintain and pursue each application for registration (and to obtain the relevant registration thereof) of each material Copyright and to maintain each registration of each material Copyright (including, without limitation, payment of any necessary renewal, maintenance, and other fees and taxes) owned by such Grantor including, without limitation, filing of applications for renewal, where necessary; and

(D)	will promptly notify the Administrative Agent of any material infringement of any material Copyright of such Grantor of which it becomes aware and will take such actions as it shall deem appropriate in its reasonable business judgment under the circumstances to protect such Copyright, including, where appropriate, the bringing of suit for infringement, seeking injunctive relief and seeking to recover any and all damages for such infringement.

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(r) Patents and Trademarks.

(i) Each Grantor (either itself or through licensees) will, except withrespect to any Trademark that such Grantor shall reasonably determine is of immaterial economic value to it or otherwise reasonably determines not to do so, (A) continue to use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (B) maintain as in the past the quality of products and services offered under such Trademark, (C) use reasonable efforts to employ such Trademark with the appropriate notice of registration, (D) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless within 45 days after such use or adoption the Administrative Agent, for the ratable benefit of the Lenders, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (E) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Trademark may become invalidated, abandoned or otherwise impaired in any way.

(ii) No Grantor will, except with respect to any Patent that such Grantor shall reasonably determine is of immaterial economic value to it or otherwise reasonably determines so to do, do any act, or omit to do any act, whereby any Patent may become abandoned or dedicated to the pubic.

(iii) Each Grantor will notify the Administrative Agent immediately if it knows that any material registered Patent or any material application relating to any Patent, or any application or registration relating to any Trademark may become cancelled, abandoned or dedicated to the public, or of any adverse determination or material development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding such Grantor’s ownership of any material Patent or Trademark or its right to register the same or to keep and maintain the same.

(iv) Whenever any Grantor, either by itself or through any agent, employee, licensee or designee, shall (i) file an application for any Patent or for the registration of any Trademark with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, or (ii) acquire any Patent, Patent application, registered Trademark or application for registration of any Trademark such Grantor shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing or acquisition occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may request to perfect the Administrative Agent’s security interest in any Patent or Trademark or Copyright and the goodwill and general intangibles of such Grantor relating thereto or represented thereby, and each Grantor hereby appoints and constitutes the Administrative Agent its attorney-in-fact to

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execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest and is irrevocable until the Obligations are paid in full, the Commitments are terminated and no Letters of Credit are outstanding.

(v) Each Grantor, except with respect to any Patent or Trademark that such Grantor shall reasonably determine is of immaterial economic value to it or it otherwise reasonably determines not to do so and except with respect to any Trademark that is not registrable, will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration or Patent) and to maintain each Patent and each registration of Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability when appropriate.

(vi) In the event that any material Patent or material registered Trademark included in the Collateral is infringed, misappropriated or diluted by a third party which could reasonably be expected to have a material adverse effect on the business, assets or financial condition of Bermuda Holdings and its Subsidiaries taken as a whole, such Grantor shall promptly notify the Administrative Agent after it learns thereof and shall, unless such Grantor shall reasonably determine that such Patent or Trademark is of immaterial economic value to such Grantor, take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Patent or Trademark, including but not limited to taking action to promptly sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

(s) Investment Property.

(i) If such Grantor shall, as a result of its ownership of the Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same (or an equivalent certificate reissued in the name of the Administrative Agent) forthwith to the Administrative Agent, as may be applicable, in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations.

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(ii) Without the prior written consent of the Administrative Agent, such Grantor will not (A) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement) or (B) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the Lien provided for by this Agreement and Liens permitted under Section 7.2 of the Credit Agreement.

(iii) In the case of each Grantor which is an Issuer, such Issuer agrees that (A) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (B) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5(s)(i) hereof with respect to the Investment Property issued by it and (C) the terms of Sections 7(c) and 10 hereof shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7(c) or 10 with respect to the Investment Property issued by it. Each Grantor shall cause any Issuer (who is not a Grantor) of any Investment Property pledged by such Grantor hereunder to execute and deliver the Acknowledgement and Consent in the form of Annex 1 hereto.

6. Administrative Agent’s Appointment as Attorney-in-Fact

(a) Powers. Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, from time to time after the occurrence, and during the continuation, of an Event of Default in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do the following, after the occurrence and during the continuation of an Event of Default:

(i) in the name of such Grantor or its own name, or otherwise, to take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account, Instrument, License or General Intangible or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Account, Instrument, License or General Intangible or with respect to any other Collateral whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, provided that if such taxes are being contested in good faith and by appropriate proceedings, the Administrative Agent will consult with such Grantor before making any such payment; and

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(iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; (G) to assign any Intellectual Property throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ Liens thereon and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b) Other Powers. (i) Each Grantor also authorizes the Administrative Agent, at any time and from time to time, to execute, in connection with the sale provided for in Section 9 or 10 hereof, any indorsement, assignments or other instruments of conveyance or transfer with respect to the Collateral and (ii) each Grantor authorizes the Administrative Agent to file financing statements with respect to the Collateral without the signature of such Grantor in such form and in such filing offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

(c) No Duty on Administrative Agent’s or Lenders’ Part. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any

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such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or failure to comply with mandatory provisions of applicable law.

7. Investment Property.

(a) Unless an Event of Default shall have occurred and be continuing, each Grantor shall be permitted to receive all cash dividends paid by the relevant Issuer to the extent permitted in the Credit Agreement in respect of the Pledged Stock, and all payments made in respect of the Pledged Notes, and to exercise all voting and corporate rights with respect to the Investment Property; provided, however, that each Grantor agrees that it shall not vote in any way that would be inconsistent with or result in any violation of any provision of the Credit Agreement, the Notes, the Security Documents or any of the other Credit Documents. The Administrative Agent shall, at the Borrower’s sole cost and expense, execute and deliver (or cause to be executed and delivered) to the Borrower all proxies and other instruments as the Borrower may reasonably request for the purpose of enabling any Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to this Section.

(b) If an Event of Default shall occur and be continuing, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Investment Property may be registered in the name of the Administrative Agent or its nominee, and, subject to the terms of this Agreement, the Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, and except for its gross negligence or willful misconduct or failure to comply with the provisions of Section 13 hereof, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to comply with any instruction received by it from the Administrative Agent in writing that (i) states that an Event of Default has occurred and is continuing and (ii) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, to the extent such instruction is in compliance with applicable law.

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(d) The rights of the Administrative Agent and the Lenders hereunder shall not be conditioned or contingent upon the pursuit by the Administrative Agent or any Lenders of any right or remedy against any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral security therefor, guarantee therefor or right of offset with respect thereto. Neither the Administrative Agent nor any Lenders shall be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall the Administrative Agent be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Administrative Agent agrees to release promptly to the Borrower any dividends, cash, securities, instruments and other property paid, payable or otherwise distributed in respect of the Collateral which it may receive under Section 7(b) hereof if, prior to the occurrence of an acceleration of any of the Obligations, all Defaults and Events of Default have been waived or are no longer continuing.

8. Performance by Administrative Agent of Any Grantor’s Obligations. If any Grantor fails to perform or comply with any of its agreements contained herein and the Administrative Agent, as provided for by the terms of this Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to 2% plus the Alternate Base Rate, shall be payable by such Grantor to the Administrative Agent on demand and shall constitute Obligations secured hereby; provided that the Administrative Agent shall in any event first have given such Grantor written notice of its intent to do the same and such Grantor shall not have, within 30 days of such notice (or such shorter period as the Administrative Agent may reasonably determine is necessary in order to preserve the benefits of this Agreement with respect to any material portion of the Collateral), paid such claim or obtained to the Administrative Agent’s satisfaction the release of the claim or Lien to which such notice relates.

9. Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent on behalf of the Lenders, except with respect to the Pledged Stock, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code. With respect to the Pledged Stock, in the event that any portion of the Obligations has been declared or becomes due and payable in accordance with the terms of the Credit Agreement, the Administrative Agent on behalf of the Lenders may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or

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contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect subject to the terms of the Intercreditor Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Sections 9-615(a)(3) and 9-615(a)(4) of the Code, need the Administrative Agent account for the surplus, if any, to such Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder, except to the extent arising from the gross negligence or willful misconduct of the Administrative Agent or such Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. Such Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.

In addition to the rights and remedies specified above, the following provisions shall also be applicable to Intellectual Property. Upon the occurrence and during the continuation of an Event of Default:

(a) the Administrative Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Administrative Agent or otherwise, in the Administrative Agent’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Administrative Agent, do any and all lawful acts and execute any and all documents reasonably required by the Administrative Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Administrative Agent as provided in the Credit Agreement and Section 5(b) of this Agreement, and, to the extent that the Administrative Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement if such infringement could reasonably be expected to have a material adverse effect on the business, assets or financial condition of Bermuda Holdings and its Subsidiaries taken as a whole; and

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(b) Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies hereunder and at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent, to the extent it has the right to do so, an irrevocable, nonexclusive worldwide license (exercisable without payment of royalty or other compensation to such Grantor), under the Intellectual Property now or hereafter owned by such Grantor or that is licensed to such Grantor with the right to grant sublicenses, subject, in the case of Trademarks, to sufficient rights of quality control and inspection in favor of the Trademark owner to avoid the risk of invalidation of said Trademarks.

10. Registration Rights.

(a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 9 hereof, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of 90 days from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus that, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers that will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale conducted in a manner that the Administrative Agent in good faith believes to be commercially reasonable under the circumstances shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor further agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the

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Pledged Stock pursuant to this Section 10 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 10 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 10 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

11. No Subrogation. Notwithstanding any payment or payments made by any Grantor hereunder or any set-off or application of funds of any Grantor by any Lender, or the receipt of any amounts by the Administrative Agent or any Secured Party with respect to any of the Collateral, no Grantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Secured Party against the Borrower or any other Grantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Secured Party for the payment of the Obligations, nor shall any Grantor seek any reimbursement from the Borrower or any other Grantor in respect of payments made by such Grantor hereunder, or amounts realized by the Administrative Agent or any Secured Party in connection with the Collateral, and any such rights of subrogation and reimbursement of the Grantors are hereby waived until all amounts owing to the Administrative Agent and the Lenders by the Grantors on account of the Obligations are paid in full, the Commitments are terminated and either no Letters of Credit are outstanding or each outstanding Letter of Credit has been Cash Collateralized so that it is fully secured to the satisfaction of the Administrative Agent.

12. Amendments, etc. with Respect to the Obligations. Each Grantor shall remain obligated hereunder, and the Collateral shall remain subject to the Lien granted hereby notwithstanding that, without any reservation of rights against any Grantor, and without notice to or further assent by such Grantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Secured Party may be rescinded by the Administrative Agent or any Lender, and any of the Obligations continued, and the Obligations, or the liability of each Grantor or any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered, or released by the Administrative Agent or any Lender, and the Credit Agreement, the Notes, the other Credit Documents, any Swap Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or part, as the Administrative Agent or any Secured Party may deem advisable from time to time, and any guarantee, right of offset or other collateral security at any time held by the Administrative Agent or any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure this or any other Lien at any time held by it as security for the Obligations or any property subject thereto. Each Grantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon this Agreement; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Agreement; and all dealings between any Grantor and the Administrative Agent or any Lender, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. Each Grantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Grantor with respect to the Obligations.

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13. Limitation on Duties Regarding Preservation of Collateral. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise.

14. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in Section 9.3 of the Credit Agreement or Section 13 hereof.

15. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

16. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18. No Waiver; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 20 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

19. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Agreement and the other Credit Documents represent the entire agreement of each Grantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Secured Party relative to the subject matter hereof not

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reflected herein or in the other Credit Documents. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Grantor and the Administrative Agent, provided that any provision of this Agreement may be waived by the Administrative Agent in a written letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20. Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 10.2 of the Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

21. Notices. All notices, requests and demands to or upon each Grantor or the Administrative Agent or any Secured Party to be effective shall be in writing or by telecopy or telex and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, three days after deposit in the postal system, first class postage prepaid, or, in the case of telecopy notice, when sent, or, in the case of telex notice, when sent, answerback received, addressed to a party at the address provided for such party (including any addresses for copies) in Section 10.2 of the Credit Agreement or Schedule I to the Subsidiary Guaranty, as applicable.

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22. Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

23. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and each Grantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and such Grantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

24. Nondisturbance. The Administrative Agent agrees, for itself and on the Lenders’ behalf, that if any Enforcement Action is taken by the Administrative Agent or by any of the Lenders with respect to the Intellectual Property Security Interest in the Intellectual Property Rights, the transfer of such Intellectual Property Rights in such Enforcement Action and the exercise by the Administrative Agent or any Lender of any of its other rights under the Credit Documents, shall be subject to the rights of the Licensee expressly stated in the NEC License and none of the Licensee’s rights under the NEC License shall be discharged, waived, modified, impaired or terminated by reason of such Enforcement Action. To the extent applicable, the Administrative Agent, for itself and on the Lenders’ behalf, acknowledges and agrees that all rights and licenses granted under or pursuant to the NEC License are, and shall otherwise be deemed to be, for purposes of Section 365(n) of title 11 of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property,” as defined in Section 101 of the Bankruptcy Code.

25. Attornment. If the interest of any Grantor in any of the Intellectual Property Rights is transferred by reason of, or assigned in lieu of foreclosure or other proceedings for enforcement of, the Credit Documents, then, subject to the provisions set forth herein, the NEC License with respect to such Intellectual Property Rights shall nevertheless continue in full force and effect and, upon the Administrative Agent’s written request, the Licensee shall attorn to the transferee of such Intellectual Property Rights (the “Intellectual Property Transferee”). Although the foregoing provisions shall be self-operative, in order to confirm such attornment, upon the Administrative Agent’s request, the Licensee shall execute and deliver to the Administrative Agent (i) an agreement of attornment in form and content reasonably satisfactory to the Administrative Agent and the Licensee, at the Administrative Agent’s sole cost and expense, confirming the foregoing attornment and providing that all the terms, covenants, and conditions of the NEC License on the Licensee’s part will be performed for the benefit of the Intellectual Property Transferee with the same force and effect as if the Intellectual Property Transferee were the originally named licensor of such Intellectual Property Rights in the NEC License, or (ii) a new license with respect to the transferred Intellectual Property Rights with the Intellectual Property Transferee, as licensor, for the remaining term of the NEC License with respect to the transferred Intellectual Property Rights and otherwise on the same terms and conditions and with the same options, if any, then remaining. Nothing herein contained shall be construed to obligate the Administrative Agent to cure any default by any Grantor under the NEC License occurring

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prior to the date on which the Intellectual Property Transferee succeeds to the Credit Parties’ rights, it being expressly agreed that under no circumstances shall the Administrative Agent or the Intellectual Property Transferee be obligated to remedy any such default except, in the case of the Intellectual Property Transferee, to the extent that such default continues after the Intellectual Property Transferee takes title to the transferred Intellectual Property Rights and the Intellectual Property Transferee has assumed the obligations with respect to the NEC License as provided in clauses (i) and (ii) above.

26. Additional Grantors. Each Subsidiary of Bermuda Holdings that is required to become a party to this Agreement pursuant to Section 6.9(b) of the Credit Agreement shall become a Grantor for all purposes of this Agreement, and a Guarantor for all purposes of the Subsidiary Guaranty, upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

27. Releases. The Administrative Agent and the Lenders agree to cooperate with each Grantor with respect to any sale permitted by Section 7.5 of the Credit Agreement and promptly take such action and execute and deliver such instruments and documents necessary to release the Liens and security interests created hereby relating to any of the assets or property affected by any sale permitted by Section 7.5 of the Credit Agreement including, without limitation, any necessary Uniform Commercial Code amendment, termination or partial termination statement.

28. Termination. This Agreement (other than with respect to any cash collateral securing any outstanding Letter of Credit) shall terminate when all the Obligations have been paid in full, the Commitments have been terminated and either no Letters of Credit are outstanding or each outstanding Letter of Credit has been Cash Collateralized so that it is fully secured to the satisfaction of the Administrative Agent. Upon such termination, the Administrative Agent shall reassign and redeliver (or cause to be reassigned and redelivered) to each Grantor, or to such person or persons as such Grantor shall designate, or to whomever may be lawfully entitled to receive such surplus, against receipt, such of the Collateral (if any) (other than with respect to any cash collateral securing any outstanding Letter of Credit) as shall not have been sold or otherwise applied by the Administrative Agent pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments or reassignment and release. Any such reassignment and release shall be without recourse upon or warranty by the Administrative Agent (other than a warranty that the Administrative Agent has not assigned its rights and interests hereunder to any Person) and at the expense of each Grantor.

29. WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

30. Incorporation by Reference. In connection with its execution and acting hereunder the Administrative Agent is entitled to all rights, privileges, protections, immunities and benefits provided to it under the Credit Agreement.

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IN WITNESS WHEREOF, each of the undersigned has caused this Collateral Agreement to be duly executed and delivered as of the date first written above.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD., as a Grantor

By:
Name:
Title:

Signature Page to Super Priority First Lien Collateral Agreement

STRATUS TECHNOLOGIES BERMUDA LTD., as a Grantor

By:
Name :
Title:

Signature Page to Super Priority First Lien Collateral Agreement

STRATUS TECHNOLOGIES INC., as a Grantor

By:
Name:
Title:

Signature Page to Super Priority First Lien Collateral Agreement

SRA TECHNOLOGIES CYPRUS LIMITED, as a Grantor

By:
Name:
Title:

Signature Page to Super Priority First Lien Collateral Agreement

STRATUS TECHNOLOGIES IRELAND LIMITED., as a Grantor

By:
Name:
Title:

Signature Page to Super Priority First Lien Collateral Agreement

CEMPRUS TECHNOLOGIES INC., as a Grantor

By:
Name:
Title:

Signature Page to Super Priority First Lien Collateral Agreement

CEMPRUS LLC, as a Grantor

By:
Name:
Title:

Signature Page to Super Priority First Lien Collateral Agreement

Accepted and agreed to:

JEFFERIES FINANCE LLC, as

Administrative Agent

By:
Name:
Title:

Signature Page to Super Priority First Lien Collateral Agreement

Schedule I to

Collateral Agreement

Copyrights and Copyright Licenses

Schedule II to

Collateral Agreement

Patents and Patent Licenses

Schedule III to

Collateral Agreement

Trademarks and Trademark Licenses

Schedule IV to

Collateral Agreement

Pledged Notes

Schedule V to

Collateral Agreement

Pledged Stock

Schedule VI to

Collateral Agreement

Locations of Inventory and Equipment

Schedule VII to

Collateral Agreement

Location of Chief Executive Office

Schedule VIII to

Collateral Agreement

COMMERCIAL TORT CLAIMS

Schedule IX to

Collateral Agreement

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

Annex 1 to

Collateral Agreement

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Collateral Agreement, dated as of April 8, 2010 (the “Collateral Agreement”), made by the Grantors parties thereto for the benefit of Jefferies Finance LLC, as Administrative Agent. The undersigned agrees to notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5(s)(i) of the Collateral Agreement. The undersigned further agrees that the terms of Sections 7(c) and 10 of the Collateral Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7(c) or 10 of the Collateral Agreement, to the extent permitted by applicable law.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

Annex 2 to

Collateral Agreement

ASSUMPTION AGREEMENT, dated as of             ,         , made by                                 , a                                  corporation (the “Additional Grantor”), in favor of JEFFERIES FINANCE LLC, as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”), Stratus Technologies, Inc., a Delaware corporation (the “Borrower”), the Lenders and the Administrative Agent have entered into the Credit Agreement, dated as of April 8, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Bermuda Holdings and certain of its Subsidiaries (other than the Additional Grantor) have entered into the Collateral Agreement, dated as of April 8, 2010 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), in favor of the Administrative Agent for the ratable benefit of the Lenders;

WHEREAS, the Subsidiary Guarantors (other than the Additional Grantor) have entered into the Subsidiary Guaranty, dated as of April 8, 2010 (as amended, supplemented or otherwise modified from time to time, the “Guaranty”), in favor of the Administrative Agent for the ratable benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Collateral Agreement and to the Guaranty; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 26 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 2-A hereto is hereby added to the information set forth in the Schedules to the Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Collateral Agreement is true and correct on and as the date hereof in all material respects (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Guaranty. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 18 of the Guaranty, hereby becomes a party to the Guaranty as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.

3. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first written above.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 2-A to

Assumption Agreement

Supplement to Schedule I

Supplement to Schedule II

Supplement to Schedule III

Supplement to Schedule IV

Supplement to Schedule V

Supplement to Schedule VI

Supplement to Schedule VII

Supplement to Schedule VIII

Supplement to Schedule IX

EXHIBIT C-2

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF

FIRST LIEN SUBSIDIARY GUARANTY

FIRST LIEN SUBSIDIARY GUARANTY, dated as of April 8, 2010, made by each of the corporations that are signatories hereto (the “Guarantors”), in favor of JEFFERIES FINANCE LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) from time to time party to the Credit Agreement (as hereafter defined).

W I T N E S S E T H:

WHEREAS, Stratus Technologies, Inc., a Delaware corporation (the “Borrower”), is party to a Revolving Credit Agreement, dated as of the date hereof, (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Stratus Technologies Bermuda Holdings Ltd. (“Stratus Bermuda”), Stratus Technologies Bermuda Ltd., the Borrower, the Lenders and the Administrative Agent;

WHEREAS, pursuant to the terms of the Credit Agreement, the Lenders severally agreed to make Loans to, and the Issuing Lender has agreed to issue, and certain of the other Lenders have agreed to participate in, Letters of Credit for the account of, the Borrower;

WHEREAS, Bermuda Holdings owns directly or indirectly all of the issued and outstanding Capital Stock of the Borrower and of the other Guarantors;

WHEREAS, the proceeds of the Loans and Letters of Credit will be used in part to enable the Borrower to make valuable transfers (as determined as provided herein) to the other Guarantors in connection with the operation of the Borrower’s business;

WHEREAS, the Borrower and the other Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the Loans and the issuance of the Letters of Credit;

WHEREAS, under the Credit Agreement, the obligation of the Lenders to make their respective Loans to, and the obligation of the Issuing Lender to issue and the Lenders to participate in Letters of Credit for the account of, the Borrower on and after the date hereof is conditioned upon, among other things, the execution and delivery by the Guarantors of this Guaranty; and

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to make their respective Loans to, and issue or participate in Letters of Credit for, the Borrower under the Credit Agreement, the Guarantors hereby agree with and for the benefit of the Administrative Agent and the Lenders as follows:

1. Defined Terms. As used in this Guaranty, terms defined in the Credit Agreement or in the preamble or recitals hereto are used herein as therein defined, and the following terms shall have the following meanings.

“Obligations” means (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans made to, the Borrower under the Credit Agreement and all reimbursement obligations with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrower to the Lenders, the Issuing Lender and the Administrative Agent now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement and each other Credit Document to which the Borrower is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in the Credit Agreement and in each such other Credit Document, (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of Bermuda Holdings or any of its Subsidiaries owing under any Swap Agreement entered into by Bermuda Holdings or any of its Subsidiaries with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Swap Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein and (iii) all Cash Management Obligations of the Borrower or Bermuda Holdings or any Subsidiary of Bermuda Holdings.

2. Guaranty. (a) Each Guarantor hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, and each of the Guarantors further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent, the Issuing Lender or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantors under this Guaranty.

(b) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guaranty or affecting the rights of the Administrative Agent or any Lender hereunder.

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(d) No payment or payments made by Bermuda Holdings, Stratus Bermuda, the Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from Bermuda Holdings, Stratus Bermuda, the Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full, the Commitments are terminated and either no Letters of Credit are outstanding or each outstanding Letter of Credit has been Cash Collateralized so that it is fully secured to the satisfaction of the Administrative Agent.

(e) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guaranty for such purpose.

3. Right of Set-off. Upon: (i) the filing of a petition under any of the provisions of the Bankruptcy Code or amendments thereto, by or against; (ii) the making of an assignment for the benefit of creditors by; (iii) the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; (iv) the issuance of any execution against any substantial portion of the property of; (v) the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or (vi) the issuance of a warrant of attachment against any substantial portion of the property of: the Borrower, each Guarantor hereby irrevocably authorizes each Lender at any time and from time to time without notice to such Guarantor or any other guarantor, any such notice being expressly waived by each Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of the Guarantor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Guarantor to such Lender hereunder or under the Credit Agreement, the Notes, or the other Credit Documents, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Lender agrees to notify such Guarantor promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

4. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or application of funds of any of the Guarantors by any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative

3

Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any other Guarantor (including the Borrower) in respect of payments made by such Guarantor hereunder, and any such rights of subrogation and reimbursement of the Guarantors are hereby waived until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full, the Commitments are terminated and either no Letters of Credit are outstanding or each outstanding Letter of Credit has been Cash Collateralized so that it is fully secured to the satisfaction of the Administrative Agent.

5. Amendments, etc. with respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent, the Issuing Lender or any Lender may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Issuing Lender or any Lender and the Credit Agreement, the Notes, the other Credit Documents, any Letter of Credit, any Swap Agreement and any other collateral security document or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent, the Issuing Lender and/or any Lender or Lender Counterparty may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against any particular Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on any other Guarantor or guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any such other Guarantor or guarantor or any release of any such other Guarantor or guarantor shall not relieve such Guarantor in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations guaranteed by such Guarantor, and notice of or proof of reliance by the Administrative Agent, the Issuing Lender or any Lender upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between the Borrower or any of the other Guarantors and the Administrative Agent, the Issuing Lender or any Lender

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shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the other Guarantors with respect to the Obligations guaranteed by such Guarantor. Each Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, the Notes, any other Credit Document, the Letters of Credit, any Swap Agreements, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Issuing Lender or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower, any of the other Guarantors or any other Person against the Administrative Agent, the Issuing Lender or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such other Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of any Guarantor under this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and/or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against such Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of each Guarantor under this Guaranty shall have been satisfied by payment in full, either no Letters of Credit are outstanding or each outstanding Letter of Credit has been Cash Collateralized so that it is fully secured to the satisfaction of the Administrative Agent and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

7. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or of any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

8. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid in Dollars to the Administrative Agent without set-off or counterclaim at the office of the

5

Administrative Agent located at 520 Madison Avenue, New York, NY 10022, or at such other office as the Administrative Agent may notify to the Guarantor in accordance with Section 15 hereof.

9. Representations and Warranties. Each Guarantor hereby represents and warrants that:

(a) it is an entity duly organized and validly existing under the laws of the jurisdiction of its organization and has the power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that failure to have such power, authority or right could not reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Bermuda Holdings and its Subsidiaries, taken as a whole;

(b) it is duly qualified as a foreign corporation and in good standing (to the extent that such concept is applicable in the applicable jurisdiction) under the laws of each jurisdiction where its ownership, lease or operation of property or the nature of its business requires such qualification and is in compliance with all Requirements of Law except to the extent that the failure to be so qualified or to comply therewith could not reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of Bermuda Holdings and its Subsidiaries taken as a whole;

(c) it has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty and the other Credit Documents to which such Guarantor is a party and to grant the Liens granted by it pursuant to the other Credit Documents to which such Guarantor is a party, and has taken all necessary action to authorize the execution, delivery and performance of this Guaranty and the other Credit Documents to which such Guarantor is a party and to grant the Liens granted by it pursuant to the other Credit Documents to which it is a party;

(d) it is a Subsidiary of Bermuda Holdings;

(e) no consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority), is required in connection with the execution, delivery, performance, validity or enforceability (in accordance with its terms in the United States) by or against any Guarantor of this Guaranty and the other Credit Documents to which each Guarantor is a party other than consents that have been obtained or as to which the failure to obtain would not reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of Bermuda Holdings and its Subsidiaries taken as a whole;

(f) this Guaranty and the other Credit Documents to which each Guarantor is a party have been duly executed and delivered on behalf of such Guarantor and each of this Guaranty and the other Credit Documents to which each Guarantor is a party constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

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(g) the execution, delivery and performance of this Guaranty and the other Credit Documents to which each Guarantor is a party do not and will not (i) violate any Requirement of Law or any Contractual Obligation applicable to or binding upon such Guarantor or any of its properties or assets, in any manner which, individually or in the aggregate, (A) would have a material adverse effect on the ability of Bermuda Holdings and its Subsidiaries taken as a whole to perform their obligations under the Credit Documents, (B) would give rise to any liability on the part of the Administrative Agent or any Lender, or (C) would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Bermuda Holdings and its Subsidiaries taken as a whole or (ii) result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and Liens permitted pursuant to Section 7.2 of the Credit Agreement;

(h) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Guarantor, threatened as of the Closing Date, by or against such Guarantor or against any of its properties or revenues in which there is a probability of an adverse determination and which is reasonably likely, if adversely decided, to have a material adverse effect on the business, operations, property or financial condition of Bermuda Holdings and its Subsidiaries taken as a whole;

(i) each Guarantor has filed or caused to be filed all material tax returns, which, to the knowledge of such Guarantor, are required to be filed by it, and has paid all taxes due on said returns or on any assessments made against it (other than (i) those the amount or validity of which is currently being contested in good faith by appropriate proceedings for which adequate reserves have been provided on its books and (ii) those which, individually or in the aggregate, are not material to Bermuda Holdings and its Subsidiaries taken as a whole); and

(j) each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by each Guarantor on each Borrowing Date occurring on or after the date hereof under the Credit Agreement on and as of such Borrowing Date as though made hereunder on and as of such Borrowing Date.

10. Covenants. Each Guarantor hereby covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Guaranty until the Obligations are paid in full and the Commitments are terminated and either no Letter of Credit is outstanding or each outstanding Letter of Credit has been Cash Collateralized so that it is fully secured to the satisfaction of the Administrative Agent, each Guarantor will comply with the provisions of Sections 6 and 7 of the Credit Agreement to the extent such provisions apply to such Guarantors.

11. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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12. Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

13. No Waiver; Cumulative Remedies. Neither the Administrative Agent, the Issuing Lender nor any Lender shall by any act (except by a written instrument pursuant to Section 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default under any Credit Document or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

14. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Guaranty represents the entire agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Credit Documents. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Guarantor and the Administrative Agent, provided that any provision of this Guaranty may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent. This Guaranty shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns. THIS GUARANTEE SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

15. Notices. All notices, requests and demands to or upon each Guarantor or the Administrative Agent or any Lender to be effective shall be in writing or by telecopy or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, three days after deposit in the postal system, first class postage pre-paid, or, in the case of telecopy notice, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed to a party at the address provided for such party in the Credit Agreement or Schedule I hereto, as the case may be, or to such other address as may be hereafter notified to the parties hereto.

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16. Counterparts. This Guaranty may be executed by one or more of the parties hereto on any number of separate counterparts (including facsimile and electronic transmission counterparts) and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

17. Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guaranty with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and each Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

18. Additional Guarantors. Each Person that is required to become a party to this Agreement pursuant to Section 6.9(b) of the Credit Agreement shall become a Guarantor for all purposes of this Agreement, and a Grantor for all purposes of the Collateral Agreement, upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 2 to the Collateral Agreement.

19. Submission to Jurisdiction; Waivers. (a) Each Guarantor hereby irrevocably and unconditionally:

(1) submits for itself and its property in any legal action or proceeding relating to this Guaranty or any other Credit Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(2) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(3) agrees that service of process in any such action or proceeding may be affected by mailing a copy thereof by registered or certified mail, postage prepaid, to such Guarantor at its address set forth on Schedule I hereto or at such other address of which the Administrative Agent shall have been notified pursuant to Section 15 hereof; and

(4) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in other jurisdiction.

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(b) EACH OF THE GUARANTORS AND THE ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND THE LENDERS, HEREBY UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

SRA TECHNOLOGIES CYPRUS LIMITED, as a Guarantor

By:
Name:
Title:

Signature Page to First Lien Subsidiary Guaranty

STRATUS TECHNOLOGIES IRELAND LIMITED, as a Guarantor

By:
Name:
Title:

Signature Page to First Lien Subsidiary Guaranty

CEMPRUS TECHNOLOGIES INC, as a Guarantor

By:
Name:
Title:

Signature Page to First Lien Subsidiary Guaranty

CEMPRUS LLC, as a Guarantor

By:
Name:
Title:

Signature Page to First Lien Subsidiary Guaranty

Accepted and agreed to:

JEFFERIES FINANCE LLC, as

Administrative Agent

By:
Name:
Title:

Signature Page to First Lien Subsidiary Guaranty

SCHEDULE I to

Guaranty

Address of Guarantors

SRA Technologies Cyprus Ltd.

c/o Mouaimis & Mouaimis Advocates

Gala Court Chambers

1st Floor, Offices 101 & 102

6 Vassilis Vryonides Street

3095 Limassol, Cyprus

Attention: Panayotis Mouaimis

Telecopy: 011-357-25-37-30-75

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

Stratus Technologies Ireland Limited

c/o A & L Goodbody Solicitors

International Financial Services Centre

North Wall Quay

Dublin 1, Ireland

Attention: Catherine Duffy

Telecopy: 011-353-1-649-2649

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

Cemprus Technologies, Inc.

111 Powdermill Road

Maynard, MA 01754

Attention: Robert Laufer

Telecopy: (978) 461-3750

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

Cemprus, LLC

111 Powdermill Road

Maynard, MA 01754

Attention: Robert Laufer

Telecopy: (978) 461-3750

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

EXHIBIT C-3

TO THE

REVOLVING CREDIT AGREEMENT

Dated this [    ] day of April, 2010

BY:

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

IN FAVOUR OF:

JEFFERIES FINANCE LLC

FORM OF LEGAL MORTGAGE OF SHARES

Notwithstanding anything herein to the contrary, the security interest granted to the Mortgagee pursuant to this Legal Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of the Intercreditor Agreement (as defined herein). In the event of any conflict between the terms of the Intercreditor Agreement and this Legal Mortgage, the terms of the Intercreditor Agreement will govern and control.

Cox Hallett Wilkinson

‘Milner House’

18 Parliament Street

Hamilton HM 12

Bermuda

THIS MORTGAGE OF SHARES is made on the      day of April, 2010

BY:

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD., a company incorporated under the laws of Bermuda with registration number 38306 and having its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda (the “Mortgagor”);

IN FAVOUR OF:

JEFFRIES FINANCE LLC, a limited liability company incorporated and existing under the laws of the [State of [             ] , U.S.A.] as Administrative Agent for the Lenders (each term as defined in the Revolving Credit Agreement, as defined below) (the “Mortgagee”).

WHEREAS:

(A)	By a US$25,000,000 first lien revolving credit facility dated [ ] April, 2010 (the “Revolving Credit Facility”) made between, inter alios, the Mortgagor, Stratus Technologies Bermuda Ltd. and Stratus Technologies, Inc. (together the “Borrowers”), the several lenders from time to time parties thereto (the “Lenders”) and the Mortgagee, as Syndication Agent, Administrative Agent and Lead Arranger, the Lenders agreed to provide certain loan facilities to the Borrowers on the terms and conditions set out therein.

(B)	By an indenture dated as of [ ] April, 2010 (the “Indenture”) made between the Borrowers, as Issuers, the Guarantors (as defined therein) The Bank of New York Mellon Trust Company, N.A. (as Collateral Agent and Trustee) providing for the authentication and delivery of Notes issued by the Issuers, on the terms and conditions set out therein.

(C)	By a US$100,000,000 first amended and restated second lien loan agreement dated as of August 28, 2006 among the Borrowers, the several lenders from time to time parties thereto and as amended and restated by (a) an amendment dated as of June 5, 2007 and (b) that certain second amendment to the first amended and restated second lien loan agreement, and as further amended, supplemented or modified from time to time (the “Second Lien Loan Agreement”) the several lenders from time to time parties thereto have agreed to provide certain loan facilities to the Borrowers on the terms and conditions set out therein.

(D)	The rights and obligations of the various parties to the Revolving Credit Agreement, the Indenture and the Second Lien Loan Agreement with respect to collateral security are regulated by an Intercreditor Agreement dated as of [ ] April, 2010 (the “Intercreditor Agreement”).

(E)	The Mortgagor owns, directly or indirectly, all of the issued and outstanding shares in the Borrowers.

(F)	As security for the Credit Parties’ obligations under the Credit Documents, the Mortgagor has agreed to mortgage, inter alia, its interest in all of the shares beneficially owned by the Mortgagor in Stratus Technologies Bermuda Ltd., a company incorporated under the laws of Bermuda with registration number 31671 and registered address at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda (the “Company”).

(G)	The Company has an authorized and issued share capital of US$71,007 consisting of 71,007 shares having a par value of US$1.00 each which have been fully paid and are beneficially owned by the Mortgagor, and registered in the name of the Mortgagor.

(H)	It is required under the Revolving Credit Facility that the Mortgagor shall execute this Mortgage in favour of the Mortgagee and the same is executed by the Mortgagor in consideration of the Lenders advancing the facilities under the Revolving Credit Facility to the Borrowers for other good and valuable consideration (the sufficiency of which the Mortgagor hereby acknowledges).

NOW THIS MORTGAGE WITNESSETH as follows:

1	Interpretation

1.1	Terms defined in the Revolving Credit Facility shall, unless otherwise defined herein, have the same meaning when used in this Mortgage. In this Mortgage, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Act”	means the Conveyancing Act 1983 (Bermuda);

“Business Day”	means a day other than a Saturday, Sunday or other day on which commercial banks in New York City and Bermuda are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments or principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market;

“Mortgage”	means this share mortgage;

“Mortgaged Property”	means 100% of the issued shares of the Company as described in recital (g) and all other shares in the

Company from time to time legally or beneficially owned by the Mortgagor during the Security Period (together the “Mortgaged Shares”) and all dividends or other distributions, interest and other moneys paid or payable after the date hereof in connection therewith and all interests in and all rights accruing at any time to or in respect of all or any of the Mortgaged Shares;

“Parties”	means the parties to this Mortgage;

“Secured Obligations”	means the obligations (whether actual or contingent and whether owed jointly or severally) of the Credit Parties to the Lenders, the Administrative Agent, the Syndication Agent, the Lead Arranger or to any other entity to which a Credit Party owes an obligation under a Credit Document (collectively the “Finance Parties”); and

“Security Period”	means the period commencing on the date of execution of this Mortgage and terminating upon discharge of the security created by this Mortgage by the irrevocable payment or performance in full of the Secured Obligations.

1.2	In this Mortgage:

1.2.1	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

1.2.2	references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears;

1.2.3	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2.4	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated;

1.2.5	references to assets include property, rights and assets of every description; and

1.2.6	references to any document are to be construed as references to such document as amended or supplemented from time to time.

2.	Mortgagor Representations and Warranties

The Mortgagor hereby represents and warrants to the Mortgagee that:

2.1	the authorized share capital of the Company consists only of the shares described in recital (G) hereof and all such shares have been issued, are fully paid and are beneficially owned and registered as described in the said recital;

2.2	the Mortgagor is the legal and beneficial owner of all of the Mortgaged Property free from any Lien (other than those created by a Super Priority Loan Document, an Indenture Document or a Second Lien Loan Document (each term as defined in the Intercreditor Agreement)) and any options or rights of pre-emption and none of the Mortgaged Shares is or will be liable to any future call, assessment or demand of any sort;

2.3	the Mortgagor has full power and authority (i) to be the legal and beneficial owner of the Mortgaged Property, (ii) to execute and deliver this Mortgage and (iii) to comply with the provisions of, and perform all its obligations under, this Mortgage;

2.4	this Mortgage constitutes the Mortgagor’s legal, valid and binding obligations enforceable against the Mortgagor in accordance with its terms except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally;

2.5	the entry into and performance by the Mortgagor of this Mortgage does not violate (i) any law or regulation of any governmental or official authority, (ii) any agreement, contract or other undertaking to which the Mortgagor is a party or which is binding upon the Mortgagor or any of its assets, or (iii) the memorandum of association or bye-laws of either the Mortgagor or the Company;

2.6	all consents, licences, approvals and authorizations required in connection with the entry into, performance, validity and enforceability of this Mortgage have been obtained and are in full force and effect;

2.7	the Mortgagor has taken all corporate and other action required to approve its execution, delivery and performance of this Mortgage; and

2.8	the directors of the Company at the date hereof are Frederick Prifty, Robert Laufer, James Mahoney and Ernest Morrison.

3	Mortgagor Covenants

The Mortgagor hereby covenants with the Mortgagee:

3.1	to pay all amounts, interests, expenses, claims, liabilities, losses, costs, duties, fees, mortgages or other moneys as are stated in the Revolving Credit Facility and this Mortgage to be payable by the Mortgagor to or be recoverable from the Mortgagor by the Mortgagee (or in respect of which the Mortgagor agrees in the Revolving Credit Facility and the Mortgage to indemnify the Mortgagee) at the times and in the manner specified in the Revolving Credit Facility and this Mortgage;

3.2	to pay interest on any such amounts, interests, expenses, claims, liabilities, losses, costs, duties, fees, mortgages or other moneys referred to in clause 3.1 from the date on which the relevant amount, interest, expense, liability, loss, cost, duty, fee, mortgage or other money is paid or discharged by the Mortgagee until the date of reimbursement thereof to the Mortgagee (both before and after any relevant judgment) at the rate of 3.00% per annum and payable on demand; and

3.3	that the Mortgagor will on demand of the Mortgagee and at the expense of the Mortgagor, execute and deliver to the Mortgagee or to such person as the Mortgagee many nominate such additional deeds, agreements, instruments or other documents for the purpose of further securing the payment and discharge of all Secured Obligations, such additional deeds, agreements, instruments or other documents to be in such form as the Mortgagee may reasonably require.

4	Security

4.1	In consideration of the Lenders agreeing at the request of the Borrowers to make the Loan available to the Borrowers, and as a continuing security for the Secured Obligations, the Mortgagor as legal and beneficial owner hereby mortgages and charges and agrees to mortgage and charge in favour of the Mortgagee by way of a first legal mortgage all benefits present and future, actual and contingent accruing in respect of the Mortgaged Property and all the Mortgagor’s right, title and interest to and in the Mortgaged Property including (without limitation) all voting and other consensual powers pertaining to the Mortgaged Shares.

4.2	The Mortgagor hereby agrees to deliver, or cause to be delivered, to the Mortgagee:

4.2.1	all share certificates representing the Mortgaged Shares; and

4.2.2	executed but undated letters or resignation and release together with letters of authority to date the same from each of the directors of the Company in the form set out in the Schedule hereto.

4.3	In the event of any increase in the Company’s issued share capital with the Mortgagee’s written consent, the Mortgagor will procure the transfer of all such additional issued shares to the Mortgagee and the delivery to the Mortgagee of the share certificates representing such additional issued shares.

4.4	The Mortgagor hereby covenants that during the Security Period it will remain the beneficial owner of the Mortgaged Property (subject only to the Liens hereby created or pursuant to any Super Priority Loan Document, an Indenture Document or a Second Lien Loan Document, each term as defined in the Intercreditor Agreement) and that it will not:

4.4.1	create or suffer the creation of any Liens (other than those created by this Mortgage or pursuant to any Super Priority Loan Document, an Indenture Document or a Second Lien Loan Document, each term as defined in the Intercreditor Agreement) on or in respect of the whole or any part of the Mortgaged Property or any of its interest therein; or

4.4.2	sell, assign, transfer or otherwise dispose of any of its interest in the Mortgaged Property (except as permitted under a Super Priority Loan Document, an Indenture Document or a Second Lien Loan Document, each term as defined in the Intercreditor Agreement);

in any such case, without the prior consent in writing of the Mortgagee.

4.5	The Mortgagor will deliver, or cause to be delivered, to the Mortgagee immediately upon the appointment of any further direction of the Company an undated, signed letter of resignation from such further director in a form acceptable to the Mortgagee.

4.6	The Mortgagor shall remain liable to perform all the obligations assumed by it in relation to the Mortgaged Property and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Mortgagor to perform its obligations in respect thereof.

4.7	Upon the Mortgagee being satisfied that the Secured Obligations have been unconditionally and irrevocably paid or performed and discharged in full, and following a written request therefore from the Mortgagor, the Mortgagee will, subject to being indemnified to its reasonable satisfaction for the costs and expenses incurred by the Mortgagee in connection therewith, release the security constituted by this Mortgage.

5	Dealings with Mortgaged Property

5.1	The Mortgagor shall pay all calls, installments or other payments, and shall discharge all other obligations, which may become due in respect of any of the Mortgaged Property and in an Event of Default, the Mortgagee may if it thinks fit make such payments or discharge such obligations on behalf of the Mortgagor. Any sums so paid by the Mortgagee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

5.2	The Mortgagee shall not have any duty to ensure that any dividends, interest or other moneys and assets receivable in respect of the Mortgaged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Mortgaged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Mortgaged Property.

5.3	The Mortgagor hereby authorizes the Mortgagee to arrange at any time and from time to time (whether before or after the occurrence of an Event of Default) for the Mortgaged Property or any part thereof to be registered in the name of the Mortgagee’s nominee thereupon to be held, as so registered, subject to the terms of this Mortgage.

5.4	Until the occurrence of an Event of Default or a demand being made for the payment of the Secured Obligations the Mortgagee grants to the Mortgagor the power to exercise all voting and other rights attached or related to the Mortgaged Shares or an of them for all purposed not inconsistent with the terms of the Credit Documents, together with the right to receive and retain all cash dividends paid on or in respect of the Mortgaged Shares or any of them in excess of amounts necessary to pay the Secured Obligations when due, and the Mortgagee shall from time to time execute and deliver to the Mortgagor such proxies, mandates and other documents and take such other actions as the Mortgagor may reasonably require to enable it to exercise the said powers, rights and entitlements.

6	Preservation of Security

6.1	It is hereby agreed and declared that:

6.1.1	the security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

6.1.2	the security so created shall be in addition to and shall not in any way be prejudiced or affected by any of the other Security Documents;

6.1.3	the Mortgagee shall not be bound to enforce any other security before enforcing the security created by this Mortgage;

6.1.4	no delay or omission on the part of the Mortgagee in exercising any right, power or remedy under this Mortgage shall impair such right, power or remedy or be construed as a waiver thereof nor shall nay single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Mortgagee may deem expedient; and

6.1.5	any waiver by the Mortgagee of any terms of this Mortgage shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

6.2	Any settlement or discharge under this Mortgage between the Mortgagee and the Mortgagor shall be conditional upon no security or payment to the Mortgagee by the Company or the Mortgagor or any other person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Mortgagee shall be entitled to recover from the Mortgagor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

6.3	The rights of the Mortgagee under this Mortgage and the security hereby constituted shall not be affected any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Company, the Mortgagor, the Mortgagee or any other person:

6.3.1	any time or waiver granted to or composition with the Company or any other person;

6.3.2	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company or any other person;

6.3.3	any legal limitation, disability, incapacity or other circumstances relating to the Company or any other person;

6.3.4	any amendment or supplement to any Credit Document or any other document or instrument;

6.3.5	the dissolution, liquidation, amalgamation, reconstruction or reorganization of the Company or any other person; or

6.3.6	the unenforceability, invalidity or frustration of any obligations of the Company or any other person under any Credit Document or any other document or instrument.

6.4	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Mortgagee, the Mortgagor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Mortgagee of its rights under, or the security constituted by, this Mortgage or by virtue of any relationship between or transaction involving, the Mortgagor and the Company (whether such relationship or transaction shall constitute the Mortgagor a creditor of the Company, a guarantor of the obligations of the Company or a party subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Mortgage):

6.4.1	exercise any rights or subrogation in relation to any rights, security or moneys held or received or receivable by the Mortgagee or any person;

6.4.2	exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

6.4.3	exercise any right of set-off or counterclaim against the Company or any such do-surety;

6.4.4	receive, claim or have the benefit or any payment, distribution, security or indemnity from the Company or any such co-surety; or

6.4.5	unless so directed by the Mortgagee (when the Mortgagor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Mortgagee.

The Mortgagor shall hold in trust for the Mortgagee and forthwith pay or transfer (as appropriate) to the Mortgagee any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

6.5	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Mortgagee, the Mortgagee may at any time keep in a separate account (without liability to pay interest thereon) in the name of the Mortgagee for as long as it may think fit, any moneys received, recovered or realized under this Mortgage or under any other guarantee, security or agreement relating in whole or in part of the Secured Obligations without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of such amount.

7	Enforcement of Security

7.1	Upon the occurrence of an Event of Default or a demand being made for the payment of the Secured Obligations the security hereby constituted shall become immediately enforceable and the power of sale and other powers conferred by Section 30 of the Act as varied or amended by the Mortgage shall be immediately exercisable upon and at any time thereafter and without prejudice to the generality of the foregoing the Mortgagee without further notice to the Mortgagor:

7.1.1	may solely and exclusively exercise all voting and/or consensual powers pertaining to the Mortgaged Property or any part thereof and may exercise such powers in such manner as the Mortgagee may think fit; and/or

7.1.2	may receive and retain all dividends, interest or other moneys or assets accruing on or in respect of the Mortgaged Property or any part thereof, such dividends, interest or other moneys or assets to be held by the Mortgagee, until applied in the manner describe in clause 7.5, as additional security mortgaged under and subject to the terms of this Mortgage and any such dividends, interest or other moneys or assets received by the Mortgagor after such time shall be held in trust by the Mortgagor for the Mortgagee and paid or transferred to the Mortgagee on demand; and/or

7.1.3	may sell, transfer, grant options over or otherwise dispose of the Mortgaged Property or any part thereof at such place and in such manner and at such price or prices as the Mortgagee may deem fit, and thereupon the Mortgagee shall have the right to deliver, assign or transfer in connection therewith the Mortgaged Property so sold, transferred, granted options over or otherwise disposed of.

7.1.4	may revoke any proxies, mandates and other documents executed and delivered pursuant to clause 5.4; and/or

7.1.5	may remove the then existing directors and officers (with or without cause) by dating and presenting the undated, signed letters of resignation delivered pursuant to this Mortgage.

7.2	The Mortgagor hereby waives the entitlement conferred by Section 29 of the Act (to the extent applicable) and agrees that Section 31 of that Act (to the extent applicable) shall not apply to the security created by this Mortgage. For the avoidance of doubt, the powers of the Mortgagee by virtue of this Mortgage shall not be limited to those specified in Section 30 of the Act. For the purpose of all powers conferred by the statute, the Secured Obligations shall be deemed to have become due and payable on the date hereof.

7.3	The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim or to take any action to collect any moneys assigned by this Mortgage or to enforce any rights or benefits assigned to the Mortgagee by this Mortgage or to which the Mortgagee may at any time be entitled hereunder.

7.4	Upon any sale of the Mortgaged Property or any part thereof by the Mortgagee the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has become exercisable in the manner provided in this Mortgage and the sale shall be deemed to be within the power of the Mortgagee, and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

7.5	All moneys received by the Mortgagee pursuant to this Mortgage shall be held by it upon trust in the first place to pay or make good all such expenses, liabilities; losses, costs, duties, fees, mortgages or other moneys whatsoever as may have been paid or incurred by the Mortgagee in exercising any of the powers specified or otherwise referred to in this Mortgage and the balance shall be applied in accordance with the provisions of the Intercreditor Agreement.

7.6	Neither the Mortgagee nor its agents, managers, officer, employees, delegates and advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder in the absence of gross negligence or dishonesty.

8	Further Assurances

The Mortgagor shall execute and do all such assurances, acts and things as the Mortgagee, acting reasonably, may require for:

8.1	perfecting, protecting or ensuring the priority of the security hereby created (or intended to be created);

8.2	preserving or protecting any of the rights of the Mortgagee under this Mortgage;

8.3	ensuring that the security constituted by this Mortgage and the covenants and obligations of the Mortgagor under this Mortgage shall enure to the benefit of any assignee of the Mortgagee;

8.4	facilitating the appropriation or realization of the Mortgaged Property or any part thereof; or

8.5	the exercise of any power, authority or discretion vested in the Mortgagee under this Mortgage,

in any such case, forthwith upon reasonable demand by the Mortgagee and at the expense of the Mortgagor.

9	Indemnities

9.1	The Mortgagor will indemnify and save harmless the Mortgagee, each Finance Party and each agent or attorney appointed under or pursuant to this Mortgage from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and Mortgages suffered, incurred or made by the Mortgagee, a Finance Party or such agent or attorney:

9.1.1	in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Mortgage or a Credit Document;

9.1.2	in the preservation or enforcement of the Mortgagee’s rights under a Credit Document, this Mortgage or the priority thereof; or

9.1.3	on the release of any part of the Mortgaged Property from the security created by this Mortgage,

and the Mortgagee or such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Mortgage. All amounts recoverable by the Mortgagee or such agent or attorney or any of them shall be recoverable on a full indemnity basis.

9.2	If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Mortgagor or the bankruptcy or liquidation of the Mortgagor or for any other reason any payment under or in connection with this Mortgage is made or fails to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Mortgage (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Mortgagee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Mortgage, the Mortgagor, as a separate and independent obligation, shall indemnify and hold harmless the Mortgagee against the amount of such shortfall. For the purposes of this clause 9.2, “rate of exchange” means the rate at which the Mortgagee is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

10	Power of Attorney

The Mortgagor, by way of security and in order more fully to secure the performance of its obligations hereunder, hereby irrevocably appoints the Mortgagee and the persons deriving title under it jointly and also severally to be its attorney to execute and complete in favour of the Mortgagee or its nominees or of any purchaser any documents which the Mortgagee may from time to time require for perfecting its title to or for vesting any of the assets and property hereby Mortgaged or assigned in the Mortgagee or its nominees or in any purchaser and to give effectual discharges for payments, to take and institute on non-payment (if the Mortgagee in its sole discretion so decides) all steps and proceedings in the name of the Mortgagor or of the Mortgagee for the recovery of such moneys, property and assets hereby mortgaged and to agree accounts and make allowances and give time or other indulgence to any surety or other person liable and otherwise generally for it and in its name and on its behalf and as its act and deed otherwise to execute, seal and deliver and otherwise prefect and do any such legal assignments and other assurances, mortgages, authorities and documents over the moneys, property and assets hereby mortgaged, and all such deeds, instruments, acts and things (including, without limitation, those referred to in clause 8) which may be required for the full exercise of all or any of the powers conferred or which may e deemed proper on or in connection with any of the purposes aforesaid. The power hereby conferred shall be a general power of attorney and the Mortgagor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any such attorney may execute or do. In relation to the power referred to herein, the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.

11	Expenses

11.1	The Mortgagor shall pay the Mortgagee on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Mortgagee or for which the Mortgagee may become liable in connection with:

11.1.1	the negotiation, preparation and execution of this Mortgage;

11.1.2	the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Mortgage or the priority hereof;

11.1.3	any variation of, or amendment or supplement to, any of the terms of this Mortgage; and/or

11.1.4	any consent or waiver required from the Mortgagee in relation to this Mortgage, and in any case referred to in clauses 11.1.3 and 11.1.4 regardless of whether the same is actually implemented, completed or granted, as the case may be.

11.2	The Mortgagor shall pay promptly all stamp, documentary and other like duties and taxes to which this Mortgage may be subject or give rise and shall indemnify the Mortgagee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Mortgagor to pay any such duties or taxes.

12	Notices

Any notice required to be given hereunder shall be in writing in the English language and shall be service by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party in question as set out below (or such other address as such Party shall notify the other Parties of in accordance with this clause). Any notice sent by post as provided in this clause shall be deemed to have been service five Business Days after dispatch and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of dispatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly dispatched to a current facsimile number of the addressee.

Mortgagor

Name:	Stratus Technologies Bermuda Holdings Ltd.

Address:	Milner House
18 Parliament Street
Hamilton, HM 12, Bermuda

Fax:	+1 441 292 7880

Mortgagee

Name:	Jefferies Finance LLC
Attention: [ ]

Address:	[ ]

Fax:	[ ]

E-Mail:	[ ]

13	Assignments

13.1	This Mortgage shall be binding upon and shall inure to the benefit of the Mortgagor and the Mortgagee and each of their respective successors and (subject as hereinafter provided) assigns and references in this Mortgage to any of them shall be construed accordingly.

13.2	The Mortgagor may not assign or transfer all or any part of its rights and/or obligations under this Mortgage.

13.3	The Mortgagee may assign or transfer all or any part of its rights or obligations under this Mortgage to any assignee or transferee without the consent of the Mortgagor. The Mortgagee shall notify the Mortgagor promptly following any such assignment or transfer.

14	Miscellaneous

14.1	The Mortgagee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person all or any of the powers, authorities and discretions which are for the time being exercisable by the Mortgagee under this Mortgage in relation to the Mortgaged Property or any part thereof. Any such delegation may be made upon such terms and be subject to such regulations as the Mortgagee may think fit. The Mortgagee shall not be in any way liable or responsible to the Mortgagor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Mortgagee has acted reasonably in selecting such delegate.

14.2	If any of the clauses, conditions, covenants or restrictions of this Mortgage of any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

14.3	This Mortgage (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and no variations hereof shall be effective unless make in writing and signed by each of the Parties.

14.4	The headings in this Mortgage are inserted for convenience only and shall not affect the construction of this Mortgage.

14.5	This Mortgage may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

15	Law and Jurisdiction

This Mortgage shall be governed by and construed in accordance with the laws of Bermuda and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Bermuda, provided that nothing in this Clause shall affect the right of the Mortgagee to serve process in any manner permitted by law or limit the right of the Mortgagee to take proceedings with respect to this Mortgage against the Mortgagor in any jurisdiction nor shall the taking of proceedings with respect to this Mortgage in any jurisdiction preclude the Mortgagee from taking proceedings with respect to this Mortgage in any other jurisdiction, whether concurrently or not.

SCHEDULE

Part 1 – Form of Letter of Resignation

Stratus Technologies Bermuda Ltd

Milner House

18 Parliament Street

Hamilton HM12, Bermuda

            , 20

Dear Sirs,

I, [                    ], hereby tender my resignation as a Director of Stratus Technologies Bermuda Ltd (the “Company”) with effect from the date of this letter. Without prejudice to any right to indemnification by the Company to which I may be entitled under the Company’s bye laws or otherwise in respect of any action which may be brought against me in the future in connection with, or arising out of my service as a Director of the Company, I hereby confirm that I have no claim or right of action whatsoever against the Company whether for damages, compensation for loss of office or otherwise, and that the Company is in no way obligated or indebted to me.

Yours faithfully,

Signed:

SCHEDULE

Part 2 – Form of Authority

To: Jefferies Finance LLC (the “Mortgagee”)

[            ] 2010

Dear Sirs,

I, [                    ], hereby authorise any officer or agent of the Mortgagee at any time to date and submit the attached letter of resignation on my behalf.

Yours faithfully,

Signed:

[SIGNATURE PAGE FOLLOWS]

IN WITNESS whereof the parties hereto have caused this Mortgage to be duly executed as a Deed the day and year before written.

The Common Seal of	)
the Mortgagor	)
was hereunto affixed in the	)
presence of:	)
)
)

Director

Director/Secretary

Executed by the Mortgagee by is	)
duly authorized signatory	)
)
)

Authorised Signatory

Before
Notary Public

EXHIBIT C-4

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF

DEED OF PLEDGE OF SHARES

DEED OF PLEDGE OF SHARES dated as of April 8, 2010.

AMONG:

(1)	STRATUS TECHNOLOGIES BERMUDA LTD., of 18 Parliament Street, Milner House, Hamilton, HM12 Hamilton, Bermuda (the “Pledgor”);

(2)	JEFFERIES FINANCE LLC, as administrative agent for the Revolving Credit Secured Parties (as defined below) (“JEFFERIES” or the “Super Priority Agent”);

(3)	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as collateral agent under the Indenture (“BNYM” or the “Indenture Collateral Agent”); and

(4)	DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent for the Second Lien Secured Parties (“DBTCA” or the “Second Priority Agent”).

WHEREAS:

(A)	Pursuant to the Revolving Credit Agreement, the lenders party thereto (the “Revolving Lenders”) have severally agreed to make revolving loans to, and participate in letters of credit for the account of, the U.S. Borrower, in accordance with the terms set forth therein.

(B)	BNYM, as trustee and Indenture Collateral Agent and the Borrowers, inter alios, have entered into the Indenture providing for the delivery and authentication of the Notes issued by the Borrowers in accordance with the terms set forth therein.

(C)	Pursuant to the Second Lien Credit Agreement, the lenders party thereto (the “Second Lien Lenders”) have severally agreed to make loans and other extensions of credit available to the Borrowers in accordance with the terms set forth therein.

(D)	It is (i) a condition to the obligation of the Revolving Lenders to make their respective loans and other extensions of credit under the Revolving Credit Agreement, (ii) a requirement under the Indenture and (iii) a condition to the obligations of the Second Lien Lenders to make their respective loans and other extensions of credit under the Second Lien Credit Agreement that, the Pledgor procures the grant of a pledge of all share certificates for all shares in the Company and an equitable mortgage and charge of such shares under each of the Financing Documents with the priorities, in the order, under the conditions set forth in the Intercreditor Agreement.

(E)	Pursuant to the Intercreditor Agreement and subject to the order of priorities set forth therein and the terms and conditions set out in this Deed, the Super Priority Agent has agreed to hold the certificate representing all the pledged shares of the Company (“the Share Certificate”) as agent for the Revolving Credit Secured Parties and as bailee for the Indenture Collateral Agent and the Second Priority Agent, including in each case any assignee thereof.

(F)	Pursuant to the Intercreditor Agreement and subject to the order of priorities set forth therein and the terms and conditions set out in this Deed, the Indenture Collateral Agent has agreed to hold the Share Certificate as agent for the Indenture Secured Parties and as bailee for the Second Priority Agent and any assignee thereof.

(G)	Pursuant to the Intercreditor Agreement and subject to the order of priorities set forth therein and the terms and conditions set out in this Deed, upon the discharge of the Revolving Credit Indebtedness, the Super Priority Agent has agreed to deliver the Share Certificate together with any necessary endorsements, first, to the Indenture Collateral Agent to the extent Indenture Indebtedness remains outstanding; and second, to the Second Priority Agent to the extent Second Lien Indebtedness remains outstanding if there has been a discharge of Indenture Indebtedness, (in each case, to allow either the Indenture Collateral Agent or the Second Priority Agent, as applicable, to obtain control of such pledged shares of the Company).

(H)	Pursuant to the Intercreditor Agreement and the terms and conditions set out in this Deed, upon the discharge of the Indenture Indebtedness, the Collateral Agent has agreed to deliver the Share Certificate together with any necessary endorsements, to the Second Priority Agent to the extent Second Lien Indebtedness remains outstanding, so as to allow the Second Priority Agent to obtain possession or control of such pledged shares of the Company).

(I)	At the date hereof the Company has an authorised share capital of US$ 12,500 divided into 12,500 ordinary shares of US$ 1.00 each par value of which 2,500 ordinary shares have been issued and are fully paid up and are registered in the name of the Pledgor.

NOW IT IS HEREBY AGREED as follows:-

1.	Definitions and Interpretation

1.1	Except as otherwise defined herein, all words and expressions defined in the Intercreditor Agreement (as defined below) shall bear the same meaning when used herein.

1.2	In this Deed including the recitals and any Schedules hereto the following words and expressions shall have the following meanings, unless the context otherwise requires:-

1.2.1	“Company” means SRA Technologies Cyprus Limited, a Cyprus corporation wholly, legally and beneficially owned by the Pledgor.

1.2.2	“Event of Default” shall have the meaning given to such term in the Financing Documents.

1.2.3	“Financing Documents” means the Indenture, the Revolving Credit Agreement and the Second Lien Credit Agreement.

1.2.4	“Indenture” means that certain indenture dated as of April 8, 2010 providing for the purchase of Notes issued by the Pledgor and the U.S. Borrower (as amended, restated, supplemented, modified, replaced or refinanced from time to time);

1.2.5	“Indenture Indebtedness” shall have the meaning given to the term “Indenture Obligations” in the Indenture, as amended from time to time.

1.2.6	“Indenture Secured Parties” means at any relevant time, the “Indenture Claimholders” (as defined in the Intercreditor Agreement);

1.2.7	“Intercreditor Agreement” means the amended and restated intercreditor agreement dated as of April 8, 2010 among the Borrowers, the Super Priority Administrative Agent, the BNYM as Trustee and Indenture Collateral Agent and the Second Priority Agent.

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1.2.8	“Pledgee” means (i) at all times when the Revolving Credit Indebtedness remains outstanding, the Super Priority Agent, (ii) at all times when the Indenture Indebtedness remains outstanding but after all Revolving Credit Indebtedness has been repaid and terminated, and all obligations relating thereto have been discharged, the Indenture Collateral Agent, and (iii) at all times when the Second Lien Indebtedness remains outstanding but after all the Revolving Credit Indebtedness and the Indenture Indebtedness has been repaid and terminated, and all obligations relating thereto have been discharged, the Second Priority Agent.

1.2.9	“Revolving Credit Agreement” means the revolving credit agreement dated as of April 8, 2010 among Stratus Technologies Bermuda Holdings Ltd., as guarantor, the Pledgor, as guarantor, Stratus Technologies, Inc., as borrower (the “U.S. Borrower”), the several lenders from time to time parties thereto and JEFFERIES, as Super Priority Agent, sole lead arranger and sole bookrunner.

1.2.10	“Revolving Credit Indebtedness” shall have the meaning given to the term “Obligations” in the Super Priority Collateral Agreement.

1.2.11	“Revolving Credit Secured Parties” shall have the meaning given to the term “Secured Parties” in the Super Priority Collateral Agreement.

1.2.12	“Second Lien Collateral Agreement” means the second lien collateral agreement dated as of March 29, 2006 and made between the U.S. Borrower, the Pledgor, the Company, the other signatories from time to time party thereto and the Second Priority Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

1.2.13	Second Lien Credit Agreement” means that certain First Amended and Restated Second Lien Credit Agreement among the U.S. Borrower, the Pledgor, as borrower (in such capacity, the “Bermuda Borrower” and together with the U.S. Borrower, the “Borrowers”), the several lenders from time to time parties thereto, and the other agents party thereto, dated as of August 28, 2006 as amended by (a) a first amendment dated as of June 5, 2007 and (b) a second amendment dated as of March 22, 2010 and as may be further amended, restated, supplemented or modified from time to time in accordance with the terms and conditions thereof and of the Intercreditor Agreement.

1.2.14	“Second Lien Indebtedness” shall have the meaning given to the term “Second Lien Obligations” in the Second Lien Collateral Agreement, as amended from time to time.

1.2.15	“Second Lien Secured Parties” shall have the meaning given to the term “Secured Parties” in the Second Lien Collateral Agreement, as amended from time to time.

1.2.16	“Shares” shall mean all issued shares in the Company referred to in Recital (I) hereinbefore and any further shares in the Company at any time issued to or otherwise acquired by the Pledgor whether in addition to or in exchange or substitution for or replacement of any of the Shares or otherwise and all dividends or other distributions and interest paid or payable in connection therewith after the date hereof and shall include the share certificates representing the Shares, in all cases in which such share certificates are not separately mentioned.

1.2.17	“Super Priority Collateral Agreement” means the super priority first lien collateral agreement executed and delivered by Stratus Technologies Bermuda Holdings Ltd., the Pledgor, the Company, the U.S. Borrower, each other grantor party thereto from time to time and the Super Priority Agent.

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1.2.18	“This Deed” or “This Deed of Pledge” shall mean the pledge of Shares hereunder to the Pledgee on behalf of the Revolving Secured Parties, the Indenture Secured Parties and the Second Lien Secured Parties.

2.	Security

2.1	The Pledgor hereby pledges the share certificates representing the Shares and does further mortgage, charge, assign, transfer, deposit, set over and confirm to the Pledgee the Shares as collateral security (a) for the benefit of the Super Priority Agent and the Revolving Credit Secured Parties in accordance with the terms and conditions of the Revolving Credit Agreement, the Super Priority Collateral Agreement and all and any documents executed or to be executed pursuant thereto; (b) for the benefit of the Trustee and Indenture Collateral Agent and the other Indenture Secured Parties under the Indenture and all and any documents executed or to be executed pursuant thereto; and (c) for the benefit of the Second Priority Agent and the other Second Lien Secured Parties under the Second Lien Credit Agreement in accordance with the terms and conditions of the Second Lien Credit Agreement, the Second Lien Collateral Agreement and all and any documents executed or to be executed pursuant thereto.

3.	Representations and Warranties

3.1	The Pledgor hereby represents and warrants as at the date hereof and as a continuing warranty during the continuance of this Deed that:-

(a)	the Pledgor is the legal and beneficial owner and the registered holder of and has full right and title to the Shares set out in Recital (I) hereto, the Shares are free and clear of any claims, mortgages, pledges, liens and other encumbrances of any nature whatsoever and have been duly authorised, validly issued and are fully paid up and that the pledging of the Shares will not violate any provision of law or any agreement or commitment to which the Pledgor and the Company or any of them are or is a party;

(b)	the Pledgor is duly incorporated and is validly existing and in good standing as a company with limited liability under the laws of the jurisdiction in which the Pledgor is registered and is duly authorised to enter into this Deed and all corporate action necessary and required by law for the execution and delivery of this Deed has been duly and effectively taken and the Pledgor has full power and authority to execute this Deed and perform its obligations hereunder and the same constitutes the legal and valid obligations of the Pledgor enforceable in accordance with its terms;

(c)	all consents, licences, approvals and authorisations which are required in connection with the execution, validity, performance or enforceability of this Deed have been obtained and are valid and subsisting on the date hereof; and

(d)	the making and performance by the Pledgor of this Deed will in no way result in the creation of any security interest, lien, charge or encumbrance on anyone of the assets of the Pledgor other than as may be permitted under, or created hereunder and under any security document entered into pursuant to the Financing Documents.

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4.	Deposit of Instruments etc.

4.1	The Pledgor as security for its obligations under this Deed has delivered or procured there to be delivered to, and deposited with, the Pledgee:

(a)	all share certificates representing the Shares;

(b)	blank instruments of transfer of the Shares duly executed by the Pledgor, in the form set out in Schedule 1;

(c)	an irrevocable proxy and power of attorney from the Pledgor in the form set out in Schedule 2; and

(d)	undated, duly signed letters of resignation from each of the Directors and the Secretary of the Company in the form set out in Schedule 3.

5.	Notice of Pledge

5.1	The Pledgor hereby undertakes that it will procure that the provisions of section 138 of the Contract Law, Cap. 149, applicable in Cyprus are fully complied with with regard to the pledge of Shares hereunder and more particularly, forthwith, upon receipt by the Company of a notice from the Pledgee or on its behalf giving notice of the pledge in the form set out in Schedule 4 and attaching a certified copy of this Deed, the Company will cause a memorandum of pledge to be made in its register of members against the Shares and that the secretary of the Company will execute and deliver to the Pledgee a certificate in the form of Schedule 5.

5.2	The Pledgor will procure that the provisions of this Clause 5 are complied with by the Pledgor and the Company in relation to any further shares in the capital of the Company forthwith upon the issue thereof.

6.	Covenants

6.1	The Pledgor covenants and agrees with the Pledgee:

(a)	to warrant and to defend the right title and special property of the Pledgee in and to the Shares against the claims and demands of all persons whomsoever;

(b)	that the Pledgor will not sell, assign, transfer, pledge or encumber in any other manner all or any of the Shares or suffer to exist any encumbrance on the Shares, except as permitted under the Financing Documents; and

(c)	that no further shares or stock in the Company will be issued so long as any part of the Indebtedness is unpaid (unless such further shares are issued to the Pledgor and are made subject to the terms of this Deed immediately upon the issue thereof in a manner satisfactory to the Pledgee and the terms of Clause 4.1(a), (b), (c) are complied with).

6.2	In the event of issue and allotment of additional shares in the Company, the Pledgor shall forthwith inform the Pledgee and shall forward to the Pledgee such share certificates in relation thereto, and such additional shares shall be deemed to be subject to the terms and conditions of this Deed and all references to “Shares” in this Deed shall be deemed to include such additional shares.

5

7.	Enforcement

7.1	The Pledgor further agrees with the Pledgee (acting in accordance with the terms of the Intercreditor Agreement) as follows:-

(a)	unless and until any Event of Default occurs, the Pledgee shall not put into effect any of the documents referred to in Clauses 4 and 11 hereof (collectively, the “Pledge Documents”) and the Pledgor shall be entitled to exercise all voting and/or consensual powers pertaining to the Shares or any part thereof for all purposes not inconsistent with the terms of this Deed of Pledge or the Financing Documents or any documents executed or to be executed pursuant hereto and thereto;

(b)	if an Event of Default shall occur the Pledgee shall have the sole and exclusive right to put into effect all or any of the documents referred to in Clauses 4 and 11 hereof and to exercise all voting and consensual powers pertaining to the Shares or any part thereof and shall exercise such powers in such manner as the Pledgee may in its sole discretion elect;

(c)	if an Event of Default shall occur the Pledgee may with prior reasonable notice to the Pledgor sell the Shares or any part thereof by private sale for cash, upon credit or for future delivery and for such prices as the Pledgee may in its sole discretion deem best and the Pledgee shall be entitled to purchase any and all of the Shares so sold and thereafter hold the same absolutely free from any rights or claim of whatsoever kind. Upon any such sale to a third party, the Pledgee shall have the right to deliver, assign and transfer (subject to all applicable Cyprus laws and regulations) to each purchaser thereof the Shares so sold. Each purchaser at any such sale shall hold the Shares or any part thereof sold absolutely free from any claim or right of whatsoever kind including any equity or right of redemption of the Pledgor who hereby specifically waives all rights of redemption, stay or appraisal which the Pledgor has or may have under any rule of law or equity now existing or hereafter adopted. The Pledgee shall be bound to give to the Pledgor reasonable notice of its intention to make any such private sale. At such sale the Shares may be sold in one lot as an entirety or in separate parcels as the Pledgee may determine. In case of any sale of all or any part of the Shares on credit or for future delivery the Shares so sold may be retained by the Pledgee until the selling price is paid by each purchaser thereof but the Pledgee shall incur no liability in the case of the failure of such purchaser to take up and pay for the Shares so sold and in case of any such failure such Shares may again be sold. The Pledgee instead of exercising the power of sale herein conferred upon it may proceed by a suit or suits at law or in equity to foreclose this Deed of Pledge and sell the Shares or any portion thereof under a judgement or decree of a court or courts of competent jurisdiction the Pledgor having been given due notice of all such action;

(d)	in the event of the Pledgee exercising all or any of its rights and powers under Clause 7 (c) hereof the Pledgor will procure that the Company shall register as owner or owners of the Shares the Pledgee and/or any nominees of the Pledgee or any and all persons entitled to own the same pursuant to the exercise by the Pledgee of its said rights (subject to all applicable Cyprus laws and regulations);

(e)	without limitation to the foregoing provisions of Clause 7 (d) hereof, in the event of the Pledgee exercising all or any of its rights and powers under Clause 7 (c) hereof, the Pledgee shall be entitled but not obliged, in its sole discretion, to use and put into effect all or any of the documents deposited with the Pledgee pursuant to Clauses 4.1 and 11 hereof and to register as owner of the Shares the Pledgee and/or any nominees of the Pledgee or any purchasers of the Shares, in case the Shares were sold to one or more third parties; and

6

(f)	the proceeds of any sale of all or any part of the Shares shall be applied by the Pledgee first in paying the expenses of any such sale and thereafter in reduction of the Revolving Credit Indebtedness and thereafter, for the reduction of the Indenture Indebtedness and the Second Lien Indebtedness, in accordance with the terms of the Intercreditor Agreement.

8.	Power of Attorney

8.1	The Pledgee is hereby irrevocably appointed the Attorney-in-fact of the Pledgor for the purpose of carrying out the provisions of this Deed of Pledge and taking any action and executing any instruments which the Pledgee may deem necessary or advisable to accomplish the full benefit of this Deed of Pledge.

9.	No Waiver and Rights Cumulative

9.1	No failure on the part of the Pledgee to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Pledgee of any right power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

10.	Assignment

10.1	Where any power or right is granted to the Pledgee herein, the Pledgor agrees that such power or right may be exercised by and in the name of the Pledgee or of the nominee of the Pledgee. Should the Pledgee or any of such nominee at any time bring in any other bank or financial institution as a participant in the Indebtedness then this Deed of Pledge and the security it affords shall be for the benefit of any such other participant as well as the Pledgee and the lenders.

11.	Changes

11.1	The Pledgor will procure that there shall be no appointment of any further Director, Secretary or other officer of the Company unless each such further Director, Secretary or other officer to be appointed has delivered to the Pledgee an undated signed letter of resignation in the form of the letter set out in Schedule 3.

12.	Termination

12.1	Upon the repayment and termination in full of the Revolving Credit Indebtedness and the discharge and release of all obligations related thereto, the Pledgee shall deliver or cause to be delivered, at the Pledgor’s cost, the Pledge Documents to, (i) the Indenture Collateral Agent, if, at such time, the Indenture Indebtedness or any obligations related thereto remain outstanding, (ii) the Second Priority Agent, if, at such time, there is no Indenture Indebtedness outstanding but the Second Lien Indebtedness or any obligations related thereto remain outstanding or (iii) the Pledgor, if, at such time, there is neither Indenture Indebtedness nor Second Lien Indebtedness nor any obligations related thereto outstanding, at which time, this Deed of Pledge and the obligations pursuant hereto shall terminate.

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12.1	Upon the repayment and termination in full of the Indenture Indebtedness and the discharge and release of all obligations related thereto, so long as no Revolving Credit Indebtedness remains outstanding at such time, the Pledgee shall deliver or cause to be delivered, at the Pledgor’s cost, the Pledge Documents to, (i) the Second Priority Agent, if, at such time, the Second Lien Indebtedness and obligations related thereto remain outstanding or (ii) the Pledgor, if, at such time, there is no Second Lien Indebtedness nor any obligations related thereto outstanding, at which time, this Deed of Pledge and the obligations pursuant hereto shall terminate.

12.2	Upon the repayment and termination in full of the Second Lien Indebtedness, and the discharge and release of all obligations related thereto, so long as no Revolving Credit Indebtedness or Indenture Indebtedness remains outstanding at such time, the Pledgee shall deliver, or cause to be delivered, at the Pledgor’s cost, the Pledge Documents to the Pledgor, and this Deed of Pledge and the obligations pursuant hereto shall terminate.

13.	Granting of Time

13.1	The Pledgee may at all times, without discharging or in any way affecting this security, grant to the Pledgor and/or the Company and/or to any other person any time or indulgence, deal with, exchange, release, modify, or abstain from perfecting or enforcing any security, guarantee or other right which the Pledgee may now or hereafter have regarding the Indebtedness, or agree to any amendment to the Credit Agreement and/or any document executed or to be executed pursuant thereto.

14.	Certificate

14.1	The certificate of any authorised officer or representative of the Pledgee for the time being as to any default by any Borrower, the Issuers and/or any other person under the Financing Documents and/or under any other documents executed or to be executed pursuant thereto shall, save for any manifest error, be conclusive for all purposes and binding on the Pledgor.

15.	Costs

15.1	All reasonable legal and other costs and expenses, taxes and duties incurred by the Pledgee in connection with the negotiation, preparation, completion and any registration of this Deed and with exercising any of its powers and protecting and enforcing its interests and rights hereunder in any court of law or otherwise shall, on a full indemnity basis, be for the account of the Pledgor.

16.	Notices

16.1	Any notice, application or other communication to be given or made under this Deed to the Pledgee or to the Pledgor shall be in writing, in English. Except as otherwise provided in this Deed, such notice, application or other communication shall be deemed to have been duly given or made when it is delivered by hand, airmail, telex, facsimile or e-mail transmission to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party designates by notice to the party giving or making such notice, application or other communication.

For the Pledgor	For the Super Priority Agent

Stratus Technologies Bermuda Ltd.	Jefferies Finance LLC
c/o Coson Corporate Services Ltd	520 Madison Avenue
Milner House	18th Floor
18 Parliament Street	New York, New York 10022
Hamilton HM12, Bermuda	Attention: E. Joseph Hess

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Telephone: 011-441-295-4630	Telephone: (212) 284-8168
Attention: Ernest Morrison	Telecopier No.: (212) 284-3444
Telecopier No.: 011-441-292-7880

with copies to:	with a copy to:

Gibson, Dunn & Crutcher LLP	White & Case LLP
200 Park Avenue	1155 Avenue of the Americas
New York, New York 10166	New York, NY 10036
Attention: Janet Vance, Esq.	Attention: David Joyce, Esq.
Telecopy: (212) 351-4035	Telecopy: + 1 212 354 8113

For the Indenture Collateral Agent	For the Second Priority Agent

The Bank of New York Mellon	Deutsche Bank Trust Company
Trust Company, N.A.	Americas
525 William Penn Place, 38th Floor	Leveraged Loan Portfolio
Pittsburgh, PA 15259	60 Wall Street, MS NYC60-1104
Attention: James M. Young	New York, New York 10005
Telecopy: 412-234-7535	Attention: Paul J. O’Leary
Telecopy: 212 797-5690

with a copy to:

White & Case LLP
1155 Avenue of the Americas
New York, New York
10036-2787
United States
Telephone: + 1 212 819 8401
Attention: Joseph Brazil, Esq.
Telecopy: + 1 212 354 8113

17.	Proper Law and Submission to Jurisdiction

17.1	This Deed of Pledge shall be governed by and construed in accordance with Cyprus law.

17.2	For the purpose of any proceedings which the Pledgee may take in or before the courts of Cyprus the Pledgor hereby submits to the non-exclusive jurisdiction of such courts and hereby irrevocably appoints Confitrust Limited, of 16-18 Zinas Kanther Street, 3035 Limassol, Cyprus, as its agent to accept service of all legal process hereunder on its behalf PROVIDED ALWAYS that the Pledgee may at its option sue the Pledgor in any other courts having jurisdiction in the premises.

18.	Application of the Financing Documents

18.1

The purpose of this Deed is to provide additional and further security to the Super Priority Agent, the Indenture Collateral Agent and the Second Priority Agent in connection with the Financing Documents and the Intercreditor Agreement. Accordingly, for the removal of doubt, all the terms and conditions of the Financing Documents and other supplementary and ancillary agreements shall continue to have full force and effect, shall stand and continue to

9

stand, as security for payment to the lenders of the Revolving Credit Indebtedness, the Indenture Indebtedness and Second Lien Indebtedness. Nothing in this Deed shall prejudice or affect the validity and enforceability of, or be deemed a waiver of any of the rights, powers and remedies of the Super Priority Agent, the Revolving Credit Secured Parties, the Indenture Collateral Agent, the Indenture Secured Parties, the Second Priority Agent or the Second Lien Secured Parties pursuant to and in accordance with the Financing Documents and the Intercreditor Agreement.

19.	Super Priority Agent and Indenture Collateral Agent to act as bailee

The Super Priority Agent agrees to act as bailee for the Indenture Collateral Agent and the Second Priority Agent with respect to the Shares pledged hereunder and the Pledge Documents delivered hereunder for the purpose of perfecting the security interests granted under this Deed of Pledge for so long as it is acting as Pledgee hereunder. The Indenture Collateral Agent agrees to act as bailee for the Second Priority Agent with respect to the Shares pledged hereunder and the Pledge Documents delivered hereunder for the purpose of perfecting the security interests granted under this Deed of Pledge for so long as it is acting as Pledgee hereunder.

10

IN WITNESS whereof the Parties have caused this Deed of Pledge to be duly executed as of the day and year first above written.

SIGNED SEALED AND DELIVERED	)

by	)
the duly authorised Attorney	)
of STRATUS TECHNOLOGIES BERMUDA LTD	)

in the presence of:-

Signature of Witness 1:

Name of Witness 1:

Occupation of Witness 1:

Signature of Witness 2:

Name of Witness 2:

Occupation of Witness 2:

[SIGNATURE PAGE TO CYPRUS LAW SHARE PLEDGE]

SIGNED DELIVERED	)

by	)
for and on behalf of	)
JEFFERIES FINANCE LLC.	)
(as Administrative Agent under the Revolving	)
Credit Agreement and bailee for the	)
Collateral Agent and the Second Priority Agent	)

in the presence of:-

Signature of Witness 1:

Name of Witness 1:

Occupation of Witness 1:

Signature of Witness 2:

Name of Witness 2:

Occupation of Witness 2:

[SIGNATURE PAGE TO CYPRUS LAW SHARE PLEDGE]

SIGNED and DELIVERED	)

by	)
for and on behalf of	)
THE BANK OF NEW YORK MELLON	)
TRUST COMPANY, N.A.	)
(as Collateral Agent under the Indenture	)
and bailee for the Secondary Priority Agent	)

in the presence of:-

Signature of Witness 1:

Name of Witness 1:

Occupation of Witness 1:

Signature of Witness 2:

Name of Witness 2:

Occupation of Witness 2:

[SIGNATURE PAGE TO CYPRUS LAW SHARE PLEDGE]

for and on behalf of	)
DEUTSCHE BANK TRUST COMPANY	)
AMERICAS	)
(as Administrative Agent under the Second	)
Lien Credit Agreement))

in the presence of:-

Signature of Witness 1:

Name of Witness 1:

Occupation of Witness 1:

Signature of Witness 2:

Name of Witness 2:

Occupation of Witness 2:

for and on behalf of	)
DEUTSCHE BANK TRUST COMPANY	)
AMERICAS	)
(as Administrative Agent under the Second	)
Lien Credit Agreement))

in the presence of:-

Signature of Witness 1:

Name of Witness 1:

Occupation of Witness 1:

Signature of Witness 2:

Name of Witness 2:

Occupation of Witness 2:

[SIGNATURE PAGE TO CYPRUS LAW SHARE PLEDGE]

SCHEDULE 1

INSTRUMENT OF TRANSFER

For value received, the undersigned hereby sells, assigns and transfers unto      shares of the stock of SRA TECHNOLOGIES CYPRUS LIMITED, a company organised under the laws of Cyprus, standing in the name of the undersigned on the books of said Company represented by Certificate No. 4 herewith.

In witness whereof we have caused this Instrument to be executed      this day of            , 20    .

Signed, sealed and delivered of
by
the duly authorised representative
of
in the presence of:-

Witness:

Witness:

AND, we the said                    , of                    hereby agree to take the said shares subject to the conditions aforesaid. In witness whereof we have caused this Instrument to be executed this     day of            20    .

Signed, sealed and delivered	)
by	)
the duly authorised Attorney	)
of	)
in the presence of:-)

Witness:

Witness:

SCHEDULE 2

IRREVOCABLE PROXY AND POWER OF ATTORNEY

We, STRATUS TECHNOLOGIES BERMUDA LTD., of 18 Parliament Street, Milner House, Hamilton, HM12 Hamilton, Bermuda, being the owners of 2,500 shares in SRA TECHNOLOGIES CYPRUS LIMITED, of Limassol, Cyprus (“the Company”) which shares have been pledged to the Pledgee as defined in, and pursuant to, the Deed of Pledge dated as of [            ], 2010 (“the Deed of Pledge”) hereby make, constitute and appoint each one of JEFFERIES FINANCE LLC, THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. and DEUTSCHE BANK TRUST COMPANY AMERICAS, collectively and each one the Pledgee, parties to the Deed of Pledge, to be our true and lawful Proxy and Attorney with full power to appoint a nominee or nominees to act hereunder from time to time, to waive notice of all or any Annual and Extraordinary General Meetings of the Company, to attend such Meetings and to vote our said shares in the Company at all such Meetings or to sign resolutions in writing of all the shareholders of the Company, and to register the transfer of the said shares in the books of the Company with the same force and effect as we, as the owners of the said shares might or could do and we hereby ratify and confirm all that the said Proxy and Attorney or its nominee or nominees shall do or cause to be done by virtue hereof.

This Proxy and Power of Attorney is coupled with an interest and is irrevocable and shall remain irrevocable as long as the aforesaid Deed of Pledge is in force.

IN WITNESS whereof this Instrument has been duly executed this     day of              20    .

SIGNED SEALED AND DELIVERED	)
by	)
the duly authorised representative	)
of STRATUS TECHNOLOGIES BERMUDA LTD.	)

in the presence of:-

Name of Witness:

Address:

Name of Witness:

Address:

SCHEDULE 3

LETTER OF RESIGNATION

To:	SRA TECHNOLOGIES CYPRUS LIMITED
(“the	Company”)

Date:

Dear Sirs,

I,             , hereby resign from my position as a [Director] [Secretary] of the Company with effect from the date of this letter.

I hereby confirm that I have no claim whatsoever against the Company for loss of office or otherwise.

Yours faithfully,

Director/Secretary

SCHEDULE 4

NOTICE OF PLEDGE OF SHARES

To:	Confitrust Limited
Alternate Secretary of
SRA Technologies Cyprus Limited
16- 18 Zinas Kanther Street
3035 Limassol
Cyprus

Dear Sir,

We, the joint and several Pledgee named below, hereby give you notice that by a Deed of Pledge of Shares dated as of [            ], 2010, and made between Stratus Technologies Bermuda Ltd. (“the Shareholder”) and ourselves, a certified copy of which is attached hereto (the “Deed”), the Shareholder has pledged and charged in our favour by way of first fixed charge, in the order of priority set out in the Deed, the Shares as defined in the Deed which they may now or hereinafter hold or beneficially own in SRA Technologies Cyprus Limited (“the Company”).

We hereby instruct you to take all necessary steps to make a memorandum of the said pledge and charge in the Register of Shareholders of the Company and issue and sign a Certificate of Pledge of Shares in accordance with the provisions of Section 138 (2) of the Contract Law, Cap. 149.

This Notice is being given by or on behalf of each of the Pledgee named below.

Dated as of [            ], 2010.

Yours sincerely,

for and a behalf of

[JEFFERIES FINANCE LLC

as the Super Priority Agent]

[THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as the Indenture Collateral Agent]

[DEUTSCHE BANK TRUST COMPANY AMERICAS

as the Second Priority Agent]

SCHEDULE 5

SECRETARY’S CERTIFICATE

To:	JEFFERIES FINANCE LLC

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

DEUTSCHE BANK TRUST COMPANY AMERICAS

(as Pledgee, as defined in the Deed of Share Pledge, defined below)

c/o JEFFERIES FINANCE LLC

[                    ]

United States

Dear Sirs,

It is hereby certified that a Memorandum has been made in the Register of Members of SRA Technologies Cyprus Limited (the “Company”) to the effect that the share certificates in respect of the shares described in the Schedule hereunder have been pledged to JEFFERIES FINANCE LLC (“JEFFERIES”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (“BNYM”) and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”) in the order of priority set out in the Deed of Pledge dated as of [            ] 2010 and made between Stratus Technologies Bermuda Ltd., as Pledgor and each of JEFFERIES, BNYM and DBTCA, collectively as Pledgee (the “Deed of Share Pledge”), due notice of the said pledge having been given by the said Pledgee to the Company, accompanied by a certified copy of the Deed of Share Pledge.

It is further certified that we have not heretofore received any notice of pledge in relation to the same shares.

SCHEDULE

2,500 Ordinary Shares of US$ 1.00- each, held by Stratus Technologies Bermuda Ltd.

Dated as of [            ] 2010.

Confitrust Limited Alternate Secretary of
SRA TECHNOLOGIES CYPRUS LIMITED

EXHIBIT C-5

TO THE

REVOLVING CREDIT AGREEMENT

Dated 8 April 2010

STRATUS TECHNOLOGIES BERMUDA LTD.

One Part

and

JEFFERIES FINANCE LLC

(as Administrative Agent)

Other Part

FORM OF

CHARGE OVER SHARES

RE: STRATUS TECHNOLOGIES IRELAND LIMITED

A & L Goodbody

THIS DEED OF CHARGE (the Deed) made the 8 day of April 2010

Between

STRATUS TECHNOLOGIES BERMUDA LTD. (hereinafter called the Chargor), a company organised under the laws of Bermuda having its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda, of the one part; and

JEFFERIES FINANCE LLC, as Administrative Agent for the Lenders (hereinafter called the Chargee) of the other part.

WHEREAS:

A.	Stratus Technologies, Inc., a Delaware Corporation (the Borrower) and the Chargor have agreed to enter into a revolving credit agreement (the Credit Agreement) with the several lenders from time to time party thereto, Stratus Technologies Bermuda Holdings Ltd and the Chargee as administrative agent, sole lead arranger, sole bookrunner and syndication agent, to provide for a $25,000,000 revolving credit facility to the Borrower which will be used for working capital and general corporate purposes.

B.	It is a condition precedent to the obligation of the Lenders to make their respective Loans to, and the obligation of the Issuing Lender to issue and the Lenders to participate in Letters of Credit for the account of the Borrower under the Credit Agreement, that the Chargor shall have executed and delivered this Deed to the Chargee for the ratable benefit of the Secured Parties.

C.	In connection with the Credit Agreement, the Chargor is required to guarantee the obligations as set out in the First Lien Subsidiary Guaranty dated on or about the date hereof (the Revolver Guarantee).

D.	The Chargor is also required to enter into a super priority first lien collateral agreement, dated as of the date hereof, granting liens over substantially all of the assets of the Chargor as security for the Obligations, as set out therein (the Revolver Collateral Agreement).

E.	Pursuant to the Intercreditor Agreement, the Chargee has agreed to hold all the Shares and the Share Rights as agent for the Secured Parties and as bailee for the Indenture Collateral Agent and the Second Priority Agent, including in each case any assignee thereof;

F.	Pursuant to the Intercreditor Agreement, upon the discharge of the Secured Obligations, the Chargee has agreed to deliver the Shares together with any necessary endorsements, first, to the Indenture Collateral Agent to the extent Indenture Indebtedness remains outstanding, second, to the Second Priority Agent to the extent Second Lien Indebtedness remains outstanding if there has been a discharge of Indenture Indebtedness in full, and third, to the Chargor to the extent no Secured Obligations, Indenture Indebtedness or Second Lien Indebtedness, nor any obligations related thereto, remain outstanding;

G.	The Chargee has entered into this Deed as Administrative Agent for the Lenders and to hold the benefit of the security constituted by this Deed pursuant to the terms and conditions of the Credit Agreement the Intercreditor Agreement and the other Credit Documents.

H.	Stratus Technologies Ireland Limited, a company incorporated in Ireland with registration number 298520 and its registered office is situated at 25/28 North Wall Quay, Dublin 1 is a wholly owned subsidiary of the Chargor (the Company).

I.	The authorised and voting share capital of the Company is divided into 1,000,000 ordinary shares of €1.269738 (one euro and approximately twenty seven cents) each, 443,911 of which have been issued and are fully paid (the Issued Shares). The Chargor is the registered and beneficial owner of all of the Issued Shares.

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WITNESSETH and it is hereby AGREED AND DECLARED by and between the parties hereto as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Deed, unless the context otherwise requires or unless otherwise defined or provided for in this Deed, words and expressions defined in (including by reference) the Credit Agreement shall have the same meaning when used herein and the following words and expressions shall have the following meanings:

Act means the Land and Conveyancing Law Reform Act 2009;

Business Day means any day on which the banks in New York and Dublin, Ireland are normally open for business;

Event of Default means an event of default howsoever defined in the Credit Agreement or a default by the Chargor of any of its obligations hereunder;

Indenture Collateral Agent shall have the meaning as given to “Collateral Agent” in the Intercreditor Agreement;

Indenture Indebtedness shall have the meaning as given to “Indenture Indebtedness” in the Intercreditor Agreement;

Intercreditor Agreement means the amended and restated intercreditor agreement dated on or about the date hereof by and among, inter alios, the Chargee, The Bank of New York Mellon Trust Company, N.A., Deutsche Bank Trust Company Americas and Stratus Technologies, Inc;

Lien shall have the meaning given to it in the Credit Agreement;

Second Lien Pledge means the charge over shares dated on or about the date hereof between the Chargor and The Bank of New York Mellon Trust Company, N.A. pursuant to the Indenture;

Second Lien Indebtedness shall have the meaning as given to “Second Lien Obligations” in the Intercreditor Agreement;

Second Priority Agent shall have the meaning as given to “Second Priority Agent” in the Intercreditor Agreement;

Secured Obligations shall have the meaning as given to “Obligations” in the Revolver Collateral Agreement;

Secured Parties shall have the meaning given to it in the Revolver Collateral Agreement;

Security Assets means all present and future interest and benefit of the Chargor in the Shares and the Share Rights;

Shares means the Issued Shares each of which are registered in the name of the Chargor and/or the name of its nominee(s) in the register of members of the Company and all other shares in the capital of the Company which the Chargor may now or hereafter hold or beneficially own or in respect of which it may now or hereafter have any Share Rights;

Share Rights means all dividends paid or payable after the date hereof on all or any of the Shares and all stocks, shares, securities (and the dividends or interest thereon) rights, monies, bonuses and other accretions thereto or property accruing, issued, offered or granted at any time by any person by way of redemption, exchange, purchase, right, bonus, conversion, capital reorganisation, preference, option rights or other rights or otherwise howsoever due in respect of any of the Shares as well as any shares created on sub-division or consolidation thereof or in substitution or exchange for any of the Shares and all rights whatsoever and whether including all allotments, accretions, offers, voting or other rights, benefits and advantages whatsoever at any time accruing or further arising to the Chargor in respect of or incidental to the same; and

3

Third Lien Pledge means the charge over shares dated on or about the date hereof between the Chargor and Deutsche Bank Trust Company Americas pursuant to the Second Lien Credit Agreement.

1.2.	Interpretation

1.2.1.	Words and phrases the definitions of which are contained or referred to in Section 2 of the Companies Act, 1963 (and which are not otherwise defined in this Deed) shall be construed as having the meaning thereby attributed to them. Words importing the singular shall include the plural and vice versa and words importing persons shall include corporations.

1.2.2.	References to statutory provisions shall, unless the contrary is clearly stated, be a reference to statutory provisions operative in Ireland and will be construed as references to those provisions, as respectively amended or re-enacted (whether before or after the date hereof) from time to time, and shall include any provisions of which they are re-enactments (whether with or without modification) and shall also include any subordinate legislation made from time to time under those provisions.

1.2.3.	Words such as “hereunder”, “hereto”, “hereof” and “herein” shall, unless the context clearly indicates to the contrary, refer to the whole of this Deed and not to any particular section or clause thereof.

1.2.4.	Save as otherwise provided herein, any reference to a section, clause, paragraph or a sub-paragraph shall be reference to a section, clause, paragraph or a sub-paragraph (as they may be) of this Deed.

1.2.5.	The headings are inserted for convenience only and shall not affect the construction of this Deed.

1.2.6.	Reference to any document includes that document as amended, novated or supplemented from time to time.

1.2.7.	The security contemplated hereby shall enure to the benefit of and be enforceable by the Chargee notwithstanding any change in its constitution or its absorption into or amalgamation with any other person or acquisition of all or part of its undertaking by any other person.

2.	OBLIGATION TO PAY AND DISCHARGE

2.1.	For good and valuable consideration the Chargor hereby covenants and undertakes that it shall on demand by the Chargee discharge the Secured Obligations.

3.	CHARGING PROVISIONS

3.1.	The Chargor as legal and beneficial owner to the intent that the Charge hereinafter contained shall be a continuing security for the payment and discharge of the Secured Obligations, HEREBY CHARGES the Security Assets by way of a first fixed charge and pledge in favour of the Chargee for its benefit and for the benefit of each of the Secured Parties, including all of its rights, title, benefit and interest whatsoever, present and future, to or in or in respect of the Shares, but so that the Chargee shall not in any circumstance incur any liability whatsoever in respect of any cause, instalments or otherwise in connection with such Shares.

3.2.	Forthwith upon execution and delivery of this Deed, the Chargor shall, if required by the Chargee, procure that (i) the Articles of Association of the Company are altered in a manner satisfactory to the Chargee so as to allow a transfer of the Shares to the Chargee or its nominee and (ii) any transfer of the Shares by or on behalf of the Chargee made pursuant to this Charge be registered without requiring the consent of the Directors of the Company or any other condition to be obtained or met.

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4.	DELIVERY OF DOCUMENTS

The Chargor hereby covenants that immediately upon the execution of this Charge (or becoming possessed thereof at any time hereafter) it will deposit with the Chargee:

4.1.	All deeds, bearer instruments, certificates and other documents constituting or evidencing title to the Shares or any part thereof;

4.2.	Undated blank transfers or such other documents as may be necessary to transfer title to the Shares, duly executed by the Chargor; and

4.3.	Any other documents, including an opinion of counsel with respect to the validity of the security interests created herein, each in form and substance satisfactory to the Chargee relating to the Shares and this Deed.

5.	SUPPLEMENTARY PROVISIONS

5.1.	The Chargor shall at all times during the continuance of the security hereby constituted from time to time do, execute, acknowledge and deliver all and every such further deeds, conveyances, assignments, demises, mortgages, charges, documents and assurances at law as are necessary or advisable or as the Chargee may reasonably require for the purpose of giving the Chargee a valid first fixed charge upon the Security Assets.

5.2.	The Chargor hereby undertakes that (except with the prior written consent of the Chargee) it will not:

(a)	except in favour of the Chargee or as permitted by the Credit Agreement or any other Credit Document, create or permit to subsist any Lien upon all or any part of the Security Assets other than the encumbrance created by this Deed; or

(b)	assign, transfer or otherwise dispose of all or any part of the Security Assets save as otherwise provided or permitted herein or in the Credit Agreement or any other Credit Document; or

(c)	permit any person (other than the Chargee) to be registered as holder of any of the Shares; or

(d)	take or so far as it is able, permit the taking of any action, whereby the Share Rights are altered or further Shares are issued save as permitted by the Credit Agreement or any other Finance Document; or

(e)	cause or permit to be done anything which may in any material way depreciate, jeopardise or otherwise prejudice the value to the Chargee of the security hereby created.

5.3.	This security shall be a continuing security notwithstanding any settlement of account or other matter or thing whatsoever and in particular (but without prejudice to the generality of the foregoing) shall not be considered satisfied by any intermediate repayment or satisfaction of all or any of the Secured Obligations.

5.4.	This security shall be in addition to and in supplement to and shall not operate so as in any way to prejudice or affect any other security which the Chargee may now or at any time hereafter hold for or in respect of the moneys and liabilities hereby secured or any part thereof, nor shall any such other security or any lien to which the Chargee may be otherwise entitled or the liability of any person not party hereto for all or any part of the Secured Obligations be in any way prejudiced or affected by this security; and further the Chargee shall have full power at its discretion to give time for payment to or make any other arrangement with any such other person without prejudice to the liability of the Chargor hereunder.

5.5.	If all Secured Obligations have been paid and discharged pursuant to the terms of the Credit Agreement, the Chargee shall at the request and cost of the Chargor execute such documents and take such actions as may be necessary to release the security hereby created and, in accordance with the terms of the Intercreditor Agreement, return the documents referred to in Clause 4 to (i) the Indenture Collateral Agent, if, at such time, the Indenture Indebtedness or any obligations related thereto remain outstanding, (ii) the Second Priority Agent, if, at such time, there is no Indenture Indebtedness outstanding but the Second Lien Indebtedness or any obligations related thereto remain outstanding or (iii) the Chargor, if, at such time, there is neither Indenture Indebtedness nor Second Lien Indebtedness nor any obligations related thereto outstanding, at which time, this Deed and the obligations pursuant hereto shall terminate.

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5.6.	If the Chargee receives notice of any subsequent mortgage charge or assignment or other disposition affecting the Security Assets or any part thereof or interest therein, the Chargee may open a new account for the Chargor; if the Chargee does not open a new account, then, unless the Chargee gives express written notice to the contrary to the Chargor, it shall nevertheless be treated as if it had done so at the time when it received such notice and as from that time all payments made by or on behalf of the Chargor to the Chargee shall be credited or be treated as having been credited to the new account and shall not operate to reduce the amount due from the Chargor to the Chargee at the time when it received notice.

5.7.	If any of the Secured Obligations is not or ceases to be valid or enforceable on any ground whatsoever whether or not known to the Chargee, including but not limited to any defect or want of powers of the Chargor or irregular exercise thereof or lack of authority by any person purporting to act on behalf of the Chargor or any legal or other limitation, disability, incapacity or any change in the constitution of or any amalgamation, reconstruction or liquidation of the Chargor, the Chargor shall nevertheless be liable to the Chargee in full in respect of such Secured Obligation as if the same were fully valid and enforceable and the Chargor were the principal debtors in respect thereof. The Chargor hereby agrees to keep the Chargee fully indemnified in the currency in which such Secured Obligation arose against all damages, losses, costs and expenses (including reasonable attorney fees) arising from any failure of the Chargor to carry out that Secured Obligation.

5.8.	The liability of the Chargor shall not be affected nor shall this Deed be discharged or diminished by reason of:

5.8.1.	any time, indulgence, waiver or consent at any time given to the Chargor or any other person;

5.8.2.	any amendment to any provision of this Deed or any other Credit Document, security, guarantee or indemnity;

5.8.3.	the making or absence of any demand on the Chargor, or any other person for payment, the enforcement or absence of enforcement of all or part of this Deed or any Credit Document, security, guarantee or indemnity, the wind-up, administration or examination of the Chargor, or any person, or the commencement of any such wind-up, administration or examination;

5.8.4.	any present or future bill, note, guarantee, indemnity, mortgage, charge, pledge, lien or other security or right or remedy held by or available to the Chargee being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Chargee from time to time dealing with exchanging, varying, realising, releasing or failing to perfect or enforce any of the same; or

5.8.5.	the Chargee compounding with, discharging, releasing or varying the liability of or granting any time, indulgence or concession to the Chargee of any other person or renewing, determining, varying or increasing any bill, promissory note or other negotiable instrument, accommodation, facility or transaction in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or remission to claim or enforce payment from a principal debtor or any other person; or

5.8.6.	any termination, amendment or variation or novation of or addition to any other security document or to any document related to the transactions contemplated by the Credit Agreement, or this Deed.

6.	MAINTENANCE OF AND OBLIGATIONS UNDER THE SECURITY ASSETS

6.1.	The Chargor will (if required by the Chargee and at the cost of the Chargor) institute or maintain all such proceedings as may be necessary or expedient to preserve or protect the interests of the Chargee and the Chargor in respect of the Security Assets.

6.2.	The Chargor will (except as the Chargee may otherwise have consented in writing) not exercise any right or power conferred on it by or available to it under or in respect of the Security Assets which would have an adverse effect on the Security Assets or the Chargee’s position in relation thereto. Upon request by the Chargee the Chargor will (at the cost of the Chargor) exercise such right or power as the Chargee may direct.

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6.3.	Notwithstanding anything contained herein the Chargee shall not be under any obligation or liability to make any payment in respect of the Security Assets.

7.	DIVIDENDS

7.1.	Any dividends received by the Chargor on the Shares shall be for the account of the Chargor unless an Event of Default shall have occurred and be continuing (and not waived by Chargee) in which case any such dividend shall be paid in accordance with the terms of the Credit Agreement, the Intercreditor Agreement and the other Credit Documents.

8.	VOTES

8.1.	Unless an Event of Default shall have occurred and be continuing all voting rights attached to the Shares shall be exercised in such manner as the Memorandum and Articles of Association of the Chargor (or any other terms of issue of such Shares or any agreements or arrangements relating thereto) may permit and as the Chargor may determine; save that if an Event of Default occurs and is continuing all voting rights attaching for the time being to the Shares shall be exercised by the Chargor or its proxy or representative in accordance with the directions of the Chargee in accordance with the terms of the Credit Agreement, the Intercreditor Agreement and the other Credit Documents.

9.	ENFORCEMENT OF SECURITY

Forthwith upon the occurrence and during the continuance of an Event of Default and in the event that any portion of the Secured Obligations has been declared or becomes due and payable in accordance with the terms of the Credit Agreement, the Chargee shall be entitled to put into force and exercise immediately as and when it may see fit in accordance with the terms of the Credit Agreement, the Intercreditor Agreement and the other Credit Documents any and every power possessed by the Chargee by virtue of this Deed and without prejudice to all or any statutory and other powers of the Chargee under the Act and so that any statutory power of sale shall be exercisable without the restrictions contained in section 100(1)(a),(b),(c), (2), (3) and (4) of the Act and the requirement to serve notice (as provided in section 100(1)) (as the same may be amended or modified). In particular (without limitation) the Chargee shall be entitled:

9.1.	to recover, collect or sell all or any part of the Security Assets in any manner permitted by law upon such terms as the Chargee shall in its absolute discretion determine; and

9.2.	to take over or institute all such proceedings in connection with all or any of the Security Assets as the Chargee in its absolute discretion thinks fit and to discharge, compound, release, or compromise all or any of the Security Assets or claims in respect thereof.

10.	REMEDIES

On the occurrence and during the continuance of an Event of Default the Chargee may exercise in addition to all other rights and remedies granted to it in this Deed and in any other instrument or agreement evidencing or relating to the Secured Obligations (including in particular, but not limited to, the Credit Agreement) all rights and remedies of a mortgagee permitted by law; and the provisions of the Act relating to the power of sale conferred by that Act are hereby varied so that section 100(1)(a),(b),(c), (2), (3) and (4) of the Act and the requirement to serve notice (as provided in section 100(1)) thereof shall not apply, and such provisions are hereby extended so as to authorise the Chargee then or any time thereafter and without prior notice to the Chargor, to sell or otherwise dispose of all the title to and interest in all or any part of the Security Assets upon such terms and generally in such manner as the Chargee may, in its absolute discretion, think fit, and so that the Chargee shall be able to recover in full all of its costs incurred in enforcing this Deed and effecting such transfer, sale or disposal and shall be able to recover in full all of its costs incurred in enforcing this Deed and effecting such transfer, sale or disposal and shall not be liable for any loss or damage occasioned by such sale

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or disposal, and so also that the Chargee shall be entitled to apply the proceeds of sale or disposal in or towards the discharge of the Secured Obligations in such manner as it may in its absolute discretion think fit, with any surplus being paid to the Chargor or any other person who may be entitled to it, provided in respect of this Clause 10, the Chargee shall act in accordance with the terms of the Credit Agreement, the Intercreditor Agreement and the other Credit Documents.

11.	POWER OF ATTORNEY

For the purpose of securing the interest of the Chargee in the Security Assets and the performance of the obligations of the Chargor under this Deed, the Chargor hereby irrevocably and by way of security appoints the Chargee as its attorney (with full power to appoint substitutes and to sub-delegate), on its behalf in its name or otherwise, at any time and from time to time, to sign, seal, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents to give valid receipts and discharges, generally to file any claims or take any action or institute proceedings which may seem necessary or advisable to the Chargee for the purpose of putting into effect the intent of this Deed and to do all acts and things which the Chargee may, in its absolute discretion, consider to be necessary or expedient for enabling or assisting the Chargee to exercise any of its powers, rights or discretions hereunder or conferred by law or to do anything which the Chargor is obliged to do under this Deed. The Chargor shall ratify and confirm all transactions entered into, documents executed and acts and things done by or purported to be done by the Chargee or any delegate by virtue of any power of attorney given by this Clause 11. This power of attorney shall only be exercised on the occurrence and during the continuance of an Event of Default but shall be freely exercisable at any time thereafter.

12.	REPRESENTATIONS AND WARRANTIES OF THE CHARGOR

12.1.	The Chargor hereby represents and warrants to the Chargee:

(1)	that it is the beneficial owner of all of the Shares free from any Liens (other than the Second Lien Pledge and the Third Lien Pledge);

(2)	that the Shares comprise the whole of the issued and voting share capital of the Company as at the date hereof;

(3)	that the Shares have been duly authorised, validly issued and are fully paid and non-assessable;

(4)	that it is duly incorporated and validly existing in the country of its incorporation and it has full power to enter into and perform its obligations under this Deed and all necessary action to enable it to execute, deliver and perform same has been taken and it has obtained and will maintain in full force and effect all necessary consents, licenses and authorities;

(5)	that the execution and delivery of this Deed will not contravene any provision of law now in effect;

(6)	that no consent or approval of or exception by any governmental or public body or authority is required in connection with the execution, delivery or performance of this Deed;

(7)	it will, and will procure that its nominee(s) will in accordance with the terms of the Credit Agreement, the Intercreditor Agreement and the other Credit Documents:

(a)	deposit with the Chargee and permit the Chargee during the continuance of the security hereby created to hold and retain all certificates or other documents representing or evidencing ownership of the Shares together with instruments of transfer in respect of the Shares duly executed by or on behalf of the Chargor and its nominee(s) but omitting the name of the transferee and the date and such other documents as the Chargee may in accordance with the terms of the Intercreditor Agreement from time to time require for perfecting its title to the Shares or for vesting or enabling it to vest title to the Shares in the Chargee or its nominee(s) or any purchaser to the intent that the Chargee may at any time without notice present for registration any transfer of the Shares to itself or its nominee(s) for the purpose of protecting or perfecting its security over the Shares and may, upon or at anytime after this Deed has become enforceable pursuant to the terms hereof, without notice present for registration any transfer of the Shares to any purchase; and/or

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(b)	at its own cost, if called upon to do so by the Chargee, immediately execute and deliver to the Chargee, transfers of all or any of the Shares to the Chargee and/or its nominee(s); and

(c)	it will ensure that the Shares which are not registered in the name of the Chargor are at all times registered in the name of persons who have declarations of trust in favour of the Chargor in such forms as the Chargee may specify being (if at any time the Chargee so requires, persons nominated by the Chargee) in accordance with the terms of the Credit Agreement, the Intercreditor Agreement and the other Credit Documents.

12.2	Each of the representations and warranties contained herein are made and given without condition or qualification save as expressly stated therein.

13.	NOTICES

13.1.	Any notice to be given or served hereunder shall be in writing and shall be duly expressed to be a notice hereunder and shall be deemed duly given or served if sent by facsimile at the time of transmission (subject to the correct facsimile number being received) or if posted 48 hours after the time at which it was posted or, if delivered by hand, at the time of delivery if such day is a Business Day or if such day is not a Business Day on the next following Business Day, to the party to whom it is to be given or served at its address hereinafter set out or such other addresses or facsimile numbers as such party shall have previously communicated for such purpose by notice to the party giving such first-mentioned notice or demand. The address and facsimile number for service on the parties hereto are

The Chargor:

	(1)	Address:	Stratus Technologies Bermuda Ltd
Milner House, 18 Parliament Street,
Hamilton HM 12, Bermuda,

		Attention:	Sharon Ward

		Facsimile Number:	(441) 292 7880

With a copy to:		Address:	Stratus Technologies, Inc.,
111 Powdermill Road,
Maynard,
Massachusetts 01754-3409

		Attention:	Robert Laufer

		Facsimile Number:	(978) 461-3750; and

With a copy to:		Address:	Gibson, Dunn & Crutcher LLP,
200 Park Avenue,
New York, New York 10166.

		Attention:	Janet Vance

		Facsimile Number:	(212) 351 4035

		Address:	Goodbody Trustees Limited
25-28 North Wall Quay
Dublin 1, Ireland

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	Attention:	Company Secretary

	Facsimile Number:	353 (1) 649 2649

The Chargee:	Address:	Jefferies Finance LLC
520 Madison Avenue, 18th Floor
New York, NY 10022

	Attention:	E. Joseph Hess

	Facsimile Number:	(212) 284 - 3444

13.2.	Either party giving or serving a notice hereunder by facsimile shall, but without prejudice to the validity of the notice given, send a copy of the notice by pre-paid registered post to the other party to that party’s address hereinbefore set out or to such other address as such party shall have previously communicated by notice to the party giving such first mentioned notice.

13.3.	All notices given or served pursuant to or otherwise relating to this Deed shall be in the English language.

13.4.	Any notice served hereunder shall be deemed to have been received by the party so receiving such notice on the Business Day of such receipt only if the notice has been received during usual business hours on such Business Day, and if the notice is received outside usual business hours it shall be deemed to have been received on the next following Business Day.

14.	MISCELLANEOUS PROVISIONS

14.1.	All costs, charges and expenses reasonably or properly occasioned by or incidental to this Deed or any other security held by or offered to the Chargee for the same indebtedness or by or to the enforcement of any such security incurred, suffered or paid by the Chargee shall be charged on the Security Assets and shall be treated as moneys due from the Chargor to the Chargee on current account and shall bear interest and be secured accordingly at default rate specified in the Credit Agreement provided that the charge hereby conferred shall be in addition and without prejudice to any and every other remedy, lien or security which the Chargee may or but for the said charge would have for the moneys and liabilities hereby secured or any part thereof.

14.2.	Any interest payable under the terms of this Deed shall be payable as well after as before any judgment.

14.3.	The waiver by the Chargee of any breach of any term of this Deed shall not prevent the subsequent enforcement of that term and shall not be deemed a waiver of any subsequent breach.

14.4.	Where the context so admits the expression the “Chargor” shall include their respective successors and permitted assigns and the “Chargee” shall include its successors and assigns and any reference herein to a person shall if the context so admits apply also to a Chargor, partnership or unincorporated association and any reference herein to any legislation shall be deemed to include reference to such legislation as amended extended or otherwise modified by any subsequent legislation and shall also be deemed to include reference to all regulations made or taking effect as if made thereunder as from time to time amended or re-enacted by subsequent legislation and regulations.

15.	INTERCREDITOR AGREEMENT

15.1.	Notwithstanding anything herein to the contrary, the security interest granted to the Chargee pursuant to this Agreement and the exercise of any right or remedy by the Chargee hereunder are subject to the provisions of the Intercreditor Agreement as may be amended, restated, supplemented or otherwise modified from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Deed, the terms of the Intercreditor Agreement shall govern and control.

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16.	CHOICE OF LAW AND JURISDICTION

16.1.	This Deed is governed by, and shall be construed in accordance with, the laws of Ireland and each party agrees to submit to the non-exclusive jurisdiction of the Courts of Ireland as regards any claim or matter arising under this Deed.

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IN WITNESS whereof this Deed of Charge has been entered into the day and year first herein written.

SIGNED by

for and on behalf of

STRATUS TECHNOLOGIES BERMUDA LTD

in the presence of:-

[SIGNATURE PAGE TO IRISH LAW SHARE CHARGE]

SIGNED by

for and on behalf of

JEFFERIES FINANCE LLC

(as Administrative Agent)

in the presence of:-

[SIGNATURE PAGE TO IRISH LAW SHARE CHARGE]

EXHIBIT C-6

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF

AMENDED AND RESTATED INTERCREDITOR AGREEMENT

This AMENDED AND RESTATED INTERCREDITOR AGREEMENT (“Agreement”), is dated as of April 8, 2010 and entered into by and among Stratus Technologies, Inc. (the “U.S. Borrower”), Stratus Technologies Bermuda Ltd. (the “Bermuda Borrower” and, together with the U.S. Borrower, the “Borrowers”), Jefferies Finance LLC (“Jefferies”), in its capacity as administrative agent for the Super Priority Claimholders (as defined below), including its successors and assigns from time to time (the “Super Priority Agent”); The Bank of New York Mellon Trust Company, N.A. (“BNYM”) in its capacity as collateral agent for the Indenture Claimholders (as defined below), including its successors and assigns from time to time (the “Collateral Agent”) and as trustee (including its successors from time to time, the “Trustee”); and Deutsche Bank Trust Company Americas (“DBTCA”) in its capacity as administrative agent for the Second Lien Claimholders (as defined below), including its successors and assigns from time to time (the “Second Priority Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The U.S. Borrower, the Bermuda Borrower, DBTCA and Goldman Sachs Credit Partners L.P. (“GSCP”), in its capacity as administrative agent for certain lenders, are party to that certain Intercreditor Agreement dated as of March 29, 2006 (the “Existing Intercreditor Agreement”);

The U.S. Borrower, the Bermuda Borrower, Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), the lenders party thereto, the Super Priority Agent, Jefferies, as Sole Lead Arranger and Sole Book Runner, Jefferies, as Sole Syndication Agent, and Jefferies, as Collateral Agent, have entered into that Credit Agreement dated as of the date hereof providing for a revolving credit facility (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “Revolving Credit Agreement”);

The Borrowers, the Collateral Agent and the Trustee have entered into that Indenture dated as of the date hereof providing for the authentication and delivery of notes (the “Notes”) issued by the Borrowers (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “Indenture”);

The Borrowers, the lenders party thereto, Goldman Sachs Credit Partners L.P. (“GSCP”) and Deutsche Bank Securities Inc. as Joint Lead Arrangers and Joint Bookrunners, GSCP as Syndication Agent and DBTCA as Administrative Agent have entered into that First Amended and Restated Second Lien Credit Agreement dated as of August 28, 2006 providing for a term loan (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “Second Lien Credit Agreement”);

Pursuant to (i) the Revolving Credit Agreement, Bermuda Holdings and the Bermuda Borrower have agreed to guaranty the Super Priority Obligations and to cause certain current and future Subsidiaries to agree to guaranty the Super Priority Obligations

(the “Super Priority Guaranty”); (ii) the Indenture and the Purchase Agreement (as defined in the Indenture), Bermuda Holdings and the Borrowers have agreed to guaranty the Indenture Obligations and to cause certain current and future Subsidiaries to agree to guaranty the Indenture Obligations (the “Indenture Guaranty”); and (iii) the Second Lien Credit Agreement, Bermuda Holdings and the Borrowers have agreed to guaranty the Second Lien Obligations and to cause certain current and future Subsidiaries to agree to guaranty the Second Lien Obligations (the “Second Lien Guaranty”);

The obligations of the U.S. Borrower under the Revolving Credit Agreement and any Swap Agreement with a Lender Counterparty and the obligations of Bermuda Holdings and the Subsidiary guarantors under the Super Priority Guaranty will be secured on a first priority basis by Liens on substantially all the assets of the U.S. Borrower, Bermuda Holdings and the Subsidiary guarantors (such current and future Subsidiaries of the Bermuda Holdings providing a guaranty thereof, the “Super Priority Subsidiary Guarantors”), respectively, pursuant to the terms of the Super Priority Collateral Documents;

The obligations of the Borrowers under the Indenture and the obligations of Bermuda Holdings and the Subsidiary guarantors under the Indenture Guaranty will be secured on a second priority basis by liens on substantially all the assets of the Borrowers, Bermuda Holdings and the Subsidiary guarantors (such current and future Subsidiaries of Bermuda Holdings providing a guaranty thereof, the “Indenture Subsidiary Guarantors”), respectively, pursuant to the terms of the Collateral Documents;

The obligations of the Borrowers under the Second Lien Credit Agreement and the obligations of Bermuda Holdings and the Subsidiary guarantors under the Second Lien Guaranty will be secured on a third priority basis by liens on substantially all the assets of the Borrowers, Bermuda Holdings and the Subsidiary guarantors (such current and future Subsidiaries of Bermuda Holdings providing a guaranty thereof, the “Second Lien Subsidiary Guarantors” and, together with the Super Priority Subsidiary Guarantors and Indenture Subsidiary Guarantors, the “Subsidiary Guarantors”), respectively, pursuant to the terms of the Second Lien Collateral Documents;

The Super Priority Loan Documents, the Indenture Documents and the Second Lien Loan Documents provide, among other things, that the parties thereto shall amend and restate the Existing Intercreditor Agreement in its entirety as this Agreement to set forth their respective rights and remedies with respect to the Collateral;

In order to induce the Super Priority Agent and the Super Priority Claimholders to consent to the Grantors incurring the Indenture Obligations and the Second Lien Obligations and to induce the Super Priority Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the U.S. Borrower or any other Grantor, each of the Trustee and the Collateral Agent on behalf of the Indenture Claimholders and the Second Priority Agent on behalf of the Second Lien Claimholders has agreed to the intercreditor and other provisions set forth in this Agreement; and

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In order to induce the Collateral Agent and the Indenture Claimholders to consent to the Grantors incurring the Second Lien Obligations and to induce the Indenture Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrowers or any other Grantor, the Second Priority Agent on behalf of the Second Lien Claimholders has agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Existing Intercreditor Agreement as follows:

SECTION 1. Definitions.

1.1. Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through ownership of equity interests, by contract or otherwise.

“Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented, replaced or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” means a court having jurisdiction over an Insolvency or Liquidation Proceeding.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Bermuda Borrower” has the meaning assigned to that term in the Preamble to this Agreement.

“Bermuda Holdings” has the meaning assigned to that term in the Recitals to this Agreement.

“BNYM” has the meaning assigned to that term in the Preamble to this Agreement.

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“Borrowers” has the meaning assigned to that term in the Preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting Super Priority Collateral, Indenture Collateral and Second Lien Collateral.

“Collateral Agent” has the meaning assigned to that term in the Preamble to this Agreement.

“Collateral Documents” means the “Collateral Documents” (as defined in the Indenture), the Indenture Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted securing any Indenture Obligations or under which rights or remedies with respect to such Liens are governed.

“Comparable Collateral Document” means, in relation to any Collateral subject to any Lien created under any Super Priority Collateral Document, the Indenture Document which creates a Lien on the same Collateral, granted by the same Grantor or Grantors.

“Comparable Second Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any Collateral Document, the Second Lien Loan Document which creates a Lien on the same Collateral, granted by the same Grantor or Grantors.

“DBTCA” has the meaning assigned to that term in the Preamble to this Agreement.

“DIP Financing” has the meaning assigned to that term in Section 6.1(a).

“Discharge of Indenture Obligations” means, except to the extent otherwise expressly provided in Section 5.7:

(a) payment in full in cash (or defeasance in accordance with Article 9 of the Indenture or the satisfaction and discharge of the Indenture in accordance with Section 4.01 of the Indenture) of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Indenture Documents and constituting Indenture Obligations; and

(b) payment in full in cash (or defeasance in accordance with Article 9 of the Indenture or the satisfaction and discharge of the Indenture in accordance with Section 4.01 of the Indenture) of all other Indenture Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid.

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“Discharge of Super Priority Obligations” means, except to the extent otherwise expressly provided in Section 5.6:

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Super Priority Loan Documents and constituting Super Priority Obligations;

(b) payment in full in cash of all other Super Priority Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid;

(c) termination or expiration of all commitments, if any, to extend credit that would constitute Super Priority Obligations; and

(d) termination or cash collateralization (in an amount and manner reasonably satisfactory to the Super Priority Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all Swap Agreements with Lender Counterparties issued or entered into, as the case may be, under the Super Priority Loan Documents and constituting Super Priority Obligations.

“Disposition” means a sale, lease, exchange, transfer or other disposition.

“First Lien Agent” or “First Lien Administrative Agent” means, prior to the Discharge of Super Priority Obligations, the Super Priority Agent, and from and after the Discharge of Super Priority Obligations, the Trustee or the Collateral Agent as the context may require.

“First Lien Credit Agreement” shall have the meaning assigned to that term in the Second Lien Credit Agreement.

“First Lien Loan Documents” or “First Lien Credit Documents” or “First Lien Documents” means, collectively, the Indenture Documents and the Super Priority Loan Documents.

“Grantors” means the Borrowers, Bermuda Holdings, each of the Subsidiary Guarantors and each other Person that has or may from time to time hereafter execute and deliver a Super Priority Collateral Document, a Collateral Document or a Second Lien Collateral Document as a “Grantor” (or the equivalent thereof).

“GSCP” has the meaning assigned to that term in the Recitals to this Agreement.

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“Indebtedness” means and includes all Obligations that constitute “Indebtedness” within the meaning of the Revolving Credit Agreement, the Indenture or the Second Lien Credit Agreement, as applicable.

“Indenture” has the meaning assigned to that term in the Recitals to this Agreement.

“Indenture Claimholders” means, at any relevant time, the holders of Indenture Obligations at that time, including the Noteholders, the Collateral Agent, the Trustee and the agents under the Indenture Documents.

“Indenture Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Indenture Obligations.

“Indenture Debt Notice” has the meaning assigned to that term in Section 5.7.

“Indenture Documents” means the Indenture, the Notes outstanding thereunder, the Indenture Guaranty, the Collateral Documents, this Agreement and each of the other agreements, documents and instruments providing for or evidencing any other Indenture Obligation, and any other document or instrument executed or delivered at any time in connection with any Indenture Obligations, including any intercreditor or joinder agreement among holders of Indenture Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“Indenture Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“Indenture Liens” means any Liens securing the Indenture Collateral pursuant to the Collateral Documents, this Agreement or otherwise.

“Indenture Mortgage” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by any Grantor is granted to secure any Indenture Obligations or under which rights or remedies with respect to any such Liens are governed.

“Indenture Obligations” means, subject to the next paragraph, all Obligations outstanding under the Indenture and the other Indenture Documents, including all amounts owed to the Trustee and the Collateral Agent under the Indenture Documents and the Collateral Documents. “Indenture Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

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Notwithstanding the foregoing, if the principal amount of the Notes outstanding under the Indenture is in excess of the Maximum Indenture Indebtedness Amount, then only that portion of the principal amount equal to the Maximum Indenture Indebtedness Amount shall be included in the Indenture Obligations and interest shall only be included in the Indenture Obligations to the extent related to such portion of the principal included in the Indenture Obligations. For the avoidance of doubt, nothing in this definition shall affect the inclusion in the term “Indenture Obligations” of amounts owed to the Trustee and the Collateral Agent under the Indenture in respect of their fees, expenses and indemnities.

“Indenture Obligations Amount” has the meaning assigned to that term in Section 5.1(e).

“Indenture Recovery” has the meaning assigned to that term in Section 6.5(b).

“Indenture Standstill Period” has the meaning assigned to that term in Section 3.1(a).

“Indenture Subsidiary Guarantors” has the meaning assigned to that term in the Recitals to this Agreement.

“Indenture Termination Fee” has the meaning assigned to that term in Section 5.8(b).

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Jefferies” has the meaning assigned to that term in the Preamble to this Agreement.

“Lender Counterparty” means (a) each Super Priority Lender or any Affiliate of a Super Priority Lender, including, without limitation, each such Affiliate that enters into a joinder agreement with the Super Priority Agent or (b) the Super Priority

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Agent or an Affiliate thereof, in each case, counterparty to a Swap Agreement (including any Person who is a Super Priority Lender (and any Affiliate thereof) as of the date hereof, but subsequently, whether before or after entering into a Swap Agreement, ceases to be a Super Priority Lender).

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust, UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing.

“Maximum Indenture Indebtedness Amount” means $215,000,000.

“Maximum Super Priority Indebtedness Amount” means $25,000,000 for the period from the date of this Agreement until the date occurring six months after such date, and thereafter, $30,000,000.

“New Collateral Agent” has the meaning assigned to that term in Section 5.7.

“New Super Priority Agent” has the meaning assigned to that term in Section 5.6.

“Noteholders” means the holders of the Notes outstanding under the Indenture.

“Notes” has the meaning assigned to that term in the Recitals to this Agreement.

“Obligations” means all obligations of every nature of each Grantor from time to time owed to any agent or trustee, the Super Priority Claimholders, the Indenture Claimholders, the Second Lien Claimholders or any of them or their respective Affiliates, in each case under the Super Priority Loan Documents, the Indenture Documents, the Second Lien Loan Documents or Swap Agreements, whether for principal, interest or payments for early termination, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged Collateral” has the meaning assigned to that term in Section 5.5(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

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“Revolving Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Lenders and the agents under the Second Lien Loan Documents.

“Second Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Lien Obligations.

“Second Lien Collateral Documents” means the Security Documents (as defined in the Second Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Second Lien Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Lenders” means the “Lenders” under and as defined in the Second Lien Loan Documents.

“Second Lien Loan Documents” means the Second Lien Credit Agreement and the Credit Documents (as defined in the Second Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations, including any intercreditor or joinder agreement among holders of Second Lien Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“Second Lien Mortgage” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by any Grantor is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“Second Lien Obligations” means all Obligations outstanding under the Second Lien Credit Agreement and the other Second Lien Loan Documents. “Second Lien Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Second Lien Loan Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

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“Second Lien Obligations Amount” has the meaning assigned to that term in Section 5.1(e).

“Second Lien Standstill Period” has the meaning assigned to that term in Section 3.1(a).

“Second Lien Subsidiary Guarantors” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Priority Agent” has the meaning assigned to that term in the Recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantors” has the meaning assigned to that term in the Recitals to this Agreement.

“Super Priority Agent” has the meaning assigned to that term in the Recitals to this Agreement.

“Super Priority Cash Management Obligations” means, with respect to any Person, all obligations of such Person in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions, that are secured by any Collateral under the Super Priority Collateral Documents.

“Super Priority Claimholders” means, at any relevant time, the holders of Super Priority Obligations at that time, including the Super Priority Lenders, the agents under the Super Priority Loan Documents and the Lender Counterparties.

“Super Priority Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Super Priority Obligations.

“Super Priority Collateral Documents” means the Security Documents (as defined in the Revolving Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Super Priority Obligations or under which rights or remedies with respect to such Liens are governed.

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“Super Priority Debt Notice” has the meaning assigned to that term in Section 5.6.

“Super Priority Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“Super Priority Lenders” means the “Lenders” under and as defined in the Super Priority Loan Documents.

“Super Priority Liens” means any Liens securing the Super Priority Collateral pursuant to the Super Priority Collateral Documents, this Agreement or otherwise.

“Super Priority Loan Documents” means the Revolving Credit Agreement and the Credit Documents (as defined in the Revolving Credit Agreement), including Swap Agreements entered into with a Lender Counterparty, and each of the other agreements, documents and instruments providing for or evidencing any other Super Priority Obligation, and any other document or instrument executed or delivered at any time in connection with any Super Priority Obligations, including any intercreditor or joinder agreement among holders of Super Priority Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“Super Priority Obligations” means, subject to the next paragraph, all Obligations outstanding under the Revolving Credit Agreement and the other Super Priority Loan Documents, including Swap Agreements entered into with any Lender Counterparty and Super Priority Cash Management Obligations. “Super Priority Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Super Priority Loan Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

Notwithstanding the foregoing, (x) only that portion of the Super Priority Cash Management Obligations not in excess of $1,500,000 shall be included in the Super Priority Obligations and (y) if the sum of: (1) Indebtedness for borrowed money constituting principal outstanding under the Revolving Credit Agreement (including any unfunded commitments) and the other Super Priority Loan Documents; plus (2) the aggregate face amount of any letters of credit issued but not reimbursed under the Revolving Credit Agreement, is in excess of the Maximum Super Priority Indebtedness Amount, then only that portion of such Indebtedness and such aggregate face amount of letters of credit equal to the Maximum Super Priority Indebtedness Amount shall be included in Super Priority Obligations and interest and reimbursement obligations with respect to such Indebtedness and letters of credit shall only constitute Super Priority Obligations to the extent related to Indebtedness and face amounts of letters of credit included in the Super Priority Obligations.

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“Super Priority Obligations Amount” has the meaning assigned to that term in Section 5.1(e).

“Super Priority Purchase Price” has the meaning assigned to that term in Section 5.8(a).

“Super Priority Recovery” has the meaning assigned to that term in Section 6.5(a).

“Super Priority Subsidiary Guarantors” has the meaning assigned to that term in the Recitals to this Agreement.

“Super Priority Termination Fees” has the meaning assigned to that term in Section 5.8(a).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Bermuda Holdings or any of its Subsidiaries shall be a “Swap Agreement”.

“Triggering Event” means (a) the acceleration prior to maturity of all or any portion of the Super Priority Obligations, (b) the exercise of any remedy with respect to Liens on the Collateral by the Super Priority Agent, (c) a default in any payment under any of the Super Priority Loan Documents, the Indenture Documents or the Second Lien Loan Documents which remains uncured or unwaived for a period of 30 days in the aggregate, or (d) the commencement of an Insolvency or Liquidation Proceeding.

“Trustee” has the meaning assigned to that term in the Preamble to this Agreement.

“U.S. Borrower” has the meaning assigned to that term in the Preamble to this Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2. Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

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(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3. Terms Used in Second Lien Security Documents. In each Security Document (under and as defined in the Second Lien Credit Agreement), the terms “First Lien Agent”, “First Lien Administrative Agent”, “First Lien Credit Agreement”, “First Lien Loan Documents”, “First Lien Credit Documents” and “First Lien Documents” (to the extent used in such Security Document) shall have the meanings assigned to such terms herein, notwithstanding any provision to the contrary in such Security Document.

SECTION 2. Lien Priorities.

2.1. Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral, of any Liens securing the Indenture Obligations granted on the Collateral or of any Liens securing the Super Priority Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable law or the Second Lien Loan Documents or the Indenture Documents or any defect or deficiencies in, or failure to perfect, the Liens securing the Super Priority Obligations or the Indenture Obligations or any other circumstance whatsoever, each of the Collateral Agent, on behalf of itself and the Indenture Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, hereby agrees that:

(a) so long as the Discharge of Super Priority Obligations has not occurred, any Lien on the Collateral securing any Super Priority Obligations now or hereafter held by or on behalf of the Super Priority Agent or any Super Priority Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Indenture Obligations or any Second Lien Obligations;

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(b) so long as the Discharge of Super Priority Obligations has not occurred, any Lien on the Collateral securing any Indenture Obligations or any Second Lien Obligations now or hereafter held by or on behalf of the Collateral Agent, any Indenture Claimholders, any agent or trustee therefor, the Second Priority Agent, any Second Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any Super Priority Obligations. All Liens on the Collateral securing any Super Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Indenture Obligations and any Second Lien Obligations for all purposes, whether or not such Liens securing any Super Priority Obligations are subordinated to any Lien securing any other obligation of the Borrowers, any other Grantor or any other Person;

(c) so long as the Discharge of Indenture Obligations has not occurred, any Lien on the Collateral securing any Indenture Obligations now or hereafter held by or on behalf of the Collateral Agent or any Indenture Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and

(d) so long as the Discharge of Indenture Obligations has not occurred, any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of the Second Priority Agent, any Second Lien Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any Indenture Obligations. All Liens on the Collateral securing any Indenture Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any Indenture Obligations are subordinated to any Lien securing any other obligation of the Borrowers, any other Grantor or any other Person.

For all purposes of this Agreement, the Collateral Agent shall not be charged with notice or knowledge of the Discharge of Super Priority Obligations unless and until it shall have received written notice thereof from a Grantor or the Super Priority Agent.

2.2. Prohibition on Contesting Liens. Each of the Second Priority Agent, for itself and on behalf of each Second Lien Claimholder, the Collateral Agent, for itself and on behalf of each Indenture Claimholder, and the Super Priority Agent, for itself and on behalf of each Super Priority Claimholder, agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity or enforceability of any Super Priority Collateral Document, Collateral Document or Second Lien Collateral Document or any obligation thereunder, (ii) the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Super Priority Claimholders in the Super Priority Collateral, by or on behalf of any of the Indenture Claimholders in the Indenture Collateral, or by or on behalf of any of the Second Lien Claimholders in the Second Lien Collateral, as the case may be, or the provisions of this Agreement, or (iii) the relative rights and duties

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of the holders of Super Priority Obligations, Indenture Obligations or Second Lien Obligations granted and/or established pursuant to this Agreement, any Super Priority Collateral Document, any Collateral Document or any Second Lien Collateral Document; provided, that nothing in this Agreement shall be construed to prevent or impair the rights of the Super Priority Agent or any Super Priority Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the Super Priority Obligations as provided in Sections 2.1 and 3.1; provided, further, that after the Discharge of Super Priority Obligations occurs, nothing in this Agreement shall be construed to prevent or impair the rights of the Collateral Agent or any Indenture Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the Indenture Obligations as provided in Sections 2.1 and 3.1.

2.3. No New Liens. (a) So long as the Discharge of Super Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Borrowers or any other Grantor, the parties hereto agree that the Borrowers shall not, and shall not permit any other Grantor to:

(i) grant or permit any additional Liens on any asset or property to secure any Indenture Obligations or Second Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Super Priority Obligations; or

(ii) grant or permit any additional Liens on any asset or property to secure any Super Priority Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Indenture Obligations and the Second Lien Obligations.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Super Priority Agent and/or the Super Priority Claimholders, (x) the Collateral Agent, on behalf of the Indenture Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2 and (y) the Second Priority Agent, on behalf of the Second Lien Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

(b) So long as the Discharge of Indenture Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Borrowers or any other Grantor, the parties hereto agree that the Borrowers shall not, and shall not permit any other Grantor to:

(i) grant or permit any additional Liens on any asset or property to secure any Second Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Indenture Obligations; or

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(ii) grant or permit any additional Liens on any asset or property to secure any Indenture Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Second Lien Obligations.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Collateral Agent and/or the Indenture Claimholders, the Second Priority Agent, on behalf of Second Lien Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

2.4. Similar Liens and Agreements. The parties hereto agree that it is their intention that the Super Priority Collateral, the Indenture Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by the Super Priority Agent, the Collateral Agent or the Second Priority Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Super Priority Collateral, the Indenture Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Super Priority Loan Documents, the Indenture Documents and the Second Lien Loan Documents; and

(b) that the documents and agreements creating or evidencing the Super Priority Collateral, the Indenture Collateral and the Second Lien Collateral and guarantees for the Super Priority Obligations, the Indenture Obligations and the Second Lien Obligations, subject to Sections 5.3(d) and 5.3(e), shall be in all material respects the same forms of documents other than with respect to the first lien, the second lien and the third lien nature of the Obligations thereunder and with respect to the Collateral Agent, such other changes as are customary where a collateral agent is acting on behalf of securityholders and is not a lender acting on its own behalf and on behalf of other lenders.

SECTION 3. Enforcement.

3.1. Exercise of Remedies.

(a) Until the Discharge of Super Priority Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Borrowers or any other Grantor, the Collateral Agent and the Indenture Claimholders and the Second Priority Agent and the Second Lien Claimholders:

(i) will not exercise or seek to exercise any rights or remedies with respect to any Collateral (including the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Collateral Agent or any Indenture Claimholder or the Second Priority Agent or any Second Lien Claimholder is a party) or institute any action or proceeding with respect to such

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rights or remedies (including any action of foreclosure); provided, however, that (x) the Collateral Agent may exercise any or all such rights or remedies after a period of at least 90 days has elapsed since the date on which the Super Priority Agent receives notice from the Collateral Agent of a declaration of an “Event of Default” under the Indenture Documents (the “Indenture Standstill Period”); provided, further, however, that notwithstanding anything herein to the contrary, in no event shall the Collateral Agent or any Indenture Claimholder exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Indenture Standstill Period, the Super Priority Agent or Super Priority Claimholders shall be pursuing in a commercially reasonable manner the exercise of their rights or remedies with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Collateral Agent and the Second Priority Agent by the Super Priority Agent) and (y) the Second Lien Claimholders may exercise any rights or remedies after a period of 90 days has elapsed following the termination of the Indenture Standstill Period, and the period, if any, during which neither the Collateral Agent nor any other Indenture Claimholder may enforce or exercise any rights or remedies with respect to the Collateral due to the proviso in clause (x) above (the “Second Lien Standstill Period”) subject to the following proviso; provided, further, however, that notwithstanding anything in this Agreement to the contrary, in no event may the Second Priority Agent or any other Second Lien Claimholder enforce or exercise any rights or remedies with respect to any Collateral if, notwithstanding the expiration of the Second Lien Standstill Period, the Super Priority Agent, any other Super Priority Claimholder, the Collateral Agent or any other Indenture Claimholder shall have commenced, and shall be pursuing in a commercially reasonable manner, the exercise of any rights or remedies with respect to all or any material portion of the Collateral (prompt notice of any exercise by the Collateral Agent or any other Indenture Claimholder to be given to the Second Priority Agent by the Collateral Agent);

(ii) will not contest, protest or object to any foreclosure proceeding or action brought by the Super Priority Agent or any Super Priority Claimholder or any other exercise by the Super Priority Agent or any Super Priority Claimholder of any rights and remedies relating to the Collateral under the Super Priority Loan Documents or otherwise; and

(iii) subject to their rights under clause (a)(i) above and except as may be permitted in Sections 3.1(d) and 3.1(e), will not object to the forbearance by the Super Priority Agent or the Super Priority Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral;

provided, that, in the case of (i), (ii) and (iii) above, the Liens granted to secure the Indenture Obligations of the Indenture Claimholders and the Second Lien Obligations of the Second Lien Claimholders shall attach to any proceeds resulting from actions taken by the Super Priority Agent or any Super Priority Claimholder in accordance with this Agreement after application of such proceeds to the extent necessary to meet the requirements of a Discharge of Super Priority Obligations.

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The Collateral Agent agrees to provide at least ten Business Days’ prior written notice to the Super Priority Agent of its intention to foreclose upon or dispose of any Collateral; provided, however, that the failure to give any such notice shall not in any way limit its ability to foreclose upon or dispose of any Collateral to the extent that such foreclosure is not otherwise prohibited by the provisions of this Agreement.

(b) After the Discharge of Super Priority Obligations has occurred and until the Discharge of Indenture Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Borrowers or any other Grantor, the Second Priority Agent and the Second Lien Claimholders:

(i) will not exercise or seek to exercise any rights or remedies with respect to any Collateral (including the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Priority Agent or any Second Lien Claimholder is a party) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that the Second Priority Agent may exercise any or all such rights or remedies after the Second Lien Standstill Period, or, in the event there has been no Indenture Standstill Period, a period of 180 days has elapsed since the date on which the Collateral Agent has delivered to the Second Priority Agent written notice of any event of default under the Indenture Documents; provided, further, however, that notwithstanding anything herein to the contrary, in no event shall the Second Priority Agent or any Second Lien Claimholder exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Second Lien Standstill Period, the Collateral Agent or the Indenture Claimholders shall be pursuing in a commercially reasonable manner the exercise of their rights or remedies with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Second Priority Agent by the Collateral Agent);

(ii) will not contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent or any Indenture Claimholder or any other exercise by the Collateral Agent or any Indenture Claimholder of any rights and remedies relating to the Collateral under the Indenture Documents or otherwise; and

(iii) subject to their rights under clause (b)(i) above and except as may be permitted in Section 3.1(e), will not object to the forbearance by the Collateral Agent or the Indenture Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral;

provided, that in the case of (i), (ii) and (iii) above, the Liens granted to secure the Second Lien Obligations of the Second Lien Claimholders shall attach to any proceeds resulting from actions taken by the Collateral Agent or any Indenture

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Claimholder in accordance with this Agreement after application of such proceeds to the extent necessary to meet the requirements of a Discharge of Indenture Obligations. The Second Priority Agent agrees to provide at least ten Business Days’ prior written notice to the Super Priority Agent and the Collateral Agent of its intention to foreclose upon or dispose of any Collateral; provided, however, that the failure to give any such notice shall not in any way limit its ability to foreclose upon or dispose of any Collateral to the extent that such foreclosure is not otherwise prohibited by the provisions of this Agreement.

(c) (i) Until the Discharge of Super Priority Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the U.S. Borrower or any other Grantor, subject to Section 3.1(a)(i), the Super Priority Agent and the Super Priority Claimholders shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Collateral Agent or any Indenture Claimholder or the Second Priority Agent or any Second Lien Claimholder; provided, that the Lien securing the Indenture Obligations and the Lien securing the Second Lien Obligations shall remain on the proceeds of such Collateral released or disposed of subject to the relative priorities described in Section 2. In exercising rights and remedies with respect to the Collateral, the Super Priority Agent and the Super Priority Claimholders may enforce the provisions of the Super Priority Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(ii) After the Discharge of Super Priority Obligations has occurred but until the Discharge of Indenture Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Borrowers or any other Grantor, subject to Section 3.1(b)(i), the Collateral Agent and the Indenture Claimholders shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Priority Agent or any Second Lien Claimholder; provided, that the Lien securing the Second Lien Obligations shall remain on the proceeds of such Collateral released or disposed of subject to the relative priorities described in Section 2. In exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Indenture Claimholders may enforce the provisions of the Indenture Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

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(d) Notwithstanding the foregoing, the Collateral Agent and any Indenture Claimholder may:

(1) file a claim or statement of interest with respect to the Indenture Obligations; provided, that an Insolvency or Liquidation Proceeding has been commenced by or against any of the Borrowers or any other Grantor;

(2) take any action (not adverse to the priority status of the Liens on the Collateral securing the Super Priority Obligations, or the rights of the Super Priority Agent or the Super Priority Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Indenture Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(4) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement;

(5) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Indenture Obligations and the Collateral; and

(6) exercise any of its rights or remedies with respect to the Collateral after the termination of the Indenture Standstill Period to the extent permitted by Section 3.1(a)(i).

The Collateral Agent, on behalf of itself and the Indenture Claimholders, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of Super Priority Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(c) and this Section 3.1(d), the sole right of the Collateral Agent and the Indenture Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Super Priority Obligations has occurred.

(e) Notwithstanding the foregoing, the Second Priority Agent and any Second Lien Claimholder may:

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(1) file a claim or statement of interest with respect to the Second Lien Obligations; provided, that an Insolvency or Liquidation Proceeding has been commenced by or against any of the Borrowers or any other Grantor;

(2) take any action (not adverse to the priority status of the Liens on the Collateral securing the Super Priority Obligations and the Indenture Obligations, or the rights of the Super Priority Agent, the Super Priority Claimholders, the Collateral Agent or the Indenture Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(4) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement;

(5) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral; and

(6) exercise any of its rights or remedies with respect to the Collateral after the termination of the Second Lien Standstill Period to the extent permitted by 3.1(b)(i).

The Second Priority Agent, on behalf of itself and the Second Lien Claimholders, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of Super Priority Obligations and the Discharge of Indenture Obligations has occurred, except as expressly provided in Sections 3.1(a) and (b), 6.3(c) and this Section 3.1(e), the sole right of the Second Priority Agent and the Second Lien Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Super Priority Obligations and the Discharge of Indenture Obligations has occurred.

(f) Subject to Sections 3.1(a) and (d) and Section 6.3(c):

(1) the Collateral Agent, for itself and on behalf of the Indenture Claimholders, agrees that the Collateral Agent and the Indenture Claimholders will

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not take any action that would hinder any exercise of remedies under the Super Priority Loan Documents or is otherwise prohibited hereunder, including any Disposition of the Collateral, whether by foreclosure or otherwise;

(2) the Collateral Agent, for itself and on behalf of the Indenture Claimholders, hereby waives any and all rights it or the Indenture Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the Super Priority Agent or the Super Priority Claimholders seek to enforce or collect the Super Priority Obligations or the Liens securing the Super Priority Obligations granted in any of the Super Priority Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the Super Priority Agent or Super Priority Claimholders is adverse to the interest of the Indenture Claimholders; and

(3) the Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Collateral Documents or any other Second Lien Collateral Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Super Priority Agent or the Super Priority Claimholders with respect to the Collateral as set forth in this Agreement and the Super Priority Collateral Document.

(g) Subject to Sections 3.1(a) and (e) and Section 6.3(c):

(1) the Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, agrees that the Second Priority Agent and the Second Lien Claimholders will not take any action that would hinder any exercise of remedies under the Super Priority Loan Documents or is otherwise prohibited hereunder, including any Disposition of the Collateral, whether by foreclosure or otherwise;

(2) the Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, hereby waives any and all rights it or the Second Lien Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the Super Priority Agent or the Super Priority Claimholders seek to enforce or collect the Super Priority Obligations or the Liens securing the Super Priority Obligations granted in any of the Super Priority Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the Super Priority Agent or Super Priority Claimholders is adverse to the interest of the Second Lien Claimholders; and

(3) the Second Priority Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Loan Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Super Priority Agent or the Super Priority Claimholders with respect to the Collateral as set forth in this Agreement and the Super Priority Collateral Documents.

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(h) Subject to Sections 3.1(b) and (e) and Section 6.3(c):

(1) the Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, agrees that the Second Priority Agent and the Second Lien Claimholders will not take any action that would hinder any exercise of remedies under the Indenture Documents or is otherwise prohibited hereunder, including any Disposition of the Collateral, whether by foreclosure or otherwise;

(2) the Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, hereby waives any and all rights it or the Second Lien Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the Collateral Agent or the Indenture Claimholders seek to enforce or collect the Indenture Obligations or the Liens securing the Indenture Obligations granted in any of the Indenture Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the Collateral Agent or Indenture Claimholders is adverse to the interest of the Second Lien Claimholders; and

(3) the Second Priority Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Loan Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Collateral Agent or the Indenture Claimholders with respect to the Collateral as set forth in this Agreement and the Second Lien Collateral Documents.

(i) Except as otherwise specifically set forth in Sections 3.1(a) and (d), the Collateral Agent and the Indenture Claimholders may exercise rights and remedies as unsecured creditors against the Borrowers or any other Grantor that has guaranteed or granted Liens to secure the Indenture Obligations in accordance with the terms of the Indenture Documents and applicable law; provided, that in the event that any Indenture Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Indenture Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Super Priority Obligations) as the other Liens securing the Indenture Obligations.

(j) Except as otherwise specifically set forth in Sections 3.1(a), (b) and (e), the Second Priority Agent and the Second Lien Claimholders may exercise rights and remedies as unsecured creditors against the Borrowers or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Loan Documents and applicable law; provided, that in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Super Priority Obligations and the Indenture Obligations) as the other Liens securing the Second Lien Obligations are subject to this Agreement.

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(k) Except as otherwise set forth herein, nothing in this Agreement shall prohibit the receipt by the Collateral Agent or any Indenture Claimholders of the required payments of interest, principal and other amounts owed in respect of the Indenture Obligations, so long as such receipt is not the direct or indirect result of the exercise by the Collateral Agent or any Indenture Claimholders of rights or remedies as a secured creditor (including set-off) or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Super Priority Agent or the Super Priority Claimholders may have with respect to the Super Priority Collateral.

(l) Except as otherwise set forth herein, nothing in this Agreement shall prohibit the receipt by the Second Priority Agent or any Second Lien Claimholders of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations, so long as such receipt is not the direct or indirect result of the exercise by the Second Priority Agent or any Second Lien Claimholders of rights or remedies as a secured creditor (including set-off) or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects (i) any rights or remedies the Super Priority Agent or the Super Priority Claimholders may have with respect to the Super Priority Collateral and (ii) any rights or remedies the Collateral Agent or the Indenture Claimholders may have with respect to the Indenture Collateral.

SECTION 4. Payments.

4.1. Application of Proceeds. (a) So long as the Discharge of Super Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the U.S. Borrower or any other Grantor, Collateral or proceeds thereof received in connection with the Disposition of, or collection on, such Collateral upon the exercise of remedies by the Super Priority Agent or Super Priority Claimholders, shall be applied by the Super Priority Agent to the Super Priority Obligations in such order as specified in the relevant Super Priority Loan Documents. Upon the Discharge of Super Priority Obligations, the Super Priority Agent shall deliver to the Collateral Agent any Collateral and proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Collateral Agent to the Indenture Obligations in such order as specified in the Collateral Documents.

(b) So long as the Discharge of Super Priority Obligations has occurred and the Discharge of Indenture Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Borrowers or any other Grantor, Collateral or proceeds thereof received in connection with the Disposition of, or collection on, such Collateral upon the exercise of remedies by the Collateral Agent or Indenture Claimholders, shall be applied by the Collateral Agent to the Indenture Obligations in such order as specified in the relevant Indenture Documents. Upon the Discharge of Indenture Obligations, the Collateral Agent shall deliver to the Second Priority Agent any Collateral and proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may

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otherwise direct to be applied by the Second Priority Agent to the Second Lien Obligations in such order as specified in the Second Lien Collateral Documents.

4.2. Payments Over in Violation of Agreement. (a) So long as the Discharge of Super Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the U.S. Borrower or any other Grantor, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3(a)) received by the Collateral Agent or any Indenture Claimholders or the Second Priority Agent or any Second Lien Claimholders in connection with the exercise of any right or remedy (including set-off) relating to the Collateral shall be segregated and held in trust and forthwith paid over to the Super Priority Agent for the benefit of the Super Priority Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Super Priority Agent is hereby authorized to make any such endorsements as agent for the Collateral Agent or any such Indenture Claimholders and for the Second Priority Agent or any such Second Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of Super Priority Obligations.

(b) So long as the Discharge of Super Priority Obligations has occurred and the Discharge of Indenture Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Borrowers or any other Grantor, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3(b)) received by the Second Priority Agent or any Second Lien Claimholders in connection with the exercise of any right or remedy (including set-off) relating to the Collateral shall be segregated and held in trust and forthwith paid over to the Collateral Agent for the benefit of the Indenture Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Priority Agent or any such Second Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of Indenture Obligations.

SECTION 5. Other Agreements.

5.1. Releases. (a) (i) If in connection with the exercise of the Super Priority Agent’s remedies in respect of the Collateral provided for in Section 3.1, the Super Priority Agent, for itself or on behalf of any of the Super Priority Claimholders, releases any of its Liens on any part of the Collateral or releases any Grantor from its obligations under its guaranty of the Super Priority Obligations in connection with the sale of the stock, or substantially all the assets, of such Grantor, then the Liens, if any, of the Collateral Agent, for itself or for the benefit of the Indenture Claimholders, and the Second Priority Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of such Grantor under its guaranty of the Indenture Obligations and the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. The Collateral Agent, for itself or on behalf of any such Indenture Claimholders, and the Second Priority Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the Super Priority Agent or such

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Grantor, without recourse or warranty, such termination statements, releases and other documents as the Super Priority Agent or such Grantor may reasonably request to effectively confirm such release.

(ii) If in connection with the exercise of the Collateral Agent’s remedies in respect of the Collateral provided for in Section 3.1, the Collateral Agent, for itself or on behalf of any of the Indenture Claimholders, releases any of its Liens on any part of the Collateral or the Trustee releases any Grantor from its obligations under its guaranty of the Indenture Obligations in connection with the sale of the stock, or substantially all the assets, of such Grantor, then the Liens, if any, of the Second Priority Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. The Second Priority Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the Collateral Agent or such Grantor such termination statements, releases and other documents as the Collateral Agent or such Grantor may request to effectively confirm such release.

(b) (i) If in connection with a Disposition of any Collateral permitted under the terms of all of the Super Priority Loan Documents, the Indenture Documents and the Second Lien Loan Documents (other than in connection with the exercise of the Super Priority Agent’s remedies in respect of the Collateral provided for in Section 3.1), the Super Priority Agent, for itself or on behalf of any of the Super Priority Claimholders, releases any of its Liens on any part of the Collateral, or releases any Grantor from its obligations under its guaranty of the Super Priority Obligations in connection with the sale of the stock, or substantially all the assets, of such Grantor, in each case other than (A) in connection with the Discharge of Super Priority Obligations, (B) after the occurrence and during the continuance of any “Event of Default” under the Indenture and (C) after the occurrence and during the continuance of any “Event of Default” under the Second Lien Credit Agreement, then the Liens, if any, of the Collateral Agent, for itself or for the benefit of the Indenture Claimholders, and of the Second Priority Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and, if applicable, the obligations of such Grantor under its guaranty of the Indenture Obligations and the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. The Collateral Agent, for itself or on behalf of any such Indenture Claimholders, and the Second Priority Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the Super Priority Agent or such Grantor, without recourse or warranty, such termination statements, releases and other documents as the Super Priority Agent or such Grantor may reasonably request to effectively confirm such release.

(ii) After the Discharge of Super Priority Obligations and prior to the Discharge of Indenture Obligations, if in connection with a Disposition of Collateral permitted under the terms of both the Indenture Documents and the Second Lien Loan Documents (other than in connection with the exercise of the Collateral Agent’s remedies in respect of the Collateral provided for in Section 3.1), the Collateral Agent, for itself or on behalf of any of the Indenture Claimholders, releases any of its Liens on any part of the

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Collateral, or the Trustee releases any Grantor from its obligations under its guaranty of the Indenture Obligations in connection with the sale of the stock, or substantially all the assets, of such Grantor, in each case other than (A) in connection with the Discharge of Indenture Obligations and (B) after the occurrence and during the continuance of any “Event of Default” under the Second Lien Credit Agreement, then the Liens, if any, of the Second Priority Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. The Second Priority Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to such Grantor such termination statements, releases and other documents as such Grantor may request to effectively confirm such release.

(c) (i) Until the Discharge of Super Priority Obligations occurs, the Collateral Agent, for itself and on behalf of the Indenture Claimholders, and the Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, hereby irrevocably constitutes and appoints the Super Priority Agent and any officer or agent of the Super Priority Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Collateral Agent or such holder and of the Second Priority Agent or such holder or in the Super Priority Agent’s own name, from time to time in the Super Priority Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1 with respect to the Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1 with respect to the Collateral, including any endorsements or other instruments of transfer or release.

(ii) After the Discharge of Super Priority Obligations occurs and until the Discharge of Indenture Obligations occurs, the Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent of the Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Priority Agent or such holder or in the Collateral Agent’s own name, from time to time in the Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1 with respect to the Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1 with respect to the Collateral, including any endorsements or other instruments of transfer or release.

(d) (i) Until the Discharge of Super Priority Obligations occurs, to the extent that the Super Priority Agent or the Super Priority Claimholders (i) have released any Lien on Collateral or any Grantor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any new liens or additional guarantees from any Grantor, then the Collateral Agent, for itself and for the Indenture Claimholders, and the Second Priority Agent, for itself and for the Second Lien Claimholders shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of this Agreement, and an additional guaranty, as the case may be.

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(ii) After the Discharge of Super Priority Obligations occurs and until the Discharge of Indenture Obligations occurs, to the extent that the Collateral Agent or the Indenture Claimholders (i) have released any Lien on Collateral or any Grantor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any new liens or additional guarantees from any Grantor, then the Second Priority Agent, for itself and for the Second Lien Claimholders, shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of this Agreement, and an additional guaranty, as the case may be.

(e) In the event that the sum of (x) the principal amount of the funded Super Priority Obligations plus the aggregate face amount of letters of credit, if any, issued under the Revolving Credit Agreement and not reimbursed plus the aggregate amount of unfunded commitments under the Revolving Credit Agreement (collectively the “Super Priority Obligations Amount”) plus (y) the principal amount of the Notes comprising the Indenture Obligations (the “Indenture Obligations Amount”) at any date of determination no longer constitutes at least 15% of the sum of (I) the Super Priority Obligations Amount, plus (II) the Indenture Obligations Amount plus (III) the principal amount of funded Second Lien Obligations plus the aggregate principal amount of unfunded commitments under the Second Lien Credit Agreement (the “Second Lien Obligations Amount”), then any release provided for in Sections 5.1(a)(ii) and (b)(ii) above (except for releases given in connection with a Disposition permitted under the Indenture Documents and the Second Lien Loan Documents) shall require the consent of Super Priority Claimholders, Indenture Claimholders and Second Lien Claimholders representing in the aggregate more than 50% of the sum of (A) the Super Priority Obligations Amount, (B) the Indenture Obligations Amount and (C) the Second Lien Obligations Amount. The Collateral Agent may conclusively rely on a certificate of (i) the Second Priority Agent as to the amount of the Second Lien Obligations Amount and (ii) the Super Priority Agent as to the amount of the Super Priority Obligations Amount.

5.2. Insurance. (a) Unless and until the Discharge of Super Priority Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the Super Priority Loan Documents, the Super Priority Agent and the Super Priority Claimholders shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of Super Priority Obligations has occurred, and subject to the rights of the Grantors under the Super Priority Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) to the extent required by the Super Priority Loan Documents shall be paid to the Super Priority Agent for the benefit of the Super Priority Claimholders pursuant to the terms of the Super Priority Collateral Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, to the extent no Super Priority Obligations are outstanding, and subject to the rights of the Grantors under the Collateral Documents, to the Collateral Agent for the benefit of the Indenture Claimholders to the extent required under the Collateral Documents and then, to the extent no Indenture Obligations are outstanding, and subject to the rights of the Grantors under the Second Lien Collateral Documents, to the Second Priority Agent for the

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benefit of the Second Lien Claimholders to the extent required under the Second Lien Collateral Documents and then, to the extent no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Super Priority Obligations has occurred, if the Collateral Agent or any Indenture Claimholders or the Second Priority Agent or any Second Lien Claimholder shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Super Priority Agent in accordance with the terms of Section 4.2.

(b) After the Discharge of Super Priority Obligations has occurred and unless and until the Discharge of Indenture Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the Indenture Documents, the Collateral Agent and the Indenture Claimholders shall have the sole and exclusive right (but shall not be obligated) to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. After the Discharge of Super Priority Obligations has occurred and unless and until the Discharge of Indenture Obligations has occurred, and subject to the rights of the Grantors under the Indenture Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) to the extent required by the Indenture Documents shall be paid to the Collateral Agent for the benefit of the Indenture Claimholders pursuant to the terms of the Indenture Documents and thereafter, to the extent no Indenture Obligations are outstanding, and subject to the rights of the Grantors under the Second Lien Collateral Documents, to the Second Priority Agent for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Collateral Documents and then, to the extent no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. After the Discharge of Super Priority Obligations has occurred and until the Discharge of Indenture Obligations has occurred, if the Second Priority Agent or any Second Lien Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Collateral Agent in accordance with the terms of Section 4.2.

5.3. Amendments to Super Priority Loan Documents, Indenture Documents and Second Lien Loan Documents. (a) The Super Priority Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms and the Revolving Credit Agreement may be Refinanced, in each case, without notice to, or the consent of the Trustee or the Indenture Claimholders or the Second Priority Agent or the Second Lien Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that the holders of such Refinancing debt bind themselves in a writing addressed to the Collateral Agent and the Indenture Claimholders and the Second Priority Agent and the Second Lien Claimholders to the terms of this Agreement and any such amendment, supplement, modification or Refinancing shall not, without the consent of the Collateral Agent and the Second Priority Agent:

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(1) increase the sum of (without duplication) (A) the then outstanding aggregate principal amount of the Revolving Credit Agreement and (B) the aggregate amount of revolving commitments under the Revolving Credit Agreement and (C) the aggregate face amount of any letters of credit issued under the Revolving Credit Agreement and not reimbursed, in excess of the Maximum Super Priority Indebtedness Amount; or

(2) increase the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the Super Priority Obligations by more than 2% per annum (excluding increases (A) resulting from application of the pricing grid set forth in the Revolving Credit Agreement as in effect on the date hereof or (B) resulting from the accrual of interest at the default rate).

(b) The Indenture Documents may be amended, supplemented or otherwise modified in accordance with their terms; provided, that, without the prior written consent of the Second Priority Agent and, so long as Discharge of Super Priority Obligations has not occurred, the Super Priority Agent, no Indenture Document may be Refinanced, amended, supplemented or otherwise modified or entered into to the extent such Refinancing, amendment, supplement or modification, or the terms of any new Indenture Document would:

(1) increase the principal amount of the Notes in excess of $215,000,000;

(2) increase the interest rate or yield provisions applicable to the Indenture Obligations by more than 2% per annum (excluding increases resulting from the accrual of interest at the default rate);

(3) change any default or “Event of Default” thereunder in a manner adverse to any Grantor (other than to eliminate any such “Event of Default” or increase any grace period related thereto or otherwise make such “Event of Default” or condition less restrictive or burdensome on the borrowers or issuers thereunder);

(4) change (to earlier dates) any dates upon which payments of principal or interest are due thereon;

(5) change the prepayment provisions thereof;

(6) increase materially the obligations of the obligor thereunder or to confer any additional material rights on the Indenture Claimholders which would be adverse to any borrower or issuer thereunder or any Super Priority Lender; or

(7) contravene the provisions of this Agreement.

The Indenture Documents may be Refinanced (i) without the consent of the Super Priority Agent and the Super Priority Claimholders, to the extent the terms and conditions of such Refinancing debt meet the requirements of this Section 5.3(b), the average life to maturity thereof is greater than or equal to that of the Indenture and the

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holders of such Refinancing debt bind themselves to the terms of this Agreement in a writing addressed to the Super Priority Claimholders, and (ii) without notice to or the consent of the Second Priority Agent and the Second Lien Claimholders, to the extent the terms and conditions of such Refinancing debt meet the requirements of this Section 5.3(b) and the holders of such Refinancing debt bind themselves to the terms of this Agreement in a writing addressed to the Second Priority Agent and the Second Lien Claimholders.

(c) Without the prior written consent of the Collateral Agent and, so long as the Discharge of Super Priority Obligations has not occurred, the Super Priority Agent, no Second Lien Loan Document may be Refinanced, amended, supplemented or otherwise modified or entered into to the extent such Refinancing, amendment, supplement or modification, or the terms of any new Second Lien Loan Document, would:

(1) increase the principal amount of the Second Lien Credit Agreement in excess of the amount permitted under the Revolving Credit Agreement and the Indenture as of their date;

(2) increase the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the Second Lien Obligations by more than 2% per annum (excluding increases resulting from the accrual of interest at the default rate);

(3) change any default or “Event of Default” thereunder in a manner adverse to the borrower or issuer parties thereunder (other than to eliminate any such “Event of Default” or increase any grace period related thereto or otherwise make such “Event of Default” or condition less restrictive or burdensome on the borrowers or issuers thereunder);

(4) change (to earlier dates) any dates upon which payments of principal or interest are due thereon;

(5) change the mandatory prepayment provisions such that such provisions are more restrictive or burdensome on the borrowers or issuers thereunder;

(6) increase materially the obligations of the obligor thereunder or to confer any additional material rights on the Second Lien Lenders which would be adverse to any borrower or issuer thereunder, any Super Priority Lender or any Indenture Claimholder; or

(7) contravene the provisions of this Agreement.

The Second Lien Credit Agreement may be Refinanced without the consent of the Trustee, the Indenture Claimholders, the Super Priority Agent or the Super Priority Claimholders to the extent the terms and conditions of such Refinancing debt meet the requirements of this Section 5.3(c), the average life to maturity thereof is greater than or equal to that of the Second Lien Credit Facility and the holders of such Refinancing debt bind themselves to the terms of this Agreement in a writing addressed to the Collateral Agent and the Indenture Claimholders and, so long as the Discharge of Super Priority Obligations has not occurred, the Super Priority Claimholders.

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(d) In the event any Super Priority Agent or the Super Priority Claimholders and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the Super Priority Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Super Priority Collateral Document or changing in any manner the rights of the Super Priority Agent, such Super Priority Claimholders, the U.S. Borrower or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Collateral Document and the Comparable Second Lien Collateral Document without the consent of the Collateral Agent or the Indenture Claimholders or the Second Priority Agent or the Second Lien Claimholders, as applicable, and without any action by the Collateral Agent, the Second Priority Agent, the Borrowers or any other Grantor, provided, that:

(1) no such amendment, waiver or consent shall have the effect of:

(A) removing or releasing assets subject to the Lien of the Collateral Documents or the Second Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 of this Agreement and provided that there is a corresponding release of the Liens securing the Super Priority Obligations;

(B) imposing duties on the Collateral Agent (or any other agent under a Comparable Collateral Document) or the Second Priority Agent without its consent;

(C) permitting other Liens on the Collateral not permitted under the terms of the Indenture Documents or the Second Lien Loan Documents or Section 6; or

(D) being prejudicial to the interests of the Indenture Claimholders or the Second Lien Claimholders to a greater extent than the Super Priority Claimholders; and

(2) notice of such amendment, waiver or consent shall have been given to the Collateral Agent and the Second Priority Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

(e) In the event the Collateral Agent or the Indenture Claimholders and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Collateral Document or changing in any manner the rights of the Collateral Agent, such Indenture Claimholders, the Borrowers or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Lien Collateral

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Document without the consent of the Second Priority Agent or the Second Lien Claimholders and without any action by the Second Priority Agent, the Borrowers or any other Grantor, provided, that:

(1) no such amendment, waiver or consent shall have the effect of:

(A) removing or releasing assets subject to the Lien of the Second Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 of this Agreement and provided that there is a corresponding release of the Liens securing the Indenture Obligations;

(B) imposing duties on the Second Priority Agent without its consent;

(C) permitting other Liens on the Collateral not permitted under the terms of the Second Lien Loan Documents or Section 6; or

(D) being prejudicial to the interests of the Second Lien Claimholders to a greater extent than the Indenture Claimholders; and

(2) notice of such amendment, waiver or consent shall have been given to the Second Priority Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

5.4. Legends.

(a) The Borrowers agree that each Collateral Document and Second Lien Collateral Document shall include the following language (or language to similar effect approved by the Super Priority Agent and the Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the [Collateral Agent][Second Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by the [Collateral Agent][Second Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of April

8, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Stratus Technologies, Inc., Stratus Technologies Bermuda Ltd., Jefferies Finance LLC as Super Priority Agent, The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, Deutsche Bank Trust Company Americas, as Second Priority Agent and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

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(b) In addition, the Borrowers agree that (i) each Indenture Mortgage and Second Lien Mortgage covering any Collateral shall contain such other language as the Super Priority Agent may reasonably request to reflect the subordination of such Second Lien Mortgage and such Indenture Mortgage to the Super Priority Collateral Document covering such Collateral and (ii) each Second Lien Mortgage covering any Collateral shall contain such other language as the Collateral Agent may reasonably request or that shall be necessary to reflect the subordination of such Second Lien Mortgage to the Collateral Document covering such Collateral.

5.5. Bailee for Perfection. (a) Until the Discharge of Super Priority Obligations has occurred:

(i) The Super Priority Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as agent for the Super Priority Claimholders and as bailee for the Collateral Agent and the Second Priority Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the Super Priority Loan Documents, the Indenture Documents and the Second Lien Loan Documents, respectively, subject to the terms and conditions of this Section 5.5(a).

(ii) The Super Priority Agent shall have no obligation whatsoever to the Super Priority Claimholders, the Collateral Agent, any Indenture Claimholder, the Second Priority Agent or any Second Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5(a). The duties or responsibilities of the Super Priority Agent under this Section 5.5(a) shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.5(a) and delivering the Pledged Collateral upon a Discharge of Super Priority Obligations as provided in paragraph (iv) below.

(iii) The Super Priority Agent acting pursuant to this Section 5.5(a) shall not have by reason of the Super Priority Collateral Documents, the Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the Super Priority Claimholders, the Collateral Agent, any Indenture Claimholder, the Second Priority Agent or any Second Lien Claimholder.

(iv) Upon the Discharge of Super Priority Obligations, the Super Priority Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the Collateral Agent to the extent Indenture

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Obligations remain outstanding, second, to the Second Priority Agent to the extent Second Lien Obligations remain outstanding if there has been a Discharge of Indenture Obligations, and third, to the U.S. Borrower to the extent no Super Priority Obligations, Indenture Obligations or Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral). The Super Priority Agent further agrees to take all other action reasonably requested by the Grantors, the Collateral Agent or the Second Priority Agent in connection with the Collateral Agent or the Second Priority Agent obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

(v) Subject to the terms of this Agreement, so long as the Discharge of Super Priority Obligations has not occurred, the Super Priority Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other Super Priority Collateral Documents as if the Liens of the Collateral Agent, Indenture Claimholders the Second Priority Agent or the Second Lien Claimholders did not exist.

(b) After the Discharge of Super Priority Obligations has occurred:

(i) The Collateral Agent agrees to hold that part of the Pledged Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as agent for the Indenture Claimholders and as bailee for the Second Priority Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the Indenture Documents and the Second Lien Loan Documents, respectively, subject to the terms and conditions of this Section 5.5(b).

(ii) The Collateral Agent shall have no obligation whatsoever to the Indenture Claimholders, the Second Priority Agent or any Second Lien Claimholder to ensure that the Indenture Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5(b). The duties or responsibilities of the Collateral Agent under this Section 5.5(b) shall be limited solely to holding the Indenture Collateral as bailee in accordance with this Section 5.5(b) and delivering the Indenture Collateral upon a Discharge of Indenture Obligations as provided in paragraph (iv) below.

(iii) The Collateral Agent acting pursuant to this Section 5.5(b) shall not have by reason of the Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of any Indenture Claimholder, the Second Priority Agent or any Second Lien Claimholder.

(iv) Upon the Discharge of Indenture Obligations, the Collateral Agent shall deliver the remaining Indenture Collateral (if any) together with any

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necessary endorsements, first, to the Second Priority Agent to the extent Second Lien Obligations remain outstanding, and second, to the Borrowers to the extent no Indenture Obligations or Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Indenture Collateral). The Collateral Agent further agrees to take all other action reasonably requested by the Second Priority Agent in connection with the Second Priority Agent obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

(v) Subject to the terms of this Agreement, so long as the Discharge of Indenture Obligations has not occurred, the Collateral Agent shall be entitled to deal with the Indenture Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other Second Lien Collateral Documents as if the Liens of the Second Priority Agent or the Second Lien Claimholders did not exist.

5.6. When Discharge of Super Priority Obligations Deemed to Not Have Occurred. If concurrently with the Discharge of Super Priority Obligations, the U.S. Borrower or any other Grantor thereafter enters into any Refinancing of any Super Priority Loan Document evidencing a Super Priority Obligation which Refinancing is permitted hereby, then such Discharge of Super Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Super Priority Obligations), and, from and after the date on which the Super Priority Debt Notice is delivered to the Collateral Agent and the Second Priority Agent in accordance with the next sentence, the obligations under such Refinancing of the Super Priority Loan Document shall automatically be treated as Super Priority Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Super Priority Agent under such Super Priority Loan Documents shall be the Super Priority Agent for all purposes of this Agreement. Upon receipt of a notice from the U.S. Borrower or any other Grantor and the Super Priority Agent (the “Super Priority Debt Notice”) stating that the U.S. Borrower or such other Grantor has entered into a new Super Priority Loan Document (which notice shall include the identity of the new Super Priority Agent, such agent, the “New Super Priority Agent”), each of the Collateral Agent and the Second Priority Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the U.S. Borrower or such other Grantor or such New Super Priority Agent shall reasonably request in order to provide to the New Super Priority Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Super Priority Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Super Priority Agent to obtain control of such Pledged Collateral). The New Super Priority Agent shall agree in a writing addressed to the Collateral Agent and the Indenture Claimholders and the Second Priority Agent and the Second Lien Claimholders to be bound by the terms of this Agreement. If the new Super Priority Obligations under the new Super Priority Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Indenture Obligations and the Second Lien Obligations, then the Indenture

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Obligations and the Second Lien Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Collateral Documents and a third priority Lien on such assets to the same extent provided in the Second Lien Collateral Document, as the case may be, and this Agreement.

5.7. When Discharge of Indenture Obligations Deemed to Not Have Occurred. If concurrently with the Discharge of Indenture Obligations, the Borrowers or any other Grantor thereafter enter into any Refinancing of any Indenture Document evidencing an Indenture Obligation which Refinancing is permitted hereby, then such Discharge of Indenture Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Indenture Obligations), and, from and after the date on which the Indenture Debt Notice is delivered to the Second Priority Agent in accordance with the next sentence, the obligations under such Refinancing of the Indenture Document shall automatically be treated as Indenture Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Collateral Agent under such Indenture Documents shall be the Collateral Agent for all purposes of this Agreement. Upon receipt of a notice from the Borrower or any other Grantor and the Collateral Agent (the “Indenture Debt Notice”) stating that the Borrowers or such other Grantor have entered into a new Indenture Document (which notice shall include the identity of the new Collateral Agent, such agent, the “New Collateral Agent”), the Second Priority Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrowers or such other Grantor or such New Collateral Agent shall reasonably request in order to provide to the New Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Collateral Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Collateral Agent to obtain control of such Pledged Collateral). The New Collateral Agent shall agree in a writing addressed to the Second Priority Agent and the Second Lien Claimholders to be bound by the terms of this Agreement. If the new Indenture Obligations under the new Indenture Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a third priority Lien on such assets to the same extent provided in the Second Lien Collateral Documents and this Agreement.

5.8. Purchase Right. (a) Without prejudice to the enforcement of any remedy of the Super Priority Claimholders, so long as a Triggering Event has occurred and is continuing, any of the Noteholders may, at their sole expense and effort, upon written notice (which notice shall be irrevocable) to the Borrowers, the Collateral Agent, the Trustee and the Super Priority Agent, require the Super Priority Claimholders to transfer and assign to such Noteholders, without warranty or representation or recourse, all (but not less than all) of the Super Priority Obligations; provided, that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction, and (y) such Noteholders shall have paid to the Super Priority Agent, for the account of the Super Priority Claimholders, in immediately available funds, an amount (such amount, the “Super Priority Purchase Price”) equal to 100% of the

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principal of such Indebtedness plus all accrued and unpaid interest thereon plus all accrued and unpaid fees (other than any prepayment penalties or premiums (the “Super Priority Termination Fees”)) plus all the other Super Priority Obligations then outstanding (which shall include, with respect to (i) the aggregate face amount of the letters of credit outstanding under the Revolving Credit Agreement, an amount in cash equal to 105% thereof, (ii) each Swap Agreement, 100% of the aggregate amount of such Super Priority Obligations, after giving effect to any netting arrangements, that the applicable Borrower or Grantor would be required to pay if such Swap Agreement were terminated at such time, and (iii) each agreement that evidences any Super Priority Cash Management Obligations, 100% of the aggregate amount of such Super Priority Obligations). If the right set forth in this Section 5.8(a) is exercised, (1) the parties shall endeavor to close promptly thereafter but in any event within twenty Business Days of the notice (or the Super Priority Claimholders shall no longer be required to transfer any such Super Priority Obligations), (2) such purchase of the Super Priority Obligations shall be exercised pursuant to documentation mutually acceptable to each of the Super Priority Agent and such Noteholders and (3) such Super Priority Obligations shall be purchased pro rata among the Noteholders giving notice to the Trustee of their intent to exercise the purchase option hereunder according to such Noteholders’ portion of the Indenture Obligations outstanding on the date of purchase. In order to effectuate the foregoing, the Super Priority Agent shall calculate, upon the written request of the Trustee (acting at the direction of one or more Noteholders) from time to time, the amount in cash that would be necessary so to purchase the Super Priority Obligations. Notwithstanding anything to the contrary herein, (A) if one or more Second Lien Claimholders elect to exercise their purchase option under Section 5.8(b) below and give the notice provided for therein, each Noteholder that exercised its purchase option under this Section 5.8(a) shall be relieved of all of its obligations under this Section 5.8(a) and (B) if, at any time following the consummation of such transfer and assignment and the occurrence of the Discharge of Super Priority Obligations and the Discharge of Indenture Obligations (other than, for the avoidance of doubt, the payment of any fees that become due as a result of the prepayment or termination of the Indenture Obligations), the Noteholders recover any Super Priority Termination Fees prior to the first anniversary of the date of such transfer and assignment is consummated, they shall turn over such fees to the Super Priority Claimholders in the form and to the extent received.

(b) Without prejudice to the enforcement of any remedy of the Super Priority Claimholders or the Indenture Claimholders, upon the occurrence and continuation of the acceleration prior to maturity of the Super Priority Obligations in accordance with the terms of the Super Priority Loan Documents and of the Indenture Obligations in accordance with the terms of the Indenture Documents, any Second Lien Claimholder may, at its sole expense and effort, upon written notice (which notice shall be irrevocable) to the Borrowers, the Super Priority Agent, the Collateral Agent, the Trustee and the Second Priority Agent, require the Super Priority Claimholders and the Indenture Claimholders to transfer and assign to such Second Lien Claimholders, without warranty or representation or recourse, all (but not less than all) of the Super Priority Obligations and Indenture Obligations; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction, and (y) such Second Lien Claimholders shall have paid to the Super Priority Agent and the Trustee, for the account of the Super Priority Claimholders and the Indenture Claimholders,

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in immediately available funds, an amount equal to, (x) in respect of the Super Priority Obligations, the Super Priority Purchase Price and, (y) in respect of the Indenture Obligations, 100% of the principal of such Indebtedness plus all accrued and unpaid interest thereon plus all accrued and unpaid fees (other than any prepayment penalties or premiums (the “Indenture Termination Fees”)) plus all other Super Priority Obligations and Indenture Obligations then outstanding. If the right set forth in this Section 5.8(b) is exercised, (1) the parties shall endeavor to close promptly thereafter but in any event within ten Business Days of the notice set forth in the first sentence of this Section 5.8(b) (or the Super Priority Claimholders shall no longer be required to transfer any such Super Priority Obligations and the Indenture Claimholders shall no longer be required to transfer any such Indenture Obligations), (2) such purchase of the Super Priority Obligations and the Indenture Obligations shall be exercised pursuant to documentation mutually acceptable to each of the Super Priority Agent, such Second Lien Claimholders, the Trustee (solely with respect to the Indenture Obligations owing to it) and a purchase agent appointed by the Noteholders, and (3) such Super Priority Obligations and such Indenture Obligations shall be purchased pro rata among the Second Lien Claimholders giving notice to the Second Priority Agent of their intent to exercise the purchase option hereunder according to such Second Lien Claimholders’ portion of the Second Lien Obligations outstanding on the date of purchase. In order to effectuate the foregoing, the Super Priority Agent and the Trustee will each calculate, upon the written request of the Second Priority Agent (acting at the direction of one or more Second Lien Claimholders) from time to time, the amount in cash that would be necessary so to purchase the Super Priority Obligations and/or the Indenture Obligations, as the case may be. Notwithstanding anything to the contrary herein, if, at any time following the consummation of such transfer and assignment and the occurrence of the Discharge of Super Priority Obligations, the Discharge of Indenture Obligations and the payment in full in cash of the Second Lien Obligations (other than, for the avoidance of doubt, the payment of any fees that become due as a result of the prepayment or termination of the Second Lien Obligations), the Second Lien Claimholders recover any Super Priority Termination Fees or any Indenture Termination Fees prior to the first anniversary of the date of such transfer and assignment is consummated, they shall turn over such fees to the Super Priority Claimholders or the Indenture Claimholders, as applicable, in the form and to the extent received. In connection with any purchase of Indenture Obligations pursuant to this Section 5.8(b), the Collateral Agent and the Trustee shall not be deemed to have made any representations or warranties with respect to the Indenture Obligations (other than the amount necessary to purchase such obligations) and shall not be deemed to be participating in any distribution thereof within the meaning of the Securities Act of 1933, as amended.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1. Finance and Sale Issues. (a) Until the Discharge of Super Priority Obligations has occurred, if the U.S. Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Super Priority Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which the Super Priority Agent or any other creditor has a Lien or to permit the U.S. Borrower or any other Grantor to obtain financing, whether from the Super Priority Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar

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Bankruptcy Law (“DIP Financing”) then each of the Collateral Agent, on behalf of itself and the Indenture Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, agrees that (x) it will raise no objection to such Cash Collateral use or DIP Financing so long as (i) such Cash Collateral use or DIP Financing is on commercially reasonable terms, (ii) the Collateral Agent and the Indenture Claimholders and the Second Priority Agent and the Second Lien Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests and (iii) (a) the DIP Financing does not compel the U.S. Borrower or any other Grantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document or (b) the DIP Financing documentation or Cash Collateral order does not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order and (y) it will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Super Priority Agent or to the extent permitted by Section 6.3). To the extent the Liens securing the Super Priority Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (iii) above, each of the Collateral Agent and the Second Priority Agent shall be deemed to have subordinated its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto).

(b) After the Discharge of Super Priority Obligations and until the Discharge of Indenture Obligations has occurred, if the Borrowers or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Collateral Agent shall desire to permit the use of Cash Collateral or DIP Financing then the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, agrees that (x) it will raise no objection to such Cash Collateral use or DIP Financing so long as (i) such Cash Collateral use or DIP Financing is on commercially reasonable terms, (ii) the Second Priority Agent and the Second Lien Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests and (iii) (A) the DIP Financing does not compel the Borrowers or any other Grantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document or (B) the DIP Financing documentation or Cash Collateral order does not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order and (y) it will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Collateral Agent or to the extent permitted by Section 6.3). To the extent the Liens securing the Indenture Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (iii) above, the Second Priority Agent shall be deemed to have subordinated its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto).

6.2. Relief from the Automatic Stay. (a) Until the Discharge of Super Priority Obligations has occurred, each of the Collateral Agent, on behalf of itself and the Indenture Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, agrees that none of them shall seek (or support any other Person

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seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the Super Priority Agent, unless a motion for adequate protection permitted under Section 6.3 has been denied by the Bankruptcy Court.

(b) After the Discharge of Super Priority Obligations and until the Discharge of Indenture Obligations has occurred, the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the Collateral Agent, unless a motion for adequate protection permitted under Section 6.3 has been denied by the Bankruptcy Court.

6.3. Adequate Protection. (a) Each of the Collateral Agent, on behalf of itself and the Indenture Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by the Super Priority Agent or the Super Priority Claimholders for adequate protection; or

(ii) any objection by the Super Priority Agent or the Super Priority Claimholders to any motion, relief, action or proceeding based on the Super Priority Agent or the Super Priority Claimholders claiming a lack of adequate protection.

(b) the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by the Collateral Agent or the Indenture Claimholders for adequate protection; or

(ii) any objection by the Collateral Agent or the Indenture Claimholders to any motion, relief, action or proceeding based on the Collateral Agent or the Indenture Claimholders claiming a lack of adequate protection.

(c) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(i) if the Super Priority Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then each of the Collateral Agent, on behalf of itself or any of the Indenture Claimholders, and the Second Priority Agent, on behalf of itself or any of the Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Super Priority Liens on the same basis as the other Liens securing the Indenture Obligations and the Second Lien Obligations are so subordinated to the Super Priority Obligations under this Agreement; and

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(ii) in the event the Collateral Agent, on behalf of itself or any of the Indenture Claimholders, seeks or requests adequate protection in respect of Indenture Obligations and such adequate protection is granted in the form of additional collateral, then the Collateral Agent, on behalf of itself or any of the Indenture Claimholders, agrees that until the Discharge of Super Priority Obligations, the Super Priority Agent shall also be granted a senior Lien on such additional collateral as security for the Super Priority Obligations and for any Cash Collateral use or DIP Financing provided by the Super Priority Claimholders and that any Lien on such additional collateral securing the Indenture Obligations shall be subordinated to the Super Priority Liens on the same basis as the other Liens securing the Indenture Obligations are so subordinated to such Super Priority Obligations under this Agreement. Except as otherwise expressly set forth in Section 6.1 or in connection with the exercise of remedies with respect to the Collateral, nothing herein shall limit the rights of the Collateral Agent or the Indenture Claimholders from seeking adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

(iii) if the Indenture Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Second Priority Agent, on behalf of itself or any of the Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Super Priority Liens and to the Indenture Liens on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the Super Priority Obligations and the Indenture Obligations under this Agreement; and

(iv) in the event the Second Priority Agent, on behalf of itself or any of the Second Lien Claimholders, seeks or requests adequate protection in respect of Second Lien Obligations, and such adequate protection is granted in the form of additional collateral, then the Second Priority Agent, on behalf of itself or any of the Second Lien Claimholders, agrees that the Super Priority Agent and the Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the Super Priority Obligations and the Indenture Obligations and for any Cash Collateral use or DIP Financing provided by the Super Priority Claimholders and the Indenture Claimholders and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Super Priority Liens and to the Indenture Liens on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such Super Priority Obligations and the Indenture Obligations under this Agreement. Except as otherwise expressly set forth in Section 6.1 or in connection with the exercise of remedies with respect to the Collateral, nothing herein shall limit the rights of the

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Second Priority Agent or the Second Lien Claimholders from seeking adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

6.4. No Waiver. (a) Nothing contained herein shall prohibit or in any way limit the Super Priority Agent or any Super Priority Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Collateral Agent or any of the Indenture Claimholders or the Second Priority Agent or any of the Second Lien Claimholders, including the seeking by the Collateral Agent or any Indenture Claimholders or by the Second Priority Agent or any Second Lien Claimholders of adequate protection (except as provided in Section 6.3) or the asserting by the Collateral Agent or any Indenture Claimholders or by the Second Priority Agent or any Second Lien Claimholder of any of its rights and remedies under the Indenture Documents or Second Lien Loan Documents, respectively, or otherwise.

(b) Nothing contained herein shall prohibit or in any way limit the Collateral Agent or any Indenture Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Priority Agent or any of the Second Lien Claimholders, including the seeking by the Second Priority Agent or any Second Lien Claimholders of adequate protection (except as provided in Section 6.3) or the asserting by the Second Priority Agent or any Second Lien Claimholder of any of its rights and remedies under the Second Lien Loan Documents or otherwise.

6.5. Avoidance Issues. (a) If any Super Priority Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the U.S. Borrower or any other Grantor any amount paid in respect of Super Priority Obligations (a “Super Priority Recovery”), then such Super Priority Claimholders shall be entitled to a reinstatement of Super Priority Obligations with respect to all such recovered amounts.

(b) If any Indenture Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrowers or any other Grantor any amount paid in respect of Indenture Obligations (a “Indenture Recovery”), then such Indenture Claimholders shall be entitled to a reinstatement of Indenture Obligations with respect to all such recovered amounts.

(c) If this Agreement shall have been terminated prior to a Super Priority Recovery or an Indenture Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.6. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, all on account of Super Priority Obligations, on account of Indenture Obligations and on account of Second Lien Obligations, then, to the extent the

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debt obligations distributed on account of the Super Priority Obligations, on account of the Indenture Obligations and on account of Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7. Post-Petition Interest. (a) None of the Collateral Agent, any Indenture Claimholder, the Second Priority Agent or any Second Lien Claimholder shall oppose or seek to challenge any claim by the Super Priority Agent or any Super Priority Claimholder for allowance in any Insolvency or Liquidation Proceeding of Super Priority Obligations consisting of post-petition interest, fees or expenses to the extent of the value of any Super Priority Claimholder’s Lien, without regard to the existence of the Lien of the Collateral Agent on behalf of the Indenture Claimholders or the Second Priority Agent on behalf of the Second Lien Claimholders on the Collateral.

(b) None of the Super Priority Agent, any Super Priority Claimholder, the Second Priority Agent or any Second Lien Claimholder shall oppose or seek to challenge any claim by the Collateral Agent or any Indenture Claimholder for allowance in any Insolvency or Liquidation Proceeding of Indenture Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Collateral Agent on behalf of the Indenture Claimholders on the Collateral (after taking into account the Super Priority Collateral).

(c) None of the Super Priority Agent, any Super Priority Claimholder, the Collateral Agent or any Indenture Claimholder shall oppose or seek to challenge any claim by the Second Priority Agent or any Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Second Priority Agent on behalf of the Second Lien Claimholders on the Collateral (after taking into account the Super Priority Collateral and the Indenture Collateral).

6.8. Waiver. (a) Each of the Collateral Agent, for itself and on behalf of the Indenture Claimholders, and the Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, waives any claim it may hereafter have against any Super Priority Claimholder arising out of the election of any Super Priority Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.

(b) The Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, waives any claim it may hereafter have against any Indenture Claimholder arising out of the election of any Indenture Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.

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6.9. Separate Grants of Security and Separate Classification. The Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, the Collateral Agent, for itself and on behalf of the Indenture Claimholders, and the Super Priority Agent, for itself and on behalf of the Super Priority Claimholders, acknowledge and agree that: (a) the grants of Liens pursuant to the Super Priority Collateral Documents, the Collateral Documents and the Second Lien Collateral Documents constitute three separate and distinct grants of Liens; and (b) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations, the Indenture Obligations and the Super Priority Obligations are fundamentally different from each other and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that (i) the claims of any two or three of the class of Super Priority Claimholders, the class of Indenture Claimholders and the class of Second Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior, junior and subordinated secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior, junior and subordinated secured claims against the Grantors in respect of the Collateral, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose (x) ignoring all claims held by the Indenture Claimholders and the Second Lien Claimholders, with respect to payments to the Super Priority Claimholders and (y) ignoring all claims held by the Second Lien Claimholders with respect to payments to the Indenture Claimholders), (A) the Super Priority Claimholders shall be entitled to receive, in addition to amounts otherwise distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the Revolving Credit Agreement, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding, before any distribution is made in respect of the claims held by the Indenture Claimholders or the Second Lien Claimholders with respect to the Collateral, and (B) after such payments to the Super Priority Claimholders, the Indenture Claimholders shall be entitled to receive, in addition to amounts otherwise distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the Indenture, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding, before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral, with each of the Collateral Agent, for itself and on behalf of the Indenture Claimholders, and the Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, hereby acknowledging and agreeing to turn over to the Super Priority Agent, for itself and on behalf of the Super Priority Claimholders, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence (with respect to the payment of post-petition interest), even if such turnover has the effect of reducing the claim or recovery of the Indenture Claimholders or the Second Lien Claimholders, as applicable; or (ii) after the Discharge of Super Priority Obligations, the claims of the Indenture Claimholders and the Second Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than

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separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the Indenture Claimholders shall be entitled to receive, in addition to amounts otherwise distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the Indenture, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding, before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral, with the Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, hereby acknowledging and agreeing to turn over to the Collateral Agent, for itself and on behalf of the Indenture Claimholders, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence (with respect to the payment of post-petition interest), even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders.

SECTION 7. Reliance; Waivers; Etc.

7.1. Reliance. Other than any reliance on the terms of this Agreement, the Super Priority Agent, on behalf of itself and the Super Priority Claimholders under its Super Priority Loan Documents, acknowledges that it and such Super Priority Claimholders have, independently and without reliance on the Collateral Agent or any Indenture Claimholder or the Second Priority Agent or any Second Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such Super Priority Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Revolving Credit Agreement or this Agreement. The Collateral Agent, on behalf of itself and the Indenture Claimholders, acknowledges that it and the Indenture Claimholders have, independently and without reliance on the Super Priority Agent or any Super Priority Claimholder or the Second Priority Agent or any Second Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Indenture Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Indenture Documents or this Agreement. The Second Priority Agent, on behalf of itself and the Second Lien Claimholders, acknowledges that it and the Second Lien Claimholders have, independently and without reliance on the Super Priority Agent or any Super Priority Claimholder or the Collateral Agent or any Indenture Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Loan Documents or this Agreement.

7.2. No Warranties or Liability. The Super Priority Agent, on behalf of itself and the Super Priority Claimholders under the Super Priority Loan Documents,

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acknowledges and agrees that each of the Collateral Agent, the Indenture Claimholders, the Second Priority Agent and the Second Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Indenture Documents, the Second Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Indenture Claimholders and the Second Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Indenture Documents and the Second Lien Loan Documents, respectively, in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

Except as otherwise provided herein, the Collateral Agent, on behalf of itself and the Indenture Claimholders under the Indenture Documents, acknowledges and agrees that the Super Priority Agent, the Super Priority Claimholders, the Second Priority Agent and the Second Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Super Priority Loan Documents, the Second Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Super Priority Claimholders and the Second Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Super Priority Loan Documents and the Second Lien Loan Documents, respectively, in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

Except as otherwise provided herein, the Second Priority Agent, on behalf of itself and the Second Lien Claimholders under the Second Lien Loan Documents, acknowledges and agrees that the Super Priority Agent, the Super Priority Claimholders, the Collateral Agent and the Indenture Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Super Priority Loan Documents, the Indenture Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Super Priority Claimholders and the Indenture Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Super Priority Loan Documents and Indenture Documents, respectively, in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(A) The Super Priority Agent and the Super Priority Claimholders shall have no duty to the Collateral Agent, any of the Indenture Claimholders, the Second Priority Agent or any of the Second Lien Claimholders, (B) the Collateral Agent and the Indenture Claimholders shall have no duty to the Super Priority Agent, any of the Super Priority Claimholders, the Second Priority Agent or any of the Second Lien Claimholders, and (C) the Second Priority Agent and the Second Lien Claimholders shall have no duty to the Super Priority Agent, any of the Super Priority Claimholders, the Collateral Agent or any of the Indenture Claimholders, in each case to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrowers or any other Grantor (including the Super Priority Loan Documents, the Indenture Documents and the Second Lien Loan Documents), regardless of any knowledge thereof which they may have or be charged with.

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7.3. No Waiver of Lien Priorities. (a) (i) No right of the Super Priority Claimholders, the Super Priority Agent or any of them to enforce any provision of this Agreement or any Super Priority Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the U.S. Borrower or any other Grantor or by any act or failure to act by any Super Priority Claimholder or the Super Priority Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Super Priority Loan Documents, any of the Indenture Documents or any of the Second Lien Loan Documents, regardless of any knowledge thereof which the Super Priority Agent or the Super Priority Claimholders, or any of them, may have or be otherwise charged with.

(ii) After the Discharge of Super Priority Obligations, no right of the Indenture Claimholders, the Collateral Agent or any of them to enforce any provision of this Agreement or any Indenture Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrowers or any other Grantor or by any act or failure to act by any Indenture Claimholder or the Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Indenture Documents or any of the Second Lien Loan Documents, regardless of any knowledge thereof which the Collateral Agent or the Indenture Claimholders, or any of them, may have or be otherwise charged with.

(b) (i) Without in any way limiting the generality of the foregoing paragraph (a)(i) (but subject to the rights of the U.S. Borrower and the other Grantors under the Super Priority Loan Documents and subject to the provisions of Section 5.3(a)), the Super Priority Claimholders, the Super Priority Agent and any of them may, at any time and from time to time in accordance with the Super Priority Loan Documents and/or applicable law, without the consent of, or notice to, the Collateral Agent or any Indenture Claimholders or the Second Priority Agent or any Second Lien Claimholders, without incurring any liabilities to the Collateral Agent or any Indenture Claimholders or the Second Priority Agent or any Second Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Collateral Agent or any Indenture Claimholders or Second Priority Agent or any Second Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Super Priority Obligations or any Lien on any Super Priority Collateral or guaranty thereof or any liability of the U.S. Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Super Priority Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Super Priority Agent or any of the Super Priority Claimholders, the

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Super Priority Obligations or any of the Super Priority Loan Documents; provided, that any such increase in the Super Priority Obligations shall not increase the sum of the Indebtedness constituting principal under the Revolving Credit Agreement and the face amount of any letters of credit issued under the Revolving Credit Agreement and not reimbursed to an amount in excess of the Maximum Super Priority Indebtedness Amount;

(2) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Super Priority Collateral or any liability of the U.S. Borrower or any other Grantor to the Super Priority Claimholders or the Super Priority Agent, or any liability incurred directly or indirectly in respect thereof;

(3) settle or compromise any Super Priority Obligation or any other liability of the U.S. Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Super Priority Obligations) in any manner or order; and

(4) exercise or delay in or refrain from exercising any right or remedy against the U.S. Borrower or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the U.S. Borrower, any other Grantor or any Super Priority Collateral and any security and any guarantor or any liability of the U.S. Borrower or any other Grantor to the Super Priority Claimholders or any liability incurred directly or indirectly in respect thereof.

(ii) Without in any way limiting the generality of the foregoing paragraph (a)(ii) (but subject to the rights of the Borrowers and the other Grantors under the Indenture Documents and subject to the provisions of Section 5.3(b)), the Indenture Claimholders, the Collateral Agent and any of them may, at any time and from time to time in accordance with the Indenture Documents and/or applicable law, without the consent of, or notice to, the Second Priority Agent or any Second Lien Claimholders, without incurring any liabilities to the Second Priority Agent or any Second Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Priority Agent or any Second Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Indenture Obligations or any Lien on any Indenture Collateral or guaranty thereof or any liability of the Borrowers or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Indenture Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Collateral Agent or any of the Indenture Claimholders, the Indenture Obligations or any of the

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Indenture Documents; provided, that any such increase in the Indenture Obligations shall not increase the sum of the Indebtedness constituting principal of the Notes under the Indenture to an amount in excess of the Maximum Indenture Indebtedness Amount;

(2) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Indenture Collateral or any liability of the Borrowers or any other Grantor to the Indenture Claimholders or the Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(3) settle or compromise any Indenture Obligation or any other liability of the Borrowers or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Indenture Obligations) in any manner or order; and

(4) exercise or delay in or refrain from exercising any right or remedy against the Borrowers or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Borrowers, any other Grantor or any Indenture Collateral and any security and any guarantor or any liability of the Borrowers or any other Grantor to the Indenture Claimholders or any liability incurred directly or indirectly in respect thereof.

(c) (i) Except as otherwise provided herein, each of the Collateral Agent, on behalf of itself and the Indenture Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, also agrees that the Super Priority Claimholders and the Super Priority Agent shall have no liability to the Collateral Agent or any Indenture Claimholders or the Second Priority Agent or any Second Lien Claimholders, and each of the Collateral Agent, on behalf of itself and the Indenture Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, hereby waives any claim against any Super Priority Claimholder or the Super Priority Agent, arising out of any and all actions which the Super Priority Claimholders or the Super Priority Agent may take or permit or omit to take with respect to:

(1) the Super Priority Loan Documents (other than this Agreement);

(2) the collection of the Super Priority Obligations; or

(3) the foreclosure upon, or sale, liquidation or other disposition of, any Super Priority Collateral. Each of the Collateral Agent, on behalf of itself and the Indenture Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, agrees that, except as provided in Section 5.5, the Super Priority Claimholders and the Super Priority Agent have no duty to them in respect of the maintenance or preservation of the Super Priority Collateral, the Super Priority Obligations or otherwise.

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(ii) Except as otherwise provided herein, the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, also agrees that the Indenture Claimholders and the Collateral Agent shall have no liability to the Second Priority Agent or any Second Lien Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, hereby waives any claim against any Indenture Claimholder or the Collateral Agent, arising out of any and all actions which the Indenture Claimholders or the Collateral Agent may take or permit or omit to take with respect to:

(1) the Indenture Documents (other than this Agreement);

(2) the collection of the Indenture Obligations; or

(3) the foreclosure upon, or sale, liquidation or other disposition of, any Indenture Collateral. The Second Priority Agent, on behalf of itself and the Second Lien Claimholders, agrees that the Indenture Claimholders and the Collateral Agent have no duty to them in respect of the maintenance or preservation of the Indenture Collateral, the Indenture Obligations or otherwise.

(d) (i) Until the Discharge of Super Priority Obligations, each of the Collateral Agent, on behalf of itself and the Indenture Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

(ii) Until the Discharge of Indenture Obligations, the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4. Obligations Unconditional. All rights, interests, agreements and obligations of the Super Priority Agent and the Super Priority Claimholders, the Collateral Agent and the Indenture Claimholders, and the Second Priority Agent and the Second Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Super Priority Loan Documents, any Indenture Documents or any Second Lien Loan Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of

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the Super Priority Obligations, Indenture Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Super Priority Loan Document, any Indenture Document or any Second Lien Loan Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Super Priority Obligations, Indenture Obligations or Second Lien Obligations or any guaranty thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrowers or any other Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Borrowers or any other Grantor in respect of the Super Priority Agent, the Super Priority Obligations, any Super Priority Claimholder, the Collateral Agent, the Indenture Obligations, any Indenture Claimholder, the Second Priority Agent, the Second Lien Obligations or any Second Lien Claimholder in respect of this Agreement.

SECTION 8. Miscellaneous.

8.1. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Super Priority Loan Documents, the Indenture Documents or the Second Lien Loan Documents, the provisions of this Agreement shall govern and control.

8.2. Effectiveness; Continuing Nature of this Agreement; Severability. (a) This Agreement shall become effective when executed and delivered by the parties hereto.

(b) This is a continuing agreement of lien subordination and the Super Priority Claimholders may continue, at any time and without notice to the Collateral Agent, any Indenture Claimholder subject to the Indenture Documents, the Second Priority Agent or any Second Lien Claimholder subject to the Second Lien Loan Documents, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrowers or any Grantor constituting Super Priority Obligations in reliance hereof. Each of the Collateral Agent, on behalf of itself and the Indenture Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.

(c) This is a continuing agreement of lien subordination and, after the Discharge of Super Priority Obligations, the Indenture Claimholders may continue, at any time and without notice to the Second Priority Agent or any Second Lien Claimholder subject to the Second Lien Loan Documents, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrowers or any Grantor constituting Indenture Obligations in reliance hereof.

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(d) The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Borrowers or any other Grantor shall include the Borrowers or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Borrowers or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(i) with respect to the Super Priority Agent, the Super Priority Claimholders and the Super Priority Obligations, on the date of Discharge of Super Priority Obligations, subject to the rights of the Super Priority Claimholders under Section 6.5;

(ii) with respect to the Trustee, the Collateral Agent, the Indenture Claimholders and the Indenture Obligations, on the date of Discharge of Indenture Obligations, subject to the rights of the Indenture Claimholders under Section 6.5; and

(iii) with respect to the Second Priority Agent, the Second Lien Claimholders and the Second Lien Obligations, upon the later of (1) the date upon which the obligations under the Second Lien Credit Agreement terminate if there are no other Second Lien Obligations outstanding on such date and (2) if there are other Second Lien Obligations outstanding on such date, the date upon which such Second Lien Obligations terminate.

8.3. Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Second Priority Agent, the Collateral Agent or the Super Priority Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Borrowers shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected (which includes, but is not limited to any amendment to the Grantors’ ability to cause additional obligations to constitute Super Priority Obligations, Indenture Obligations or Second Lien Obligations as the Borrowers may designate or any amendment in respect of Section 5.1 that imposes additional conditions or requirements to effect a release of Collateral or any amendment in respect of Section 5.3 that imposes additional conditions or requirements to adopt modifications of the Super Priority Loan Documents, Indenture Documents or Second Lien Loan Documents, as the case may be).

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8.4. Information Concerning Financial Condition of the Borrowers and their Subsidiaries. The Super Priority Agent and the Super Priority Claimholders, in the first instance, the Collateral Agent and the Indenture Claimholders, in the second instance, and the Second Priority Agent and the Second Lien Claimholders, in the third instance, shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrowers and their Subsidiaries and all endorsers and/or guarantors of the Super Priority Obligations, the Indenture Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Super Priority Obligations, the Indenture Obligations or the Second Lien Obligations. None of the Super Priority Agent or any Super Priority Claimholders, the Collateral Agent or any Indenture Claimholder or the Second Priority Agent or any Second Lien Claimholder shall have a duty to advise of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Super Priority Agent or any of the Super Priority Claimholders, the Collateral Agent or any of the Indenture Claimholders or the Second Priority Agent or any of the Second Lien Claimholder in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Super Priority Agent or any Super Priority Claimholder, the Collateral Agent or any Indenture Claimholder or the Second Priority Agent or any Second Lien Claimholder, it or they shall be under no obligation:

(a) to make, and it or they shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5. Subrogation. (a) With respect to the value of any payments or distributions in cash, property or other assets that any of the Indenture Claimholders or the Collateral Agent or the Second Lien Claimholders or the Second Priority Agent pays over to the Super Priority Agent or the Super Priority Claimholders under the terms of this Agreement, the Indenture Claimholders and the Collateral Agent or the Second Lien Claimholders and the Second Priority Agent, as applicable, shall be subrogated to the rights of the Super Priority Agent and the Super Priority Claimholders; provided, that each of the Collateral Agent, on behalf of itself and the Indenture Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Super Priority Obligations has occurred. The Borrowers acknowledge and agree that the value of any payments or distributions in cash, property or other assets received by the Collateral Agent or the Indenture Claimholders or by the Second Priority Agent or the Second Lien Claimholders that are paid over to the Super Priority Agent or the Super Priority Claimholders pursuant to this Agreement shall not reduce any of the Indenture Obligations or the Second Lien Obligations, as applicable.

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(b) With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Claimholders or the Second Priority Agent pays over to the Collateral Agent or the Indenture Claimholders under the terms of this Agreement, the Second Lien Claimholders and the Second Priority Agent shall be subrogated to the rights of the Collateral Agent and the Indenture Claimholders; provided, that the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Indenture Obligations has occurred. The Borrowers acknowledge and agree that the value of any payments or distributions in cash, property or other assets received by the Second Priority Agent or the Second Lien Claimholders that are paid over to the Collateral Agent or the Indenture Claimholders pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

8.6. Application of Payments. (a) All payments received by the Super Priority Agent or the Super Priority Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the Super Priority Obligations provided for in the Super Priority Loan Documents. Each of the Collateral Agent, on behalf of itself and the Indenture Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, assents to any extension or postponement of the time of payment of the Super Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Super Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

(b) All payments received by the Collateral Agent or the Indenture Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the Indenture Obligations provided for in the Indenture Documents. The Second Priority Agent, on behalf of itself and the Second Lien Claimholders, assents to any extension or postponement of the time of payment of the Indenture Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Indenture Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7. SUBMISSION TO JURISDICTION; WAIVERS. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(1) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

55

(2) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(3) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.8; AND

(4) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b) EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.7(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER SUPER PRIORITY LOAN DOCUMENT, INDENTURE DOCUMENT OR SECOND LIEN LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

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8.8. Notices. All notices to the Second Lien Claimholders, the Indenture Claimholders and the Super Priority Claimholders permitted or required under this Agreement shall also be sent to the Second Priority Agent, the Collateral Agent and the Super Priority Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth on Annex I hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9. Further Assurances. The Super Priority Agent, on behalf of itself and the Super Priority Claimholders under the Super Priority Loan Documents, the Collateral Agent, on behalf of itself and the Indenture Claimholders under the Indenture Documents, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders under the Second Lien Loan Documents, and the Borrowers, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Super Priority Agent, the Collateral Agent or the Second Priority Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.11. Binding on Successors and Assigns. This Agreement shall be binding upon the Super Priority Agent, the Super Priority Claimholders, the Collateral Agent, the Indenture Claimholders, the Second Priority Agent, the Second Lien Claimholders and their respective successors and assigns.

8.12. Specific Performance. Each of the Super Priority Agent, the Collateral Agent and the Second Priority Agent may demand specific performance of this Agreement. The Super Priority Agent, on behalf of itself and the Super Priority Claimholders, the Collateral Agent, on behalf of itself and the Indenture Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Super Priority Agent or the Super Priority Claimholders, the Collateral Agent or the Indenture Claimholders, or the Second Priority Agent or the Second Lien Claimholders, as the case may be.

8.13. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

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8.14. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.15. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16. No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Super Priority Claimholders, the Indenture Claimholders and the Second Lien Claimholders. Nothing in this Agreement shall impair, as between the U.S. Borrower and the other Grantors and the Super Priority Agent and the Super Priority Claimholders, as between the Borrowers and the other Grantors and the Collateral Agent and the Indenture Claimholders, or as between the Borrowers and the other Grantors and the Second Priority Agent and the Second Lien Claimholders, the obligations of the Borrowers and the other Grantors to pay principal, interest, fees and other amounts as provided in the Super Priority Loan Documents, the Indenture Documents and the Second Lien Loan Documents, respectively.

8.17. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Super Priority Agent and the Super Priority Claimholders in the first instance, the Collateral Agent and the Indenture Claimholders in the second instance, and the Second Priority Agent and the Second Lien Claimholders in the third instance. Except as provided in Section 8.3, none of the Borrowers, any other Grantor or any other creditor thereof shall have any rights hereunder and neither the Borrowers nor any Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Borrowers or any other Grantor, which are absolute and unconditional, to pay the Super Priority Obligations, the Indenture Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.18. Agreement of First Lien Administrative Agent under Existing Intercreditor Agreement. GSCP, being the First Lien Administrative Agent under the Existing Intercreditor Agreement, hereby enters into this Agreement (constituting an amendment and restatement of the Existing Intercreditor Agreement), and each other party to this Agreement hereby acknowledges and agrees that GSCP enters into this Agreement solely for the purpose of satisfying the requirement under Section 8.3 (Amendments; Waivers) of the Existing Intercreditor Agreement that any amendment of the Existing Intercreditor Agreement be in a writing signed on behalf of each party thereto, it being understood and agreed by each party hereto that, effective immediately upon the amendment and restatement of the Existing Intercreditor Agreement pursuant to this Agreement, GSCP shall no longer be a party to this Agreement, and shall no longer have any rights, obligations or liabilities hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

Super Priority Agent

JEFFERIES FINANCE LLC,
as Super Priority Agent

By:
Name:
Title:

Signature Page to the Intercreditor Agreement

Collateral Agent and Trustee

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.,
as Collateral Agent and Trustee

By:
Name:
Title:

Signature Page to the Intercreditor Agreement

Second Priority Agent

DEUTSCHE BANK TRUST COMPANY
AMERICAS,
as Second Priority Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to the Intercreditor Agreement

The Bermuda Borrower

STRATUS TECHNOLOGIES BERMUDA LTD.

By:
Name:
Title:

Signature Page to the Intercreditor Agreement

Acknowledged and Agreed to by:

The U.S. Borrower

STRATUS TECHNOLOGIES. INC.

By:
Name:
Title:

Signature Page to the Intercreditor Agreement

Acknowledged and Agreed SOLELY for the purpose of, and to the extent provided in, Section 8.18 of this Amended and Restated Intercreditor Agreement:

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as First Lien Administrative Agent under Existing Intercreditor Agreement

By:
Name:
Title:

Signature Page to the Intercreditor Agreement

Annex I

Notices

Super Priority Agent

Jefferies Finance LLC

520 Madison Avenue

18th Floor

New York, New York 10022

Attention: E. Joseph Hess

Telephone: (212) 284-8168

Telecopier No.: (212) 284-3444

with a copy to:

Jefferies Finance LLC

520 Madison Avenue

New York, New York 10022

Attention: General Counsel

Collateral Agent and Trustee

The Bank of New York Mellon Trust Company, N.A.

525 William Penn Place

Pittsburgh, PA 15259

Attention: James M. Young, Senior Associate

Telecopier No.: 412-234-7535

Email: james.m.young@bnymellon.com

A-1

Second Priority Agent

Paul J. O’Leary

Deutsche Bank Trust Company Americas

Leveraged Loan Portfolio

60 Wall Street, MS NYC60-1104

New York, New York 10005

Telephone: 212 250-6133

Telecopier No.: 212 797-5690

with a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: Joseph Brazil, Esq.

Telecopier No.: (212) 354-8113

The U.S. Borrower

Stratus Technologies, Inc.

111 Powdermill Road

Maynard, Massachusetts 01754-3409

Attention: Chief Financial Officer

Telecopier No.: (978) 461-3750

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopier No.: (212) 351-4035

The Bermuda Borrower

Stratus Technologies Bermuda, Ltd.

c/o Coson Corporate Services

Milner House

18 Parliament Street

Hamilton HM 12, Bermuda

Attention: Secretary

7

i

Table of Contents

(continued)

ii

EXHIBIT D

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF

L/C PARTICIPATION CERTIFICATE

[                    ]

[Name of Participating Lender]

[Address of Participating Lender]

Dear Ladies and Gentlemen:

Pursuant to Section 2.7(b) of the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Stratus Technologies, Inc. (“Borrower”), Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent, the undersigned hereby acknowledges receipt from you on the date hereof of the L/C Participating Interest in the amount of [            ] DOLLARS [($            )] in the following Letter of Credit and the L/C Application relating thereto:

[Describe Letter of Credit (i.e. Letter of Credit number, face amount, date of issuance and beneficiary)]

Very truly yours,

[ ],
as Issuing Lender

By:
Name:
Title:

EXHIBIT E

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF

SUBSECTION 3.11(B)(d)(2) CERTIFICATE

Reference is hereby made to the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Stratus Technologies, Inc., as borrower, Stratus Technologies Bermuda Holdings Ltd., Stratus Technologies Bermuda Ltd., the lenders from time to time party thereto, and Jefferies Finance LLC, as administrative agent, sole lead arranger, sole bookrunner and syndication agent. Pursuant to the provisions of Section 3.11(B)(d)(2) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Title

Date:

EXHIBIT F

TO THE

REVOLVING CREDIT AGREEMENT

[Letterhead of Gibson, Dunn & Crutcher LLP]

Client Matter No.: 89298-00021

Direct: (212) 351-4000

Fax: (212) 351-4035

April 8, 2010

The Lenders listed on Schedule I hereto and the Agent party to the Credit Agreement referred to below (collectively, the “Lender Parties”) c/o Jefferies Finance LLC, as Agent

Re:	Stratus Technologies. Inc. – Revolving Credit Agreement
dated as of April 8, 2010

Ladies and Gentlemen:

We have acted as counsel to Stratus Technologies, Inc., a Delaware corporation (the “Company”), Stratus Technologies Bermuda Ltd., an exempted limited liability company under the laws of Bermuda (“Stratus Bermuda”), Stratus Technologies Bermuda Holdings Ltd., an exempted limited liability company under the laws of Bermuda (“Bermuda Holdings” and, together with Stratus Bermuda, the “Parent Guarantors”), Cemprus Technologies, Inc., a Delaware corporation (“Cemprus Technologies”), Cemprus, LLC, a Delaware limited liability company (“Cemprus LLC”), and the direct and indirect subsidiaries of Bermuda Holdings listed on Schedule II hereto (the “Foreign Subsidiaries”) in connection with the Revolving Credit Agreement dated as of April 8, 2010 (the “Credit Agreement”) by and among the Company, Stratus Bermuda, Bermuda Holdings, certain lenders (the “Lenders”), and Jefferies Finance LLC, as agent (in such capacity the “Agent”) and a Lender. Each capitalized term used and not defined herein has the meaning assigned to that term in the Credit Agreement.

In rendering the opinions set forth herein, we have examined the originals, or copies identified to our satisfaction as being true and complete copies of the originals, of the following documents:

(i) the Credit Agreement, including the Exhibits and Schedules thereto;

The Lender Parties

c/o Jefferies Finance LLC

as Agent

April 8, 2010

(ii) the First Lien Subsidiary Guaranty dated as of even date with the Credit Agreement (the “Guaranty”) executed by Cemprus Technologies, Cemprus LLC, and each of the Foreign Subsidiaries (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; and, together with the Parent Guarantors, collectively, the “Guarantors”);

(iii) the Super Priority First Lien Collateral Agreement dated as of even date with the Credit Agreement (the “Collateral Agreement”) by and between the Company, the Guarantors and the Agent;

(iv) the Amended and Restated Intercreditor Agreement dated as of even date with the Credit Agreement (the “Intercreditor Agreement”) by and among the Company, Stratus Bermuda, the Agent, The Bank of New York Mellon Trust Company, N.A., and Deutsche Bank Trust Company Americas;

(v) the Super Priority Patent Security Agreement dated as of even date with the Credit Agreement (the “Patent Security Agreement”) by and between Stratus Bermuda and the Agent;

(vi) the Super Priority Trademark Security Agreement dated as of even date with the Credit Agreement (the “Trademark Security Agreement”) by and between Stratus Bermuda and the Agent; and

(vii) the financing statements on Form UCC1 naming the Company and the Guarantors as debtors, and the Agent as secured party, to be filed in the governmental offices listed on Schedule A hereto (each a “Financing Statement”).

The Collateral Agreement, the Patent Security Agreement, and the Trademark Security Agreement are referred to herein collectively as the “Collateral Documents.” The Credit Agreement, the Guaranty, the Collateral Documents and the Intercreditor Agreement are referred to herein collectively as the “Financing Documents.” The Company and the Guarantors are referred to herein collectively as the “Obligors.” “Specified Obligors” means the Company, Cemprus Technologies and Cemprus LLC. Each relevant Obligor’s right, title and interest in the personal property and fixtures collateral described in the Collateral Documents is referred to herein collectively as its “UCC Collateral” The Uniform Commercial Code as enacted and in effect in the State of New York is referred to herein as

The Lender Parties

c/o Jefferies Finance LLC

as Agent

April 8, 2010

the “NYUCC”. The Uniform Commercial Code as enacted and in effect in the State of Delaware and the District of Columbia (the “Other Jurisdictions”) is referred to herein as the “Other UCCs.” The State of New York and the Other Jurisdictions are referred to herein as the “Perfection Jurisdictions,” and the NYUCC and the Other UCCs are each referred to herein as a “UCC.” All references to sections or other subparts of the NYUCC include references to the equivalent provisions of the Other UCCs, unless the context otherwise requires. All terms defined in a UCC are used herein as defined therein.

We have assumed without independent investigation that:

(a) The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and (except in the case of documents signed on behalf of the Specified Obligors) were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

(b) Each Obligor (other than the Specified Obligors) is a validly existing corporation or limited liability company or other entity in good standing under the laws of its state of formation, has all requisite power to execute and deliver each of the Financing Documents to which it is a party and to perform its obligations thereunder, the execution and delivery of such Financing Documents by such Obligor and performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not violate any law, regulation, order, judgment or decree applicable to such Obligor, and such Financing Documents have been duly executed and delivered by each such Obligor;

(c) Each Financing Document constitutes a legal, valid and binding obligation of each party thereto (other than the Obligors), enforceable against it in accordance with its respective terms;

(d) There are no agreements or understandings between or among any of the parties to the Financing Documents or third parties that would expand, modify or otherwise affect the terms of the Financing Documents or the respective rights or obligations of the parties thereunder or that would modify, release, terminate, subordinate or delay the attachment of the security interest and liens granted thereunder;

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as Agent

April 8, 2010

(e) To the extent that the ability of the Agent to enforce remedies under the Financing Documents in respect of UCC Collateral comprised of inventory may be affected thereby, each Obligor is in compliance with the Fair Labor Standards Act (see Citicorp Industrial Credit. Inc. v. Brock, 483 U.S. 27, 107 S.Ct. 2694 (1987)); and

(f) Each Obligor has, and will have at all times relevant to this opinion, rights in the UCC Collateral granted by it within the meaning of Section 9-203(b)(2) of the NYUCC.

In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied to the extent we deemed appropriate and without independent investigation upon the representations and warranties of the Obligors in the Financing Documents, certificates of officers of the Obligors copies of which are attached hereto (collectively, the “Officers’ Certificate”) or certificates obtained from public officials and others.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

1. Each Specified Obligor is a validly existing corporation or limited liability company in good standing under the laws of the State of Delaware and has all requisite corporate or limited liability company power to execute and deliver the Financing Documents to which it is a party and to perform its obligations thereunder.

2. The execution and delivery by each Specified Obligor of the Financing Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary corporate or limited liability company action. Each Financing Document has been duly executed and delivered by each Specified Obligor party thereto.

3. Each Financing Document constitutes a legal, valid and binding obligation of each Obligor party thereto, enforceable against it in accordance with its terms.

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c/o Jefferies Finance LLC

as Agent

April 8, 2010

4. The execution and delivery by each Obligor of the Financing Documents to which it is a party, and performance of its obligations thereunder, do not and will not violate the certificate or articles of incorporation or bylaws or similar governing documents of any such Obligor that is a Specified Obligor.

5. The execution and delivery by each Obligor of the Financing Documents to which it is a party, and performance of its obligations thereunder do not and will not violate, or require any filing with or approval of any governmental authority or regulatory body of (i) the State of New York or the United States of America under, any law or regulation of the State of New York or the United States of America applicable to such Obligor that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Financing Documents or (ii) the State of Delaware under the Delaware General Corporation Law or the Delaware Limited Liability Company Act, as applicable, except in each case for filings required for the perfection of Liens and such filings or approvals that, if not made or obtained, would not have a material adverse effect on the Obligors taken as a whole or on their ability to perform their obligations under the Financing Documents and would not expose any Lender to liability.

6. No Obligor is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7. Each Obligor has granted a valid security interest (the “Security Interest”) in favor of the Agent, for the benefit of the Lender Parties, in the UCC Collateral described in the Collateral Agreement, securing the performance of the obligations purported to be secured thereby, to the extent a security interest can be created therein under Article 9 of the NYUCC. In this regard, we call to your attention that the Collateral Agreement distinguishes between “Non-U.S. Obligations” and “U.S. Obligations” (in each case as defined therein), and the portion of the UCC Collateral constituting “Non-U.S. Collateral” (as defined in the Collateral Agreement), according to such agreement, does not secure the performance of obligations constituting “U.S. Obligations”. Upon the filing of the Financing Statements with the respective governmental offices indicated on Schedule A hereto, the Security Interest in the UCC Collateral of each Obligor listed on Schedule A will be perfected to the extent security interests therein can be perfected by the filing of UCC1 financing statements under Article 9 of the UCC of the relevant Perfection Jurisdictions specified on Schedule A.

The Lender Parties

c/o Jefferies Finance LLC

as Agent

April 8, 2010

8. Upon delivery to the Agent in the State of New York of the certificates described on Schedule B hereto in accordance with the provisions of the Collateral Agreement (the “Pledged Shares”), the Security Interest of the Agent, for the benefit of the Lender Parties, in the Pledged Shares will be perfected and will be prior in right to all other security interests therein created under Article 9 of the NYUCC. We call to your attention that the Security Interest, insofar as it secures the performance of obligations constituting “U.S. Obligations” under the Collateral Agreement, does not extend to the portion of the equity interests evidenced by the Pledged Shares that constitutes “Non-U.S. Collateral” under the terms of the Collateral Agreement, as further indicated on Schedule B hereto.

The foregoing opinions are also subject to the following additional qualifications, exceptions, assumptions and limitations:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, for purposes of paragraphs 1, 2, 4, and 5(ii) above, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and, for purposes of our perfection opinion in paragraph 7 to the limited extent set forth below, the Other UCCs. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law and the Delaware Limited Liability Company Act as currently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraphs 1, 2, 4, and 5(ii). We have assumed without independent investigation that the operating agreement of Cemprus LLC constitutes a legal, valid and binding obligation of each party thereto, enforceable against it in accordance with its terms; to the extent any of our opinions in paragraphs 2 and 4 above is dependent on the interpretation of such agreement, it is based on the plain meaning of the provisions thereof in light of the Delaware Limited Liability Company Act. Without limitation, we do not express any opinion regarding any Delaware contract law. We have not obtained opinions of counsel engaged in practice in the Other Jurisdictions with respect to the perfection of the security interest in the UCC Collateral. We have, however, examined the applicable provisions of the Other UCCs as currently in effect, as those provisions appear in the Uniform Commercial Code Reporting Service, Section Two State UCC Variations Binder, published by West Group (updated as of March 2010) (the “UCC Reporting Service”), and our opinions in paragraph 7 above, to the extent such opinions involve conclusions as to the perfection of such security interest under the laws of the Other Jurisdictions, are based solely on such

The Lender Parties

c/o Jefferies Finance LLC

as Agent

April 8, 2010

review. This opinion is limited to the effect of the present state (or, to the extent relating to the Other UCCs, the state of such laws as reflected in the UCC Reporting Service) of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the Other Jurisdictions and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws (or reflected in updates of the UCC Reporting Service after March 2010) or the interpretations thereof or such facts. This opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware and the Other UCCs, and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. Except as expressly set forth in paragraph 6 above, we express no opinion regarding the Securities Act of 1933, as amended (the “Securities Act”), or any other federal or state securities laws or regulations.

B. Our opinions set forth in paragraphs 3 and 7 are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers or distributions by corporations to stockholders) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver (whether or not stated as such) under the Financing Documents of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) any waiver (whether or not stated as such) contained in the Financing Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) any provision in any Financing Document waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any Federal Court; (vi) the effect on

The Lender Parties

c/o Jefferies Finance LLC

as Agent

April 8, 2010

the enforceability of the Credit Agreement, the Guaranty or other Financing Documents against, or on the ability of a secured party to realize upon collateral security pledged or granted by, any Guarantor or any other “surety” (which could include a co-borrower jointly liable for loans extended to another co-borrower, a hypothecator of property to secure obligations owed by another person or a common creditor that has subordinated obligations owing to it), of any facts or circumstances occurring after the date hereof that would constitute a defense to the obligation of a surety, unless such defense has been waived effectively by such Guarantor or other surety; (vii) any provision purporting to establish evidentiary standards; (viii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others; (ix) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee); (x) any provision pursuant to which a guarantee, joint and several liability, lien or other security interest shall be valid and enforceable to the maximum extent that would not cause such guarantee, joint and several liability, lien or other security interest to be unenforceable as a fraudulent transfer or conveyance or otherwise under applicable law, or any similar “savings” provision; (xi) the availability of damages or other remedies not specified in the Financing Documents in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, make whole premium, indemnities and expenses); or (xii) any right of setoff to the extent asserted by a participant in the rights of a Lender under the Financing Documents. In addition, we advise you that some of the provisions of the Financing Documents may not be enforceable by a Lender acting individually (as opposed to the Lenders acting through the Agent).

D. We express no opinion as to (i) any waivers or variations of rights of a debtor, including a guarantor, or duties of a secured party under provisions referred to in Section 9-602 of the NYUCC or (ii) any provision in the Collateral Documents (A) that may be deemed to permit the Agent or any other person to sell or otherwise foreclose upon any UCC Collateral, or to apply the proceeds thereof, except in compliance with the NYUCC, applicable laws of the United States and other applicable state and local laws, or (B) that may be deemed to impose on the Agent standards for the care of the UCC Collateral in the possession or control of the Agent that would violate Section 9-207 or 9-208 of the NYUCC or to render such standards inapplicable. Without limitation of clause (ii)(A), we express no opinion with respect to any provision to the extent that it authorizes the Lender Parties to

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c/o Jefferies Finance LLC

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April 8, 2010

purchase UCC Collateral at a private sale, if such Collateral is neither customarily sold in a recognized market nor the subject of widely distributed standard price quotations. We call to your attention that Sections 9-611, 9-612 and 9-613 of the NYUCC include requirements for notice in connection with a private sale or other disposition of UCC Collateral as well as a public sale, unless the UCC Collateral is perishable or threatens to decline speedily in value or is a type customarily sold in a recognized market. We further express no opinion as to any license contained in the Financing Documents to use patents, trademarks or copyrights in connection with an exercise of remedies against UCC Collateral.

E. Our opinion is subject to the effect of Section 552 of the United States Bankruptcy Code (limiting security interests in property acquired after the commencement of a case under the United States Bankruptcy Code). We call to your attention that under the provisions of the NYUCC certain third parties, such as buyers and lessees of goods in the ordinary course of business, licensees of general intangibles (including software) in the ordinary course of business, holders in due course of negotiable instruments, protected purchasers of securities or certain purchasers of security entitlements or financial assets, could acquire an interest in the UCC Collateral free of the security interests of the Agent and the Lenders, even though such security interests are perfected.

F. We express no opinion with respect to (i) the existence, non-existence or value of any UCC Collateral, (ii) any part of the UCC Collateral that is or may be such that a security interest therein is not covered by Article 9 of the NYUCC by virtue of Section 9-109, (iii) the perfection of the Security Interests in any portion of the UCC Collateral, including deposit accounts, goods covered by a certificate of title (such as automobiles), patents, trademarks, copyrights, letter-of-credit rights and money, to the extent that filing of a financing statement is not or may not be sufficient to perfect a security interest therein (whether as a result of requirements for control or possession of such collateral, the applicability of preemptive United States laws or of certificate of title statutes or otherwise) and (iv) the law governing perfection of security interests by filing under Section 9-301 of the UCC. Without limitation of clause (ii) or (iii) above, we express no opinion with respect to the perfection of any Security Interest in accounts that are obligations of the Federal government, any agency, instrumentality or department thereof or any state or local government or any agency or political subdivision thereof, to the extent that any applicable laws (such as the Federal Assignment of Claims Act) require any actions in addition to the filing of financing statements under the UCC of the relevant Perfection Jurisdictions. In

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addition, certain remedies otherwise available under the NYUCC in regard to accounts included in the UCC Collateral may not be available with respect to accounts owing by the Federal Government, or a department, agency or instrumentality thereof, or any state or local government or any agency or political subdivision thereof, as to which the procedures specified in such laws have not been completed. We further express no opinion as to transfers of interests or rights in patents, trademarks or copyrights in connection with exercise of remedies against UCC Collateral under the Collateral Documents.

G. We express no opinion with respect to (i) the sufficiency of the descriptions of the UCC Collateral contained in the Collateral Documents, in the Financing Statements or in any document prepared in connection therewith, except for the legal adequacy of descriptions of UCC Collateral (A) to the extent that such descriptions consist of the collateral types defined in the NYUCC (other than commercial tort claims) and (B) contained in Financing Statements to the extent such descriptions consist of “all assets” or “all personal property,” (ii) the enforceability or perfection of any security interest in the proceeds of any UCC Collateral other than pursuant to Section 9-315 of the NYUCC or the UCC of the relevant Perfection Jurisdiction, (iii) any security interest in consumer goods or commercial tort claims or (iv) perfection (or the law governing perfection) of any security interest in timber to be cut or as-extracted collateral (including oil, gas and other minerals).

H. We express no opinion with respect to the priority (and therefore no opinion as to the respective rights of any creditor, encumbrancer or other third party as against the rights of the Agent and the Lenders) of any security interest in the UCC Collateral, except as expressly set forth in paragraph 8.

I. Perfection of the Security Interests generally will be terminated under the circumstances described in Sections 9-316, 9-507, 9-508 and 9-515 of the NYUCC, unless appropriate action is taken as provided therein. Without limitation, (i) all the financing statements filed must be continued at prescribed intervals by the timely filing of continuation statements and (ii) a new or amended financing statement may be required to be filed to retain any perfected Security Interest in the event any Obligor changes its name, identity or location (as determined under the NYUCC).

J. We call to your attention that certain general intangibles (including contracts, permits, licenses or certain limited liability company or limited partnership interests) of the Obligors included in the UCC Collateral (such general intangibles, the

The Lender Parties

c/o Jefferies Finance LLC

as Agent

April 8, 2010

“Assigned Contracts”) may contain provisions that prohibit the assignment of such Assigned Contracts. Section 9-408 of the NYUCC renders ineffective prohibitions on the attachment of a security interest in the general intangibles of the Obligors under each Assigned Contract; we believe, therefore, that the grant of a security interest in the Obligors’ respective interests in the Assigned Contracts would not be prevented by such provisions or constitute an actionable breach of any such Assigned Contract, to the extent the NYUCC is applicable thereto. We further call to your attention, however, (i) that certain default remedies may not be available to the Lender Parties, and (ii) that restrictions upon the transfer of the Assigned Contracts in connection with the exercise of default remedies by the Agent or the Lenders would not be rendered ineffective pursuant to Section 9-408 of the NYUCC, and therefore any such transfer may constitute a breach of or default under such Assigned Contract or be unenforceable against any counterparty thereto.

K. Our opinions set forth in paragraphs 3 and 7 are subject to, in the case of the Collateral Documents, the following qualifications: (i) the Agent may not be entitled to vote the equity interests included in the UCC Collateral (the “Pledged Equity Interests”) or to receive dividends or other distributions directly from the issuer thereof prior to becoming the record holder of the Pledged Equity Interests; (ii) none of the Pledged Equity Interests or any interest therein may be sold or further transferred by the Agent without registration under the Securities Act, except pursuant to an exemption from registration contained in such Act, and qualification or exemption from qualification under any applicable State securities or Blue Sky laws; and (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 may be required prior to the exercise of any remedies under the Collateral Documents with respect to the Pledged Equity Interests.

L. We express no opinion with respect to the effects of the laws of any foreign jurisdiction on the (i) legality, validity, binding nature of the obligations under or the enforceability of any of the Financing Documents or (ii) remedies or rights of the Agent in respect of Collateral comprising property of or equity interests issued by an entity organized under the laws of any foreign jurisdiction. We call to your attention that under the provisions of applicable foreign law, third parties may obtain a security interest in the Pledged Shares that is prior to the security interest of the Lender Parties in the Pledged Shares.

M. With reference to our opinion in paragraph 8 above, we have assumed without independent investigation that (i) the certificates representing the Pledged Shares are each either (x) indorsed to the Agent or in blank by an effective indorsement (as such term is

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defined in the NYUCC) or (y) registered in the name of the Agent, and (ii) the Agent will at all times hereafter maintain possession of the certificates representing the Pledged Shares in the State of New York.

N. In connection with our opinions expressed in Paragraphs 7 and 8 above, we call to your attention that the UCC Collateral and the Pledged Shares include equity interests of entities (the “Foreign Equity Interests”) organized under the laws of jurisdictions other than the United States of America or a political subdivision thereof (each, a “Foreign Issuer Jurisdiction”) and that the laws of the Foreign Issuer Jurisdictions may prescribe actions that must be taken to effect a valid and perfected pledge of such Foreign Equity Interests. While the filing of a financing statement is sufficient under the UCC of the relevant Perfection Jurisdictions to perfect a security interest under the relevant UCC in an Obligor’s interests in the relevant Foreign Equity Interests (to the extent the UCC of the relevant Perfection Jurisdiction is applicable), certain remedies may not be available to the Agent and the Lenders, and such security interests may otherwise be adversely affected, unless the Agent and the Lenders undertake the actions required under the laws of the Foreign Issuer Jurisdictions. In addition, to the extent the Foreign Equity Interests are evidenced by Pledged Shares covered by our opinion in paragraph 8, we have assumed without independent investigation that such Foreign Equity Interests constitute “certificated securities” within the meaning of Section 8-102 of the NYUCC.

O. We call to your attention that security interests in certain collateral, including certain Foreign Equity Interests, have been granted in accordance with the laws of the foreign jurisdiction in which Obligors or subsidiaries thereof are organized, and we express no opinion as to the effect of conflict of laws rules upon the attachment, perfection, priority, validity or enforceability of such security interests.

P. We express no opinion as to the applicability to, or the effect of noncompliance by, any Lender Party with any state or federal laws applicable to the transactions contemplated by the Financing Documents because of the nature of the business of such Lender Party.

This opinion is rendered as of the date hereof to the Lender Parties in connection with the Financing Documents and may not be relied upon by any person other than the Lender Parties or by the Lender Parties in any other context. The Lender Parties may not furnish this opinion or copies hereof to any other person except (i) to bank examiners and other

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c/o Jefferies Finance LLC

as Agent

April 8, 2010

regulatory authorities should they so request in connection with their normal examinations, (ii) to the independent auditors and attorneys of the Lender Parties, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which any Lender Party is a party arising out of the transactions contemplated by the Financing Documents, or (v) any potential permitted assignee of or participant in the interest of any Lender Party under the Financing Documents for its information. Notwithstanding the foregoing, parties referred to in clause (v) of the immediately preceding sentence who become Lenders after the date hereof may rely on this opinion as if it were addressed to them (provided that such delivery shall not constitute a re-issue or reaffirmation of this opinion as of any date after the date hereof). This opinion may not be quoted without the prior written consent of this Firm.

Very truly yours,

SCHEDULE I – LENDER PARTIES

SCHEDULE II – FOREIGN SUBSIDIARIES

SCHEDULE A – FINANCING STATEMENTS

SCHEDULE B – PLEDGED SHARES

EXHIBIT G-1

TO THE

REVOLVING CREDIT AGREEMENT

[Letterhead of Mouaimis & Mouaimis]

8 April 2010

Jefferies Finance LLC (“Jefferies”)
(as Administrative Agent for the Lenders and as a Lender under the Revolving Credit Agreement
(as defined below))
520 Madison Avenue
New York, New York 10022
United States of America

The Bank of New York Mellon Trust Company, N.A. (“BNYM”)
(as Trustee and Collateral Agent under the Indenture
(as defined below))
525 William Penn Place
Pittsburgh, Pennsylvania 15259

Deutsche Bank Trust Company Americas (“DBTCA”)
(as Administrative Agent for the Lenders under the Second Lien Credit Agreement
(as defined below) and Swing Line Lenders)
60 Wall Street
New York, New York 10005
United States of America

Goldman Sachs Credit Partners L.P. (“GSCP”)
(as Syndication Agent)
1 New York Plaza
New York, New York 10004
United States of America	BY FAX & COURIER

GSCP and Deutsche Bank Securities Inc. (“DBSI”) as Joint Lead Arrangers and Joint Bookrunners

The Lenders under the Second Lien Credit Agreement

The Initial Purchaser of the Notes under the Purchase Agreement (as defined below)

Dear Sirs,

SRA Technologies Cyprus Limited (“the Cyprus Guarantor”)

1.	Preliminary

1.1.	We have acted as counsel to the Cyprus Guarantor in connection with the issue and sale by Stratus Technologies Bermuda Ltd. (“the Bermuda Issuer”) and Stratus Technologies, Inc. (“the US Issuer” and together with the Bermuda Issuer “the Issuers”) of an aggregate of 215,000 units (“the Units”), each Unit consisting of (i) 20.61 ordinary shares of Stratus Technologies Bermuda Holdings Ltd. (“Holdings”) and 4.69 preference shares of Holdings (collectively, the “Equity Shares”) and (ii) $480 principal amount of Senior Secured Notes due 2015 issued by the Bermuda Issuer (the

“Bermuda Notes”) and $520 principal amount of Senior Secured Notes due 2015 issued by the U.S. Issuer (the “U.S. Notes” and together with the Bermuda Issuer Notes, “the Notes”). The Units (to the extent consisting of the Notes) will be issued pursuant to an Indenture dated April 8, 2010 (“the Indenture”) between, inter alios, the Issuers and The Bank of New York Mellon Trust Company, N.A. as trustee and collateral agent (“the Trustee” or “the Collateral Agent”, as the case may be). The Notes will be guaranteed on a senior secured basis by the Guarantors pursuant to the Indenture and the Note Guarantee made by the signatories thereto (“the Guarantors”) (including the Cyprus Guarantor) in favour of the Trustee for the Holders (as defined in the Indenture) (“the Note Guarantee”).

1.2.	The Second Lien Credit Agreement (as amended and restated as of August 28, 2006 and as of June 5, 2007) has been amended and restated further by an agreement, dated as of March 22, 2010, between, inter alios, the Issuers, as Borrowers, the several lenders from time to time parties thereto, Deutsche Bank Trust Company Americas, as administrative agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners, and Goldman Sachs Credit Partners L.P., as syndication agent, in order to, among other things, extend the maturity date and amend the interest and certain other terms thereof (“the Second Amendment to the First Amended and Restated Second Lien Credit Agreement”).

1.3.	On March 22, 2010, by means of an Acknowledgment and Confirmation signed on behalf of the Cyprus Guarantor, the Cyprus Guarantor consented to the modifications effected pursuant to the Second Amendment to the First Amended and Restated Second Lien Credit Agreement and confirmed that the Second Lien Guarantee and the Second Lien Collateral Agreement, each dated as of March 29, 2006 in favour of the Administrative Agent for the Lenders under the Second Lien Credit Agreement, will continue to guarantee or secure, in accordance with their respective terms, the payment and performance of all the obligations under the Second Lien Credit Agreement, as amended by the Second Amendment to the First Amended and Restated Second Lien Credit Agreement (“the Acknowledgment and Confirmation”).

1.4.	On the date of this opinion, a new revolving credit agreement is entered into among, inter alios, the U.S. Issuer, as borrower, the several lenders from time to time parties thereto and Jefferies, as administrative agent, sole lead arranger and sole bookrunner, for the provision of a $ 25,000,000 revolving credit facility to the Issuers (“the Revolving Credit Agreement”).

1.5.	On the date of this opinion, the Cyprus Guarantor entered into the following security documents as security for the Revolving Credit Facility Agreement in favour of Jefferies in its capacity as the Administrative Agent for the Lenders from time to time parties to the Revolving Credit Facility Agreement (“the Revolving Security Documents”):

(a)	First Lien Subsidiary Guarantee (“the Revolving Guarantee”);

(b)	Super Priority First Lien Collateral Agreement (“the Revolving Collateral Agreement”).

1.6.	On the date of this opinion, the First Amended and Restated First Lien Credit Agreement dated as of August 28, 2006, among the Issuers, as borrowers, the several lenders from time to time parties thereto, Goldman Sachs Credit Partners L.P., administrative agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as syndication agent (“the First Lien Credit Agreement”), was fully repaid and discharged and the First Lien Guarantee, dated as of March 29, 2006 made by the guarantors party thereto (including the Cyprus Guarantor) in favour of the administrative agent for the lenders under the First Lien Credit Agreement (“the First Lien Guarantee”) and the First Lien Collateral Agreement, dated as of March 29, 2006 made by the guarantors party thereto (including the Cyprus Guarantor) in favour of the administrative agent for the lenders under the First Lien Credit Agreement (“the First Lien Collateral Agreement”) were released and discharged by means of a Release of Security Interests dated as of April 8, 2010 and executed by Goldman Sachs Credit Partners L.P., as administrative agent for the secured parties under the First Lien Credit Agreement (“the First Lien Security Release Agreement”).

2

1.7.	On the date of this opinion, the Cyprus Guarantor entered into the following security documents as security for the Notes, for the ratable benefit of the Indenture Claimholders (as defined therein) (“the Indenture Security Documents”):

(a)	the Note Guarantee; and

(b)	Indenture Collateral Agreement, between the persons named therein as Grantors, including the Cyprus Guarantor, in favour of BNYM, in its capacity as the Collateral Agent (“the Indenture Collateral Agreement”).

1.8.	On the date of this opinion, the Deed of Share Pledge, dated as of March 29, 2006 made by Stratus Technologies International S.à r.l., as the then registered and beneficial owner of all the issued shares of the Cyprus Guarantor in favour of GSCP as administrative agent on behalf of the Administrative Agent and other First Lien Secured Parties (as defined therein) and on behalf of the Second Lien Administrative Agent and the Second Lien Secured Parties (as defined therein) (“the Former Deed of Share Pledge”) was terminated by virtue of a Deed of Release entered into by Goldman Sachs Credit Partners L.P. in favour of the pledgor thereunder (“the Former Pledge Release”).

1.9.	On the date of this opinion, a new deed of share pledge (“the New Deed of Share Pledge”) was entered into by Stratus Technologies Bermuda Ltd., the current registered and beneficial owner of all the issued shares of the Cyprus Guarantor (“the Shares”), as Pledgor, in favour of (i) Jefferies in its capacity as administrative agent for the Revolving Credit Secured Parties, (ii) The Bank of New York Mellon Trust Company, N.A., as collateral agent under the Indenture, and (iii) Deutsche Bank Trust Company Americas, as administrative agent for the Second Lien Secured Parties (in such capacities, collectively the “Pledgee”).

2.	Documentation

2.1.	For the purposes of this opinion, we have examined such laws, regulations and decrees in effect in Cyprus and such corporate records as are kept at the registered office of the Cyprus Guarantor and the Companies Registry in Cyprus and other documents of the Cyprus Guarantor as we considered necessary in order to render the opinions hereinafter expressed, including without limitation originals or copies identified to our satisfaction of the following documents:

(a)	an executed copy of the Purchase Agreement, dated as of March 31, 2010 by and between the Issuers, the Guarantors, including the Cyprus Guarantor, and Jefferies & Company, Inc., as the Initial Purchaser (“the Initial Purchaser”) (“the Purchase Agreement”);

(b)	an executed copy of the Indenture;

(c)	a copy of the Preliminary Offering Memorandum related to the issuance of the Units by the Issuers, dated as of March 23, 2010, as supplemented by a Supplement to Preliminary Offering Memorandum, dated March 31, 2010 (as supplemented “the Preliminary Offering Memorandum”) and a copy of the pricing supplement dated as of March 31, 2010;

(d)	a copy of the Final Offering Memorandum related to the issuance of the Units by the Issuers, dated as of March 31, 2010 (“the Offering Memorandum”), setting out, inter alia, the material terms of the Units, Notes and the Note Guarantee in the sections therein entitled “Description of the Units” and “Description of the Notes”;

(e)	an executed copy of the Second Amendment to the First Amended and Restated Second Lien Credit Agreement;

(f)	a copy of the Acknowledgment and Confirmation, executed on behalf of the Cyprus Guarantor;

(g)	an executed copy of the Revolving Credit Facility Agreement;

(h)	a copy of the Revolving Guarantee, executed on behalf of the Cyprus Guarantor;

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(i)	a copy of the Revolving Collateral Agreement, executed on behalf of the Cyprus Guarantor;

(j)	a copy of the Note Guarantee, executed on behalf of the Cyprus Guarantor;

(k)	a copy of the Indenture Collateral Agreement, executed on behalf of the Cyprus Guarantor;

(l)	an executed copy of the First Lien Security Release Agreement;

(m)	an executed copy of the Former Pledge Release;

(n)	an executed copy of the New Deed of Share Pledge;

(o)	an executed copy of the Registration Rights Agreement, dated the date hereof, among the Issuers, the Guarantors and the Initial Purchaser (“the Registration Rights Agreement”);

(p)	an executed copy of the Amended and Restated Intercreditor Agreement by and among the Borrowers, Jefferies, in its capacity as Administrative Agent for the Lenders under the Revolving Credit Facility, BNYM in its capacity as Collateral Agent and Trustee under the Indenture and, DBTCA in its capacity as Administrative Agent for the Lenders under the Second Lien Credit Agreement (“the Intercreditor Agreement”);

(q)	signed copies of the Minutes of the Meetings of the Board of Directors of the Cyprus Guarantor, held on March 31, 2010, setting out the Resolutions of the Directors of the Cyprus Guarantor passed thereat, approving, inter alia, the documents described above and the transactions contemplated thereby and the transactions contemplated by the Offering Memorandum to the extent they relate to the Cyprus Guarantor, authorizing the Cyprus Guarantor to enter into these documents and perform its obligations thereunder and authorizing its officers to sign and enter into therein on its behalf and other ancillary or supplementary documents referred to therein (“the Directors’ Resolutions”);

(r)	copies of the Memorandum and Articles of Association of the Cyprus Guarantor and the corporate certificates of the Cyprus Guarantor, issued by the Registrar of Companies and certified as true copies by the Secretary of the Cyprus Guarantor (“the Constitutional Documents”); and

(s)	all other documents, approvals and consents of whatever nature and wherever kept which it was, in our judgment and to our knowledge, necessary or appropriate to examine to enable us to give the opinion expressed below.

2.2.	In this opinion, “the Second Lien Credit Agreement” means the Second Lien Credit Agreement in its amended and restated form as provided for in the Second Amendment to the First Amended and Restated Second Lien Credit Agreement. We have assumed for the purpose of this opinion that the Second Amendment Effective Date (under and as defined in the said Amendment and Restatement Agreement) has occurred.

2.3.	Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Revolving Credit Agreement or the Purchase Agreement to the extent defined therein.

2.4.	In this opinion:

(a)	all the documents referred to in Section 2.1 hereof other than the New Deed of Share Pledge are collectively referred to as “the New York Law Documents”;

(b)	the New Deed of Share Pledge and the Former Pledge Release, are collectively referred to as “the Cyprus Law Documents”;

(c)	the New York Law Documents and the Cyprus Law Documents, are collectively referred to as “the Opinion Documents”;

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(d)	the Revolving Guarantee and the Revolving Collateral Agreement are collectively referred to as “the Revolving Security Documents”;

(e)	the Note Guarantee and the Indenture Collateral Agreement are collectively referred to as “the Indenture Security Documents”;

(f)	the Revolving Collateral Agreement and the Indenture Collateral Agreement are collectively referred to as “the New Collateral Agreements” ; and

(g)	references to “the Notes” includes the Global Notes (as defined in the Indenture), unless the context indicates otherwise.

3.	Legal Opinion

Having considered the documents listed in paragraph 2.1 above, and having regard to the relevant laws of Cyprus we are pleased to advise that in our opinion:-

Corporate Status

3.1	The Cyprus Guarantor was duly incorporated in Cyprus for an indefinite period as a limited liability company and is a validly existing separate legal entity and in good standing, is subject to suit in its own name, and has full statutory power, corporate capacity and legal right to carry on its business in the manner contemplated by its Constitutional Documents and to own and deal with property as it is being conducted.

3.2	As of the date of this opinion, no formal notification has been served on the Cyprus Guarantor or filed against the Cyprus Guarantor for the appointment of a receiver, liquidator, trustee, statutory manager or similar officer over, nor was any petition filed in the Cyprus courts to wind up the Cyprus Guarantor.

Corporate Power

3.3	The Cyprus Guarantor has the corporate power, authority and capacity under its Constitutional Documents and the law to enter into and perform, and has taken all necessary corporate action to authorise the entry into and delivery of the Opinion Documents to which the Cyprus Guarantor is a party and its performance of its obligations thereunder.

Due Execution, Legal, Valid and Binding Obligations

3.4	Each of the New York Law Documents has been duly and validly approved, signed and executed on behalf of the Cyprus Guarantor party thereto and, to the extent any New York Law Document is governed by the laws of the State of New York subject to its validity and enforceability under the laws of the State of New York, constitutes the legal, valid and binding obligations of the Cyprus Guarantor, enforceable in accordance with their respective terms.

Choice of Law, Jurisdiction, Enforcement of Judgment and Service of Process

3.5	The choice of the laws of the State of New York to govern the New York Law Documents to which the Cyprus Guarantor is a party is, under the laws of Cyprus, a valid choice of law by the parties thereto and the laws of the State of New York will (subject to Cyprus public policy although we are not aware of any public policy requirement which would be applicable here) accordingly be applied by the Cypriot courts if such New York Law Documents or any claim thereunder comes under their jurisdiction upon proof of the relevant provisions of the laws of the State of New York.

3.6	The choice of Cyprus law as the governing law of the New Deed of Share Pledge, First Lien Security Release Agreement and Former Pledge Release is under the laws of the Republic of Cyprus, a valid choice of law by the parties thereto and Cyprus law will accordingly be applied by the Courts of Cyprus. The submission by the Bermuda Issuer to the non-exclusive jurisdiction of the courts of the Cyprus, agreed to in the New Deed of Share Pledge, will be upheld by the Cyprus courts.

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3.7	A final and conclusive judgment against the Cyprus Guarantor for a definite sum of money obtained in any state or federal court in the Borough of Manhattan in The City of New York, New York and appellate courts from any thereof in any suit, action or proceeding arising out of or in relation to the New York Law Documents will, subject to Cyprus public policy, be recognized by courts in Cyprus as creating a debt enforceable against the Cyprus Guarantor by the judgment creditor and such courts will give judgment in fresh proceedings to recover the debt, without re-examination or re-litigation of the matters adjudicated upon.

3.8	The submission by the Cyprus Guarantor to the jurisdiction of the courts of the State of New York or any other courts having jurisdiction made in the Opinion Documents will be treated by the courts of Cyprus as valid and binding on the Cyprus Guarantor.

3.9	Each of the Opinion Documents is in proper legal form for enforcement in the courts of the Republic of Cyprus subject to any translation in the Greek language as may be ordered by the court of the Republic of Cyprus and subject to stamping as is referred to in paragraph 3.22 of this opinion letter.

No Violation

3.10	The approval, execution and delivery of each of the Opinion Documents by the Cyprus Guarantor, and the performance by the Cyprus Guarantor of the obligations expressed to be assumed by the Opinion Documents, to which the Cyprus Guarantor is a party do not:

(i)	conflict with any laws binding on the Cyprus Guarantor;

(ii)	conflict with the Constitutional Documents of the Cyprus Guarantor; or

(iii)	to the best of our knowledge, conflict with or result in default under any document which is binding upon the Cyprus Guarantor or any of its assets.

No Authorizations, Consents or Approvals

3.11	No further acts, consents, clearances, approvals, authorization, declaration, registration, license or order from or notice to or filing with any court, government department or any other regulatory or other authority or governmental body in the Republic of Cyprus is necessary for the execution, delivery and performance by the Cyprus Guarantor of any of the Opinion Documents to which it is a party or to ensure and maintain the validity, priority and legality of such Opinion Documents or their enforceability, save for (i) the registration of the charges under the New Collateral Agreements with the Registrar of Companies in Cyprus pursuant to the Cyprus Companies Law, Cap. 113; (ii) the recording of the pledge of shares under the New Deed of Share Pledge in the register of members of the Cyprus Guarantor; and (iii) the release and deregistration from the Office of the Registrar of Companies in Cyprus of the charges under the First Lien Collateral Agreement, which were registered on April 17, 2006 (which Mouaimis & Mouaimis will attend to).

No Immunity

3.12	Neither the Cyprus Guarantor nor any of its assets are entitled to immunity from suit, execution, attachment or other legal process in the Republic of Cyprus.

Shareholdings

3.13	All of the issued and outstanding Shares in the share capital of the Cyprus Guarantor (i) have been duly authorized and validly issued and are fully paid in and non-assessable and free of preemptive rights and not subject to further calls for funds and (ii) are wholly owned directly or indirectly by Stratus Technologies Bermuda Ltd., free from liens, encumbrances and defects (other than as provided for under the New Deed of Share Pledge).

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New Security Documents

3.14	The provisions of the Revolving Collateral Agreement are effective to create in favor of Jefferies in its capacity as administrative agent for the Secured Parties (as defined in the Revolving Collateral Agreement) under the Revolving Credit Facility, valid and enforcible and perfected liens on and security interests in the Collateral (as defined therein) of the Cyprus Guarantor in respect of which such security interests and liens have been granted, which liens and security interests rank prior to any other security interest, lien, charge or encumbrance in or on the Collateral of the Cyprus Guarantor (“the Super Priority Security”) upon registration of the particulars of the charges created thereunder with the Registrar of Companies in Cyprus pursuant to the Cyprus Companies Law, Cap. 113 (which Messrs. Mouaimis & Mouaimis will attend to within the prescribed time limit).

3.15	The provisions of the Indenture Collateral Agreement are effective to create in favor of the Collateral Agent for the benefit of the Indenture Claimholders valid and enforceable liens on and security interests over the Collateral (as defined therein) of the Cyprus Guarantor in respect of which such security interests and liens have been granted, which liens and security interests rank immediately after the Super Priority Security (“the Second Priority Security”) upon registration of the particulars of the charges created thereunder with the Registrar of Companies in Cyprus pursuant to the Cyprus Companies Law, Cap. 113 (which Messrs. Mouaimis & Mouaimis will attend to within the prescribed time limit).

3.16	The provisions of the Second Lien Collateral Agreement are effective to create in favor of the Administrative Agent for the Lenders under the Second Lien Credit Agreement valid and enforceable liens on and security interests in the Collateral (as defined therein) of the Cyprus Guarantor in respect of which such security interests and liens have been granted, which liens and security interests rank immediately behind the Second Priority Security (“the Third Priority Security”); the Administrative Agent has a valid, duly perfected and enforcible lien on and security interest in the Collateral (as defined therein) under the Second Lien Collateral Agreement, the particulars of the charges created thereunder were registered with the Registrar of Companies in Cyprus pursuant to the Cyprus Companies Law, Cap. 113, on April 17, 2006.

3.17	The provisions of the New Deed of Share Pledge are effective to create in favor of the Pledgee a valid, enforceable and perfected security interest over the Shares of the Cyprus Guarantor upon the recording of the pledge in the register of members of the Cyprus Guarantor pursuant to the provisions of Section 138 of the Cyprus Contract Law, Cap. 149 and the delivery to the Pledgee in the State of New York of the certificate of memorandum of pledge in the form of Schedule 5 to the New Deed of Share Pledge and the original certificate representing the Shares, accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective endorsement, the form of which is attached as Schedules to the New Deed of Share Pledge.

3.18	The provisions of the Intercreditor Agreement relating to ranking, order of recovery, loss sharing, turnover would be given effect and are binding on the Cyprus Guarantor (to the effect they relate to it) and in the absence of any violation of the principle requiring that the available assets of the Cyprus Guarantor should be used to meet the claims of its unsecured creditors on a pari passu basis and in the absence of facts rendering the subordination arrangements under the Intercreditor Agreement as an “unprofitable contract” for the Cyprus Guarantor, the subordination arrangements are binding on the liquidator of the Cyprus Guarantor who would not be permitted to cause it to breach the subordination arrangements; and in line with the general policy considerations in favour of the enforcement of contractual subordination, a subordination agreement or arrangment is unlikely to be liable to be disclaimed or not followed by a liquidator of the Cyprus Guarantor.

Release of the Former Share Pledge and the First Lien Security

3.19	The provisions of the First Lien Security Release Agreement are sufficient for the effectual release of the First Lien Guarantee and the First Lien Collateral Agreement (assuming that this Document is valid and binding under the law by which it is governed).

3.20	The provisions of the Former Pledge Release are sufficient for the effectual release of the Former Deed of Share Pledge.

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Taxation, Stamp Duty and License

3.21	There is no withholding tax or other tax to be deducted from any payments whatsoever that the Cyprus Guarantor is required to make pursuant to, or as a result of the Opinion Documents to which it is a party and the arrangements contemplated thereby do not give rise to any charge whatsoever to taxes in Cyprus provided the holders of the Units or the Notes, as the case may be, or any other person who is beneficiary of any payment or guarantee under any Opinion Documents to which the Cyprus Guarantor is a party shall not become tax resident of Cyprus in accordance with the Cyprus Income Tax Laws or shall not carry on business in Cyprus through a permanent establishment in Cyprus;

3.22	Ad valorem stamp duty is payable pursuant to the laws of Cyprus in connection with the Opinion Documents if any of the Opinion Documents is sought to be enforced in Cyprus or admitted into evidence in the courts of Cyprus (assuming the Units and the Notes would not be issued or sold in Cyprus and the proceeds of the issue of the Units would not be transferred or paid into any bank account in Cyprus); such duty with regard to the principal Document (being the Indenture Collateral Agreement) is calculated on the basis of the aggregate amount sought to be secured thereby, 1,5‰ for the first € 170.860 and thereafter 2‰ plus € 256,30 for contract sums exceeding € 170.860 with a fee cap of € 17.086 or any part thereof. Subject as stated above and save for the payment of customary registration fees payable to the Registrar of Companies in Cyprus for the registration of the Revolving Collateral Agreement and the Indenture Collateral Agreement (as referred to in paragraph 3.11 hereof), no stamp, registration, documentary or similar taxes are payable under the laws of Cyprus by reason of the issue of the Units or the Notes or the entry into or performance of the Opinion Documents and the holders of the Units or the Notes, as the case may be, will not incur or become liable for any tax on income or capital gain, stamp duty, registration, transfer or other similar taxes under the laws of Cyprus by reason only of the acquisition, ownership, exercise of rights under or disposal of the Units or the Notes, as the case may be.

3.23	It is not necessary under the laws of Cyprus (i) in order to enable the Trustee, the Collateral Agent or the holders of the Units or the Notes, as the case may be, to enforce their rights under the relevant Opinion Documents or (ii) by reason of the execution and performance of the Opinion Documents, that any such party be licensed, qualified or entitled to carry on business in Cyprus.

3.24	Under the laws of Cyprus, the Trustee, the Collateral Agent or the holders of the Units or the Notes, as the case may be, that are not ordinarily resident in Cyprus or are not tax residents of Cyprus, are not nor will be deemed to be resident, domiciled, carrying on business or subject to taxation in or subject to any legal requirements of registration or filing solely by reason of the execution, performance or enforcement of any Opinion Document.

Legal Proceedings

3.25	To the best of our knowledge there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending in Cyprus to which the Cyprus Guarantor is a party or to which any property of the Cyprus Guarantor is or may be the subject, and no such investigations, actions, suits or proceedings are threatened or, to the best of our knowledge, contemplated by any governmental or regulatory authority or by others.

Offering Circular Descriptions

3.26	Insofar as such statements purport to summarize certain Cyprus law matters referred to in the Offering Memorandum, the statements under the heading “Enforcement of Civil Liabilities” fairly and accurately summarize as of the date of the Preliminary Offering Memorandum, the date of the Offering Memorandum and as at the date hereof, such Cyprus law matters, legal conclusions and other matters in all material respects.

4.	Qualifications

4.1	The opinions set out in this letter are subject to the following qualifications:

(a)	No opinion is expressed on the effectiveness of any provision of any of the Opinion Documents which has the effect of imposing or increasing any rate of interest or other amount which may be payable on default or breach, such a provision being subject to the possibility of being characterised as an unenforceable contractual penalty pursuant to the laws of Cyprus.

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(b)	The obligations of the Cyprus Guarantor under the Opinion Documents to which it is a party may be limited or affected by bankruptcy, insolvency, liquidation, and other laws to or affecting the rights of creditors generally. Any attempt to contract out of the mandatory provisions of such laws will be ineffective.

(c)	The courts in Cyprus may not treat as conclusive any calculation or matter which by the terms of a contract are to be determined by a party thereto or are otherwise to be conclusive, but may inquire into such calculations or matter. Where a contract vests discretion in any person, the courts in Cyprus may require such discretion to be exercised reasonably and objectively.

(d)	Nothing in this opinion is to be taken as indicating that the remedy of an order for specific performance or the issue of an injunction or other equitable remedy would be available in courts in Cyprus in respect of the obligations of any party to the Documents.

(e)	A court in Cyprus may stay proceedings if concurrent proceedings in respect of any of the Documents are being brought elsewhere.

(f)	A court in Cyprus would be prepared to render judgment for a monetary amount in a foreign currency, but the amount may have to be converted into Euro for the purposes of enforcement of such judgment within Cyprus. Additionally, foreign currency amounts for which a creditor proves in a winding up of the Company must be converted into Euro at the rate prevailing at the date of the winding up order or resolution.

(g)	Claims and obligations may become barred under the Limitation of Actions Law or may be subject to set-off or counterclaim in legal actions being brought in Cyprus notwithstanding any provision in any of the Opinion Documents to the contrary.

(h)	A contract may under the laws of Cyprus be void or liable to be avoided if entered into on the basis of a mistake as to fact or if a party thereto was induced to enter into it by a misrepresentation as to fact or by fraud.

(i)	A court in Cyprus may not grant any remedy, the availability of which is subject to equitable considerations or which is otherwise in the discretion of the Court.

(j)	Under the rules of procedure applicable, a court in Cyprus may, at its discretion, order a plaintiff in an action, being a party who is not ordinarily resident in the jurisdiction of Cyprus, to provide security for costs.

(k)	If and to the extent that any of the terms of the Opinion Documents contemplates written waivers or consents, an agreement may be varied, amended or discharged by a further agreement or a collateral agreement which may be effected by an oral agreement or conduct.

(l)	Provisions in the Opinion Documents as to severability may not be binding under Cyprus law and the question of whether or not provisions relating to invalidity on account of illegality may be severed from other provisions in order to save such other provisions would be determined by a court in Cyprus at its discretion.

(m)	Clauses in the Opinion Documents that refer to amounts or matters that the relevant parties may agree from time to time, or words to that effect, may not amount to legally binding obligations on the part of the parties.

(n)	Indemnity obligations imposed under the Opinion Documents may not be enforceable in so far as they relate to fines and penalties arising out of matters of civil or criminal liability.

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(o)	Any charge created under the documents considered in the section “New Security Documents” of this opinion, within six (6) months before the commencement of the winding up of the Cyprus Guarantor would be held void if it were considered as a fraudulent preference of any of its creditors.

(p)	Wherever our opinion is qualified by the phrase “to the best of our knowledge” or similar language, it is intended to indicate that during the course of our reviewing the documents specifically listed herein or the corporate records of the Cyprus Guarantor kept with the Registrar of Companies in Cyprus no information has come to our attention which has given us actual knowledge of the facts or circumstances referred to. However, we have not undertaken any special or independent investigation to determine the existence or absence of such facts or circumstances, and no inference as to our knowledge in that regard or to the fact that we may have acted on behalf of the Cyprus Guarantor in other transactions should be drawn.

5.	Assumptions

5.1	In examining the Opinion Documents and rendering this opinion we have assumed:

(a)	the genuineness of all signatures and seals on the Opinion Documents, the completeness and authenticity of the Opinion Documents and all other documents referred to in section 2 of this opinion submitted to us whether as originals or copies and the conformity to originals of all documents supplied to us as certified, photocopies or facsimile copies;

(b)	that each of the parties (other than the Cyprus Guarantor) to the Opinion Documents has, the necessary capacity and power to enter into these Documents and perform its obligations under these Documents and enjoy its rights and benefits thereunder, that the execution and delivery by each such party of these Documents has been, duly authorised and that these Documents have been, duly issued, executed and delivered by each such party to them;

(c)	that, so far as the laws of any other jurisdiction other than Cyprus are concerned, each of the Opinion Documents constitutes legal, valid, binding and enforceable obligations of the parties thereto;

(d)	that, so far as the laws of any other applicable jurisdiction other than Cyprus are concerned, all consents, licences, approvals, authorisations, notices, filings, recordations, publications and registrations that are required by such applicable laws other than the laws of Cyprus in order to permit, or in connection with, the execution, delivery or performance of each of the Opinion Documents by the parties thereto have been made or obtained within the period permitted by such laws or regulations and are in full force and effect, within the period permitted by such laws or regulations and will be in full force and effect;

(e)	all of the Opinion Documents dated earlier than the date of this opinion letter (other than as is contemplated by this opinion letter) have not been amended, modified or terminated at the date of this opinion letter;

(f)	that each of the parties to the Opinion Documents other than the Cyprus Guarantor is and will be validly incorporated and existing;

(g)	that any choice of law as the law governing the Opinion Documents has not been and will not be made in order to avoid application of the laws of a jurisdiction under which any provision of the Opinion Documents would be illegal;

(h)	that each of the Opinion Documents has been entered into for bona fide commercial reasons and on arm’s-length terms by each of the parties thereto;

(i)	that the Directors Resolutions were validly passed in good faith in the interests of the Cyprus Guarantor and not for any ulterior purpose and that the Directors Resolutions remained in full force and effect up to and including the time of execution of the Opinion Documents and have not been amended or rescinded;

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(j)	that the corporate records of the Cyprus Guarantor which we have examined are accurate and the information contained therein is true and complete; and

(k)	that there are no facts which have not been disclosed to us which would be relevant to our opinions expressed herein.

5.2	Notwithstanding the foregoing, the undersigned, being the only member of our law firm who worked on this project, has no actual knowledge of any fact which may render any of the foregoing assumptions unjustified or incorrect or inaccurate.

6.	Cypriot Law

6.1	This opinion is limited to the laws of Cyprus as applied by the Cypriot courts and published and in effect on the date of this opinion. We express no opinion as to the laws of any jurisdiction other than Cyprus and have assumed that no provisions of the laws of any jurisdiction outside Cyprus affects the conclusions in this opinion.

7.	Benefit of the Opinion

7.1	This Opinion is given for the benefit of the addressees, the Cyprus Guarantor and their respective legal advisers in connection with the transactions referred to in section 1 of this opinion and except with our written consent is not to be used or relied upon by the addressees or their legal advisers for any other purpose except that a copy of this opinion may be included in the bible of documents memorializing the issue of the Units. This opinion may only be transmitted or disclosed to any other person on the basis that they may rely on it.

7.2	Our opinion herein is strictly limited to the matters stated herein and is not to be read as extending the implication to any other matter.

Yours faithfully,

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EXHIBIT G-2

TO THE

REVOLVING CREDIT AGREEMENT

[Letterhead of A&L Goodbody]

date 8 April 2010

To:	Jefferies Finance LLC (as administrative agent

for the Lenders and as a Lender)

(the Addressee)

Stratus: Revolving Credit Agreement

Dear Sirs,

We have acted on behalf of Stratus Technologies Ireland Limited (the Company) who have requested us to give you this opinion in connection with the revolving credit agreement dated as of April 8, 2010 between Stratus Technologies Bermuda Holdings Ltd., Stratus Technologies Bermuda Ltd., Stratus Technologies, Inc., the several lenders from time to time parties thereto (the Lenders) and the Addressee as syndication agent, administrative agent, sole lead arranger and sole bookrunner (the Revolving Credit Agreement).

1.	We have examined facsimile copies of:

1.1.	the agreements listed in the Schedule to this opinion letter (hereinafter referred to as the Agreements) and

1.2.	a corporate certificate (the Certificate) of the Company dated on the 8 April 2010 attaching:

1.2.1.	copies of the certificate of incorporation, the certificate of change of name, and memorandum and articles of association of the Company;

1.2.2.	copies of the minutes of meetings of the board of directors held on 31 March 2010 considering the provision of financial assistance in connection with the Transaction (as defined therein) and following completion of the section 60 approval procedure in accordance with Section 60(2) authorising and approving the entry into the Agreements;

1.2.3.	copies of the appointment of alternate director forms whereby Frederick Prifty appointed William Eugene (Bill) O’Dwyer as his alternate director for the purposes set out therein dated 13 March 2007 and 30 March 2010;

1.2.4.	written resolution of the member of the Company dated 31 March 2010 approving the entry into the relevant Agreements by the Company and the provision of Section 60 of the Companies Act, 1963 as amended (the Written Resolution);

1.2.5.	statutory declaration of a majority of the directors of the Company dated 31 March 2010 pursuant to the provisions of section 60 of the Companies Act, 1963 as amended (the Statutory Declaration);

1.2.6.	a copy of the power of attorney of the Company dated 31 March 2010; and

1.2.7.	a copy of the register of members of the Company;

and such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

Terms defined in the Revolving Credit Agreement and the Collateral Agreement shall have the same meaning in this opinion letter.

2.	For the purpose of giving this opinion we have assumed:

2.1.	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

2.2.	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject- matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in the minutes and the Written Resolution were duly passed and are in full force and effect;

2.3.	the genuineness of the signatures and seals on all original and copy documents which we have examined;

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2.4.	that Stratus Technologies Bermuda Ltd. is a company duly incorporated as a company with limited liability under Bermudan law and is a separate legal entity, subject to suit in its own name;

2.5.	that no steps have been taken or are being taken to appoint an administrative receiver, administrator or liquidator over Stratus Technologies Bermuda Ltd. or to wind up Stratus Technologies Bermuda Ltd.

2.6.	that Stratus Technologies Bermuda Ltd. has power, authority and corporate capacity to enter into, and to execute, deliver and perform its obligations under, the Ireland Charge Agreement and the implementation of the foregoing by Stratus Technologies Bermuda Ltd. will not cause:

2.6.1.	any limit on it or its directors (whether imposed by its constitutional documents or by the Ireland Charge Agreement law or regulation) to be exceeded; or

2.6.2.	any law or regulation (other than the laws of Ireland) to be contravened;

2.7.	that all necessary corporate action has been taken to authorise the execution, delivery and performance by Stratus Technologies Bermuda Ltd. of the Ireland Charge Agreement;

2.8.	that Stratus Technologies Bermuda Ltd. has duly executed the Ireland Charge Agreement;

2.9.	that no consents, licences, approvals, authorisations or exemptions of any governmental or other authority or agency of or in Bermuda are required by law or regulation (having the force of law) in relation to or in connection with the execution and delivery by Stratus Technologies Bermuda Ltd. of the Ireland Charge Agreement or the performance by any Stratus Technologies Bermuda Ltd. of the obligations expressed to be assumed by it in the Ireland Charge Agreement;

2.10.

that no registrations, filings or recordings with any governmental or other authority or agency of or in Bermuda are required by law or regulation (having the force of law) in relation to or in connection with the execution and delivery by Stratus Technologies

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Bermuda Ltd. of the Ireland Charge Agreement or the performance by Stratus Technologies Bermuda Ltd. of the obligations expressed to be assumed by it in the Ireland Charge Agreement;

2.11.	that no stamp, registration or similar tax or charge is payable in Bermuda in respect of the Ireland Charge Agreement;

2.12.	that in any proceedings taken in Bermuda for the enforcement of the Ireland Charge Agreement, the choice of the law of Ireland as the governing law of the Ireland Charge Agreement would be upheld by the Bermudan Courts;

2.13.	that the submission by Stratus Technologies Bermuda Ltd. in the Ireland Charge Agreement to the exclusive jurisdiction of the courts of Ireland would be upheld by the Bermudan courts;

2.14.	that a judgment of the courts of Ireland would be recognised and enforced by the courts of Bermuda;

2.15.	that the Ireland Charge Agreement is lawful as a matter of Bermudan law and does not conflict any rule of Bermudan law;

2.16.	that the Ireland Charge Agreement is not capable of being rescinded as a matter of Bermudan law;

2.17.	that the Ireland Charge Agreement is not void as a matter of Bermudan law;

2.18.	that the Ireland Charge Agreement is valid and legally binding as a matter of Bermudan law;

2.19.	that the memorandum and articles of association of the Company are correct and up to date;

2.20.	the accuracy and completeness as to factual matters of the representations and warranties of the Company contained in the Certificate and the Agreements and the accuracy of all certificates provided to us by the Company;

2.21.	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Agreements;

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2.22.	without having made any investigation, that the terms of the Agreements are lawful and fully enforceable under the laws of Bermuda and the State of New York and any other applicable laws other than the laws of Ireland;

2.23.	the accuracy and completeness of all information appearing on public records; and

2.24.	that the Company has entered into the relevant Agreements in good faith, for its legitimate business purposes, for good consideration, and that it derives commercial benefit from the Agreements commensurate with the risks undertaken by it in connection with the Agreements.

3.	We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this letter. Subject to that qualification and to the other qualifications set out herein, we are of the opinion that:

3.1.	the Company is a company duly incorporated under the laws of Ireland and is a separate legal entity, subject to suit in its own name. Based only on searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 8 April, 2010, the Company is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over it or to wind it up;

3.2.	the Company has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Agreements to which it is party, and the implementation by the Company of the foregoing will not cause:

3.2.1.	any limit on it or on its directors (whether imposed by the documents constituting the Company or by statute or regulation) to be exceeded; or

3.2.2.	any law or order to be contravened;

3.3.	each of the Agreements to which the Company is party has been duly executed on its behalf and the obligations on the part of Stratus Technologies Bermuda Ltd.

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under the Ireland Charge Agreement is valid and legally binding on and in a form capable of enforcement against Stratus Technologies Bermuda Ltd. under the laws of Ireland in the courts of Ireland, in accordance with its terms. However, please also refer to our opinion at clause 3.10 below with regard to the enforceability of the New York Law Agreements;

3.4.	the Ireland Charge Agreement creates a valid security interest over the Shares and Share Rights as defined therein of a type recognisable by the Irish Courts;

3.5.	no authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the Agreements are required to be obtained in Ireland;

3.6.	it is not necessary or advisable under the laws of Ireland in order to ensure the validity, enforceability or priority of the obligations or rights of any party to the Agreements (excluding any obligations or rights of any party in relation to any Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks or Trademark Licenses), that any of the Agreements be filed, registered, recorded, or notarised in any public office or elsewhere or that any other instrument relating thereto be signed, delivered, filed, registered or recorded other than:

3.6.1.	the requirement to file particulars of the charge created (1) by the Company and Stratus Technologies Bermuda Ltd pursuant to the Collateral Agreement and (2) by Stratus Technologies Bermuda Ltd. pursuant to the Ireland Charge Agreement with the Irish Registrar of Companies within 21 days of execution thereof; and

3.6.2.	the requirement to file the Statutory Declaration within 21 days of the granting of the financial assistance referred to therein;

3.7.	the Company is not entitled to claim any immunity from suit, execution, attachment or other legal process in Ireland;

3.8.

in any proceedings taken in Ireland for the enforcement of the New York Law Agreements, the choice of the law of the State of New York as the governing law of the New York Law Agreements would be upheld by the Irish Courts in accordance

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with the provisions of the Rome I Regulation EC No. 59312008 on the Law Applicable to Contractual Obligations and unless it was considered contrary to public policy, illegal or made in bad faith;

3.9.	as of the date hereof and subject to the other statements made in this Opinion we are not aware of any circumstance concerning the transactions contemplated by the New York Law Agreements that would give rise to an Irish court holding that such transactions would violate Irish public policy. In addition, there are no mandatory provisions of Irish law which would make the New York Law Agreements invalid or unenforceable as a matter of Irish law;

3.10.	the submission by the parties to the non-exclusive jurisdiction of the courts of the State of New York under the New York Agreements will be upheld by the Irish courts;

3.11.	in any proceedings taken in Ireland for the enforcement of a judgment obtained against either of the Companies in the courts of the State of New York (a Foreign Judgment) the Foreign Judgment should be recognised and enforced by the courts of Ireland save that to enforce such a Foreign Judgment in Ireland it would be necessary to obtain an order of the Irish courts. Such order should be granted on proper proof of the Foreign Judgment without any re-trial or examination of the merits of the case subject to the following qualifications:

3.11.1.	that the foreign court had jurisdiction, according to the laws of Ireland;

3.11.2.	that the Foreign Judgment was not obtained by fraud;

3.11.3.	that the Foreign Judgment is not contrary to public policy or natural justice as understood in Irish law;

3.11.4.	that the Foreign Judgment is final and conclusive;

3.11.5.	that the Foreign Judgment is for a definite sum of money; and

3.11.6.	that the procedural rules of the court giving the Foreign Judgment have been observed.

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Any such order of the Irish courts may be expressed in a currency other than euro in respect of the amount due and payable by the Company but such order may be issued out of the Central Office of the Irish High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue of such order. However, in the event of a winding up of a Company, amounts claimed by against such Company in a currency other than the euro (the Foreign Currency) would, to the extent properly payable in the winding up, be paid if not in the Foreign Currency in the euro equivalent of the amount due in the Foreign Currency converted at the rate of exchange pertaining on the date of the commencement of such winding up;

3.12.	in any proceedings taken in Ireland for the enforcement of the Ireland Charge Agreement and the Deed of Release, the choice of the law of Ireland as the governing law of any non-contractual rights and obligations of the parties arising under and pursuant to the the Ireland Charge Agreement and the Deed of Release would be upheld by the Irish Courts in accordance with and subject to the provisions of Regulation (EC) No 864/2007 on the Law Applicable to Non-Contractual Obligations;

3.13.	the submission by the parties to the non-exclusive jurisdiction of the courts of Ireland under the Ireland Charge Agreement and the Deed of Release will be upheld by the Irish courts;

3.14.	it is not necessary under the laws of Ireland (a) in order to enable the Addressee to enforce its rights under the Agreements or (b) by reason of the execution of the Agreements, that it should be licensed, qualified or otherwise entitled to carry on business in Ireland;

3.15.	the Agreements will not be liable to any ad valorem tax or duty, registration tax, stamp duty or any similar tax or duty imposed by a competent authority of or within Ireland;

3.16.	by reason only of the execution, delivery and performance of the Agreements to which it is a party the Addressee will not be deemed to be resident, domiciled or carrying on business in Ireland; and

8

3.17.	based only on our inspection of a copy the register of members of the Company as attached to the Certificate, Stratus Technologies Bermuda Ltd. is the legal owner of the entire issued and voting share capital of the Company.

4.	The opinions set forth in this opinion letter are given subject to the following qualifications:

4.1.	an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

4.2.	this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

4.3.	this opinion is subject to the general laws relating to the limitation of actions in Ireland;

4.4.	a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the Agreements might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

4.5.	additional interest imposed by any clause of any Agreement might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void. The fact that such provisions are held to be void would not in itself prejudice the legality and enforceability of any other provisions of the relevant Agreement but could restrict the amount recoverable by way of interest under such Agreement;

4.6.	claims may be or become subject to defences of set-off or counter-claim;

4.7.	in the event of the Addressee seeking to dispose of the assets (including without limitation all securities) which are the subject of the security created pursuant to the Collateral Agreement and the Ireland Charge Agreement, an application for a clearance pursuant to the provisions of the Competition Act, 2002 may have to be made;

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4.8.	pursuant to section 1001 of the Taxes Consolidation Act, 1997, the Addressee may become liable to make certain payments to the Irish Revenue Commissioners (the Revenue) by reason of having been granted a fixed charge on book debts of the Company pursuant to the Collateral Agreement. Such liability would be computed by reference to (i) amounts of income tax deducted by the Company from the wages of their employees and (ii) amounts of value added tax in each case owing but not paid by the Company to the Revenue (Relevant Amounts). However, the liability to pay to the Revenue amounts received by it from a company will be limited to amounts received after it shall have been notified in writing by the Revenue that such Relevant Amounts are due (the Revenue Notice). Further, if the Revenue have received within 21 days of execution of the Collateral Agreement a copy of the particulars of the charge created thereby which have been lodged with the Irish Companies Registration Office, the liability of the Addressee to discharge the Relevant Amounts will be limited to the Relevant Amounts accruing after the date of the Revenue Notice;

4.9.	under Section 1002 of the Taxes Consolidation Act, 1997, any debt to a person (including any deposit with a financial institution) may be attached by the Revenue Commissioners in order to discharge any liabilities of that person in respect of outstanding tax whether the liabilities are due on its own account or as an agent or trustee. This right of the Revenue Commissioners (on which there is no case law) may override the rights of the holders of security (whether fixed or floating) in relation to the debt in question. Section 1002 could be relevant to the security created by the Company in relation to, inter alia, the Collateral Agreement;

4.10.	an Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice, and where staying the action is not inconsistent with the Council Regulation 2001/44/EC on Jurisdiction and the Enforcement of Judgments;

4.11.	there is some possibility that depending on the actual course of dealing between the parties to the Collateral Agreement and the Ireland Charge Agreement any fixed charge contained therein may not be construed as a fixed charge but as a floating charge and so become subject to prior claims of certain statutory preferential creditors;

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4.12.	the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

4.13.	a waiver of all defences to any proceedings may not be enforceable;

4.14.	provisions in any of the Agreements providing for indemnification resulting from loss suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

4.15.	pursuant to section 131 of the Stamp Duties Consolidation Act, 1999 any indemnity given by the Company in respect of payment of Irish stamp duties may not be enforceable;

4.16.	an Irish court may refuse to give effect to undertakings contained in any of the Agreements that the Company will pay legal expenses and costs in respect of any action before the Irish courts;

4.17.	we express no opinion as to the priority of any of the security created by the Agreements or whether the property or assets comprised in such security is owned by the Company or whether such property or assets is or are now or may become subject to any equities or subject to any rights or interests of any other person ranking in priority to or free of such security or whether they could be transferred to any other person free of any such security;

4.18.	we express no opinion on any taxation matters other than as expressly set out in paragraph 3.16 or on the contractual terms of the relevant documents other than by reference to the legal character thereof; and

4.19.	with your agreement, we express no opinion on the perfection of any security interest created in respect of any Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks or Trademark Licenses pursuant to the Collateral Agreement.

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This opinion is addressed only to the Addressee and may be relied upon only by the Addressee for its sole benefit in connection with the Agreements and may not be relied on by any assignees of any such persons or any other person.

Yours faithfully,

12

SCHEDULE

List of Agreements

Unless otherwise stated all agreements shall be dated the 8 April, 2010.

1.	The Revolving Credit Agreement;

2.	Super Priority First Lien Collateral Agreement by each of the corporations, including the Company, that are signatories thereto as grantors in favour of the Addressee (as Administrative Agent) (the Collateral Agreement);

3.	First Lien Subsidiary Guarantee by each of the corporations, including the Company, that are signatories thereto as grantors, in favour of the Addressee (as Administrative Agent) (the Guarantee).

The Collateral Agreement, the Revolving Credit Agreement and the Guarantee are together the New York Law Agreements.

4.	Charge over Shares among Stratus Technologies Bermuda Ltd. and the Administrative Agent (as Administrative Agent) in respect of the shares of the Company, (the Ireland Charge Agreement).

5.	Deed of Release by Goldman Sachs Credit Partners L.P. in respect of a charge over shares created by Stratus Technologies International S.a.r.l dated 29 March 2006 (the Share Charge) (the Deed of Release).

The New York Law Agreements, the Ireland Charge Agreement and the Deed of Release are collectively known as the Agreements.

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EXHIBIT G-3

TO THE

REVOLVING CREDIT AGREEMENT

[Letterhead of Cox Hallett Wilkinson]

8 April 2010

Jefferies Finance LLC (as syndication agent, administrative agent, sole lead arranger and sole book runner (the “Agent”))

520 Madison Avenue

New York, NY 10012

USA

Dear Sirs,

Re: Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”) and Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), (together the “Companies”)

We have acted as legal counsel in Bermuda to the Companies in connection with the transactions contemplated by a US$25,000,000 revolving credit agreement dated as of 8 April 2010 entered into between the Companies, the several lenders from time to time parties hereto (the “Lenders”), Stratus Technologies, Inc. (“Borrower”) and the Agent (the “Revolving Credit Agreement”) (which term, for the purpose of this opinion does not include any other instrument or agreement whether or not specifically referred to therein or attached as an appendix or schedule thereto).

This opinion is provided to the Agent at the request of the Companies pursuant to Section 5(1) of the Revolving Credit Agreement.

All capitalised terms used herein and not otherwise defined shall have the meaning attributed to such term in the Revolving Credit Agreement.

For the purposes of giving this opinion we have examined and relied upon scanned copies of execution versions of the following documents:

A.	the Revolving Credit Agreement;

B.	a legal mortgage over shares between Bermuda Holdings and the Agent granting a fixed charge over the shares of Stratus Bermuda dated the date hereof (the “Bermuda Share Charge”);

C.	a super priority first lien collateral agreement between the Companies, the Borrower, SRA Technologies Cyprus Limited, Stratus Technologies Ireland Limited, Cemprus Technologies, Inc., Cemprus, LLC and the Agent dated the date hereof (the “Collateral Agreement”); and

D.	an amended and restated intercreditor agreement between (among others) the Borrower, Stratus Bermuda, the Agent (as Super Priority Agent), the Bank of New York Mellon Trust Company, N.A. (as Trustee) and Deutsche Bank Trust Company Americas dated the date hereof (the “Intercreditor Agreement”);

E.	a deed of pledge of shares, dated the date hereof (the “Cyprus Pledge”), among Stratus Bermuda, Bank of New York Mellon Trust Company Americas, N.A., Deutsche Bank Trust Company Americas and the Agent;

F.	a deed of charge, dated the date hereof (the “Irish Pledge”), between the Stratus Bermuda and the Agent;

G.	a deed of release, dated the date hereof (the “Bermuda Release”), between Bermuda Holdings and Goldman Sachs Credit Partnership L.P.;

H.	a super priority patent security agreement, dated the date hereof (the “Super Priority Patent Security Agreement”), between the Stratus Bermuda and the Agent;

I.	a super priority trademark security agreement, dated the date hereof (the “Super Priority Trademark Security Agreement”), between Stratus Bermuda and the Agent.

Each of documents A to I are hereinafter collectively referred to as the “Opinion Documents.”)

We have also examined and relied upon the documents listed (and in some cases defined) in the Schedule to this opinion and made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinions set forth below.

Assumptions

We have assumed (without making any investigation thereof):

(a)	the genuineness and authenticity of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b)	the genuineness of all signatures on the Opinion Documents;

(c)	that each of the Opinion Documents that was received by electronic means is complete, intact and in conformity with the transmission as sent;

(d)	the capacity, power and authority of each of the other parties to the Opinion Documents (other than the Companies) to enter into and perform their obligations under the Opinion Documents to which they are a party;

(e)	the accuracy and completeness of all factual representations (save for facts that are the subject of our opinions herein) made in the Opinion Documents and other documents reviewed by us, and that such representations have not since such review been materially altered;

(f)	the due execution of each of the Opinion Documents by each of the parties thereto (other than the Companies) and the delivery thereof of each of the parties thereto (other than the Companies);

(g)	that the Opinion Documents constitute the legal, valid and binding obligations of each of the parties thereto, other than the Companies, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(h)	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the board of directors of each of the Companies in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the directors to effect entry by such Companies into the Opinion Documents, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(j)	the validity and binding effect under the laws of the State of New York (the “New York Law”) of the Opinion Documents excluding the Bermuda Share Charge, the Irish Pledge and the Cyprus Pledge (together the “New York Law Documents”);

(k)	the validity under the New York Law of the submission by the Companies pursuant to the New York Law Documents to the non-exclusive jurisdiction of the courts of the State of New York in the County of New York (the “New York Courts”);

(l)	validity and binding effect under laws of the Republic of Ireland (the “Irish Law”) of the Irish Pledge;

(m)	the validity under the Irish Law of the submission by the Companies pursuant to the Irish Pledge to the non-exclusive jurisdiction of the courts of the Republic of Ireland (the “Irish Courts”);

(n)	validity and binding effect under the laws of Cyprus (the “Cypriot Laws” and together with the New York Law and the Irish Law, collectively referred to as the “Foreign Laws”) of the Cyprus Pledge;

(o)	the validity under the Cypriot Laws of the submission by the Companies pursuant to the Cyprus Pledge to the non-exclusive jurisdiction of the courts of Cyprus (the “Cypriot Courts” and together with the New York Courts and the Irish Courts, collectively referred to as the “Foreign Courts”);

(p)	that the Opinion Documents, excluding the Bermuda Share Charge are in the proper legal form to be admissible in evidence and enforced in the Foreign Courts and in accordance with the Foreign Laws;

(q)	that none of the Companies carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses; and

(r)	that the records which were the subject of the Company Searches and the Litigation Searches were complete and accurate at the time of such searches and disclosed all information which is material for the purposes of this opinion and such information has not materially changed since the date of such searches;

(s)	that on the date of entering into the Opinion Documents each of the Companies, was and after entering into the Opinion Documents will be able to pay its liabilities as they become due; and

(t)	that each of the Companies has entered into its obligations under the Opinion Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Opinion Documents would benefit the Companies.

Reservations

(a)	The obligations of each of the Companies under the relevant Opinion Documents:

(i)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors;

(ii)	will be subject to statutory limitation of the time within which proceedings may be brought;

(iii)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; and

(iv)

may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages.

Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

(b)	We do not purport to be qualified to pass upon, and express no opinion herein as to, the laws of any jurisdiction other than those of Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(c)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Opinion Documents by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(d)	Searches of the Register at the office of the Registrar and of the Supreme Court Cause Book at the Registry are not conclusive and it should be noted that the Register and the Supreme Court Cause Book do not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar or the Registry would have or should have been disclosed on the public file, the Causes Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book;

(ii)	details of matters which should have been lodged for filing or registration with the Registrar or at the Registry but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Cause Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the register of charges in accordance with the provisions of the Companies Act 1981 (the “Act”).

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“Overseas Companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the register of charges maintained by the Registrar in respect of such Overseas Companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(e)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully- paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

Opinions

We have made such examination of the laws of Bermuda as currently applied by the courts of Bermuda as in our judgment is necessary for the purpose of these opinions.

Based upon and subject to the assumptions and qualifications set out in this opinion, we are of the opinion that:

1.	Each of the Companies is duly incorporated with limited liability and is validly existing under the laws of Bermuda, and (based solely on the Certificates of Compliance referred to in the Schedule to this opinion) is in good standing under the laws of Bermuda (meaning that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The entering into of the relevant Opinion Documents and the execution and delivery of the relevant Opinion Documents by each of the Companies and the performance by each of the Companies of its obligations thereunder are within its corporate powers and have been duly authorised.

3.	The Opinion Documents constitute legal, valid and binding obligations of each of the Companies a party thereto, enforceable in Bermuda in accordance with its terms.

4.	The execution and delivery by each of the Companies of the Opinion Documents to which it is a party and the performance by each of the Companies of its obligations thereunder will not conflict with the Memorandum of Association or Bye-laws of the Companies or violate or result in the breach of any Bermuda law or regulation.

5.	Neither the Companies nor any of their assets or property enjoys, under Bermuda law, immunity on the grounds of sovereignty from any legal or other proceedings whatsoever or from enforcement, execution or attachment in respect of its obligations under the Opinion Documents.

6.	The Opinion Documents have been duly executed by each of the Companies to which it is a party.

7.	Based solely on the Litigation Searches, there are no judgments against, nor legal or governmental actions or proceedings pending in Bermuda to which any of the Companies is subject.

8.	Based solely on the Company Searches and the Litigation Searches, no steps have been, or are being, taken in Bermuda for the appointment of a receiver or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of any of the Companies or any of their respective assets.

9.	No authorisation, consent, approval, license, qualification or formal exemption from, or any filing, declaration or registration with any court, governmental or municipal authority or other public body of Bermuda is required in connection with the execution, delivery, performance by any of the Companies of its obligations under the Opinion Documents or the enforceability or admissibility in evidence of the relevant Opinion Documents.

10.	It is not necessary or desirable to ensure the enforceability in Bermuda of the Opinion Documents that they be registered in any register kept by, or filed with, any governmental or municipal authority or other public or regulatory body in Bermuda. However, to the extent that an Opinion Document creates a charge over assets of either of the Companies, it may be desirable to ensure the priority in Bermuda of the charge that it be registered in the Register of Charges in accordance with Section 55 of the Act. On registration, to the extent that Bermuda law governs the priority of a charge, such charge will have priority in Bermuda over any unregistered charges, and over any subsequently registered charges, in respect of the property subject to such charge. A registration fee will be payable in respect of the registration.

11.	The Opinion Documents will not be subject to ad valorem stamp duty registration or other fees, duties or taxes in Bermuda.

12.	The choice of the Foreign Laws as the governing law of the Foreign Law Documents is a valid choice of law and the submission by the Companies to the non-exclusive jurisdiction of the Foreign Courts in accordance with the terms thereof is valid and binding upon the relevant Companies and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws:

(a)	which such court considers to be procedural in nature;

(b)	which are revenue or penal laws; or

(c)	the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda.

13.	The payment obligations of each of the Companies under the Revolving Credit Agreement are direct obligations of the Companies and rank at least pari passu with all other present or future unsecured and unsubordinated indebtedness of each of the Companies other than the indebtedness which is preferred by virtue of any provision of the laws of Bermuda of general application. The Bermuda Share Charge creates a valid security interest, enforceable in Bermuda in accordance with its terms.

14.	Neither of the Companies nor any of their respective assets are entitled to immunity under the laws of Bermuda, whether characterised as sovereign immunity or otherwise from any legal action or proceeding in Bermuda (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

15.	No Bermuda taxes are imposed by withholding or otherwise on any payment to be made by any of the Companies under the Opinion Documents or are imposed on or by virtue of the execution or delivery by the Companies of the Opinion Documents or any document or instrument to be executed or delivered under the Opinion Documents.

16.	The choice of the Foreign Laws as the governing law of the Opinion Documents, excluding the Bermuda Share Charge is a valid choice of law and the submission by the Companies to the non-exclusive jurisdiction of the Foreign Courts is valid and binding upon each of the Companies a party thereto and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws:

(d)	which such court considers to be procedural in nature;

(e)	which are revenue or penal laws; or

(f)	the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda.

17.	The Judgments (Reciprocal Enforcement) Act 1958 does not apply to judgments of the Foreign Courts and as a result a final and conclusive judgment of the relevant Foreign Court against any of the Companies based upon the Foreign Law Documents under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the relevant Foreign Court’s judgment. A final opinion as to the availability of this remedy should be sought when the facts surrounding the relevant Foreign Court’s judgment are known, but, on general principles, we would expect such proceedings to be successful provided that:

(a)	the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and

(b)	the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.

Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.

No stamp duty or similar or other tax or duty is payable in Bermuda on the enforcement of a foreign judgment. Court fees will be payable in connection with proceedings for enforcement.

18.	The Agent will not be deemed to be resident, domiciled, carrying on business or subject to taxation in Bermuda by reason only of the negotiation, preparation, execution, performance, enforcement of, and/or receipt of any payment due from the Companies under the relevant Opinion Documents.

19.	It is not necessary under the laws of Bermuda:

(a)	in order to enable the Agent to enforce its rights under the Opinion Documents; or

(b)	by reason of the execution, delivery and performance of the Opinion Documents by the Agent,

that the Agent should be licensed, qualified or otherwise entitled to carry on business in Bermuda.

20.	Based solely on a review of the Register of Shareholders of Stratus Bermuda certified by the Secretary of the Company on 8 April 2010, the issued share capital of Stratus Bermuda consists of 71,007 shares of par value $1.00, all of which are validly issued, fully paid and non-assessable (and registered in the name of Stratus Holdings).

Disclosure

This opinion may be relied upon by the Agent and the Lenders only in connection with the financing arrangements contemplated by the Revolving Credit Agreement and may not be used or relied upon by any other person for any other purpose whatsoever, without our prior written consent, except as may be required by any court or other governmental or regulatory authority or in connection with any litigation or other proceeding to which this opinion letter may be relevant provided that a copy of this opinion may be provided for the purpose of information only to any person who is a potential transferee or assignee of any Lender, and any professional advisors thereof, but only on the basis that it will not be relied upon by any such person or professional advisor thereof.

This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly set forth herein.

Yours faithfully,

Schedule

1.	The entries and filings shown in respect of Stratus Bermuda on the files of Stratus Bermuda maintained in the Register of Companies (the “Register”) at office of the Registrar of Companies in Hamilton, Bermuda (the “Registrar”), as revealed by a search on 12 March 2010 and an updated search conducted at 8:30 a.m. on 7 April 2010 (the “Stratus Bermuda Company Search”).

2.	The entries and filings shown in respect of Bermuda Holdings on the files of Bermuda Holdings maintained in the Register of Companies (the “Register”) at office of the Registrar of Companies in Hamilton, Bermuda (the “Registrar”), as revealed by a search on 12 March 2010 and an updated search conducted at 8:30 a.m. on 7 April 2010 (the “Bermuda Holdings Company Search”).

(The Stratus Bermuda Company Search and the Bermuda Holdings Company Search are collectively referred to as the “Company Searches”).

3.	The entries and filings shown in respect of each of the Companies in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, (the “Registry”) as revealed by searches on 12 March 2010 and an updated search conducted at 12:00 p.m. on 7 April 2010 (the “Litigation Searches”).

4.	Certified copies of:

(a)	the Certificate of Incorporation, Memorandum of Association and Bye-laws of Stratus Bermuda adopted on 22 February 2002; and

(b)	the Certificate of Incorporation, Memorandum of Association and Bye-laws of Bermuda Holdings adopted on 24 March 2009,

(collectively referred to as the “Constitutional Documents”).

5.	The following documents (collectively referred to as the “Resolutions”):

(a)	the original signed minutes of the meeting of the board of directors of Stratus Bermuda held on 31 March 2010;

(b)	the original signed minutes of the meeting of the board of directors of Bermuda Holdings held on 31 March 2010; and

(c)	scanned copies of solvency confirmations in respect of each of the Companies executed by Robert C. Laufer on 31 March 2010.

6.	A Certificate of Compliance, dated 17 March 2010 issued by the Ministry of Finance under the Act in respect of Stratus Bermuda and updated on 7 April 2010.

7.	A Certificate of Compliance, dated 17 March 2010 issued by the Ministry of Finance under the Act in respect of Bermuda Holdings and updated on 7 April 2010.

8.	A certified copy of the Register of Shareholders of each of the Companies as of 8 April 2010.

9.	A certified copy of the Register of Directors and Officers of each of the Companies as of 8 April 2010.

EXHIBIT H-1

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF BORROWER CLOSING CERTIFICATE

Pursuant to Section 5.l(m) of the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement) among Stratus Technologies, Inc. (the “Borrower”), Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd.(“Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC as administrative agent to the Lenders (in such capacity the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent, the undersigned [INSERT TITLE OF OFFICER] of the Borrower hereby certifies as follows:

1. The representations and warranties of the Borrower set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Borrower pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. [                                ] is the duly elected and qualified corporate secretary of the Borrower and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.

4. Attached hereto is the Pro Forma Balance Sheet of Bermuda Holdings and its consolidated Subsidiaries and such Pro Forma Balance Sheet (i) fairly presents in all material respects the pro forma financial position of Bermuda Holdings and its consolidated Subsidiaries and (ii) was prepared in good faith.

5. The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date.

The undersigned corporate secretary of the Borrower certifies as follows:

6. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Borrower.

7. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

8. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower on [                    ]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Borrower now in force relating to or affecting the matters referred to therein.

9. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Borrower as in effect on the date hereof.

10. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Borrower as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

11. The following persons are now duly elected and qualified officers of the Borrower holding the offices indicated next to their respective names below as of the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Borrower each of the Credit Documents to which it is a party and any certificate or other document to be delivered by the Borrower pursuant to the Credit Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:	By:
Name:	Name:
Title:	Title:

Date:

EXHIBIT H-2

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF CREDIT PARTIES CLOSING CERTIFICATE

Pursuant to Section 5.1(m) of the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement) among Stratus Technologies, Inc. (the “Borrower”), Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC, as administrative agent (in such capacity the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF CREDIT PARTY] hereby certifies as follows:

1. The representations and warranties of the Company set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. [                                ] is the duly elected and qualified corporate secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

The undersigned corporate secretary of the Company certifies as follows:

3. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.

4. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

5. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of the Company on [                    ]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only such proceedings of the Company now in force relating to or affecting the matters referred to therein.

6. Attached hereto as Annex 2 is a true and complete copy of the [By-Laws] of the Company as in effect on the date hereof.

7. Attached hereto as Annex 3 is a true and complete copy of the [Certificate of Incorporation] of the Company as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

8. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below as of the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Credit Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Credit Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:		By:
	Name:		Name:
	Title:		Title:

Date:

EXHIBIT H-3

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF BERMUDA HOLDINGS CLOSING CERTIFICATE

Pursuant to Section 5.l(m) of the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement) among Stratus Technologies, Inc. (the “Borrower”), Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC as administrative agent to the Lenders (in such capacity the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent, the undersigned [INSERT TITLE OF OFFICER] of the Borrower hereby certifies as follows:

1. The representations and warranties of Bermuda Holdings set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Bermuda Holdings pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. [                    ] is the duly elected and qualified corporate secretary of Bermuda Holdings and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.

4. The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date.

The undersigned corporate secretary of Bermuda Holdings certifies as follows:

5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against Bermuda Holdings, nor has any other event occurred adversely affecting or threatening the continued corporate existence of Bermuda Holdings.

6. Bermuda Holdings is an exempted limited liability company duly organized and validly existing under the laws of Bermuda.

7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of managers of Bermuda Holdings on [                    ]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only such proceedings of Bermuda Holdings now in force relating to or affecting the matters referred to therein.

8. Attached hereto as Annex 2 is a true and complete copy of the Memorandum of Association and Bye-Laws of Bermuda Holdings as in effect on the date hereof.

9. Attached hereto as Annex 3 is a true and complete copy of the certificate evidencing organization of Bermuda Holdings as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

10. The following persons are now duly elected and qualified officers of Bermuda Holdings holding the offices indicated next to their respective names below as of the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of Bermuda Holdings each of the Credit Documents to which it is a party and any certificate or other document to be delivered by Bermuda Holdings pursuant to the Credit Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:		By:
	Name:		Name:
	Title:		Title:

Date:

EXHIBIT H-4

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF STRATUS BERMUDA CLOSING CERTIFICATE

Pursuant to Section 5.l(m) of the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement) among Stratus Technologies, Inc. (the “Borrower”), Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Holdings”), Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC as administrative agent to the Lenders (in such capacity the “Administrative Agent”), and as sole lead arranger, sole bookrunner and syndication agent, the undersigned [INSERT TITLE OF OFFICER] of the Borrower hereby certifies as follows:

1. The representations and warranties of Stratus Bermuda set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by or on behalf of Stratus Bermuda pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. [                                ] is the duly elected and qualified corporate secretary of Stratus Bermuda and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.

4. The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date.

The undersigned corporate secretary of Stratus Bermuda certifies as follows:

5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against Stratus Bermuda, nor has any other event occurred adversely affecting or threatening the continued corporate existence of Stratus Bermuda.

6. Stratus Bermuda is an exempted limited liability company duly organized and validly existing under the laws of Bermuda.

7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of managers of Stratus Bermuda on [                                ]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only such proceedings of Stratus Bermuda now in force relating to or affecting the matters referred to therein.

8. Attached hereto as Annex 2 is a true and complete copy of the Memorandum of Association and Bye-Laws of Stratus Bermuda as in effect on the date hereof.

9. Attached hereto as Annex 3 is a true and complete copy of the certificate evidencing organization of Stratus Bermuda as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

10. The following persons are now duly elected and qualified officers of Stratus Bermuda holding the offices indicated next to their respective names below as of the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of Stratus Bermuda each of the Credit Documents to which it is a party and any certificate or other document to be delivered by Stratus Bermuda pursuant to the Credit Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:		By:
	Name:		Name:
	Title:		Title:

Date:

EXHIBIT I

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

[                    ]

Jefferies Finance LLC, as Administrative Agent

(the “Administrative Agent”) for the Lenders

party to the Credit Agreement referred to below

520 Madison Avenue

New York, New York 10022

Attention: [                    ]

Ladies and Gentlemen:

The undersigned, Stratus Technologies, Inc. (the “Borrower”), refers to the Credit Agreement, dated as of April 8, 2010 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), you, as Administrative Agent for such Lenders, and the other agents and arrangers party thereto, and hereby gives you notice, irrevocably, pursuant to Section 3.1(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 3.1(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is             ,     ,    .1

(ii) The aggregate principal amount of the Proposed Borrowing is $        .

(iv) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Alternate Base Rate Loans] [Eurodollar Loans].

[(v) The initial Interest Period 2 for the Proposed Borrowing is [one month] [two months] [three months] [six months].

[1]

Shall be a Business Day at least one Business Day in the case of Alternate Base Rate Loans and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 2:00 P.M. (New York time) on such day.

Exhibit I

(vi) After giving effect to such Borrowing, the amount of the Available Revolving Credit Commitments shall be $        .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date; and

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

Very truly yours,

STRATUS TECHNOLOGIES, INC.

By:
Name:
Title:

[2]	To be included only for Eurodollar Loan Borrowings.

EXHIBIT J

TO THE

REVOLVING CREDIT AGREEMENT

FORM OF L/C APPLICATION

Dated             1

Jefferies Finance LLC,

as Administrative Agent, under the Credit Agreement, dated as of April 8, 2010 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among Stratus Technologies, Inc. (the “Borrower”), Stratus Technologies Bermuda Holdings Ltd., Stratus Technologies Bermuda Ltd., the lenders from time to time party thereto, Jefferies Finance LLC, as Administrative Agent, and the other agents and arrangers party thereto.

520 Madison Avenue

New York, New York 10022

Attention: General Counsel

Jefferies Group, Inc., as Issuing Lender

Harborside Financial Center

Plaza 3, Suite 705

Jersey City, New Jersey 07311

Attention: Mark Sahler

Ladies and Gentlemen:

Pursuant to Section 2.4 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a standby Letter of Credit for the account of the undersigned on             2 (the “Date of Issuance”) in the aggregate Stated Amount of             3 .

For purposes of this L/C Application, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum amount available provided for in such Letter of Credit had in face occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

[1]	Date of L/C Application
[2]	Date of Issuance which shall be (x) a Business Day and (y) at least 5 Business Days after the date hereof (or such earlier date as is acceptable to the respective Issuing Lender in any given case).
[3]	Aggregate initial Stated Amount of the Letter of Credit which should not be less than $50,000 (or such lesser amount as is acceptable to the respective Issuing Lender).

Exhibit J

The beneficiary of the requested Letter of Credit will be            4, and such Letter of Credit will be in support of             5 and will have a stated expiration date of             6 .

We hereby certify that:

(A)	the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date; and

(B)	no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.

Copies of all documentation with respect to the supported transaction are attached hereto.

STRATUS TECHNOLOGIES, INC.

By:
Name:
Title:

[4]	Insert name and address of beneficiary.
[5]

Insert a description of L/C supportable obligations (in the case of Standby L/Cs) and insert description of permitted trade obligations of Holdings or its Subsidiaries (in the case of Commercial L/Cs).

[6]

Insert the last date upon which drafts may be presented which may not be later than (i) in the case of Standby L/Cs, the earlier of (x) one year after the Date of Issuance and (y) the 5th Business Day preceding the Revolving Credit Maturity Date and (ii) in the case of Commercial L/Cs, the earlier of (x) 180 days after the Date of Issuance and (y) the 5th Business Day preceding the Revolving Credit Maturity Date.